      As filed with the Securities and Exchange Commission on May 21, 1997

                                                      Registration No. 333-25811
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT  NO.  1

                                       TO

                                   FORM  S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             DI  INDUSTRIES,  INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                            1381                 74-2144774
  (State or other jurisdiction        (Primary Standard        (I.R.S. Employer
of incorporation or organization)  Industrial Classification Identification No.)
                                         Code Number)

                        10370 RICHMOND AVENUE, SUITE 600
                           HOUSTON, TEXAS 77042-4136
                                  713-435-6100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                T. SCOTT O'KEEFE
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              DI INDUSTRIES, INC.
                        10370 RICHMOND AVENUE, SUITE 600
                           HOUSTON, TEXAS 77042-4136
                                  713-435-6100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                With copies to:

              Nick D. Nicholas                John A. Watson
          Porter & Hedges, L.L.P.        Fulbright & Jaworski L.L.P.
         700 Louisiana, 35th Floor        1301 McKinney, Suite 5100
         Houston, Texas 77002-2370        Houston, Texas 77010-3095
         Telephone: (713) 226-0637        Telephone: (713) 651-5151
         Telecopier: (713) 226-0237       Telecopier: (713) 651-5246

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the conditions to the Merger described herein have been satisfied or waived.



                           -------------------------

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           --------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                           GREY WOLF DRILLING COMPANY
                      1980 Post Oak Boulevard, Suite 1150
                           Houston, Texas 77056-3808







                                                                    May 22, 1997



Dear Shareholder:


         You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Grey Wolf Drilling Company ("Grey Wolf") to be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010, at 10:00 a.m. Houston, Texas time on June 25, 1997.

         At the Meeting, holders of shares of Grey Wolf common stock will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of March 7, 1997 (the "Merger Agreement"), by and among DI Industries, Inc. ("DI"), Drillers, Inc. and Grey Wolf. The Merger Agreement provides for the merger (the "Merger") of Grey Wolf into Drillers, Inc. In the Merger, each outstanding share of Grey Wolf will be converted into the right to receive approximately $18.97 in cash, 4.692 shares of DI common stock, par value $.10 per share ("DI Common Stock"), and, subject to certain contingencies, up to an additional $1.68 in cash. The amount of cash and the number of shares of DI Common Stock to be received in the Merger will be adjusted under certain circumstances, all as described in the accompanying Prospectus/Proxy Statement.


         A summary of the basic terms and conditions of the Merger, certain financial and other information relating to DI and Grey Wolf and a copy of the Merger Agreement are set forth in the enclosed Prospectus/Proxy Statement. Please review and consider the enclosed materials carefully. In connection with the approval of the Merger on March 7, 1997, the Board of Directors received and took into account the opinion of Jefferies & Company, Inc., an investment banking firm retained by Grey Wolf, that, as of that date, and based on the assumptions stated therein, the Merger consideration to be received by the holders of Grey Wolf common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

         The Board of Directors has approved the Merger Agreement and related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF GREY WOLF AND THE SHAREHOLDERS OF GREY WOLF AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.


         Your vote is important regardless of how many shares you own. Please take a few minutes now to review the Prospectus/Proxy Statement and to sign and date your proxy and return it in the envelope provided. You may attend the Meeting and vote in person even if you have previously returned your proxy.


         Thank you for your continued interest and cooperation.

                                   Very truly yours,


                                   /s/ JAMES K. B. NELSON


                                   James K. B. Nelson
                                   President and Chief Executive Officer

                           GREY WOLF DRILLING COMPANY
                      1980 POST OAK BOULEVARD, SUITE 1150
                           HOUSTON, TEXAS 77056-3308


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 25, 1997



        Notice is hereby given that a Special Meeting of the Shareholders (the "Meeting") of Grey Wolf Drilling Company, a Texas corporation ("Grey Wolf"), will be held on June 25, 1997, at 10:00 a.m. Houston, Texas time, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010 for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 7, 1997 (the "Merger Agreement"), by and among DI Industries, Inc. ("DI"), Drillers, Inc., a wholly-owned subsidiary of DI (the "Purchaser"), and Grey Wolf pursuant to which, among other things, (i) Grey Wolf will merge with and into the Purchaser, which will survive the merger, and Grey Wolf will cease to exist (the "Merger"), (ii) each outstanding share of Grey Wolf's common stock, no par value ("GW Common Stock"), other than Dissenting Shares (as defined in the Merger Agreement), will be converted in the Merger into the right to receive approximately $18.97 in cash, 4.692 shares of DI common stock, par value $.10 per share ("DI Common Stock"), and, subject to certain contingencies, up to an additional $1.68 in cash, and (iii) the amount of cash and number of shares of DI Common Stock to be received in the Merger will be adjusted under certain circumstances, all as described in the accompanying Prospectus/Proxy Statement to which is attached a copy of the Merger Agreement; and

     2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Holders of record of GW Common Stock at the close of business on May 19, 1997, will be entitled to notice of and to vote at the Meeting and adjournment or postponement thereof.

         Shareholders are cordially invited and urged to attend the Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the self-addressed stamped envelope provided, which requires no postage if mailed in the United States. Shareholders who have given a proxy may revoke the proxy at any time before its exercise at the Meeting, and shareholders that are present at the Meeting may withdraw their proxy and vote in person.


         THE BOARD OF DIRECTORS OF GREY WOLF HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY GREY WOLF'S BOARD OF DIRECTORS. YOUR COOPERATION IS APPRECIATED.

                                       By Order of the Board of Directors



                                       JOHN D. PETERSON

                                       Secretary

Houston, Texas

May 22 , 1997

PROSPECTUS/PROXY STATEMENT


                              DI INDUSTRIES, INC.

                                 PROSPECTUS

                                -------------

                         GREY WOLF DRILLING COMPANY

                               PROXY STATEMENT

                                -------------


         This Prospectus/Proxy Statement is being furnished to shareholders of Grey Wolf Drilling Company, a Texas corporation ("Grey Wolf"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders (the "Meeting") to be held on June 25, 1997, at 10:00 a.m. Houston, Texas time, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010 and any adjournment or postponement thereof.

         At the Meeting, shareholders of Grey Wolf will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 7, 1997 (the "Merger Agreement"), by and among DI Industries, Inc. ("DI"), Drillers, Inc., a wholly-owned subsidiary of DI (the "Purchaser"), and Grey Wolf pursuant to which Grey Wolf will merge with and into the Purchaser (the "Merger"), which will survive the Merger. The Merger Agreement provides that each outstanding share of Grey Wolf's common stock, no par value ("GW Common Stock"), other than shares held by shareholders that perfect and do not waive dissenter's appraisal rights under Texas law, will be converted into the right to receive (i) cash of approximately $18.97, (ii) 4.692 shares of DI common stock, par value $.10 per share ("DI Common Stock"), and (iii) subject to certain contingencies, up to an additional $1.68 in cash. The amount of cash and number of shares of DI Common Stock to be received by Grey Wolf shareholders in the Merger are subject to material adjustment as set forth in the Merger Agreement. Under Texas law, Grey Wolf shareholders will have certain dissenter's rights of appraisal in connection with the Merger. See "The Merger--Rights of Dissenting Shareholders."

         This Prospectus/Proxy Statement also constitutes the prospectus of DI pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 14,000,000 shares of DI Common Stock issuable in the Merger, such number of shares being subject to increase or decrease pursuant to the terms of the Merger Agreement. DI Common Stock is traded on the American Stock Exchange ( the "AMEX") under the symbol "DRL." On May 20, 1997, the closing sales price of DI Common Stock as reported on the AMEX was $2.8125 per share.

         SEE "RISK FACTORS," AT PAGE 20 FOR INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.

         This Prospectus/Proxy Statement and the accompanying proxy are first being mailed to Grey Wolf shareholders on or about May 27, 1997.


   THESE   SECURITIES   HAVE   NOT   BEEN  APPROVED  OR  DISAPPROVED  BY  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR   ANY   STATE   SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                -------------

          The date of this Prospectus/Proxy Statement is May 22, 1997.

                             AVAILABLE INFORMATION


         DI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (defined below), as well as such reports, proxy statements and other information filed by DI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 204, Washington, D.C. 20549, and at its Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of the Commission's web site is http://www.sec.gov and the Registration Statement may be inspected at such site. DI Common Stock is listed and traded on the AMEX and certain of DI's reports, proxy statements and other information can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


         DI has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the DI Common Stock to be issued pursuant to the Merger Agreement. All information concerning DI contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by DI, and all information concerning Grey Wolf contained in this Prospectus/Proxy Statement has been furnished by Grey Wolf. Neither DI nor Grey Wolf assumes any responsibility for the accuracy or completeness of the information relating to the other. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, are available for inspection and copying as set forth above.

         Statements contained in this Prospectus/Proxy Statement (or in any document incorporated into this Prospectus/Proxy Statement by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                           FORWARD-LOOKING STATEMENTS


         This Prospectus/Proxy Statement contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, so included in this Prospectus/Proxy Statement that address activities, events or developments that DI expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements regarding DI's business strategy, plans and objectives; statements concerning the effects of the Merger on DI's performance in the future; statements expressing beliefs and expectations regarding future rig utilization rates, day rates and other events and conditions that may influence the land rig drilling market and DI's performance in the future; statements concerning future rig refurbishment plans, including the anticipated level of capital expenditure for, and the nature and scheduling of, rig refurbishment; statements regarding future redeployment of DI's rigs to different markets; trends in the land drilling business and other such matters are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of DI in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus/Proxy Statement are also subject to a number of material risks and uncertainties. Important factors that could cause actual results to differ materially from DI's expectations are discussed herein under the caption "Risk Factors." Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST DIRECTED TO SECRETARY, DI INDUSTRIES, INC. AT DI'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 10370 RICHMOND AVENUE, SUITE 600, HOUSTON, TEXAS 77042; TELEPHONE (713) 435-6100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 18, 1997.

         DI undertakes to provide, without charge, to each person, including any beneficial owner of GW Common Stock, to whom a copy of this Prospectus/Proxy Statement is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to below that has been or may be incorporated by reference in this Prospectus/Proxy Statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be directed to the person indicated in the immediately preceding paragraph.

         The following documents, which have been filed with the Commission pursuant to the Exchange Act (File No. 1-8826), are incorporated herein by reference and made a part of this Prospectus/Proxy Statement:

         1. DI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         2. DI's Definitive Proxy Statement for its 1997 Annual Meeting of Shareholders held May 14, 1997.

         3. The description of DI Common Stock contained under the caption "Description of Capital Stock of the Company," contained in DI's Definitive Proxy Statement for its 1996 Annual Meeting of Shareholders held August 27, 1996.

         4. DI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         5. DI's Current Report on Form 8-K filed January 31, 1997, as amended by Form 8-K/A dated April 11, 1997;

         6.      DI's Current Report on Form 8-K filed March 10, 1997; and

         7.      DI's Current Report on Form 8-K filed May 16, 1997.

         Also incorporated herein by reference are DI's historical consolidated financial statements and pro forma consolidated financial statements in the most recent prospectus filed by DI under Rule 424(b) of the Securities Act in connection with DI's registration on Form S-3 under the Securities Act (Registration Statement No. 333-26519) or, if no such prospectus is required to be filed pursuant to Rule 424(b), the prospectus included in such registration statement at the date of its effectiveness (the "Senior Notes Prospectus").

         All documents filed by DI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the Meeting shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the respective dates of filing of such documents. All information appearing in this Prospectus/Proxy Statement or in a document or information incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents and reports incorporated herein by reference and should be read together with such information and documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, expect as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        DI Industries, Inc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Grey Wolf Drilling Company.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Drillers, Inc.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     The Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Time, Date and Place.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Purposes of the Meeting.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Vote Required.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Voting of Proxies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        Revocability of Proxies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Record Date; Shares Entitled to Vote.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Quorum.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        General.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Conversion of GW Common Stock.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Recommendation of the Board of Directors of Grey Wolf  . . . . . . . . . . . . . . . . . . . . . .  11
     Opinion of Financial Advisor to Grey Wolf  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Amount and Purpose.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Distributions to Former Grey Wolf Shareholders.   . . . . . . . . . . . . . . . . . . . . . . .  11
     Grey Wolf Employee Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Certain Covenants and Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Treatment of Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Conduct of Business Pending the Merger; Non-Solicitation   . . . . . . . . . . . . . . . . . . . .  12
     Termination and Termination Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     Voting Agreements of Controlling Shareholders of Grey Wolf   . . . . . . . . . . . . . . . . . . .  13
     Interest of Certain Persons in the Merger; Possible Conflicts of Interest  . . . . . . . . . . . .  14
     Restrictions on Resales by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Certain United States Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . .  15
     Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Source of DI Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Comparison of Shareholders' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Risk Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Market and Dividend Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SELECTED HISTORICAL FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . .  19

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     History of Losses from Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Significant Leverage and Debt Service Requirements   . . . . . . . . . . . . . . . . . . . . . . .  20
     Restrictions Imposed by Terms of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Risk of Default Upon a Change of Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     Dependence on Key Personnel; New Business Strategy   . . . . . . . . . . . . . . . . . . . . . . .  21
     Dependence on Oil and Gas Industry; Industry Conditions  . . . . . . . . . . . . . . . . . . . . .  21
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Risks Associated with Turnkey Drilling   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Operating Hazards and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Risks of Acquisition Strategy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Shortages of Equipment, Supplies and Personnel   . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Governmental Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Risks of International Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Limitations on the Availability of DI's Net Operating Loss Carryforwards   . . . . . . . . . . . .  24
     Qualification as a Reorganization for U.S. Federal Income Tax Purposes   . . . . . . . . . . . . .  24
     Risks of Certain Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Shares Eligible for Future Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Date, Time and Place   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Purposes of the Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Record Date; Shares Entitled to Vote   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Quorum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Background of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Grey Wolf's Reasons for the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Recommendation of the Board of Directors of Grey Wolf  . . . . . . . . . . . . . . . . . . . . . .  32
     Opinion of Grey Wolf's Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        Comparable Company Analysis   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        Discounted Cash Flow Analysis   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        Comparable Transaction Analysis   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        Comparable Rig Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        Pro Forma Analysis of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     DI's Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Management of DI Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Voting Agreement of Controlling Shareholders of Grey Wolf  . . . . . . . . . . . . . . . . . . . .  36
     Interest of Certain Persons in the Merger; Possible Conflicts of Interest  . . . . . . . . . . . .  36
     Restrictions on Resales by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Certain Federal Income Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        Opinion of Arthur Andersen LLP; Material Federal Income Tax Issues  . . . . . . . . . . . . . .  39
        Dividend Versus Capital Gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        Contingent Cash Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        Continuity of Interest by Grey Wolf Shareholders  . . . . . . . . . . . . . . . . . . . . . . .  41
        Consequences of Not Qualifying as a Reorganization  . . . . . . . . . . . . . . . . . . . . . .  41
        Effect of Tax Opinion and Assumptions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        Backup Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

THE MERGER AGREEMENT AND RELATED CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Conversion of Shares of GW Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     Collar Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Required Ratio Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

     Grey Wolf Employee Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     Appointment of DI Directors; Change of Name; Executive Offices   . . . . . . . . . . . . . . . . .  49
     Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Certain Covenants and Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Agreements to Support the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     Conduct of Grey Wolf's Business Prior to the Merger  . . . . . . . . . . . . . . . . . . . . . . .  49
     Non-Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Best Efforts to Conclude the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Antitrust Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Conditions to Consummation of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Termination Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     Amendment; Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Sales Tax Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . .  60
     Basis of Presentation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Adjustment to the Historical Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .  60

INFORMATION CONCERNING DI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        Flournoy Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        Bank Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Source of DI Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

INFORMATION CONCERNING GREY WOLF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     Introduction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     Business Strategy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     Drilling Rig Fleet   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     Business and Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     Employees and Employee Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     Management of Grey Wolf  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Security Ownership of Management and Principal Shareholders of Grey Wolf   . . . . . . . . . . . .  69
     Dividends and Market for GW Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

GREY WOLF'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . .  70
     Industry Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     Financial Condition and Liquidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     Comparison of the three month period ended January 31, 1997 and 1996   . . . . . . . . . . . . . .  71
     Comparison of fiscal year October 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . .  72
     Comparison of fiscal year October 31, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . .  72

COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     Authorized Capital   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     Voting Requirements and Quorums of Shareholder Meetings    . . . . . . . . . . . . . . . . . . . .  74
     Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     Vacancies on the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Number of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Approval of Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Amendment of Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

     Action by Written Consent of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

INDEX OF DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

INDEX TO GREY WOLF FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

APPENDIX A: AGREEMENT AND PLAN OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

APPENDIX B: FORM OF VOTING AND SUPPORT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

APPENDIX C: OPINION OF JEFFERIES & COMPANY, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . .   C-1

APPENDIX D: EXCERPTS FROM THE TEXAS BUSINESS CORPORATION ACT  . . . . . . . . . . . . . . . . . . . .   D-1

APPENDIX E: OPINION OF ARTHUR ANDERSEN LLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   E-1

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                                       8

                                    SUMMARY


     The following summary is intended only to highlight certain information contained in this Prospectus/Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement and the Appendices hereto. You are urged to read this Prospectus/Proxy Statement, the Merger Agreement (which is attached hereto as Appendix A and incorporated herein by reference) and the other Appendices attached hereto in their entirety. References in this Prospectus/Proxy Statement to "DI" refer to DI Industries, Inc. and its subsidiaries, unless the context otherwise requires. An index of certain additional defined terms used herein is set forth under the caption "Index of Defined Terms."


PARTIES TO THE MERGER


     DI Industries, Inc. DI is engaged primarily in the business of providing onshore contract drilling services to the oil and gas industry. DI's current rig fleet consists of 90 drilling rigs, 24 of which are held in inventory for refurbishment. DI conducts domestic operations in Texas, Louisiana, Arkansas, Oklahoma, Ohio, Pennsylvania, New York, Michigan and other states, and currently has international operations in Venezuela. DI is a Texas corporation that was formed in 1980.

     Grey Wolf Drilling Company. Grey Wolf is an onshore oil and gas drilling contractor operating primarily in South Louisiana and along the Texas Gulf Coast. Grey Wolf's principal operating assets are its fleet of 18 deep capacity, land drilling rigs, related equipment and vehicles. Grey Wolf's predecessor was founded in 1919 for the purposes of drilling and exploring for oil and gas in East Texas. The principal executive offices of Grey Wolf are located at 1980 Post Oak Boulevard, Suite 1150, Houston, Texas 77056-3808 and its telephone number is (713) 626-1373.


     Drillers, Inc.   The Purchaser is a wholly-owned subsidiary of DI.
Substantially all of DI's domestic drilling operations are conducted through the Purchaser, which is a Texas corporation that was formed in 1978. The principal executive offices of DI and the Purchaser are located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 and their telephone number is
(713) 435-6100.

THE MEETING


     Time, Date and Place. The Meeting is scheduled to be held on June 25, 1997, at 10:00 a.m., Houston, Texas time at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095.


     Purposes of the Meeting. The purposes of the Meeting are to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

     Vote Required. The affirmative vote of the holders of at least two-thirds of all outstanding shares of GW Common Stock is required to approve and adopt the Merger Agreement. As a result, abstentions and failures to vote will have the same effect as votes against the Merger Agreement because they are not votes for approval. Pursuant to the Voting and Support Agreements (defined below), the holders of 2,136,539 shares of GW Common Stock (representing approximately 72% of the outstanding shares of GW Common Stock) have agreed to be present in person or by proxy at the Meeting and to vote their respective shares at the Meeting in favor of the Merger Agreement. Therefore, no additional votes from the shareholders of Grey Wolf will be necessary to approve the Merger Agreement if such shares are so voted. See "The Merger Agreement and Related Contracts--Agreements to Support the Merger."

     Voting of Proxies. Shares of GW Common Stock represented by executed, written proxies received at or prior to the Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated thereon. Under Texas law, a telegram, telex, cablegram, or facsimile is treated as a proxy executed in writing by a Grey Wolf shareholder. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting.

     Revocability of Proxies. A Grey Wolf shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Meeting by any manner permitted by law including (i) giving notice of revocation by mail or facsimile to Grey Wolf prior to the Meeting, (ii) properly submitting to Grey Wolf by mail or facsimile a duly executed proxy bearing a later date or (iii) appearing at the Meeting and voting in person. Any such submission to Grey Wolf should be made to Grey Wolf Drilling Company, 1980 Post Oak Boulevard, Suite 1150, Houston, Texas 77056-3808.

     Record Date; Shares Entitled to Vote. The close of business on May 19, 1997, has been fixed as the record date (the "Record Date") for determining holders of shares of GW Common Stock entitled to notice of and to vote at the Meeting. As of the Record Date, 2,983,579 shares of GW Common Stock were outstanding and held of record by 80 holders. Of such shares, 1,785,583 shares are beneficially owned by the directors and executive officers of Grey Wolf. Grey Wolf believes that there are approximately 93 beneficial owners of GW Common Stock. The GW Common Stock is the only class of capital stock of Grey Wolf issued and outstanding. Each shareholder of record as of the close of business on the Record Date is entitled at the Meeting to one vote for each share of GW Common Stock held.


     Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of GW Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Pursuant to the Voting and Support Agreements, a sufficient number of shares of GW Common Stock is expected to be present to constitute a quorum.
See "The Merger Agreement and Related Contracts--Agreements to Support the Merger."

THE MERGER


     General. If the approval of Grey Wolf's shareholders is obtained and all other conditions to the Merger are satisfied (or waived, if permissible), then at the Effective Time (as defined below), Grey Wolf will be merged with and into the Purchaser, with the Purchaser to be the surviving corporation. The Purchaser will be automatically renamed in the Merger "Grey Wolf Drilling Company."

     Effective Time. The Effective Time will occur as soon as practicable after the requisite approval of Grey Wolf's shareholders has been obtained and all other conditions to the Merger have been satisfied or waived, and in no event later than ten days after all conditions to the Merger have been satisfied or waived, unless the parties agree otherwise. The "Effective Time" is the time at which a Certificate of Merger with respect to the Merger is issued by the Texas Secretary of State.


     Conversion of GW Common Stock. The Merger Agreement provides that each outstanding share of GW Common Stock, other than shares held by shareholders that perfect and do not waive dissenter's appraisal rights under Texas law, will be converted into the right to receive (i) cash of approximately $18.97,
(ii) 4.692 shares of DI Common Stock and (iii) subject to certain contingencies, up to an additional $1.68 in cash. Both the amount of cash and the number of shares of DI Common Stock to be received by Grey Wolf shareholders in the Merger are subject to material adjustments as set forth in the Merger Agreement.

     The aggregate number of shares of DI Common Stock to be received by Grey Wolf shareholders in the Merger (14.0 million shares) will be increased or decreased if the average of the closing sales price of DI Common Stock on the American Stock Exchange Consolidated Tape as reported by the Wall Street Journal (Southwest Edition) on each of the ten consecutive trading days immediately preceding the third trading day before the Effective Time of the Merger (the "DI Common Stock Price") is less than $3.00 per share or more than $4.00 per share. If the DI Common Stock Price is less than $3.00, the number of shares of DI Common Stock will be increased to a number of shares equal to $42.0 million divided by the DI Common Stock Price. If the DI Common Stock Price is more than $4.00, the number of shares of DI Common Stock included in the Aggregate Stock Consideration will be decreased to the greater of (i) 11,666,667 shares, or (ii) a number of shares equal to $56.0 million divided by the DI Common Stock Price. This adjustment under the Merger Agreement is referred to herein as the "Collar Adjustment." See "The Merger Agreement and Related Contracts--Collar Adjustment."

     A second adjustment of the Merger consideration is required under the terms of the Merger Agreement if, and to the extent, necessary to assure that the value of DI Common Stock issued in the Merger meets the "Required Ratio." In general, the Required Ratio means that the aggregate value of DI Common Stock to be issued in the Merger (after any adjustments made pursuant to the Collar Adjustment and the Required Ratio adjustment) is equal to 45% of the total value of the Merger consideration.
For purposes of determining the Required Ratio, the DI Common Stock will be valued at the DI Common Stock Price, and the cash component of the total Merger consideration will be deemed to include a $5.0 million escrow fund (described below), if the escrow fund is established. In the event that the number of shares of DI Common Stock is increased to achieve the Required Ratio, the cash component of the total Merger consideration will be correspondingly reduced by an amount equal to the product of (i) the number of additional shares of DI Common Stock required to be issued in order to achieve the Required Ratio multiplied by (ii) the DI Common Stock Price. The purpose of this second adjustment (the "Required Ratio Adjustment") is to aid in qualifying the Merger as a "reorganization" under United States federal income tax laws. See "The Merger Agreement and Related Contracts--Required Ratio Adjustment," "The Merger--Certain Federal Income Tax Considerations" and "Risk Factors--Qualification as a Reorganization for U.S. Federal Income Tax Purposes."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GREY WOLF

     GREY WOLF'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER OFFER THE BEST VALUE REASONABLY AVAILABLE TO, AND ARE IN THE BEST INTEREST OF, GREY WOLF'S SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF GREY WOLF HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF GREY WOLF VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The recommendation of the Grey Wolf Board of Directors is based on a number of factors described in "The Merger--Background of the Merger" and "The Merger--Grey Wolf's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR TO GREY WOLF

     On March 6, 1997, Jefferies & Company, Inc. ("Jefferies"), financial advisor to Grey Wolf's Board of Directors, delivered a written opinion to the Board of Directors of Grey Wolf that, as of that date, the consideration to be provided to Grey Wolf shareholders pursuant to the Merger Agreement is fair to the holders of GW Common Stock from a financial point of view. The Board of Directors of Grey Wolf has not requested that Jefferies update its opinion. The full text of the written opinion of Jefferies is attached to this Prospectus/Proxy Statement as Appendix C. For a summary of the analysis performed by Jefferies in connection with rendering its opinion, see "The Merger--Opinion of Grey Wolf's Financial Advisor."

ESCROW ARRANGEMENTS

     Amount and Purpose. The Merger Agreement provides that $5.0 million of the cash consideration otherwise payable to Grey Wolf shareholders at the Effective Time will be placed in an escrow account with BankOne Texas, N.A. (the "Escrow Agent"). The purpose of the escrow arrangement is generally to provide a source of payment for the net costs to the Purchaser, if any, for any eventual settlement by, or the payment of a monetary court judgment against, the Purchaser in certain litigation matters to which Grey Wolf (or the Purchaser as the surviving corporation of the Merger) is a party. The Purchaser will be entitled from time to time to disbursements from the escrow account of amounts necessary to reimburse the Purchaser for federal income taxes to be paid by the Purchaser or DI with respect to the net taxable income generated by the escrow account, and for one-half of the legal fees and expenses incurred by the Purchaser in connection with the litigation. Also to be paid from the escrow fund, are the fees and reasonable expenses of the Escrow Agent and the reasonably incurred expenses of James K. B. Nelson and Sheldon B. Lubar, who will serve as representatives of the former shareholders of Grey Wolf and will control the defense of the litigation following the Merger. See "Information Concerning Grey Wolf--Management of Grey Wolf."

     Distributions to Former Grey Wolf Shareholders. Upon conclusion of the litigation matters for which the escrow arrangement has been established, the remaining balance of the escrow amount, if any, will be distributed to the former shareholders of Grey Wolf (other than "Dissenting Shareholders") by the Escrow Agent in proportion to their ownership of GW Common Stock at the Effective Time as additional, contingent cash consideration for the Merger. The escrow fund will not be established if the litigation is settled or otherwise disposed of prior to the Effective Time and, in that event, the aggregate cash consideration payable to the holders of GW Common Stock in the Merger (other than Dissenting Shareholders) will be increased by $5.0 million, which would represent approximately $1.68 per share of

GW Common Stock, less the amount, if any, of any "Settlement Payment" (as defined in the Merger Agreement) paid or agreed to be paid by Grey Wolf to settle the litigation. See "The Merger Agreement and Related Contracts--Escrow Arrangements."

GREY WOLF EMPLOYEE TRUST

     The Merger Agreement provides that shortly before the Effective Time, Grey Wolf will establish an irrevocable trust for the benefit of certain of its employees (the "Employee Trust") having as its trustee BankOne Texas, N.A. (in its capacity as the trustee of the Employee Trust, BankOne Texas, N.A. is referred to as the "Trustee"). If the Merger occurs, Grey Wolf has agreed to contribute $2.4 million in cash to the Employee Trust, and James K. B. Nelson (President and a principal shareholder of Grey Wolf) has agreed to contribute to the Employee Trust, from his personal funds, an additional $1.65 million in cash, which will result in the Employee Trust having an initial principal balance of $4.05 million. Those certain employees of Grey Wolf who are named beneficiaries of the Employee Trust will be entitled to cash distributions from the Employee Trust in proportion to their respective interests therein, provided their interest in the Employee Trust is not forfeited under the terms of the Employee Trust. Benefits under the Employee Trust will be forfeited if the beneficiary/Employee resigns from his employment with the Purchaser, other than by reason of a Good Cause Event (as defined in the Employee Trust) or if the Employee is discharged by the Purchaser for Cause (as defined in the Employee Trust), in either case prior to the day preceding the first anniversary date of the creation of the Employee Trust. See "The Merger Agreement and Related Contracts--Grey Wolf Employee Trust."

REPRESENTATIONS AND WARRANTIES

     DI and Grey Wolf have each made various representations and warranties in the Merger Agreement. All such representations and warranties expire at the Effective Time. See "The Merger Agreement and Related Contracts--Certain Representations and Warranties."

CERTAIN COVENANTS AND AGREEMENTS

     DI and Grey Wolf have made certain covenants and agreements in the Merger Agreement, including those summarized in this Prospectus/Proxy Statement. All such covenants and agreements terminate at the Effective Time, except for those covenants and agreements that by their terms contemplate performance after the Effective Time, which will survive the Effective Date. See "The Merger Agreement and Related Contracts--Certain Covenants and Agreements."

TREATMENT OF BENEFIT PLANS

     The Merger Agreement requires the Purchaser to replace Grey Wolf's existing 401(k) and profit sharing plan with another plan or plans providing, in the aggregate, for a substantially equivalent or greater level of compensation, funding, and benefits for employees of Grey Wolf who remain employed by the Purchaser after the Effective Time. DI believes that its existing 401(k) plan meets the requirements of the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER; NON-SOLICITATION

     The Merger Agreement contains certain restrictions on the ability of Grey Wolf to take certain actions and enter into certain transactions pending the Merger. Among these is a prohibition on the solicitation by Grey Wolf and certain of its affiliates of competing transactions to the Merger. The Merger Agreement also limits, but does not completely prohibit, the ability of Grey Wolf to respond to unsolicited offers for competing transactions. DI is entitled under the Merger Agreement to be notified of any such unsolicited offers, and subject to the fiduciary duties of Grey Wolf's Board of Directors, to be informed of the status of any such unsolicited offers. See "The Merger Agreement and Related Contracts--Conduct of Grey Wolf's Business Prior to the Merger" and "The Merger Agreement and Related Contracts--Non-Solicitation."

TERMINATION AND TERMINATION PAYMENTS


     The Merger Agreement may be terminated, and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, notwithstanding approval and adoption of the Merger Agreement by the shareholders of Grey Wolf under the following circumstances: (i) by mutual written consent duly authorized by the Boards of Directors of Grey Wolf, DI and the Purchaser; (ii) by the Purchaser and DI or Grey Wolf if any court or governmental authority of competent jurisdiction permanently enjoins or otherwise prohibits the Merger and such injunction has become final and nonappealable; (iii) by Grey Wolf if, prior to the Effective Time, Grey Wolf is not in breach of its obligations not to solicit competing transactions and a person other than the Purchaser has made an unsolicited bona fide proposal for a transaction, which Grey Wolf's Board of Directors believes, in good faith, after consultation with Grey Wolf's financial advisors, is more favorable to Grey Wolf's shareholders than the transactions contemplated by the Merger Agreement; (iv) by DI if neither DI nor the Purchaser is in material breach of the Merger Agreement and Grey Wolf's Board of Directors has (A) withdrawn its recommendation that the shareholders of Grey Wolf vote in favor of approval and adoption of the Merger Agreement, or (B) recommended or approved the acceptance or approval by shareholders of Grey Wolf of any offer for an alternate or competing transaction to the Merger; (v) by Grey Wolf if Grey Wolf is not in material breach of the Merger Agreement and the Effective Time has not occurred on or prior to July 1, 1997 or such later date as the parties may agree; (vi) by DI if neither DI nor the Purchaser is in material breach of the Merger Agreement and the Effective Time has not occurred on or before July 1, 1997, or such later date as the parties may agree; (vii) by DI or Grey Wolf, if DI and the Purchaser have not obtained sufficient funds, or binding written commitments from responsible and reputable financial institutions reasonably satisfactory to Grey Wolf to provide sufficient funds to pay the cash merger consideration and fund the $5.0 million escrow fund if so required (in either event without breach of certain of DI's representations and warranties); or
(viii) by DI or Grey Wolf if the DI Common Stock Price is less than $2.20 or more than $4.80.

     If the Merger Agreement is terminated by Grey Wolf because Grey Wolf's Board of Directors receives an unsolicited proposal for a competing transaction, which the Grey Wolf Board of Directors believes is more favorable to Grey Wolf shareholders than the Merger, or if the Merger Agreement is terminated by DI because Grey Wolf's Board of Directors has withdrawn its recommendation of the Merger to Grey Wolf Shareholders or has recommended or approved another acquisition proposal, then Grey Wolf is obligated to pay to DI, on demand, as the sole remedy of DI and the Purchaser under the Merger Agreement, a fee of $2.0 million.


     DI will be obligated to pay damages to Grey Wolf if closing of the Merger does not occur because DI and the Purchaser have not obtained sufficient funds, or binding written commitments from responsible and reputable financial institutions reasonably satisfactory to Grey Wolf to provide sufficient funds to pay the cash merger consideration and fund the $5.0 million escrow fund if so required (in either event without breach of certain of DI's representations and warranties). In that circumstance DI is obligated to pay to Grey Wolf on demand, as Grey Wolf's sole remedy under the Merger Agreement, $2.0 million as liquidated damages.

MANAGEMENT FOLLOWING THE MERGER

     Following the Merger, the Board of Directors of DI will increase the number of directors constituting its Board of Directors from six to eight and will elect James K. B. Nelson and William T. Donovan to DI's Board of Directors. See "Information Concerning Grey Wolf--Management of Grey Wolf."

VOTING AGREEMENTS OF CONTROLLING SHAREHOLDERS OF GREY WOLF


     Three of the principal shareholders of Grey Wolf have entered into separate agreements with DI pursuant to which, among other things, the principal shareholders agree to vote for and generally support the Merger (the "Voting and Support Agreements"). The principal shareholders and the number of shares of GW Common Stock that each has represented in the Voting and Support Agreement that they own beneficially or of record are as follows: Sheldon B. Lubar, individually and on behalf of certain nominees, 1,136,168 shares; James
K. B. Nelson, 333,371 shares; and Felicity Ventures, Ltd. (of which James K. B. Nelson is a general partner), 667,000 shares. The aggregate number of shares of GW Common Stock that such principal shareholders have agreed to vote in favor of the Merger, totals 2,136,539 shares or approximately 72% of the 2,983,579 shares of GW Common Stock which Grey Wolf has represented in the Merger Agreement to be issued and outstanding. The form of Voting and Support Agreements executed by these three Grey Wolf shareholders is attached to this Prospectus/Proxy Statement as Appendix B.


INTEREST OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST


     In considering the recommendation of the Board of Directors of Grey Wolf with respect to the Merger Agreement and the other transactions contemplated thereby, shareholders of Grey Wolf should be aware that certain members of the management of Grey Wolf and of its Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of Grey Wolf generally. These additional interests include, without limitation, the right of certain non-director employees to receive potential cash distributions from the $4.05 million Employee Trust, which will be established shortly prior to the Merger. Of the initial funding of the Employee Trust, $2.4 million will be provided from the corporate funds of Grey Wolf and, if the Merger occurs, $1.65 million will be funded personally by Grey Wolf's President, James K. B. Nelson. Certain of such persons will also be employed by the Purchaser, will receive Employee benefits, will be eligible for DI stock options and will be indemnified and provided officers' and directors' insurance by DI and the Purchaser. As summarized under "The Merger--Voting Agreements of Controlling Shareholders of Grey Wolf," the principal shareholders of Grey Wolf have agreed in their capacities as shareholders to vote for and support the Merger. These additional benefits and interests may create a conflict of interest between such persons and the other shareholders of Grey Wolf. See "The Merger--Interests of Certain Persons in the Merger; Possible Conflicts of Interest."


RESTRICTIONS ON RESALES BY AFFILIATES


     The DI Common Stock that will be issued in the Merger will have been registered under the Securities Act and will be freely transferrable, except for shares received by persons who may be deemed under the Securities Act and the rules thereunder to be "affiliates" of Grey Wolf at the time of voting on the Merger, or persons who become "affiliates" of DI following the Merger. Affiliates may not resell their DI Common Stock except pursuant to an effective registration statement under the Securities Act, or an applicable exemption from the registration provisions of the Securities Act, such as Rule 145(d) for Grey Wolf affiliates or Rule 144 for DI affiliates. Affiliates may not use this Prospectus/Proxy Statement to effect resales of DI Common Stock they receive in the Merger. See "The Merger--Restrictions on Resales by Affiliates."


REGISTRATION RIGHTS

     DI has agreed to use reasonable efforts to effect the registration under the Securities Act of DI Common Stock received in the Merger pursuant to demand registration rights and incidental or "piggy-back" registration rights afforded to certain former Grey Wolf shareholders and their transferees who receive DI Common Stock in transactions that do not constitute "sale" transactions as that term is defined in the Securities Act. See "The Merger Agreement and Related Contracts--Registration Rights."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of GW Common Stock who object to the Merger and who follow precisely the procedures prescribed by Articles 5.11 through 5.13 of the Texas Business Corporation Act (the "TBCA") may be entitled, in lieu of receiving cash and shares of DI Common Stock in accordance with the terms of the Merger Agreement, to receive cash equal to the fair value of their shares of GW Common Stock. Under the TBCA, the fair value of the shares of a dissenting shareholder is to be determined by agreement of the surviving corporation of a merger and the dissenting shareholder, or if no such agreement is reached, by court-appointed appraisers. ANY GREY WOLF SHAREHOLDER WHO DESIRES TO EXERCISE DISSENTER'S RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER. See "The Merger--Rights of Dissenting Shareholders."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Grey Wolf, DI and the Purchaser will each be a "party to the reorganization" within the meaning of section 368(b) of the Code. No gain or loss will be recognized by the shareholders of Grey Wolf upon their receipt of DI Common Stock in exchange for their GW Common Stock, except gain will be recognized by Grey Wolf shareholders to the extent closing cash and contingent cash consideration is received by each such Grey Wolf shareholder, but not in excess of the gain realized on the transaction. As to each shareholder, the character of the resulting gain will be either capital gain or ordinary income, depending on the nature of such shareholder's investment in the GW Common Stock. If the Merger fails to qualify as a tax free reorganization for this or any other reason, the receipt of DI Common Stock will be taxable to the Grey Wolf shareholders at the time of the Merger, and Grey Wolf will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to Grey Wolf estimated to be in excess of $30.0 million. The Purchaser, as the survivor of the Merger, would be liable for any such corporate tax. See "The Merger--Certain Federal Income Tax Considerations" and "Risk Factors--Qualification as a Reorganization for U.S. Federal Income Tax Purposes."

REGULATORY APPROVALS


     DI and Grey Wolf are aware of no governmental regulatory approvals remaining to be obtained for consummation of the Merger, other than compliance with federal securities laws and state securities or "Blue Sky" laws. The Merger was subject to the premerger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Filings under the HSR Act were made by DI, Grey Wolf and James K. B. Nelson with the Federal Trade Commission and the Department of Justice Antitrust Division. On May 7, 1997, early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed, subject to shareholder approval and other conditions to the Merger contained in the Merger Agreement.


EXCHANGE OF CERTIFICATES


     As soon as reasonably practicable after the Effective Time, a letter of transmittal and instructions for surrendering certificates for GW Common Stock will be mailed to each holder of GW Common Stock by BankOne Texas, N.A. for use in exchanging such holder's GW Common Stock for DI Common Stock and the cash merger consideration then due to the holder. In its capacity as the exchange agent for the GW Common Stock, BankOne Texas, N.A. is referred to as the "Exchange Agent." Until the certificate or certificates representing a Grey Wolf shareholder's GW Common Stock have been properly surrendered to the Exchange Agent, such persons will not be entitled to any of the rights of holders of DI Common Stock, including the right to vote and to receive distributions made with respect to the DI Common Stock. No interest will be paid on the cash portion of the Merger Consideration due to former Grey Wolf shareholders.


     GREY WOLF SHAREHOLDERS SHOULD NOT SEND ANY CERTIFICATES FOR GW COMMON STOCK WITH THEIR PROXY CARD. CERTIFICATES SHOULD BE SUBMITTED FOR EXCHANGE ONLY AFTER RECEIPT OF THE LETTER OF TRANSMITTAL. See "The Merger Agreement and Related Contracts--Exchange Procedures."

ACCOUNTING TREATMENT

     DI intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles.

SOURCE OF DI FUNDS

     DI intends to finance the cash portion of the Merger consideration, refinance indebtedness outstanding under its credit agreement with its commercial banks, and obtain additional working capital for its expanded operations following the Merger from the proceeds of a proposed underwritten public offering by DI of "high-yield," unsecured debt securities, which are referred to herein as the "Senior Notes." Additional information concerning the proposed terms of the Senior Notes is contained in the most recent preliminary or final prospectus relating to DI's offering of the Senior

Notes (referred to herein as the "Senior Notes Prospectus"), portions of which are incorporated herein by reference. See "Information Concerning DI--Source of DI Funds," "Risk Factors" and "Available Information."


COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon consummation of the Merger, shareholders of Grey Wolf will become shareholders of DI. Various differences exist between their rights as shareholders of Grey Wolf and as shareholders of DI. See "Comparison of Shareholder Rights."

RISK FACTORS

     Grey Wolf shareholders are urged to consider the matters set forth under "Risk Factors," in deciding whether to approve and adopt the Merger Agreement.

MARKET AND DIVIDEND DATA


     DI Common Stock is listed and traded on the American Stock Exchange (the "AMEX") under the symbol "DRL." At April 3, 1997, there were approximately 656 holders of record of the DI Common Stock. On March 7, 1997, the last trading day prior to the announcement of the Merger, the last reported sale price of the DI Common Stock on the AMEX was $2.875. The last reported sale price of the DI Common Stock on the AMEX on the last trading day prior to the date of this Prospectus/Proxy Statement is set forth on the cover of this Prospectus/Proxy Statement. The following table sets forth the high and low closing prices of the DI Common Stock on the AMEX for the periods indicated:



                                                                                      High         Low
                                                                                     -------      -------
CALENDAR YEAR 1995
  First Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1.0000      $0.6250
  Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.0625       0.6875
  Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     0.8750       0.6250
  Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     0.8750       0.6250
CALENDAR YEAR 1996
  First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     0.6875       0.5000
  Second Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.8750       0.6875
  Third Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.8125       1.2500
  Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.9375       1.5000
CALENDAR YEAR 1997
  First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.6250       2.4375
  Second Quarter (through May 20, 1997) . . . . . . . . . . . . . . . . . . . . .     3.0000       2.3750



     GREY WOLF SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR SHARES OF DI COMMON STOCK.


     DI has never declared or paid dividends on DI Common Stock and does not expect to pay dividends in the foreseeable future. DI intends to retain its earnings to support the operations and growth of its business. In addition, the terms of DI's existing credit agreement currently prohibit the payment of dividends by DI without the prior written consent of the bank, and it is likely that financing arrangements expected to be entered into by DI to finance the cash portion of the Merger consideration will contain similar dividend restrictions.

     No market information is available for GW Common Stock because there is no established trading market for the GW Common Stock. At May 19, 1997, there were approximately 80 shareholders of record of the GW Common Stock. No dividends have been declared or paid by Grey Wolf during the preceding five years.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical financial data of DI and Grey Wolf. The selected consolidated financial data for DI for the periods indicated, has been obtained from the consolidated financial statements of DI, which were audited by Deloitte & Touche LLP for the periods 1993-1995 and by KPMG Peat Marwick LLP for 1996. The selected financial data for DI as of and for the three months ended March 31, 1996, and March 31, 1997, have been presented without audit pursuant to the rules of the Commission. The selected consolidated financial data for DI should be read in conjunction with the separate Consolidated Financial Statements and Notes thereto of DI included in its Annual Report on Form 10-K for 1996, which are incorporated by reference in this Prospectus/Proxy Statement. The selected financial data of Grey Wolf as of and for each of the five years in the period ended October 31, 1996, have been obtained from the financial statements of Grey Wolf, which have been audited by Arthur Andersen LLP. The selected financial data of Grey Wolf as of January 31, 1997, and for the three-month periods ended January 31, 1997, and 1996 have been presented without audit pursuant to the Commission. The selected financial data for Grey Wolf should be read in conjunction with the Financial Statements of Grey Wolf included elsewhere in this Prospectus/Proxy Statement.

                              DI INDUSTRIES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                           NINE MONTHS
                                         THREE MONTHS ENDED                                   ENDED
                                             MARCH 31,          YEARS ENDED DECEMBER 31,   DECEMBER 31,     YEARS ENDED MARCH 31,
                                      -----------------------   ------------------------   ------------   -------------------------
                                         1997         1996         1996          1995         1994(1)       1994(1)        1993
                                      ----------   ----------   ----------    ----------   ------------   ----------    ----------
                                            (UNAUDITED)                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Continuing operations:
   Revenues ......................... $   35,975   $   20,102   $   81,767    $   94,709    $   50,987    $   67,855    $   62,242
   Income (loss) from continuing
      operations ....................      2,976       (1,491)     (10,877)      (12,675)       (2,260)       (1,384)       (3,387)
Discontinued operations (2):
   Income (loss) from oil and gas
      operations ....................         --           --           --            (4)           51        (1,274)           60
   Loss from sale of oil and gas
      properties ....................         --           --           --          (768)           --            --            --
Income taxes ........................        662           --          845            --            --            --           168
Net income (loss) ...................      2,314       (1,491)     (11,722)      (13,447)       (2,209)       (2,658)       (3,495)
Net income (loss) applicable to
      common stock ..................      2,292       (1,641)     (12,124)      (13,447)       (2,209)       (2,658)       (3,495)
Net income (loss) per common share:
   From continuing operations .......        .02         (.04)        (.18)         (.33)         (.06)         (.04)         (.09)
   From discontinued operations .....         --           --           --          (.02)           --          (.03)           --
   Net income (loss) ................ $      .02   $     (.04)  $     (.18)   $     (.35)   $     (.06)   $     (.07)   $     (.09)
Weighted average common shares
      outstanding ...................    133,334       38,669       67,495        38,669        38,641        38,416        38,416



                                                                  AS OF DECEMBER 31,                 AS OF MARCH 31,
                                             AS OF        ------------------------------------   -----------------------
                                         MARCH 31, 1997      1996         1995       1994(1)       1994(1)       1993
                                         --------------   ----------   ----------   ----------   ----------   ----------
                                          (UNAUDITED)                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(3) ...................   $        9,074   $    6,195   $    7,503   $   12,462   $    9,053   $    7,507
Total assets (3) .....................          169,428      117,819       57,783       62,860       46,524       48,074
Long-term debt net of
   current maturities(3) .............           32,071       26,846       11,146       10,224          198          223
Series A Preferred Stock-
   mandatory redeemable ..............              726          764          900        1,900           --           --
Total shareholders' equity ...........           98,042       64,646       19,694       29,141       31,150       33,808


--------------

(1)  During 1994, DI changed its fiscal year end from March 31 to December 31.
(2) To account for the discontinued operations of DI Energy, Inc., effective April 1, 1995.

(3) Working capital, total assets and long-term debt have been restated to account for the discontinued operations of DI Energy, Inc., effective April 1, 1995.

                           GREY WOLF DRILLING COMPANY
                            SELECTED FINANCIAL DATA



                                     Three Months Ended
                                         January 31,                           Year Ended October 31,
                                     -------------------      ---------------------------------------------------------
                                      1997         1996        1996        1995         1994        1993         1992
                                     -------     -------      -------     -------      -------     -------      -------
                                         (Unaudited)                             (In thousands)
INCOME STATEMENT DATA:
Revenues  . . . . . . . . . . . .    $15,863     $13,761      $56,537     $46,463      $50,740     $39,541      $45,704
Operating income (loss) . . . . .      2,044       1,371        5,820       3,851        4,265        (35)        2,281
Net income (1)  . . . . . . . . .      1,362         861        3,380       2,886        3,192         381        1,118




                                                                          As of October 31,
                                                       --------------------------------------------------------
                                      As of
                                 January 31, 1997      1996          1995        1994        1993        1992
                                 ----------------     -------       -------     -------     -------     -------
                                    (Unaudited)                          (In thousands)
BALANCE SHEET DATA:
Total assets  . . . . . . . . .      $29,046          $29,629       $23,904      $22,291     $19,897     $19,740
Long-term debt  . . . . . . . .        1,484            1,971         4,815        3,544       5,158       3,357
Total shareholders' investment        15,757           14,386        10,972        8,052       4,834       4,420


______________

(1) Grey Wolf Drilling Company is a closely held private company, thus earnings per share amounts are not meaningful and, accordingly, not presented.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following summary unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger and the other transactions reflected in such data been in effect as of the dates and for the periods presented. Furthermore, the summary unaudited pro forma consolidated financial data does not reflect changes that may occur as the result of post-Merger operations and events. The summary unaudited pro forma consolidated financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Data, including the Notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, and the Unaudited Pro Forma Consolidated Financial Data included the Senior Notes Prospectus, which is incorporated herein by reference.



                                                                       DI
                                                           DI          PRO       GREY WOLF       PRO
                                                       HISTORICAL    FORMA(1)    HISTORICAL    FORMA(2)
                                                       ----------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
FIRST QUARTER 1997 (UNAUDITED) (3):
 Statement of Operations Data:
  Revenues .........................................   $   35,975   $   39,846   $   15,863   $   55,709
  Operating income (loss) ..........................        3,322        3,553        2,003        3,379
  Net income (loss) ................................        2,314        2,545        1,362          824
 Balance Sheet Data (at end of period):
  Total assets .....................................      169,428      169,428       29,046      346,272
  Long term debt net of current maturities .........       32,071       32,071        1,484      125,771
  Series A Preferred Stock-mandatory redeemable ....          726          726           --          726
  Shareholders' equity .............................   $   98,042   $   98,042   $   15,757   $  140,042
 Weighted average common shares outstanding ........      133,334      137,469        2,984      151,469
 Comparative per share data:
  Book value per common share at end of period .....   $      .71   $      .71   $     5.28   $      .92
  Net income (loss) per common share ...............          .02          .02          .46          .01

 Grey Wolf equivalent per share data (4):
  Book value per common share at end of period ..............................................       4.34
  Net income (loss) per common share ........................................................        .02

YEAR ENDED 1996 (5):
 Statement of Operations Data:
  Revenues .........................................   $   81,767   $  148,779   $   56,537   $  205,316
  Operating income (loss) ..........................      (13,715)     (11,046)       5,603      (14,590)
  Net income (loss) ................................      (11,722)     (13,006)       3,380      (26,298)
Balance Sheet Data (at end of period):
 Total assets ......................................      117,819      160,959       29,629      346,086
 Long term debt ....................................       26,846       26,846        1,971      125,546
 Series A Preferred Stock-mandatory redeemable .....          764          764           --          764
 Shareholders' equity ..............................   $   64,646   $   95,712   $   14,386   $  137,712
Weighted average common shares outstanding .........       67,495      137,469        2,984      151,469
Comparative per share data:
 Book value per common share at end of period ......   $      .52   $      .70   $     4.82   $      .91
 Net income (loss) per common share ................         (.18)        (.09)        1.13         (.17)
Grey Wolf equivalent per share data (4):
 Book value per common share at end of period ...............................................       4.27
 Net income (loss) per common share .........................................................       (.82)



----------



(1) Gives effect to the following transactions as if each had occurred at the beginning of the period with respect to statement of operations data and at the end of the period with respect to balance sheet data: the Western sale; the August Mergers; the Mesa acquisition; the Diamond M acquisition; and the Flournoy acquisition.
(2) Gives effect to (i) the transactions identified in Note 1 above, (ii) the Merger and (iii) the sale of the Senior Notes, in each case as if each had occurred at the beginning of the period with respect to statement of operations data and at the end of the period with respect to balance sheet data.
(3) Ending on March 31, 1997, in the case of DI and January 31, 1997, in the case of Grey Wolf.

(4) Based on the conversion of each share of GW Common Stock outstanding into 4.692 shares of DI Common Stock.

(5) Ending on December 31, 1996, in the case of DI and October 31, 1996, in the case of Grey Wolf.

                                  RISK FACTORS

     Grey Wolf shareholders should carefully evaluate all of the information contained and incorporated by reference in this Prospectus/Proxy Statement and, in particular, the following:

HISTORY OF LOSSES FROM OPERATIONS


     DI has a history of losses and has not had a profitable year since 1991. DI incurred net losses of $11.7 million and $13.4 million for the years ended December 31, 1996 and 1995, respectively, and $2.2 million for nine months ended December 31, 1994. The calendar year 1996 loss includes non-recurring charges of $6.1 million while the 1995 loss includes a provision for asset impairment of $5.3 million. On a historical basis, DI would not have been able to service the level of indebtedness expected to be incurred by DI by the issuance of the Senior Notes. Profitability in the future will depend largely upon utilization rates and day rates for DI's drilling rigs. There is no assurance that current utilization rates and day rates will not decline or that DI will not continue to experience losses.


SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS


     After the Merger and after giving effect to the issuance of the Senior Notes, DI will have significant debt service requirements due to the substantial indebtedness it has incurred primarily to finance acquisitions (including the Merger) and expand its operations. Additionally, DI and the Purchaser entered into the Bank Credit Facility, which is a $50.0 million amended and restated senior secured revolving credit facility with a syndicate of commercial banks (the "Bank Credit Facility"). The Bank Credit Facility is expected to be substantially undrawn immediately following the Merger. DI expects to continue to borrow under the Bank Credit Facility and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes. As of March 31, 1997, on a pro forma basis, after giving effect to the Merger and the repayment of all indebtedness then outstanding under the Bank Credit Facility from the proceeds of the Senior Notes, DI would have had $126.3 million in total indebtedness and $140.0 million in shareholders' equity.

     The level of DI's indebtedness following the Merger could have several important effects on its future operations, including, among others, (i) DI's ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a substantial portion of DI's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes and (iii) DI's significant leverage could make it more vulnerable to economic downturns in the industry. DI's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon DI's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, levels of interest rates, and financial, business and other factors affecting the operations of DI, many of which are beyond its control. There can be no assurance that DI's business will generate sufficient cash flow from operations to meet debt service requirements and payments of principal, and if it is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, including the Senior Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS


     It is expected that the indenture under which the Senior Notes will be issued (the "Indenture") will contain covenants restricting or limiting the ability of DI and certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other restricted payments;
(iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers, acquisitions and consolidations; (vii) make certain investments; (viii) enter into transactions with related persons; and (ix) engage in unrelated lines of business.

     In addition, the loan agreement setting forth the terms of the Bank Credit Facility (the "Bank Credit Agreement") contains certain other and more restrictive covenants than those expected to be contained in the Indenture. These covenants may adversely affect DI's ability to pursue its acquisition and rig refurbishment strategies and limit its flexibility in responding to changing market conditions. The Bank Credit Agreement also requires DI to maintain specific financial ratios and to satisfy certain financial condition tests. DI's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that DI will meet those tests. The Bank Credit Agreement contains and it is expected that the Indenture will contain covenants and default terms that effectively cross default the two credit arrangements. Accordingly, the breach of any of the debt covenants applicable to DI could result in a default under both the Bank Credit Agreement and the Indenture, and possibly other then outstanding debt obligations of DI, if any. If the indebtedness under the Bank Credit Facility or other indebtedness were to be accelerated, there can be no assurance that DI's assets would be sufficient to repay in full all of DI's indebtedness and any such acceleration would likely have a material adverse effect on DI's financial condition and results of operations. See "Information Concerning DI--Recent Developments--Bank Credit Facility."


RISK OF DEFAULT UPON A CHANGE OF CONTROL


     DI anticipates that the Indenture will provide that upon the occurrence of a Change of Control (as defined in the Indenture), DI will be required to offer to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The occurrence of a Change of Control (as defined in the Bank Credit Agreement) may result in lenders under the Bank Credit Facility having the right to require DI to repay all indebtedness outstanding thereunder. There can be no assurance that DI will have available funds sufficient to repay all indebtedness owing under the Bank Credit Facility or to fund the purchase of the Senior Notes upon a Change of Control. In the event a Change of Control occurs at a time when DI does not have available funds sufficient to pay for all of the Notes delivered by Holders seeking to accept DI's repurchase offer, an event of default would occur under the Indenture. Also, the requirement that DI offer to purchase all Senior Notes then outstanding in the event of a Change of Control and the Change of Control provisions of the Bank Credit Agreement may each have the effect of deterring a third party from initiating a tender offer or otherwise effecting a transaction that would constitute a Change of Control under the Indenture or Bank Credit Agreement. See "Information Concerning DI--Recent Developments--Bank Credit Facility."

DEPENDENCE ON KEY PERSONNEL; NEW BUSINESS STRATEGY

     Since April 1996, DI has hired a majority of its current senior management team. In addition, in August 1996, the shareholders of DI elected a Board of Directors comprised of five members, all but one of whom were elected for the first time. In connection with the Flournoy Acquisition, another new member was added to DI's Board of Directors effective January 31, 1997. DI believes that its operations are dependent upon a small group of relatively new management personnel, the loss of any one of whom could have a material adverse effect on DI's financial condition and results of operations. Material changes in DI's management and business strategy have only recently occurred. DI is therefore unable to predict the effect of these changes on DI's financial condition and results of operations. DI's ability to meet substantially increased debt service and principal payments will depend, in part, on the success of DI's new business strategy. There can be no assurance these material changes in DI's management and business strategy will result in the improvement of DI's financial condition and results of operations.


DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS


     DI's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract land drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level by production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of oil and gas exploration expenditures will be maintained or that demand for DI's services will reflect the level of such expenditures.

COMPETITION

     The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price is generally the primary factor in determining which contractor is awarded a job. An increasingly important competitive factor in the land drilling industry is the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques as they become available. Certain of DI's competitors have greater financial and human resources than DI, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide customers rigs more quickly than DI in periods of high rig utilization. There can be no assurance that DI will be able to compete successfully against its competitors in the future.


RISKS ASSOCIATED WITH TURNKEY DRILLING


     Contract drilling services performed under turnkey drilling contracts have historically represented, and are expected to continue to represent, a significant component of DI's revenues. Under a turnkey drilling contract, DI contracts to drill a well to a contract depth under specified conditions for a fixed price. In addition, DI provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. On a turnkey well, DI also often subcontracts for related services and manages the drilling process. The risks to DI on a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because DI assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill string, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies and personnel. Although DI has obtained insurance coverage in the past to reduce certain of the risks inherent in turnkey drilling operations there can be no assurance that such coverage will be obtained or available in the future. The occurrence of an uninsured or under insured loss could have a material adverse effect on DI's financial position and results of operations.


OPERATING HAZARDS AND INSURANCE


     DI's operations are subject to the many hazards inherent in the land drilling business, including blowouts, cratering, fires, explosions, loss of hole and lost or stuck drill strings, and damage or loss from adverse weather. These hazards could also cause personal injury and loss of life, substantial damage to the environment, suspension of drilling operations or serious damage to or destruction of the property and equipment involved and damage to producing formations and surrounding areas.

     DI maintains insurance coverage against some, but not all operating hazards. DI believes that it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect DI against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. In addition, DI does not have casualty insurance with respect to its rigs or drill strings, and other insurance maintained by DI is subject to substantial deductibles and provides for premium adjustments based on claims. In view of difficulties that may be encountered in renewing such insurance at reasonable rates, no assurance can be given that DI will be able to maintain the type and amount of coverage that it considers adequate. The occurrence of a significant event for which DI is not fully insured could have a material adverse effect on DI's financial position and results of operations.


RISKS OF ACQUISITION STRATEGY


     As a key component of its new business strategy, DI has pursued and intends to continue to pursue acquisitions of complementary assets and drilling businesses. Since mid-1996, a number of significant acquisitions have been completed by DI or are pending, including the Merger. Possible future acquisitions may be for purchase prices significantly higher than those paid for recent and pending acquisitions. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect DI's operating results. The success of any completed acquisition will depend in part on DI's ability to integrate effectively the acquired business into DI. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and DI's financial and other resources. No assurance can be given that DI will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. DI's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on DI.

SHORTAGES OF EQUIPMENT, SUPPLIES AND PERSONNEL

     There is a general shortage of drilling equipment and supplies which DI believes may intensify. The costs and delivery times of equipment and supplies are substantially greater than in prior periods and are currently escalating. Accordingly in 1996, DI formed an alliance with a drill pipe manufacturer that enables DI to take delivery through 1998 of agreed maximum quantities of drill pipe in commonly used diameters at fixed prices plus possible escalations for increases in the manufacturer's cost of raw materials. Due in part to its alliance arrangement, DI is not currently experiencing any material shortages of, or material price increases in, drill pipe. DI believes that the alliance may reduce, but not eliminate, its exposure to price increases and supply shortages of drill pipe. As is common in the industry, the drill pipe supply alliance is not a formal contractual agreement but represents an informal arrangement in which both parties undertake to satisfy the supply objectives of the alliance. If DI's source of supply through its alliance becomes unavailable or insufficient for any reason (including by reason of additional rig acquisitions), DI will likely experience substantial delays in, and material price increases for, shortages and price increases with respect to quantities in excess of, and varieties of drill pipe not covered by, its drill pipe supply alliance. Although DI is attempting to establish arrangements to assure adequate availability of certain other necessary equipment and supplies on satisfactory terms, there can be no assurance that it will be able to do so. If DI experiences shortages of drilling equipment or supplies, its ability to market its rigs could be limited, which could have a material adverse effect on its financial condition and results of operations.

     The demand for, and wage rates of, qualified rig crews, have begun to rise in the land drilling industry in response to the increasing number of active rigs in service. Although DI has not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have in the past occurred in the industry in times of increasing demand for land drilling services. If the number of active drilling rigs continues to increase, DI may experience shortages of qualified personnel to operate its rigs, which could have a material adverse effect on DI's financial condition and results of operations.


GOVERNMENTAL REGULATIONS

     Many aspects of DI's operations are affected by domestic and foreign political developments and are subject to numerous governmental regulations that may relate directly or indirectly to the contract drilling and well servicing industries. DI's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to DI's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose DI to liability for the conduct of, or conditions caused by, others or for acts of DI which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on DI.
In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on DI's operations by limiting future contract drilling opportunities.

RISKS OF INTERNATIONAL OPERATIONS


     DI derives revenues from international operations. DI's current international operations are conducted only in Venezuela. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the ability of DI to compete in the international drilling markets may be adversely affected by foreign government regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, DI's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to DI. No predictions can be made as to what foreign governmental regulations may be applicable to DI's operations in the future.


LIMITATIONS ON THE AVAILABILITY OF DI'S NET OPERATING LOSS CARRYFORWARDS

     As a result of a recapitalization transaction in August 1996, DI has undergone an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. Therefore, the right of DI to use its existing net operating loss carryforwards ("NOLs") and certain other tax attributes for both regular tax and alternative minimum tax purposes during each future year is limited to a percentage (currently approximately six percent) of the fair market value of DI's common stock immediately before the ownership change (the "Section 382 Limitation"). To the extent that taxable income exceeds the Section 382 Limitation in any year subsequent to the ownership change, such excess income may not be offset by NOLs from years prior to the ownership change. To the extent the amount of taxable income in any subsequent year is less than the Section 382 Limitation for such year, the
Section 382 Limitation for future years is correspondingly increased. There is generally no restriction on the use of NOLs arising after the ownership change, although Section 382 applies anew each time there is an ownership change. The actual effect, if any, of such utilization of NOLs will depend on DI's profitability in future years. As of December 31, 1996, DI had approximately $23.0 million of NOLs, a significant portion of which are already subject to a
Section 382 Limitation resulting from ownership changes in years prior to 1996.

QUALIFICATION AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES

     The Merger is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, with respect to the DI Common Stock received in the Merger. Arthur Andersen LLP has rendered an opinion for the benefit of the parties to the Merger, including Grey Wolf and its shareholders, that the Merger qualifies as such a reorganization. The opinion is based on a number of assumptions of fact, which are supported by certificates from DI, Grey Wolf and certain Grey Wolf shareholders. A principal assumption is that the shareholders of Grey Wolf will satisfy the continuity of proprietary interest standard with respect to the DI Common Stock received in the Merger. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of DI Common Stock by Grey Wolf shareholders during the five years following the Merger could cause the IRS to assert that the Merger does not qualify as a tax free reorganization. If the Merger fails to qualify as a tax free reorganization for this or any other reason, the receipt of DI Common Stock will be taxable to the Grey Wolf shareholders at the time of the Merger, and Grey Wolf will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to Grey Wolf estimated to be in excess of $30.0 million. The Purchaser, as the survivor of the Merger, would be liable for any such corporate tax. See "The Merger--Certain Federal Income Tax Considerations."


RISKS OF CERTAIN LITIGATION

     Grey Wolf is a defendant in litigation in which the plaintiff alleges that Grey Wolf breached contractual obligations by failing to drill an oil and gas well or wells thus causing the plaintiff to lose its alleged rights under an oil and gas lease. The plaintiff has alleged unspecified monetary damages that are characterized in the lawsuit as "many tens of millions of dollars." In connection with the consummation of the Merger, an escrow consisting of $5.0 million of the cash consideration for the Merger will be established to provide a source of payment for DI's costs, if any, for any eventual settlement of, or the payment of a monetary court judgment, arising out of this or any other lawsuit by the plaintiff based on the same facts and circumstances. A settlement or judgment in favor of the plaintiff in excess of $5.0 million could have a material adverse effect on DI's financial condition and results of operations. See "Information Concerning Grey Wolf--Legal Proceedings."


SHARES ELIGIBLE FOR FUTURE SALE


     There are approximately 96.0 million shares of DI Common Stock that are available for resale by selling shareholders under several currently effective registration statements under the Securities Act on Forms S-3 and S-8 including
5.5 million shares issuable upon exercise of warrants or options. There are an additional 860,000 shares issuable upon the exercise of options that have not been registered. On a fully diluted basis, such shares represent approximately 67% of the outstanding DI Common Stock. Future sale of substantial amounts of DI Common Stock in the public market could adversely affect prevailing market prices.

                                  THE MEETING

DATE, TIME AND PLACE


     The Meeting is scheduled to be held on June 25, 1997, at 10:00 a.m., Houston, Texas time at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston Texas 77010-3095.


PURPOSES OF THE MEETING

     The purposes of the Meeting are to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.


     THE BOARD OF DIRECTORS OF GREY WOLF HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR ITS APPROVAL BY THE SHAREHOLDERS OF GREY WOLF.


VOTE REQUIRED

     The affirmative vote of the holders of at least two-thirds of all outstanding shares of GW Common Stock is required to approve and adopt the Merger Agreement. As a result, abstentions and failures to vote will have the same effect as votes against the Merger Agreement because they are not votes for approval.


     The holders of 2,136,539 shares of GW Common Stock (representing approximately 72% of the outstanding shares of GW Common Stock) have agreed to be present in person or by proxy at the Meeting and to vote their respective shares at the Meeting in favor of the Merger Agreement; therefore, no additional votes from the shareholders of Grey Wolf will be necessary to approve the Merger Agreement if such shares are so voted. See "The Merger Agreement and Related Contracts--Agreements to Support the Merger."


VOTING OF PROXIES

     Shares of GW Common Stock represented by executed, written proxies received at or prior to the Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated thereon. Under Texas law, a telegram, telex, cablegram, or facsimile is treated as a proxy executed in writing by a Grey Wolf shareholder. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting.

REVOCABILITY OF PROXIES


     A Grey Wolf shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Meeting by any manner permitted by law including (i) giving notice of revocation by mail or facsimile to Grey Wolf prior to the Meeting, (ii) properly submitting to Grey Wolf by mail or facsimile a duly executed proxy bearing a later date or (iii) appearing at the Meeting and voting in person. Any such submission to Grey Wolf should be made to Grey Wolf Drilling Company, 1980 Post Oak Boulevard, Suite 1150, Houston, Texas 77056-3808.


RECORD DATE; SHARES ENTITLED TO VOTE


     The close of business on May 19, 1997, has been fixed as the record date (the "Record Date") for determining holders of shares of GW Common Stock entitled to notice of and to vote at the Meeting. As of the Record Date, 2,983,579 shares of GW Common Stock were outstanding and held of record by 80 holders. Of such shares 1,785,583 shares are beneficially owned by the directors and executive officers of Grey Wolf. Grey Wolf believes that there are approximately 93 beneficial owners of GW Common Stock. The GW Common Stock is the only class of capital stock of Grey Wolf issued and outstanding. Each shareholder of record as of the close of business on the Record Date is entitled at the Meeting to one vote for each share of GW Common Stock held.

QUORUM


     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of GW Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Pursuant to the Voting and Support Agreements, a sufficient number of shares of GW Common Stock is expected to be present at the Meeting to constitute a quorum. See "The Merger Agreement and Related
Contracts--Agreements to Support the Merger."


SOLICITATION OF PROXIES

     The solicitation of proxies for the Meeting may be made in person or by mail, telephone, telecopy or telegram. In addition, directors, officers and employees of Grey Wolf may solicit proxies from shareholders by any of the foregoing methods. The costs of soliciting proxies for the Meeting will be borne by Grey Wolf.


     This Prospectus/Proxy Statement and accompanying proxy card are first being mailed to shareholders of Grey Wolf on or about May 27, 1997.

                                   THE MERGER

GENERAL


     The Merger Agreement provides for a business combination in which Grey Wolf will be merged with and into Drillers, Inc., (the "Purchaser") a wholly-owned subsidiary of DI Industries, Inc. Grey Wolf's corporate existence will thus cease at the Effective Time of the Merger. As a result of the Merger, each share of outstanding GW Common Stock (other than shares of GW Common Stock as to which dissenter's appraisal rights have been perfected and not waived) will be converted into the right to receive a proportionate share of approximately 14.0 million shares of DI Common Stock and cash of up to $61.6 million. Both the stock and cash Merger consideration are subject to substantial adjustments under the terms of the Merger Agreement. Assuming, however, that no such adjustments are made, and assuming further that a cash escrow fund called for by the Merger Agreement under certain circumstances is established at the Effective Time, each share of GW Common Stock will be converted into the right to receive (i) cash of approximately $18.97, (ii)
4.692 shares of DI Common Stock and (iii) up to an additional $1.68 in cash, depending on the amount of cash, if any, ultimately distributed to Grey Wolf shareholders from the escrow arrangement. See "The Merger Agreement and Related Contracts--Conversion of Shares of GW Common Stock" and "The Merger Agreement and Related Contracts--Escrow Arrangements."


EFFECTIVE TIME


     If the Merger Agreement is approved and adopted by the requisite vote of the shareholders of Grey Wolf and the other conditions of the Merger are satisfied or waived (if permissible), the Merger will be consummated and effected at the time a Certificate of Merger is issued by the Secretary of State of the State of Texas. The Merger Agreement provides that DI and Grey Wolf will cause the Effective Time to occur as promptly as practicable, but in no event later than ten business days (unless such other date is agreed to in writing by the parties to the Merger Agreement) following the satisfaction or, if permissible, waiver of all the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated prior to the Effective Time by either DI or Grey Wolf in certain circumstances, whether before or after approval and adoption of the Merger Agreement by the shareholders of Grey Wolf. See "The Merger Agreement and Related Contracts--Termination Rights."


BACKGROUND OF THE MERGER


     In 1996, a majority of DI's senior management and all members of its Board of Directors except its Chairman were replaced. DI's new management immediately adopted new business strategies intended to return DI to profitability and keep pace with rapidly changing competitive conditions. One of the principal changes in the land drilling business, DI's management believes, is a trend toward the acquisition of smaller land drilling businesses by larger companies in the industry. DI's management has, therefore, adopted as a significant part of its new business strategy the acquisition of land drilling rig assets and businesses, particularly those operating in the Texas and Louisiana Gulf Coast markets. In implementing this strategy, DI completed several significant acquisitions of land drilling rig assets and businesses during the last half of 1996 and the first quarter of 1997. Certain financial effects of this series of acquisitions are reflected on a pro forma basis in the Unaudited Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus/Proxy Statement.

     In furtherance of its acquisition oriented business strategy, DI's management advised personal contacts, and industry and investment banking circles that DI was seeking suitable acquisitions. Accordingly, DI has routinely had discussions with other drilling companies and investment banking firms, including Jefferies & Company, Inc. ("Jefferies"), regarding potential acquisition transactions.


     For the past few years, the principal shareholders and directors of Grey Wolf have engaged in discussions concerning possible opportunities available to Grey Wolf to improve the liquidity and enhance the value of its shareholders' investments and to increase Grey Wolf's market share of the domestic land drilling business. These shareholders and directors recognized that, by reason of the normal high utilization of Grey Wolf's drilling rigs, Grey Wolf's ability to increase its market share of the drilling business was dependent on its ability to acquire additional drilling rigs at reasonable cost; but Grey Wolf's access to funds to make such acquisitions was basically limited to funds generated from its operations unless it obtained funds from an offering of its equity securities.

     From time to time, Grey Wolf had received unsolicited expressions of interest from other drilling companies in effecting a merger with Grey Wolf or in acquiring its drilling rigs and business; and in February 1996, Jefferies provided a written presentation to Grey Wolf's board of directors of various strategic alternatives which might be available to Grey Wolf to enhance shareholder value and better position Grey Wolf to respond to changing conditions in the drilling industry. Thereafter, at the annual meeting of Grey Wolf's directors on June 20, 1996, Jefferies was requested to make a presentation of its analysis of the various strategic alternatives available to Grey Wolf to maximize long-term shareholder value and liquidity. This presentation included the preliminary analysis by Jefferies of various possible strategic options in a variety of scenarios including an initial public offering, a merger and exchange or a cash sale. Following the presentation, the board of directors authorized engaging Jefferies to assist Grey Wolf in exploring possible opportunities for a merger and exchange or cash sale transaction by Grey Wolf.

     Jefferies prepared and distributed an Information Memorandum with respect to Grey Wolf to DI and other qualified parties known to Jefferies who might potentially be interested in such a transaction, and Grey Wolf established and maintained a data room in which additional information concerning Grey Wolf was made available for examination by qualified parties identified by Jefferies who had expressed an interest in acquiring or effecting a merger or combination with Grey Wolf. Each of such companies also executed a confidentiality agreement with Grey Wolf. Six different companies identified by Jefferies reviewed the information in Grey Wolf's data room. All six of these companies made informal proposals for acquiring or effecting a merger or combination with Grey Wolf, and Grey Wolf ultimately received preliminary specific written proposals for a merger or combination or cash sale transaction from the three of those companies whose informal proposals were deemed worthy of further consideration.


     On October 30 and 31, 1996, DI and its advisors conducted preliminary due diligence reviews of Grey Wolf's operations, assets and finances in a data room established at Jefferies' office in Houston, Texas. Over the next several weeks, DI's personnel and advisors discussed with Grey Wolf's personnel and advisors the matters disclosed in the data room and conducted a more detailed due diligence review.

     On November 14, 1996, Jefferies on behalf of Grey Wolf submitted a substantially identical letter to DI and five other companies inviting each to submit by December 2, 1996, a proposal to acquire all of Grey Wolf's stock by merger (the "Bid Invitation"). The Bid Invitation stated that Grey Wolf's objectives were to provide its current shareholders with an enhanced liquidity position, while at the same time allowing for a smooth integration of many of Grey Wolf's current employees into DI's operations. DI was requested to state its intentions with respect to the employment of Grey Wolf's management and employees.

     The attractiveness of the price offered and the certainty of completing the transaction proposed were identified in the Bid Invitation as the most important considerations to Grey Wolf. The Bid Invitation requested that DI's offer specify whether the proposed merger consideration was comprised of cash, stock or both. It further specified that DI's proposal should not contain a range for the proposed merger consideration or provisions for an automatic increase in the consideration proposed based upon the merger consideration proposed by other bidders. A copy of Grey Wolf's unaudited balance sheet as of September 30, 1996 was enclosed and the Bid Invitation further instructed DI to assume that the proposed purchase price would involve an adjustment to reflect any changes in Grey Wolf's relevant working capital items between September 30, 1996 and the closing date of the merger. Information concerning DI's proposed sources of financing for the acquisition were also requested and, if DI's proposal was contingent on external financing, references to persons at the applicable lending or other institution were requested so that Grey Wolf could confirm the status of the proposed financing. The Bid Invitation stated that Grey Wolf would most seriously consider proposals that contained written evidence of financing sources.


     Also disclosed in the Bid Invitation was Grey Wolf's intent to establish an employee bonus pool to be paid to Grey Wolf employees who remained employed by the purchaser of Grey Wolf for one year. Because of the benefit of the bonus pool to DI, it was suggested that DI's bid be structured so that the cost of the bonus pool would be shared by Grey Wolf shareholders and DI. The Grey Wolf Employee Trust was the end product of negotiations pertaining to the employee bonus pool referred to in the Bid Invitation. See "The Merger Agreement and Related Contracts--Grey Wolf Employee Trust."

     The Bid Invitation also included a draft merger agreement, requesting that DI's proposal include a copy of Grey Wolf's draft marked to indicate DI's proposed changes thereto and stated that DI should not submit a different form of merger plan. Grey Wolf and Jefferies also agreed to treat any proposal received from DI in the strictest confidence.

     On December 3, 1996, DI submitted its offer to acquire Grey Wolf for a total cash purchase price of approximately $80.5 million. Attached to the offer was a draft merger agreement generally in the form originally proposed by Grey Wolf but significantly revised to render it acceptable to DI. DI's offer was subject to, among other things, satisfactory completion of due diligence reviews to confirm the accuracy of the information in the data room and the execution and delivery of voting and support agreements by each of James K. B. Nelson and Sheldon Lubar.


     Grey Wolf's Board of Directors concluded, after consultation with Jefferies and further investigation of the respective offerors, to conduct negotiations with DI Industries, Inc. and one other company from whom a written proposal had been received, in order to determine whether a definitive agreement could be negotiated with either such party on a basis which would be acceptable to the board of directors of Grey Wolf for recommendation to the shareholders of Grey Wolf.


     In December 1996, DI's officers were contacted by Jefferies and were requested to extend the expiration date of DI's bid. Upon learning that DI's offer was not the highest, DI declined to extend the period, and DI's initial bid expired in accordance with its terms on December 11, 1996. Negotiations between Grey Wolf and DI were thereafter suspended until discussions were resumed in February 1997. During the intervening period, Grey Wolf continued to pursue negotiations with the other interested party.


     Once merger talks between DI and Grey Wolf were reestablished, negotiations concerning material terms of the Merger continued between Grey Wolf and DI until the signing of the Merger Agreement on March 7, 1997. The principal issues that were the subject of such negotiations were: the amount of the Merger consideration and the relative portions thereof to be paid in DI Common Stock and cash; the nature and terms of possible adjustments to the number of shares of DI Common Stock and the amount of cash to be paid by DI in the Merger based upon post-signing changes in the price of DI Common Stock; whether there would be an adjustment to the Merger consideration for working capital changes in Grey Wolf's balance sheet prior to closing; the amount and funding of the Grey Wolf Employee Trust; whether a post-closing escrow arrangement would be established for post closing liabilities of Grey Wolf, including the TEPCO litigation and the amount and terms of any such escrow; and possible contractual agreements and indemnities relating to the position of the parties if the parties expectations with respect to the federal income tax consequences of the Merger proved to be incorrect.



     At a meeting held on March 6, 1997, in which all directors participated, the Grey Wolf Board of Directors unanimously determined that the terms of the Merger Agreement and the Merger offer the best value reasonably available to, and are in the best interest of, Grey Wolf's shareholders, and that the terms of the Merger Agreement are fair and in the best interest of the shareholders of Grey Wolf. Grey Wolf's Board of Directors therefore unanimously approved and adopted the Merger Agreement, authorized management to execute and deliver the Merger Agreement and recommended its approval and adoption by Grey Wolf's shareholders.


     In a telephonic meeting held on March 5, 1997, in which all directors of DI participated, the Board of Directors of DI determined that it was advisable and in the best interest of DI's shareholders for DI to enter into the Merger Agreement. Accordingly, management of DI was authorized by the Board of Directors to execute and deliver the Merger Agreement.

GREY WOLF'S REASONS FOR THE MERGER


     The Board of Directors of Grey Wolf has unanimously determined that the terms of the Merger Agreement are fair and in the best interest of the shareholders of Grey Wolf. Grey Wolf's Board of Directors therefore unanimously approved and adopted the Merger Agreement and recommended its approval and adoption by Grey Wolf's shareholders. In reaching its conclusions, the Board of Directors of Grey Wolf consulted with Grey Wolf management, as well as its legal counsel and its financial advisors, and considered a number of factors, including those summarized below:

     (i) the process of (A) soliciting indications of interest for the acquisition of Grey Wolf, (B) comparing offers by interested parties (including further negotiations with certain of those parties other than DI) and (C) determining that the Merger was the best available alternative;


     (ii) the exchange ratio between DI Common Stock and GW Common Stock which the Board believed would result in enhanced value for Grey Wolf's shareholders;


     (iii) the substantial amount of cash per share of GW Common Stock to be received by the Grey Wolf shareholders incident to the merger in addition to shares of DI Common Stock;

     (iv) the expected favorable treatment of the Merger under U.S. federal income tax laws;

     (v) the analysis and opinion of Jefferies concerning the fairness of the Merger to Grey Wolf shareholders from a financial point of view, as described further below;

     (vi) the recommendation of James K. B. Nelson, Grey Wolf's President, that the Merger Agreement be approved;

     (vii) DI's assent to the creation of the Grey Wolf Employee Trust and its partial funding from cash that would have otherwise been available to the combined company following the Merger;

     (viii) DI's willingness to offer employment to substantially all Grey Wolf employees, including management of Grey Wolf, and board positions to two Grey Wolf nominees;

     (ix) its belief that the onshore drilling industry is rapidly consolidating and that in such an environment the future business prospects of the combined company were anticipated to be stronger than those of Grey Wolf alone due to the better competitive position of the combined company resulting from the larger size of the combined company's rig fleet and the greater geographic diversity of its operations;


     (x) DI's recognition of the name identification and goodwill associated with Grey Wolf's business as evidenced by its agreement to recommend to DI's shareholders at the next annual meeting of DI's shareholders following the Merger that DI's Articles of Incorporation be amended to include the words "Grey Wolf" in its name;


     (xi) the expected financial condition and results of operations of Grey Wolf if it continued to be privately-owned, including the need for additional capital to facilitate the growth of its business and the uncertain prospects of obtaining additional capital in amounts, and on terms, that would be satisfactory;

     (xii) the financial condition and results of operations of Grey Wolf and DI both historically and after giving pro forma effect to the Merger and to the anticipated issuance by DI of high yield debt securities, a portion of the proceeds of which would be used by DI to pay the cash Merger consideration;

     (xiii) the historical market prices of the DI Common Stock and the generally favorable trend of such prices during 1996 and the first two months of 1997; and

     (xiv) the relative illiquidity of the GW Common Stock and the opportunity afforded Grey Wolf shareholders to hold a publicly-traded equity investment in the combined company and to participate in potential growth and appreciation of its business.

     The foregoing discussion of the information and matters considered by Grey Wolf's Board of Directors is not intended to be exhaustive, but is believed to include the material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, Grey Wolf's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. Rather, the Board of Directors of Grey Wolf viewed its conclusions as being based on the totality of the information presented to and considered by it.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GREY WOLF


     Based on the opinion of Jefferies to the effect that, from a financial point of view, the consideration to be received by Grey Wolf's shareholders upon consummation of the Merger is fair to such shareholders, and on the matters summarized under "--Background of the Merger" and "--Grey Wolf's Reasons for the Merger," and such other matters as were deemed relevant, the Board of Directors of Grey Wolf unanimously approved the Merger Agreement as being in the best interest of Grey Wolf's shareholders.


     THE BOARD OF DIRECTORS OF GREY WOLF UNANIMOUSLY RECOMMENDS THAT GREY WOLF'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF GREY WOLF'S FINANCIAL ADVISOR

     Jefferies acted as financial advisor to Grey Wolf's Board of Directors in connection with the transactions contemplated by the Merger Agreement. The Board of Directors instructed Jefferies, in its role as financial advisor, to evaluate the fairness of the Merger to Grey Wolf's shareholders from a financial point of view and, in such regard, to conduct such investigations as Jefferies deemed appropriate for such purpose. No limitations were imposed upon Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion.

     On March 6, 1997, Jefferies delivered its opinion (the "Jefferies Opinion") to the Grey Wolf Board of Directors to the effect that, as of that date, and based on the assumptions stated therein, the Merger consideration to be received by the holders of GW Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Merger consideration was based on negotiations between DI Industries and Grey Wolf to which Jefferies provided certain assistance. The Jefferies Opinion is directed only to the fairness of the Merger consideration from a financial point of view and does not address any other terms of the Merger or the underlying business decision of the Grey Wolf Board of Directors to effect the Merger. The Jefferies opinion was delivered for the information of Grey Wolf's Board of Directors and does not constitute a recommendation to any shareholder as to how such person should vote with respect to the Merger. A copy of the Jefferies Opinion, dated March 6, 1997, is attached hereto as Appendix C. Shareholders of Grey Wolf are urged to read the Jefferies Opinion in its entirety for an explanation of the assumptions made, matters considered and limits of the review undertaken by Jefferies.


     The Jefferies Opinion was necessarily based upon information available to Jefferies, and on economic, financial, market and other conditions as they existed and could be evaluated on the date of the opinion. Although subsequent developments may affect its opinion, Jefferies does not have any obligation to update, revise or reaffirm the Jefferies Opinion. In its review and analysis and in rendering its opinion, Jefferies has assumed and relied upon the accuracy and completeness of the representations and warranties made by DI and Grey Wolf in the Merger Agreement, as well as all the financial and other information provided to it by Grey Wolf's and DI's management or publicly available, including without limitations, information with respect to tax positions, contingent liabilities, condition of assets and material contract terms, and Jefferies did not assume any responsibility for the independent verification of such information. Jefferies did not conduct a physical inspection of any of the properties or facilities of Grey Wolf and DI, nor did Jefferies make or consider any independent evaluations or appraisals of any of such properties or facilities. Pursuant to the terms of the Merger Agreement, Jefferies also assumed that the Merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

     In rendering its opinion as described herein, Jefferies reviewed such information and considered such financial data and other factors as Jefferies deemed relevant under the circumstances, including among others, the following:
(i) the terms and conditions of the Merger Agreement; (ii) the historical and current financial condition and results of operations of Grey Wolf and DI;
(iii) certain non-public financial and non-financial information prepared by the respective managements of Grey Wolf and DI, which data was made available to Jefferies in its role as financial advisor to Grey Wolf; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which Jefferies deemed comparable; (v) business prospects of Grey Wolf and DI when taking into consideration the impact of the Merger; (vi) the historical and current market price for DI Common Stock and for the equity securities of certain other companies with businesses that Jefferies considered relevant to its inquiry;
(vii) publicly available information, including research reports on companies that Jefferies considered relevant to its inquiry; and (viii) the nature and terms of other recent acquisition transactions in the onshore drilling industry. Jefferies also met with certain officers and employees of Grey Wolf and DI to discuss the foregoing as well as other matters believed relevant to its opinion.

     In evaluating the Merger consideration to be paid in the Merger by DI, Jefferies performed a variety of financial and comparative analyses with respect to DI and Grey Wolf, including those described below:


     Comparable Company Analysis. Comparable company analysis examines a company's trading characteristics relative to a group of publicly traded peers. Jefferies analyzed the trading characteristics of companies in the onshore drilling industry. Companies in the onshore drilling industry that were examined include: Nabors Industries, Inc.; Parker Drilling Company; Patterson Energy, Inc.; Precision Drilling Corp. and UTI Energy Corp. (the "Comparable Companies").

     Balance sheet information used in connection with the ratios provided below with respect to the Comparable Companies and DI was as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios was as of February 19, 1997, approximately two weeks prior to the initial public announcement of the Merger. Earnings per share ("EPS"), cash flow per share ("CFPS") and earnings before interest, taxes and depreciation and amortization ("EBITDA") estimates for Grey Wolf and DI were obtained from management of Grey Wolf and DI and the Comparable Companies' estimates were obtained from Jefferies' energy research group.


     Jefferies analyzed the relative stock price performance and value for DI, on a stand alone basis and pro forma for its combination with Grey Wolf, compared to the Comparable Companies. Among the market trading information considered in the evaluation were the stock price movement of DI and the Comparable Companies in 1996 and the ratios of market price to EPS estimates, market price to CFPS estimates and total enterprise value (defined as market capitalization plus the book value of total financial debt less cash) to EBITDA estimates for 1998. This analysis indicated that (i) the ratio of market price to 1998 EPS estimate was 12.5x for DI stand alone and 12.3x for DI combined;
(ii) the average ratio of market price to 1998 EPS estimates was 18.4x for the Comparable Companies; (iii) the ratio of market price to 1998 CFPS estimates was 6.6x for DI stand alone and 6.1x for DI combined; (iv) the average ratio of market price to 1998 CFPS estimates was 8.0x for the Comparable Companies; (v) the ratio of total enterprise value to EBITDA for 1998 was 5.2x for DI stand alone and 5.3x for DI combined and (vi) the average ratio of total enterprise value to EBITDA was 6.8x for the Comparable Companies.

     No company included in the Comparable Company Analysis as a comparison is identical to DI or Grey Wolf. In evaluating the Comparable Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DI or Grey Wolf, such as the impact of competition on the business of DI or Grey Wolf and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of DI and Grey Wolf or the industry or in the financial markets in general. Due to the inherent differences between the operations of DI or Grey Wolf and the Comparable Companies, a purely quantitative mathematical analysis (such as determining the average) is not in itself a meaningful method of using comparable company data.


     Discounted Cash Flow Analysis. Employing certain data provided by Grey Wolf, Jefferies performed a discounted cash flow analysis of Grey Wolf in order to estimate the present value of the future unlevered free cash flows that Grey Wolf could be expected to generate during the period from November 1, 1996, to December 31, 2000.

     Grey Wolf's projected earnings and cash flows for fiscal 1997 were provided by Grey Wolf's management to DI and to Jefferies. These projections provided the basis for Jefferies' analysis and Jefferies assumed that the information provided by Grey Wolf was reasonably prepared based upon the best available estimates and judgments of the management of Grey Wolf. Estimates for earnings and cash flows for fiscal 1998 through fiscal 2000 were based on fiscal 1997 projected results, increased by 5% per annum. The estimated future free cash flows for the four-year period from November 1, 1996, through October 31, 2000, were discounted at a range of after-tax discount rates from 13% to 17%. In addition, Jefferies calculated a range of terminal values by multiplying the estimated free cash flow on October 31, 2000, by a range of terminal multiples from 9.0x to 11.0x. These terminal values were then discounted to present value using the range of discount rates described above. Jefferies' discounted cash flow analysis yielded equity valuation ranges for Grey Wolf of $65.3 million to $85.3 million.

     Comparable Transaction Analysis. Using publicly available information, Jefferies performed an analysis of several recent acquisition transactions ("Comparable Transactions") in the onshore drilling industry with total transaction values (defined as the value of cash and securities paid plus the book value of total financial debt assumed less the amount of cash assumed) of less than or equal to $150.0 million. In the comparable transaction analysis, Jefferies considered the one-year projected EBITDA of the targets in the Comparable Transactions, based on research analyst projections at the date of the Transaction. This analysis indicated an average acquisition multiple of 5.0x the one-year projected EBITDA of the targets in the Comparable Transactions. Jefferies observed that the implied equity value of Grey Wolf is $88.7 million based on the acquisition multiple of 5.0x and the 1997 projected EBITDA of Grey Wolf as provided by management estimates.

     Comparable Rig Acquisitions. Jefferies performed an analysis of several recent land rig fleet acquisition transactions ("Comparable Rig Acquisitions") with total transaction values (defined as the value of cash and securities paid plus the book value of total financial debt assumed less the amount of cash assumed) ranging from $5.0 million to approximately $260.0 million. In the Comparable Rig Acquisition analysis, Jefferies evaluated the amount of consideration paid in each transaction divided by the number of rigs acquired. This analysis indicated an average acquisition price of approximately $2.0 million per rig in the Comparable Rig Acquisitions. Jefferies observed that the implied equity value of Grey Wolf is $35.1 million based on an 18 rig fleet. Jefferies does not, however, believe that this analysis adequately reflects Grey Wolf's per rig profitability as compared to many of its peers.

     Pro Forma Analysis of the Merger. Jefferies analyzed certain pro forma financial effects of the Merger assuming that the Merger was treated as a purchase transaction. The operating and financial data used by Jefferies in this analysis were provided by the managements of DI and Grey Wolf. Jefferies observed that the Merger would have an accretive effect on earnings and cash flow per share to DI of approximately 1.9% and 8.7%, respectively, for the calendar year 1998.


     The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Accordingly, such an opinion is not necessarily susceptive to partial analysis or summary description. In arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factors considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Jefferies believes that its analyses must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Jefferies, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinion. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Jefferies made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Grey Wolf or DI. Any estimates considered in Jefferies' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.


     Jefferies is an investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Grey Wolf and its business. As part of its investment banking business, Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     Jefferies will be paid a fee of $25,000 by Grey Wolf for its services in connection with the preparation of the Jefferies Opinion for Grey Wolf's Board of Directors. In addition, Jefferies will receive a fee of 1% of the total Merger consideration received by Grey Wolf shareholders in the Merger, less the $25,000 fee received by Jefferies in connection with preparing its opinion to the Board of Directors of Grey Wolf. Jefferies has not previously rendered any investment banking or financial advising services to Grey Wolf or DI. In the normal course of its business, Jefferies may trade DI Common Stock for its own account and for the account of its customers, and, accordingly, may at any time hold a long or short position therein.

DI'S REASONS FOR THE MERGER

     The Board of Directors of DI determined that it was advisable and in the best interest of DI's shareholders for DI to enter into the Merger Agreement. DI's Board of Directors considered a number of factors in reaching its conclusion, including those summarized below:


     (i) the terms of the Merger Agreement which were the product of arms' length negotiations, including the willingness of Grey Wolf to accept DI Common Stock as a substantial portion of the total Merger consideration;


     (ii)   the recent and historical market prices of DI Common Stock;

     (iii) the anticipated accounting and U.S. federal income tax treatment of the Merger;

     (iv) information concerning the historical financial condition, results of operations and cash flow of Grey Wolf;

     (v) the expected effect on DI's financial condition, results of operations and cash flow of the Merger and the related incurrence of substantial additional indebtedness to finance the cash portion of the Merger consideration and to provide working capital for DI's expanded operations following the Merger;

     (vi) the outlook of the onshore drilling industry in general and in the geographic markets expected to be serviced by the larger combined rig fleet of DI and Grey Wolf, including market trends and possibilities for greater utilization rates and day rates in certain markets for onshore deep drilling capacity rigs, including those owned by Grey Wolf;

     (vii) the geographic concentration of Grey Wolf's rig fleet and operations in South Louisiana and the Texas Gulf Coast, thus furthering DI's objective of increasing its drilling rig fleet in more profitable markets;

     (viii) the anticipated employment by DI following the Merger of substantially all of Grey Wolf's personnel who, the DI's Board of Directors believes, will substantially enhance DI's operations expertise and marketing capabilities;

     (ix) the expectation that the terms of the Grey Wolf Employee Trust will encourage Grey Wolf personnel to remain employed by DI following the Merger, thus bettering the prospect that DI will continue to benefit, as intended, from the increased personnel resources offered by the Merger;

     (x) the expectation that the larger rig fleet and increased personnel resources following the Merger will better enable DI to compete in what the Board of Directors believes to be a rapidly consolidating market for providers of onshore drilling services;

     (xi) the belief that the increased size of DI following the Merger will enhance its ability to pursue other acquisitions; and

     (xii) the recommendation by Thomas P. Richards, DI's President and Chief Executive Officer, that the Merger Agreement be approved.

     The above-listed factors considered by DI's Board of Directors are not intended to include all matters considered but are believed to include the material factors considered by the Board of Directors. In determining that the Merger was in the best interest of shareholders of DI, the Board Directors of DI considered the factors above, and all other information available to it, as a whole. No specific or relative weights were assigned by the DI Board of Directors to such factors, it being generally impractical to do so because the decision to approve the Merger Agreement was the product of the collective and largely subjective judgment of the members of the Board of Directors of DI. Accordingly, individual directors may have given different weights to the factors considered.


MANAGEMENT OF DI FOLLOWING THE MERGER


     DI has agreed that it will increase the number of directors constituting its Board of Directors from six to eight following the Merger and that its Board of Directors will elect two Grey Wolf nominees, James K. B. Nelson and William T. Donovan, to fill the newly-created directorships. See "Information Concerning Grey Wolf--Management of Grey Wolf."


VOTING AGREEMENT OF CONTROLLING SHAREHOLDERS OF GREY WOLF

     Each of Sheldon B. Lubar, individually and on behalf of the Lubar Nominees, James K. B. Nelson and Felicity Ventures, Ltd. (of which James K. B. Nelson is a general partner) who collectively own or have the right to vote at the Meeting approximately 72% of the outstanding shares of GW Common Stock have agreed to vote all such shares over which they have voting control for the approval of the Merger Agreement. The form of Voting and Support Agreements between the three principal shareholders and DI are attached hereto as Appendix
B. See "The Merger Agreement and Related Contracts--Agreements to Support the Merger."

INTEREST OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

     In considering the recommendation of the Board of Directors of Grey Wolf with respect to the Merger Agreement and the other transactions contemplated thereby, shareholders of Grey Wolf should be aware that certain members of the management of Grey Wolf and of its Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of Grey Wolf generally. These additional benefits and interests may create a conflict of interest between such persons and the other shareholders of Grey Wolf. Those interests are summarized below.


     Among the material additional interests is the right of certain employees of Grey Wolf (including members of Grey Wolf's management) to receive potential cash distributions from the $4.05 million Employee Trust (as defined below), which will be established immediately prior to the Merger. Of the initial funding of the Employee Trust, $2.4 million will be provided from the corporate funds of Grey Wolf and $1.65 million will be funded personally by Grey Wolf's President, James K. B. Nelson. The individual employees of Grey Wolf who will be eligible for benefits under the Employee Trust and their respective initial participation in the Employee Trust are set forth in Exhibit A to Appendix A of the Merger Agreement (as amended by Amendment No. 1 to the Merger Agreement) which may be found at page A-59 of this Prospectus/Proxy Statement.


     Certain members of Grey Wolf's management will also be employed by the Purchaser following the Merger, will receive employee benefits, will be eligible for DI stock options and will be indemnified and provided officers' and directors' insurance by DI and the Purchaser. See "The Merger Agreement and Related Contracts--Indemnification and Insurance."

     The three largest shareholders of Grey Wolf, each of whom is either a member of or affiliated with Grey Wolf's management, have agreed in their capacities as shareholders to vote for and support the Merger. See "The Merger Agreement and Related Contracts--Agreements to Support the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES


     The DI Common Stock that will be issued in the Merger will have been registered under the Securities Act and will be freely transferrable, except for shares received by persons, including officers and directors of Grey Wolf, who may be deemed "affiliates" of Grey Wolf at the time of voting on the Merger or who become affiliates of DI following the Merger. Affiliates may not resell their DI Common Stock except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 145(d) under the Securities Act in the case of affiliates of Grey Wolf, (iii) the applicable provisions of Rule 144 under the Securities Act (other than the one year holding period, which will not apply to shares of DI Common Stock acquired in the Merger) with respect to persons who become affiliates of DI following the Merger and (iv) any other exemption from the registration provisions of the Securities Act that is available in the opinion of legal counsel reasonably satisfactory to DI.

RIGHTS OF DISSENTING SHAREHOLDERS


     The TBCA entitles any Grey Wolf shareholder who objects to the Merger, and who exactly follows the procedures prescribed by the TBCA, to receive cash equal to the "fair value" of such shareholder's GW Common Stock in lieu of the consideration proposed under the Merger. Set forth below is a summary of the procedures relating to the exercise of such dissenter's rights. This summary is qualified in its entirety by the applicable provisions of the TBCA concerning rights of dissenting shareholders, which are reproduced in Appendix D hereto.


     ANY GREY WOLF SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF APPENDIX D (PARTICULARLY THE PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTER'S RIGHTS) AND SHOULD CONSULT WITH SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH DISSENTER'S RIGHTS WILL BE LOST IF THE REQUIREMENTS OF THE TBCA ARE NOT FULLY AND PRECISELY SATISFIED.


     Under the TBCA, a Grey Wolf shareholder may exercise the right to dissent from the Merger only by complying with the procedures set forth in the TBCA. A Grey Wolf shareholder choosing to dissent from the Merger must file with Grey Wolf prior to the Meeting, a written objection to the Merger, setting out that the shareholder's right to dissent will be exercised if the Merger is effected. The notice must also give the shareholder's address to which notice of the Merger can be mailed or delivered. If the Merger is effected and the shareholder did not vote in favor of the Merger, the surviving corporation (i.e., the Purchaser) is required to deliver or mail to the shareholder written notice that the Merger has been effected within ten days after the Effective Time. The shareholder may, within ten days from delivery or mailing of the notice, make written demand on the Purchaser for payment of the "fair value" of the shareholder's shares. The TBCA provides that the fair value of the GW Common Stock is the value of such shares as of the day immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the proposed Merger. The shareholder's demand must further state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make proper demand within the ten day period will be bound by the Merger.

     Within 20 days after receipt by the Purchaser of a demand for payment made by a dissenting shareholder in accordance with the TBCA, the Purchaser is required to deliver or mail to the shareholder a written notice that must either (i) set out that the Purchaser accepts the amount claimed in the shareholder's demand and agrees to pay that amount within 90 days after the Effective Time upon the surrender of the shareholder's certificate(s) for GW Common Stock duly endorsed, or (ii) contain an estimate by the Purchaser of the fair value of the shares together with an offer to pay the amount of that estimate within 90 days after the date on which the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that such shareholder agrees to accept that amount and upon the surrender of the certificate(s) for the shareholder's GW Common Stock duly endorsed. If, within 60 days after the date on which the Merger was effected, the value of the GW Common Stock shares is agreed upon between the shareholder and the Purchaser, payment for the shares must be made within 90 days after the date on which the Merger was effected and upon surrender of the GW Common Stock certificates duly endorsed. The TBCA provides that upon payment of the agreed value, the shareholder will cease to have any interest in the shares or in Grey Wolf.


     If the shareholder and the Purchaser do not agree on a fair value for the shareholder's GW Common Stock within the 60 day period after the date on which the Merger was effected, then the shareholder or the Purchaser may, within 60 days after the expiration of the 60 day period, file suit in any court of competent jurisdiction in Harris County, Texas (the location of Grey Wolf's principal office), asking for a finding and determination of the fair value of the shareholder's shares. Within ten days after service of the shareholder's lawsuit, the Purchaser is required to file in the office of the clerk of the court in which the lawsuit was filed a list containing the names and addresses of all shareholders of Grey Wolf who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Purchaser. If the lawsuit is filed by the Purchaser, the petition must be accompanied by such a list. The clerk of the court is required by the TBCA to give notice of the time and place fixed for the hearing of the lawsuit by registered mail to the Purchaser and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail must be approved by the court. All shareholders thus notified and the Purchaser will thereafter be bound by the final judgment of the court.

     After the hearing of the lawsuit, the court is required by the TBCA to determine the shareholders who have complied with the provisions of the TBCA and have become entitled to the valuation of and payment for their shares, and is required to appoint one or more qualified appraisers to determine that value. The appraisers have power to examine any of the books and records of Grey Wolf, and they are required to make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers must also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers also have certain other powers and authority arising under the Texas Rules of Civil Procedure or which may be granted by the court order appointing them.


     The appraisers are required to determine the fair value of the shares of those Grey Wolf shareholders adjudged by the court to be entitled to payment for their shares. The appraisers are required to file their report of that
value in the office of the clerk of the court.   The appraisers' report is
subject to exceptions to be heard before the court both upon the law and the facts. The court is required to render its judgment determining the fair value of the shares of the shareholders entitled to payment for their shares. Once the fair value of such shares has been determined, the court is required to direct the payment of that value by the Purchaser, together with interest thereon, beginning 91 days after the date on which the Merger was effected to the date of the court's judgment, to the shareholders entitled to payment. The judgment will be payable only upon, and simultaneously with, the surrender to the Purchaser of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or in Grey Wolf. The court must allow the appraisers a reasonable fee as court costs, and all court costs may be allotted between the parties in the manner that the court determines to be fair and equitable.

     In the absence of fraud in the transaction, the dissenter's rights provided by TBCA to a shareholder objecting to the Merger are the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the Purchaser complies with the procedural requirements of the TBCA, any Grey Wolf shareholder who fails to comply with the procedural requirements of the TBCA will not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.


     Any shareholder who has demanded payment of the fair value for his shares in accordance with the applicable provisions of the TBCA, will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.


     Upon receiving a demand for payment from any dissenting shareholder, Grey Wolf must make an appropriate notation thereof in its shareholder records. Within 20 days after demanding payment for GW Common Stock in accordance with the TBCA, each holder of any certificate(s) representing shares so demanding payment is required to submit such certificate(s) to Grey Wolf for notation thereon that such demand has been made. The failure of such holders of GW Common Stock to do so will, at the corporation's option, terminate such shareholder's dissenter's rights under the TBCA unless a court of competent jurisdiction for good and sufficient cause shown otherwise directs. If shares represented by a certificate on which notation has been so made are transferred, any new certificate issued therefor must bear a similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares will acquire by such transfer no rights in Grey Wolf other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.


     Any shareholder who has demanded payment for his shares may withdraw such demand at any time before payment for his shares or before any lawsuit has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares. Thereafter, however, no such demand may be withdrawn after such payment has been made or, unless the corporation consents thereto, after any such lawsuit has been filed.

     A dissenting shareholder and all persons claiming under him will be conclusively presumed to have approved and ratified the Merger and will be bound thereby, the right of such shareholder to be paid the fair value of his shares will cease, and his status as a shareholder will be restored (without prejudice to any corporate proceedings which may have been taken during the interim) and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim in the following circumstances: (i) a shareholder's demand is properly withdrawn; (ii) the corporation terminates the shareholder's rights to dissent under any right to do so under the TBCA; (iii) no lawsuit asking for a finding and determination of fair value of such shares by a court is filed within the time provided in the TBCA; or (iv) the court determines, after its hearing of the lawsuit filed pursuant to the dissenter's rights provisions of the TBCA, that such shareholder is not entitled to the relief provided by the TBCA.

REGULATORY APPROVALS


     DI and Grey Wolf are aware of no governmental regulatory approvals remaining to be obtained for consummation of the Merger, other than compliance with federal securities laws and state securities or "blue sky" laws. The Merger was subject to the premerger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Filings under the HSR Act were made by DI, Grey Wolf and James K. B. Nelson with the Federal Trade Commission and the Department of Justice Antitrust Division. On May 7, 1997, early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed under the HSR Act, subject to shareholder approval and other conditions to the Merger contained in the Merger Agreement. See "The Merger Agreement and Related Contracts--Antitrust Matters."


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax consequences associated with participation in the Merger, particularly with respect to the holders of GW Common Stock. This summary does not discuss all of the aspects of federal income taxation that may be relevant to a participant in light of his or her particular circumstances, or to certain types of participants which are subject to special treatment under federal income tax laws (including persons who hold GW Common Stock as part of a straddle or hedge, dealers in securities, insurance companies, tax exempt organizations, financial institutions, broker-dealers, S-corporations, foreign corporations, and persons who are not citizens or residents of the United States). In addition, this summary does not describe any tax consequences under state, local or foreign tax laws.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a Grey Wolf shareholder.

     THE DISCUSSION SET FORTH BELOW ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION WHICH ARE EXPECTED TO RESULT FROM THE MERGER. EACH GREY WOLF SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE SPECIFIC TO HIM IN CONNECTION WITH PARTICIPATING IN THE MERGER, AS WELL AS THE APPLICATION TO HIM OF PENDING LEGISLATION, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Opinion of Arthur Andersen LLP; Material Federal Income Tax Issues

     Arthur Andersen LLP ("Tax Counsel") has rendered the following opinions for the benefit DI, the Purchaser, Grey Wolf and the shareholders of Grey Wolf as to the material federal income tax consequences of the Merger:

     (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and DI, the Purchaser, and Grey Wolf will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     (ii) No gain or loss will be recognized by DI, the Purchaser or Grey Wolf in the Merger.

     (iii) The tax basis of Grey Wolf's assets in the hands of the Purchaser will be the same as the basis of those assets in the hands of Grey Wolf immediately prior to the transaction. The tax basis of Grey Wolf's assets in the hands of the Purchaser will not be increased by any boot paid to shareholders, cash paid to dissenters or cash paid in lieu of fractional shares.

     (iv) The holding period of the assets of Grey Wolf in the hands of the Purchaser will include the period during which such assets were held by Grey Wolf.

     (v) Each Grey Wolf shareholder will recognize income in an amount equal to the lesser of the sum of the Cash Consideration (defined below) and Contingent Cash Consideration (defined below) received by him (collectively the "boot"), or his total gain realized on the exchange of his GW Common Stock.
The total income realized by a Grey Wolf shareholder is equal to the excess, if any, of the fair market value of the boot and DI Common Stock received over such shareholder's adjusted tax basis in his GW Common Stock. As discussed below, such income will be taxed as a dividend or capital gain depending on certain factors unique to each Grey Wolf shareholder. Any loss realized by a Grey Wolf shareholder on the exchange of GW Common Stock pursuant to the Merger will not be recognized. However, holders of GW Common Stock who receive cash proceeds in lieu of fractional shares in DI Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such fractional shares. Any gain or loss so recognized should qualify as capital gain or loss, assuming the holder holds the GW Common Stock as a capital asset at the Effective Time of the Merger.


     (vi) The aggregate tax basis of the shares of DI Common Stock received by the Grey Wolf shareholders will equal the tax basis of their GW Common Stock exchanged therefor increased by any gain recognized and reduced by the amount of any boot received (other than payments in lieu of fractional shares).

     (vii) The holding period of the DI Common Stock in the hands of Grey Wolf shareholders will include the holding period of their GW Common Stock exchanged therefor, assuming that the Grey Wolf shareholder holds the GW Common Stock as a capital asset at the Effective Time of the Merger.

Included as Appendix E to this Prospectus/Proxy Statement is the opinion of Arthur Andersen LLP.


     Dividend Versus Capital Gain


     Income recognized by a Grey Wolf shareholder on the exchange of his GW Common Stock pursuant to the Merger will be taxed as a capital gain if such shareholder's GW Common Stock is held as a capital asset at the Effective Time of the Merger, and such income is not characterized as a dividend under Section 302 of the Code. Income recognized will constitute a dividend if it is essentially equivalent to a dividend or not substantially disproportionate as defined under Section 302 of the Code. If each Grey Wolf shareholder receives the same proportion of cash and DI Common Stock in the Merger, the income should be eligible for capital gain treatment, and taxed as long term capital gain if the GW Common Stock has been held by the Grey Wolf shareholder as a capital asset more than one year at the Effective Time of the Merger. Any dividend treatment is limited to the Grey Wolf earnings and profits allocable to a Grey Wolf shareholder's GW Common Stock.

     Contingent Cash Consideration

     The Contingent Cash Consideration is held pursuant to the terms of the Escrow Agreement. In relation to the Contingent Cash Consideration, a Grey Wolf shareholder may not be able to use the installment method. If the Grey Wolf shareholder is not permitted to use the installment method, or if the Grey Wolf shareholder elects out of installment sale treatment, the Grey Wolf shareholder may be able to treat the transfer as an open transaction and defer recognition of any gain related to the Contingent Cash Consideration until received. In addition, the escrow arrangement does not include a stated interest rate. If a deferred payment has a below market interest rate, the IRS requires interest to be imputed. Therefore, each payment from the escrow account will have an interest component.

     Continuity of Interest by Grey Wolf Shareholders


     In order for the Merger to qualify as a reorganization, the historic shareholders of Grey Wolf must have a definite and substantial interest in DI after the Merger (the "continuity of interest requirement"). This requirement has been construed by the IRS and the courts to mean that the shareholders of Grey Wolf must receive at least some amount of DI Common Stock as consideration for the GW Common Stock surrendered in the Merger. There is no clear guidance regarding the minimum percentage of stock consideration required for the continuity of interest requirement to be met. It is clear that a merger in which 50% of the consideration consists of stock of the acquiring corporation, and the shareholders of the target corporation have no plan or intention to dispose of the stock received in the merger, will satisfy the continuity of interest requirement. There is judicial authority to support the conclusion that 40% stock consideration is sufficient to provide the requisite continuity of interest. However, there can be no assurance that the IRS will not assert that the Merger (in which approximately 45% of the total consideration is DI stock) does not qualify as a tax free reorganization on the ground that the continuity of interest percentage requirement has not been met since less than 50% of the total consideration consists of DI stock.


     In addition to having continuity of interest immediately after the Merger, the Grey Wolf shareholders must also have an unrestricted right to maintain ownership of the continuity amount for some period after the Merger and either actually maintain ownership for such period after the Merger or, if the stock is disposed early, demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the reorganization.

     The IRS' official position is that the continuity of interest amount should remain for at least five years after the reorganization. The determination of whether the Grey Wolf shareholders intended at the time of the Merger to dispose of the DI Common Stock received in the Merger is based on all of the facts and circumstances. Thus, under present IRS guidelines, if the Grey Wolf shareholders dispose of more than a nominal number of shares of DI Common Stock received in the Merger within five years, the IRS might assert that the Merger is not a tax free reorganization.


     The IRS has issued proposed regulations that provide that dispositions of DI Common Stock by a Grey Wolf shareholder to a party other than DI and its affiliates will not cause a failure of the continuity test, even if such dispositions are pursuant to a plan in place before the Merger. However, these proposed regulations are subject to review, revision and possible withdrawal, and in any event are expressly not applicable to the Merger based on the date of the Agreement and Plan of Merger.


     Consequences of Not Qualifying as a Reorganization


     If the Merger fails to qualify as a reorganization under Section 368(a) of the Code for any reason, the total gain realized by a Grey Wolf shareholder will be taxable as of the Effective Time. The total gain realized is equal to the excess, if any, of the fair market value of the cash and DI Common Stock received over the Grey Wolf shareholder's adjusted tax basis in his GW Common Stock. Such gain or loss will qualify as capital gain or loss, assuming the Grey Wolf shareholder holds the GW Common Stock as a capital asset at the Effective Time of the Merger. Also in such event, Grey Wolf will recognize gain equal to the excess of (i) the fair market value of the sum of the liabilities of Grey Wolf assumed by the Purchaser, together with the DI Common Stock and additional cash consideration distributed to the Grey Wolf shareholders over (ii) Grey Wolf's basis in the assets transferred to the Purchaser pursuant to the Merger. Any resulting corporate income tax on such gain would be payable by the Purchaser as successor to Grey Wolf, and constitute an assumed liability for computing Grey Wolf's gains.


     Effect of Tax Opinion and Assumptions

     While Arthur Andersen LLP has delivered its opinion with respect to certain federal income tax consequences relating to the Merger, the parties to the Merger, including the Grey Wolf shareholders, should be aware that such an opinion is neither binding on the IRS or the courts, nor are the IRS or the courts precluded from adopting a contrary position. No ruling has been requested from the IRS with respect to any of the opinions and statements set forth herein. Accordingly, there can be no assurance that such opinions and statements will not be challenged by the IRS or would be sustained by a court if so challenged.

     This discussion and the opinion of Arthur Andersen LLP reflect a number of significant assumptions, including that (i) the Merger is consummated in accordance with the terms of the Merger Agreement; (ii) certain additional representations received from officers of DI, the Purchaser and Grey Wolf are true, particularly as detailed in the opinion of Arthur Andersen LLP; and (iii) the representations of the Grey Wolf shareholders with respect to the continuity of interest requirements set forth above are true.

     Backup Withholding


     Under the backup withholding rules, a holder of GW Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Grey Wolf shareholder's federal income tax liability. DI may require holders of GW Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to DI with respect to the payment of backup withholding. A Grey Wolf shareholder who does not provide DI with his, her or its current taxpayer identification number may be subject to penalties imposed by the IRS.


ACCOUNTING TREATMENT


     It is intended that the Merger will be accounted for under the purchase method of accounting pursuant to generally accepted accounting principles. The effect of purchase accounting treatment is that the assets and liabilities accounts of Grey Wolf will be recorded at their fair values at the Effective Time. Any excess consideration paid by DI over the fair value of Grey Wolf's assets less liabilities recorded will be recorded as goodwill. See "Unaudited Pro Forma Consolidated Financial Data."

                   THE MERGER AGREEMENT AND RELATED CONTRACTS

     The terms and conditions of the Merger are contained in the Merger Agreement and other related contracts. The following is a summary of the material terms of such agreements. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement and related contracts.

EFFECT OF THE MERGER


     Grey Wolf will be merged with and into the Purchaser upon the terms and subject to the conditions of the Merger Agreement and in accordance with the relevant provisions of the TBCA. Following the Merger, the Purchaser will continue as the surviving corporation under the name "Grey Wolf Drilling Company" and will continue its existence under the laws of the State of Texas, and the separate corporate existence of Grey Wolf will cease.

     The Merger will be consummated by filing Articles of Merger executed in accordance with the relevant provisions of the TBCA with the Texas Secretary of State and will become effective upon the issuance of a certificate of merger by the Texas Secretary of State. The Merger is expected to become effective as soon as practicable following the satisfaction or waiver, if permissible, of the conditions precedent set forth in the Merger Agreement, and in any event within ten days thereafter. The time the Merger becomes effective is herein referred to as the "Effective Time."


     The Articles of Incorporation and Bylaws of the Purchaser (amended to specify the name "Grey Wolf Drilling Company") will continue to be the Articles of Incorporation and Bylaws of the Purchaser following the Merger. The directors and the officers of the Purchaser immediately before the Effective Time will continue to be the directors and officers of the Purchaser following the Merger until their respective successors are duly elected or appointed and qualified.

CONVERSION OF SHARES OF GW COMMON STOCK


     Except as otherwise described below, at the Effective Time, each issued and outstanding share of GW Common Stock will be converted into the right to receive the "Share Fraction" (defined below) of:


     (i) an amount in cash (the "Cash Consideration") equal to the "Closing Cash Consideration" (defined below), plus

     (ii) a number of shares of DI Common Stock (the "Stock Consideration") equal to the "Aggregate Stock Consideration" (defined below), plus (if applicable)

     (iii) an amount, if any, in cash (the "Contingent Cash Consideration") equal to the "Aggregate Contingent Cash Consideration" (defined below).

The Cash Consideration, the Stock Consideration, and, if applicable, the Contingent Cash Consideration are collectively referred to below as the "Merger Consideration."


     The "Closing Cash Consideration" means $56.6 million, less such amount, if any, as may be deducted from the Closing Cash Consideration pursuant to the provisions of the Merger Agreement summarized under "--Required Ratio Adjustment," below, plus the amount, if any, of the "Additional Closing Cash Consideration" which is added to that amount pursuant to the provisions of the Merger Agreement summarized under "--Escrow Arrangements," below.

     The "Aggregate Stock Consideration" means 14.0 million shares of DI Common Stock, plus or minus such number, if any, of shares of DI Common Stock by which the Aggregate Stock Consideration will be increased or decreased pursuant to the provisions of the Merger Agreement summarized under "--Collar Adjustment," below, plus such number, if any, of shares of DI Common Stock as may be added to the Aggregate Stock Consideration pursuant to the provisions of the Merger Agreement summarized under "--Required Ratio Adjustment," below.

     The "Aggregate Contingent Cash Consideration" means an amount, if any, equal to the sum of the Contingent Cash Consideration payable to the former shareholders of Grey Wolf from the funds, if any, placed in escrow pursuant to the arrangements described under "--Escrow Arrangements," below.

     The "Share Fraction" means a fraction having "1" as its numerator and having as its denominator the number of shares of the GW Common Stock outstanding at the Effective Time (except and excluding any shares of GW Common Stock issued and held in Grey Wolf's treasury immediately before the Effective
Time).

ESCROW ARRANGEMENTS

     The Merger Agreement contemplates that at or immediately after the Effective Date, an escrow account will be established with a bank escrow agent into which DI and the Purchaser will deposit $5.0 million of cash that would otherwise be payable to the shareholders of Grey Wolf as Closing Cash Consideration at the Effective Time. The purpose of the escrow arrangement is generally to provide a source of payment for the net costs to the Purchaser, if any, for any eventual settlement by, or the payment of a monetary court judgment against, the Purchaser in certain litigation pending against Grey Wolf styled TEPCO, Inc. v. Grey Wolf Drilling Company (Cause No. 96-49194) presently pending in the 164th Judicial District Court of Harris County, Texas, and any other lawsuits arising during the term of the escrow arrangement in which TEPCO asserts claims against Grey Wolf or the Purchaser which are the same as those made in the plaintiff's original petition filed in the case, or which are based on facts and circumstances alleged in that original petition (the "TEPCO Lawsuit").

     An escrow agreement will be entered into by and among DI, Grey Wolf, the Purchaser, Messrs. James K. B. Nelson and Sheldon B. Lubar, as "Stockholder Representatives," of the shareholders of Grey Wolf and BankOne Texas, N.A. as escrow agent (the "Escrow Agent"). The escrow agreement is in substantially the form attached to the Merger Agreement as Schedule 1.6 thereto (the "Escrow Agreement"). Grey Wolf has stated in the Escrow Agreement its belief that the claims asserted by TEPCO in the TEPCO Lawsuit are entirely without merit and that it believes that if the TEPCO Lawsuit is tried TEPCO will be denied any recovery and Grey Wolf will recover a judgment against TEPCO on Grey Wolf's counterclaim which has been asserted in the case. Grey Wolf has also stated in the Escrow Agreement that it agreed to enter into the Escrow Agreement incident to execution of the Merger Agreement solely to avoid potential delay in or interference with closing of the Merger which might otherwise result from the pendency of what it believes are nebulous and unquantified claims for alleged "damages" asserted by TEPCO in its petition filed in the TEPCO Lawsuit. From and after the Effective Time, the Stockholder Representatives will control and direct the handling of the TEPCO Lawsuit, and DI and the Purchaser will provide such assistance and cooperation as is reasonably requested by the attorneys representing the Purchaser in the case.


     The Escrow Agreement generally provides that if a settlement approved by the Stockholder Representatives has been reached in the TEPCO Lawsuit or if a final judgment requiring a net payment by the Purchaser to TEPCO is rendered in the case, the Escrow Agent will pay to the Purchaser such funds remaining in escrow as are required to effect such settlement or pay such judgment as specified in joint, written instructions from the Purchaser and the Stockholder Representatives. Upon final disposition of the TEPCO claims, the balance of the escrow account, if any, that is not required to be paid to the Purchaser, to the Escrow Agent or to the Stockholder Representatives for reimbursement of expenses is to be paid by the Escrow Agent to the Exchange Agent under the Merger Agreement and allocated and distributed by the Exchange Agent to the former shareholders of Grey Wolf in proportion to their ownership of GW Common Stock at the Effective Time. The amount distributed to each former Grey Wolf shareholder is referred to as his or her "Contingent Cash Consideration," and the total Contingent Cash Consideration distributable to all former Grey Wolf shareholders is referred to as the "Aggregate Contingent Cash Consideration." DI and the Purchaser are jointly and severally liable under the terms of the Merger Agreement to pay or cause to be paid the Contingent Cash Consideration to each former Grey Wolf shareholder entitled to such payment. The agreement of DI and the Purchaser to pay or cause to be paid the Contingent Cash Consideration, if any, to each shareholder will be secured by a security interest and common law pledge, assignment and lien on the escrow fund.


     The Purchaser also will be entitled from time to time to disbursements from the escrow account of amounts necessary to reimburse the Purchaser for federal income taxes to be paid by the Purchaser or DI with respect to the net taxable income generated by the escrow account and for one-half of the legal fees and expenses incurred by Purchaser in connection with the TEPCO Lawsuit. The fees and reasonable expenses of the Escrow Agent and the reasonably incurred expenses of the Stockholder Representatives are also to be paid from the escrow fund.


     The Escrow Agreement provides that it will terminate prior to the Effective Time in the event of the settlement of the TEPCO Lawsuit prior to the Effective Time, or the entry of a final judgment denying the plaintiff's claims in the TEPCO Lawsuit prior to the Effective Time. In such cases, no amount of Contingent Cash Consideration will be payable to the holders of GW Common Stock or included in the Merger Consideration. Instead, the Closing Cash Consideration payable to holders of GW Common Stock will be increased by adding thereto an amount (the "Additional Closing Cash Consideration") equal to $5.0 million, less the amount, if any, of any "Settlement Payment" (defined below).


     If Grey Wolf decides, in its discretion, to settle the TEPCO Lawsuit and obtain an agreement for a full release of the underlying claims by TEPCO prior to the Effective Time, the amount, if any, of money paid or payable by Grey Wolf to TEPCO to obtain the release is herein referred to as the "Settlement Payment." The Merger Agreement permits Grey Wolf, in its discretion, to settle the TEPCO Lawsuit and the underlying claims at any time prior to the Effective Time; provided that Grey Wolf may not, without the consent of DI (which consent may not be unreasonably withheld or delayed), make or agree to make a Settlement Payment in excess of $5.0 million to affect such a settlement (which Grey Wolf has advised DI that it has no intention whatsoever of doing) or undertake any affirmative obligation to TEPCO or any other person in consideration for such a release other than to make a Settlement Payment (if any) in money and, if and to the extent Grey Wolf should so elect, to release (in whole or in part) claims of Grey Wolf against TEPCO and indemnify TEPCO against such claims (to the extent thus released) and to dismiss the TEPCO Lawsuit. The Merger Agreement provides that by approving the Merger Agreement, the shareholders of Grey Wolf are deemed to (i) adopt and approve, and consent to and join in the terms of, the Escrow Agreement, (ii) agree to the appointment of the Stockholder Representatives and (iii) confirm the authority of the Stockholder Representatives to enter into the Escrow Agreement, to exercise their rights and authority and discretion as the representatives of the shareholders of Grey Wolf and to have and be entitled to the benefit of the rights and releases therein granted to them.


COLLAR ADJUSTMENT

     The number of shares of DI Common Stock included in the Aggregate Stock Consideration has initially been agreed to be 14.0 million shares. The Merger Agreement provides, however, that if the "DI Common Stock Price" (as defined below) is less than $3.00 or more than $4.00, the number of shares of DI Common Stock included in the Aggregate Stock Consideration will be increased or decreased above or below 14.0 million shares (before giving effect to any increase in the number of shares of DI Common Stock included in the Aggregate Stock Consideration pursuant to the terms of the Merger Agreement described under "--Required Ratio Adjustment," if applicable). If the DI Common Stock Price is less than $3.00, the number of shares of DI Common Stock included in the Aggregate Stock Consideration will be increased to a number of shares equal to $42.0 million divided by the DI Common Stock Price. If the DI Common Stock Price is more than $4.00, the number of shares of DI Common Stock included in the Aggregate Stock Consideration will be decreased to the greater of (i) 11,666,667 shares, or (ii) a number of shares equal to $56.0 million divided by the DI Common Stock Price.

     The "DI Common Stock Price" means an amount equal to the average of the closing sales price of DI Common Stock on the American Stock Exchange Consolidated Tape as reported by the Wall Street Journal (Southwest Edition) on each of the ten consecutive trading days immediately preceding the third trading day before the Effective Time of the Merger. Grey Wolf has agreed that it will not, and has agreed that it will request each of its officers and directors to agree that they will not, engage in trading in DI Common Stock during the twenty consecutive days immediately preceding the Effective Time of the Merger.

REQUIRED RATIO ADJUSTMENT

     If the number of shares of DI Common Stock included in the Aggregate Stock Consideration (after giving effect to any increase or decrease in such number of shares pursuant to the adjustments described above under "--Collar Adjustment," if applicable) is not sufficient to achieve the "Required Ratio" (hereinafter defined), then the number of shares of DI Common Stock included in the Aggregate Stock Consideration (after giving effect to any increase or decrease in such number of shares pursuant to the adjustments described above under "--Collar Adjustment," if applicable) will be increased by such additional number of shares of DI Common Stock as is necessary to achieve the "Required Ratio." If the number of shares of DI Common Stock included in the Aggregate Stock Consideration is increased to achieve the Required Ratio, then the amount of the Closing Cash Consideration will be reduced by deducting from the Closing Cash Consideration an amount equal to the product of (i) the number of additional shares of DI Common Stock by which the Aggregate Stock Consideration has been increased pursuant to Required Ratio adjustment multiplied by (ii) the DI Common Stock Price.

     The "Required Ratio" means that the number of shares of DI Common Stock included in the Aggregate Stock Consideration, after the adjustments thereof, if any, made pursuant to the Collar Adjustments and Required Ratio Adjustments, multiplied by the DI Common Stock Price (the product being called the "Stock Value"), is equal to 45% of the sum of the Stock Value and an amount (the "Additional Amount") determined as follows:

        (i) If the Escrow Agreement is terminated prior to the Effective Time in accordance with its terms, the "Additional Amount" will be equal to the Closing Cash Consideration, as adjusted pursuant to the provisions described above under "--Escrow Arrangements," and as necessary to achieve the Required Ratio; or

        (ii) If the Escrow Agreement is not terminated prior to the Effective Time in accordance with its terms, the "Additional Amount" will be equal to the sum of the Closing Cash Consideration, adjusted to achieve the Required Ratio, and $5.0 million.

EXCHANGE PROCEDURES

  Promptly after the Effective Time, the Merger Agreement requires DI or the Purchaser to deposit with BankOne Texas, N.A., a national bank doing business in Houston, Texas, as exchange agent (the "Exchange Agent"), for exchange in accordance with the Merger Agreement, cash in the amount of the Closing Cash Consideration, stock certificates representing the Aggregate Stock Consideration issued in the names of the former Grey Wolf shareholders for the respective number of shares of DI Common Stock to be received by them, and cash in the amount required to be paid to former Grey Wolf shareholders in lieu of fractional shares of DI Common Stock.

  The Merger Agreement provides that as soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of GW Common Stock immediately before the Effective Time, other than any Dissenting Shares, a letter of transmittal (the "GW Letter of Transmittal"), which will specify that delivery will be effected, and risk of loss and title to stock certificates for GW Common Stock will pass, only upon delivery of such certificates to the Exchange Agent. The GW Letter of Transmittal must be in such form and have such other provisions as the Purchaser may reasonably specify, including, without limitation, provisions designed to comply with any necessary tax withholding obligations required by applicable law. Also to accompany the GW Letter of Transmittal are instructions for use in effecting the surrender of certificates for GW Common Stock in exchange for the Merger Consideration.


  Upon surrender of a certificate for GW Common Stock (a "GW Certificate") to the Exchange Agent for cancellation, together with the GW Letter of Transmittal, duly executed, and such other documents as the Purchaser or the Exchange Agent may reasonably request, with signatures thereon guaranteed, the holder of such GW Certificate will be entitled to receive in exchange therefor
(i) a bank check in the amount equal to the Cash Consideration that such holder has the right to receive (plus any cash in lieu of fractional shares of DI Common Stock and less any required tax withholding) and (ii) a DI Certificate representing that whole number of shares of DI Common Stock that such holder has the right to receive as the Stock Consideration, and the GW Certificate so surrendered will be canceled. Certificates representing shares of DI Common Stock issued to affiliates of Grey Wolf (as defined for purposes of Rule 145 under the Securities Act) will bear a restrictive legend in a form reasonably required by DI. Until surrendered for exchange, each GW Certificate will be deemed after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of GW Common Stock formerly represented thereby.


  No fractional shares of DI Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments for fractional shares will be paid equal to the product of such fractional amount and the DI Common Stock Price.

  Any DI Common Stock or portion of the cash (including the proceeds of any investments thereof) that remains unclaimed by the holders of GW Common Stock six months after the Effective Time will be returned to the Purchaser. Any holders of GW Certificates who have not theretofore surrendered such GW Certificates may thereafter look only to the Purchaser for payment of their claims for the Merger Consideration, without any interest thereon, or for payment of the fair value of their Dissenting Shares. If any GW Certificates have not been surrendered within seven years after the Effective Time (or immediately before such earlier date on which any payment in respect thereof would otherwise escheat or become the property of a governmental authority pursuant to applicable law), the Merger Consideration in respect of such GW Certificates will, to the extent permitted by applicable law, become the property of the Purchaser, free and clear of all claims or interests of any person previously entitled to any such Merger Consideration.


  If the Escrow Agreement is not terminated prior to the Effective Time in accordance with the terms of the Escrow Agreement, and if funds remaining in escrow are due the former holders of GW Common Stock pursuant to the Escrow Agreement, the Aggregate Contingent Cash Consideration will be paid and distributed from the Escrow Fund by the Escrow Agent to itself in its capacity as the Exchange Agent. Upon payment of the Aggregate Contingent Cash Consideration to the Exchange Agent, the Aggregate Contingent Cash Consideration will be the property of the shareholders in proportion to the respective amounts of the Contingent Cash Consideration payable to the former Grey Wolf shareholders pursuant to the Merger Agreement. As promptly as practicable after the date that distribution is required, the Exchange Agent will distribute and pay the applicable Contingent Cash Consideration to each Grey Wolf shareholder by bank check issued and mailed to such shareholder at the shareholder's address provided in or pursuant to the GW Letter of Transmittal.


REGISTRATION RIGHTS


  Grey Wolf and DI have agreed to prepare and file with the Commission under the Securities Act as promptly as practicable, and to use all reasonable efforts to have declared effective by the Commission, a prospectus/proxy statement with respect to the approval of the Merger, including a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the DI Common Stock to be issued to the holders of the GW Common Stock as the Stock Consideration. As promptly as practicable after the Registration Statement has been declared effective by the Commission, Grey Wolf is obligated to mail the prospectus/proxy statement contained therein to its shareholders.

  Under the Merger Agreement, DI has agreed that as promptly as practicable after the receipt of a written demand therefor, DI will, on one occasion only, prepare and file with the Commission under the Securities Act a registration statement on Form S-3 for the purpose of registering the resale in the market from time to time of the DI Common Stock issued in the Merger (the "Shelf Registration Statement") by the holders thereof, or by potential assignees of such holders to which all or a portion of such DI Common Stock may be transferred in transactions that do not constitute "sales" as that term is defined under the Securities Act. A demand for the filing of the Shelf Registration Statement may be made by the holder or holders of in excess of 1% of the DI Common Stock then outstanding.


  DI is required to use its best efforts to maintain the effectiveness of the Shelf Registration Statement until the second anniversary of the effective date of the Shelf Registration Statement, subject to further extension for additional periods of time if, and to the extent that, the Shelf Registration Statement is not declared effective within 45 days after the demand therefor, and for all periods of time during which holders are unable to use the Shelf Registration Statement because it is not then current under the Securities Act and regulations thereunder or because the registration statement or its availability for resales has been suspended pursuant to DI's right to do so under certain circumstances. Such suspensions by DI may not be for a period of more than (i) 60 consecutive days, or (ii) 180 days within any twelve month period.

  DI has also extended incidental or "piggy-back" registration rights to Holders (as defined in the Merger Agreement) to participate in certain underwritten public offerings conducted by DI during the period of time from the date a demand for a Shelf Registration Statement is made through the last date that the resale Shelf Registration Statement is required to be maintained effective by DI. DI is required to use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit persons entitled to piggy-back registration rights to be included in the registration statement for such offering on the same terms and conditions as any similar securities of DI included therein. If the managing underwriter or underwriters of such offering indicates in writing to DI its reasonable belief that the inclusion of the shares requested to be so included might reasonably be expected to jeopardize the success of the offering of the securities of DI to be offered and sold by DI for its own account, then the amount of securities to be offered for the account of the Holders may be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters (which recommendation may be that no securities to be sold by Holders be included in such registration statement). The shares to be included in such registration statement will be selected in the following order of priority: (i) first, all of the securities that DI proposes to sell for its own account, if any; (ii) second, any securities held by persons who, as of the date of the Merger Agreement, are contractually entitled to priority over Holders in the inclusion of their securities in such registration; (iii) third, the securities requested to be included in such registration by Holders that have requested their eligible securities be included therein and any securities proposed to be included by other persons who, as of the date of the Merger Agreement, are contractually entitled to include a portion of their securities in such registration on a pro rata basis with Holders (i.e., such shares to be allocated between Holders and non-Holders based on the amount of securities that each proposes to offer in relation to the total amount of securities proposed to be offered by all such selling shareholders); and (iv) fourth, any other securities to be offered and sold by other holders of DI's securities.

  All expenses incident to DI's performance of its demand or piggy-back registration obligations under the Merger Agreement will be borne by DI, except for discounts, commissions, fees or expenses payable to underwriters that are attributable to the sale of securities sold by selling Holders and the fees and expenses of counsel for any selling Holders. The Merger Agreement provides customary indemnities by and for the benefit of DI and the selling shareholders in connection with demand or piggy-back registrations effected pursuant to the Merger Agreement.

GREY WOLF EMPLOYEE TRUST


  The Merger Agreement provides that shortly before the Effective Time Grey Wolf will establish an irrevocable trust (the "Employee Trust") by execution of a Trust Agreement (the "Trust Agreement") having a bank as trustee (the "Trustee") in the form attached to the Merger Agreement as Schedule 1.13. Grey Wolf will contribute and pay to the Trustee for inclusion in the principal of the Employee Trust the sum of $2.4 million in cash. Additionally, if the Merger occurs, then promptly after the Effective Time, James K. B. Nelson (the President of Grey Wolf and one of the principal holders of GW Common Stock) has agreed in the Merger Agreement that he will contribute and pay to the Trustee the sum of $1.65 million in cash from his personal funds to be added to the principal of the Employee Trust which will result in the Employee Trust having an initial principal balance of $4.05 million.


  The Employee Trust will be established for the benefit of those employees of Grey Wolf identified in Exhibit A to the Grey Wolf Drilling Company Deferred Compensation Plan (the "Plan") attached to the Trust Agreement who remain employed by Grey Wolf on the date of establishment of the Employee Trust (the "Grey Wolf Employees"). Under the Employee Trust, the Trustee is obligated to make payments to the Plan participants and their beneficiaries in accordance with and subject to the terms of the Plan.

  The amount of benefits payable under the Plan to a Grey Wolf Employee is generally a function of the "Allocation Factor" assigned to the Employee as set forth in Exhibit A to the Plan. Except for certain events of forfeiture specified in the Plan, benefits are generally fully vested and payable under the Plan on the first to occur of (i) the first anniversary of the establishment of the Plan, (ii) the Employee's death, (iii) termination of the Employee's employment by the Purchaser due to the Employee's disability, (iv) termination of the Employee's employment by the Employee due to the occurrence of a Good Cause Event (as defined in the Plan) or (v) termination of the Employee's employment by the Purchaser without Cause (as defined in the Plan). An Employee's benefits under the Plan will be forfeited if the Employee resigns other than by reason of a Good Cause Event or if the Employee is discharged for Cause, in either case prior to the first anniversary of the Plan.

APPOINTMENT OF DI DIRECTORS; CHANGE OF NAME; EXECUTIVE OFFICES

  The Merger Agreement provides that the Board of Directors of DI will elect James K. B. Nelson, President of Grey Wolf, and William T. Donovan to serve as members of the Board of Directors of DI until the next regularly scheduled election of members of the Board of Directors of DI. The Merger Agreement also requires that DI will circulate a proxy statement to its shareholders for the next annual meeting of shareholders following the Merger soliciting their approval for a change of DI's name so that it includes the words "Grey Wolf." The executive headquarters of the Purchaser are required by the Merger Agreement to remain in the Houston area for a period of not less than one year after the Effective Time.

REPRESENTATIONS AND WARRANTIES


  In the Merger Agreement, Grey Wolf has made various representations and warranties relating to, among other things, its capitalization, financial statements, environmental matters, employee benefit and employment matters, the satisfaction of certain legal requirements for the Merger and the absence of certain litigation. DI has also made certain representations and warranties in the Merger Agreement concerning its financial statements, the accuracy of its filings with the Commission, the satisfaction of certain legal requirements for the Merger, the availability prior to July 1, 1997, or such later date as agreed to by DI, Purchaser, and Grey Wolf, of funds or financing commitments from reputable financial institutions for funds sufficient to consummate the Merger and the availability of such funds at the Effective Time. All such representations and warranties expire at the Effective Time.


CERTAIN COVENANTS AND AGREEMENTS

  DI and Grey Wolf have made certain covenants and agreements in the Merger Agreement, including those summarized in this Prospectus/Proxy Statement. All such covenants and agreements terminate at the Effective Time, except for those covenants and agreements which by their terms contemplate performance after the Effective Time which will survive the Effective Time.

AGREEMENTS TO SUPPORT THE MERGER

  The Merger Agreement contains the agreement of Grey Wolf that its Board of Directors will, subject to the fiduciary duties of Grey Wolf's Board of Directors under applicable law (as advised by its counsel), recommend that the shareholders of Grey Wolf vote in favor of approval and adoption of the Merger Agreement.


  Three of the principal shareholders of Grey Wolf have entered into agreements with DI pursuant to which, among other things, such principal shareholders agree to vote for and generally support the Merger (the "Voting and Support Agreements"). The names of the principal shareholders and the number of shares of GW Common Stock which such principal shareholders have represented in their Voting and Support Agreements that they own beneficially or of record are as follows: Sheldon B. Lubar, individually and on behalf of Lubar Nominees, 1,136,168 shares; James K. B. Nelson, 333,371 shares; and Felicity Ventures, Ltd. (of which James K. B. Nelson is a general partner), 667,000 shares. The aggregate number of shares of GW Common Stock that such principal shareholders have agreed to vote in favor of the Merger totals 2,136,539 shares or approximately 72% of the 2,983,579 shares of GW Common Stock which Grey Wolf has represented in the Merger Agreement to be issued and outstanding. The form of Voting and Support Agreement executed by the Grey Wolf shareholders is attached as Appendix B to this Prospectus/Proxy Statement.


CONDUCT OF GREY WOLF'S BUSINESS PRIOR TO THE MERGER


  Except as contemplated by the Merger Agreement, unless otherwise agreed to in writing by DI, the Merger Agreement requires that Grey Wolf conduct its business prior to the Effective Time in the ordinary course consistent with past practice, use its best efforts to preserve intact the business organization of Grey Wolf, keep available as a group the services of its current officers and key employees and preserve the good will of its material customers. For example, except as otherwise contemplated by the Merger Agreement or as otherwise agreed to in writing by DI, prior to the Effective Time, Grey Wolf will not (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) any shares of capital stock of Grey Wolf or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Grey Wolf, or any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of Grey Wolf or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock, or grant or accelerate any right to convert or exchange any securities of Grey Wolf for shares of GW Common Stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of GW Common Stock outstanding on the date of the Merger Agreement; (ii) redeem or otherwise acquire, or propose to redeem or otherwise acquire, any of the outstanding equity securities of Grey Wolf (including shares of GW Common Stock); (iii) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of Grey Wolf; (iv) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities; (v) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (vi) enter into any material contract other than in the ordinary course or agree to any release or relinquishment of any material contract rights; (vii) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; (viii) propose or adopt any amendments to the Articles of Incorporation or Bylaws of Grey Wolf; (ix) enter into any new employment, consulting, severance or indemnification agreement with any officer, director or key management Employee; or (x) agree in writing or otherwise to take (A) any of the foregoing actions or (B) any action which would make any representation or warranty of Grey Wolf in the Merger Agreement untrue or incorrect in any material respect. Grey Wolf is also prohibited from paying bonuses and granting salary increases without the prior written consent of Purchaser.

NON-SOLICITATION


  In the Merger Agreement, Grey Wolf has agreed that it will not, directly or indirectly, and will instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Grey Wolf (any such proposal or offer being referred to herein as an "Acquisition Proposal"), and that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any such Acquisition Proposal. The Merger Agreement also provides, however, that Grey Wolf may furnish information and may engage in discussions or negotiations with any person if, following the receipt of an unsolicited bona fide written Acquisition Proposal from any such person if (i) counsel advises Grey Wolf's directors that failure to furnish such information or engage in such discussions or negotiations could involve Grey Wolf's directors in a breach of their fiduciary duties and (ii) Grey Wolf's directors believe, in good faith, after consultation with Grey Wolf's financial advisors, that such person may make a bona fide proposal for a transaction more favorable to Grey Wolf's shareholders than the transactions contemplated by the Merger Agreement. Also, the Merger Agreement does not prohibit Grey Wolf and its Board of Directors from making such disclosure to Grey Wolf shareholders concerning Acquisition Proposals or related matters as, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law. Grey Wolf has agreed promptly to notify DI of the receipt of any Acquisition Proposal and, subject to the fiduciary duties of Grey Wolf's Board of Directors, keep DI informed of the status thereof.


BEST EFFORTS TO CONCLUDE THE MERGER

  All of the parties to the Merger Agreement have agreed to use their respective best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement and to cooperate with each other in so doing, subject in each case to the terms and conditions of the Merger Agreement, and to the fiduciary duties of the Board of Directors of Grey Wolf under applicable law as advised by counsel. The Merger Agreement provides that the parties will use their best efforts to (i) obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (ii) obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (iii) defend all lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (iv) effect promptly all necessary filings and notifications including, but not limited to, filings under the HSR Act and prompt submissions of information requested by governmental authorities.

ANTITRUST MATTERS


  Under the Merger Agreement, each of DI, the Purchaser and Grey Wolf have agreed to use their reasonable best efforts to resolve such objections, if any, that may be asserted with respect to the Merger under federal or state antitrust laws. In the event a suit is instituted challenging the Merger as violative of antitrust laws, each of DI, the Purchaser and Grey Wolf have agreed in the Merger Agreement to use their reasonable best efforts to resist or resolve such suit. Each of DI, the Purchaser and Grey Wolf further agreed to use its best efforts to take such action as may be required by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the antitrust laws or by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. The Merger Agreement provides, however, that in resolving any such antitrust objections, DI and the Purchaser are not required to offer to accept an order providing for the divestiture of such of the properties, assets, operations, or business of Grey Wolf (or, in lieu thereof, such properties, assets, operations, or business of DI and the Purchaser or any of DI and the Purchaser's affiliates) as are necessary to permit the consummation of the transactions contemplated by the Merger Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture. Similarly, neither DI nor the Purchaser is required under the Merger Agreement to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of Grey Wolf's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by the Merger Agreement.


INDEMNIFICATION AND INSURANCE


  From and after the Effective Time, DI and the Purchaser have agreed in the Merger Agreement to indemnify and hold harmless each present and former employee, agent, officer or director of Grey Wolf (the "Indemnified Parties") to the fullest extent permitted under applicable law against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement ("Damages") in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or at the Effective Time including, without limitation, any claim, action, suit, proceeding or investigation which arises out of or relates to the transactions contemplated by the Merger Agreement (a "Claim") without regard to the form of action whether in law or in equity and including but not limited to claims based on negligence or strict liability of any indemnified party or any other theory of recovery. These rights to indemnification survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time. In the event any Indemnified Party asserts in writing that he is entitled to be indemnified and held harmless against any potential Damages arising out of or pertaining to any Claim prior to the end of such six-year period, all rights to indemnification in respect of any such Damages will continue until disposition of any such Claim. DI and the Purchaser have also agreed, to the fullest extent permitted under applicable law, to periodically advance expenses as incurred with respect to any Claim or potential Claim; provided that the person to whom expenses are advanced, if required by applicable law, provides a written affirmation of his good faith belief that he has met the standard of conduct prescribed by law as being necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.


  The Merger Agreement provides that DI will amend its bylaws to contain provisions with respect to indemnification and directors' and officers' insurance consistent with those set forth in Grey Wolf's bylaws, as in effect on the date of the Merger Agreement, and that DI will not amend such provisions for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Grey Wolf, except if such amendment is required by law.


  In addition to the indemnification arrangements described above, Grey Wolf has entered into contractual indemnification arrangements with its directors and certain of its officers (the "Indemnification Agreements") which provide indemnification to each indemnified party effective as of March 6, 1997, the day immediately prior to the date on which the Merger Agreement was executed. Pursuant to the Indemnification Agreements, each officer and director is indemnified, to the fullest extent permitted by law, from claims and expenses in any way related to the fact that such person was or is a director, officer, employee, trustee, agent or fiduciary of Grey Wolf, or was serving at the request of

Grey Wolf in a similar capacity with respect to any other corporation, trust, partnership or other entity or enterprise. Under the terms of the Merger, the Indemnification Agreements will become contractual obligations of the Purchaser following the Effective Time. The Indemnification Agreements have been filed as an exhibit to the Registration Statement.

  DI and the Purchaser are required under the Merger Agreement to use their reasonable best efforts to cause to be maintained in effect for six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by Grey Wolf with respect to all matters, including the transactions contemplated by the Merger Agreement, occurring prior to or at the Effective Time. DI and the Purchaser may, however, substitute therefor policies of at least the same coverage and containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution. DI and the Purchaser are also entitled to reduce the coverage provided by such directors' and officers' liability insurance if and to the extent required to cause the total annual premium for such directors' and officers' liability insurance not to exceed a total annual premium of $150,000.


EMPLOYEE BENEFIT PLANS


  The Merger Agreement requires the Purchaser to replace the Grey Wolf Drilling Company Employees' 401(k) and Profit Sharing Plan with another plan or plans providing, in the aggregate, for a substantially equivalent or greater level of compensation, funding, and benefits for employees of Grey Wolf who remain employed by the Purchaser after the Effective Time. DI believes that its existing 401(k) plan meets the requirements of the Merger Agreement.


CONDITIONS TO CONSUMMATION OF THE MERGER


  The obligations of each party to effect the Merger are subject to the satisfaction or waiver, if permissible, at or prior to the Effective Time, of the following conditions: (i) the Merger Agreement must have been approved and adopted by the requisite affirmative vote of the shareholders of Grey Wolf in accordance with the TBCA and Grey Wolf's Articles of Incorporation; (ii) no statute, rule, regulation, order, decree, ruling or injunction shall have been promulgated, enacted, or issued by any court or governmental authority of competent jurisdiction which is in effect and has the effect of prohibiting the consummation of the Merger; (iii) the waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated; (iv) the DI Common Stock Price must not be less than $2.20 or more than $4.80; (v) DI and the Purchaser must have obtained and have in hand sufficient funds, or binding written commitments from responsible and reputable financial institutions reasonably satisfactory to Grey Wolf to provide such funds, to enable DI and the Purchaser to pay the Closing Cash Consideration and make the $5.0 million escrow deposit (if required) to be made without resulting in a breach or violation of certain of DI's representations and warranties; and
(vi) the Escrow Agreement must have been executed and delivered by DI, Grey Wolf, the Stockholder Representatives and the Escrow Agent.

  The obligations of DI and the Purchaser under the Merger Agreement are subject to the satisfaction (or waiver by DI and the Purchaser), at or prior to the Effective Time, of each of the following conditions: (i) all representations and warranties of Grey Wolf contained in the Merger Agreement or in any certificate or document delivered to DI and the Purchaser pursuant thereto must be true and correct on and as of the date made, and Grey Wolf must have performed all obligations and agreements, and complied with all covenants and conditions, contained in the Merger Agreement to be performed or complied with by it prior to or at the Effective Time; (ii) there must have been no material adverse change in the financial condition, business or operations of Grey Wolf from the date of the Merger Agreement until the Effective Time; (iii) DI must have received a favorable opinion of Arthur Andersen LLP or of KPMG Peat Marwick LLP, addressed to DI and in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; (iv) the number of shares of GW Common Stock held by persons who have evidenced an intent to exercise dissenters' rights of appraisal must not be in excess of 5% of the outstanding GW Common Stock; and
(v) the holders of shares of GW Common Stock who will receive, in the aggregate, ninety percent of the Stock Consideration must have executed letters stating that they have no plan or intent to sell, exchange, transfer, distribute or otherwise reduce their risk of ownership of the DI Common Stock that they will receive in the Merger; provided that no such holder will have liability to DI or the Purchaser by reason of execution or delivery of any such letter or any representation made therein.

  The obligations of Grey Wolf under the Merger Agreement are subject to the satisfaction (or waiver by Grey Wolf), at or prior to the Effective Time, of the following conditions: (i) all representations and warranties of DI and the Purchaser contained in the Merger Agreement or in any certificate or document delivered to Grey Wolf pursuant to the Merger Agreement must be true and correct on and as of the date made, and DI and the Purchaser must have performed all obligations and agreements, and complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to or at the Effective Time; and (ii) Grey Wolf must have received a favorable opinion of Arthur Andersen LLP or of KPMG Peat Marwick LLP, addressed to Grey Wolf and its shareholders and in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.


TERMINATION RIGHTS


  The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption of the Merger Agreement by the shareholders of Grey Wolf under the following circumstances: (i) by mutual written consent duly authorized by the Boards of Directors of Grey Wolf, DI and the Purchaser; (ii) by the Purchaser and DI or Grey Wolf if any court or governmental authority of competent jurisdiction issues an order, decree or ruling, or takes any other action, permanently enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action becomes final and nonappealable; (iii) by Grey Wolf if, prior to the Effective Time, Grey Wolf is not in breach of its obligations summarized under "--Non-Solicitation," above, and a person other than the Purchaser has made an unsolicited bona fide proposal for a transaction which Grey Wolf's Board of Directors believes, in good faith, after consultation with Grey Wolf's financial advisors, is more favorable to Grey Wolf's shareholders than the transactions contemplated by the Merger Agreement; (iv) by DI if neither DI nor the Purchaser is in material breach of the Merger Agreement and Grey Wolf's Board of Directors has (A) withdrawn its recommendation that the shareholders of Grey Wolf vote in favor of approval and adoption of the Merger Agreement, or
(B) recommended or approved the acceptance or approval by shareholders of Grey Wolf of any Acquisition Proposal (other than one by DI or its affiliates); (v) by Grey Wolf, if Grey Wolf is not in material breach of the Merger Agreement and the Effective Time has not occurred on or prior to July 1, 1997; or (vi) by DI, if neither DI nor the Purchaser is in material breach of the Merger Agreement and the Effective Time has not occurred on or prior to July 1, 1997.


  If the Merger Agreement is terminated by Grey Wolf because Grey Wolf's Board of Directors receives an unsolicited competing Acquisition Proposal which the Grey Wolf Board of Directors believes is more favorable to Grey Wolf shareholders than the Merger, or if the Merger Agreement is terminated by DI because Grey Wolf's Board of Directors has withdrawn its recommendation of the Merger to Grey Wolf shareholders or has recommended or approved another Acquisition Proposal, then Grey Wolf is obligated to pay to DI, on demand, as the sole remedy of DI and the Purchaser under the Merger Agreement, a fee of $2.0 million in full reimbursement and compensation for DI's time and effort in negotiating and entering into the Merger Agreement and taking actions pursuant thereto.


  If closing of the Merger does not occur because DI and the Purchaser have not obtained or have in hand sufficient funds, or binding written commitments from responsible and reputable financial institutions reasonably satisfactory to Grey Wolf to provide such funds, to enable DI to pay the Closing Cash Consideration and fund the $5.0 million escrow fund if so required (in either event without breach of certain of DI's representations and warranties), then DI is obligated to pay to Grey Wolf on demand, as Grey Wolf's sole remedy under the Merger Agreement, $2.0 million as liquidated damages in full reimbursement and compensation to Grey Wolf and its shareholders.


AMENDMENT; WAIVERS

  To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of Grey Wolf, DI and the Purchaser at any time before or after approval and adoption of the Merger Agreement by the shareholders of Grey Wolf. After any such shareholder approval and adoption, however, no amendment shall be made which decreases the merger consideration, changes the form thereof or adversely affects the rights of Grey Wolf's shareholders under the Merger Agreement without the approval of the holders of at least two-thirds of the outstanding shares of GW Common Stock. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto.

  At any time prior to the Effective Time, Grey Wolf on the one hand and DI and the Purchaser on the other, by action taken by or on behalf of the Boards of Directors of Grey Wolf, DI and the Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of any other party under the Merger Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document, certificate or writing delivered by any other party pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

DISSENTING SHARES

  Under the provisions of the TBCA, record holders of GW Common Stock will be entitled to exercise dissenter's rights with respect to the Merger. Accordingly, shares of GW Common Stock that are issued and outstanding immediately before the Effective Time and which are held by shareholders who have not voted such shares of GW Common Stock in favor of the Merger and have delivered a written objection to the Merger in the manner provided in the TBCA (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, unless and until such holders have failed to perfect or have effectively withdrawn or lost their rights to appraisal and payment under the TBCA. If any such holder fails to perfect or is deemed to have effectively withdrawn or lost such right, such holder's shares of GW Common Stock will thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration as provided in the Merger Agreement, without any interest thereon.

SALES TAX OBLIGATIONS

  Sales or use taxes, if any, imposed by any domestic or foreign taxing authority with respect to the property of Grey Wolf due with respect to the Merger will be borne by DI or the Purchaser and will not be a liability of the shareholders of Grey Wolf.

                        UNAUDITED PRO FORMA CONSOLIDATED

                                 FINANCIAL DATA


  The accompanying unaudited pro forma consolidated financial data of DI are based upon DI's historical consolidated financial statements as of and for the three months ended March 31, 1997, and for the year ended December 31, 1996. These historical financial statements have been adjusted for certain items as discussed in the notes to these unaudited pro forma consolidated financial data.

  On March 7, 1997, DI entered into an agreement to acquire Grey Wolf by merger for up to approximately $61.6 million in cash and approximately 14.0 million shares of DI Common Stock. The number of shares to be issued in the merger is subject to decrease or increase if the average trading price of DI Common Stock for the ten days immediately preceding the third day before the Merger is greater than $4.00 or less than $3.00 per share. Additionally, the Merger Agreement calls for the decrease of the cash consideration and a corresponding increase in the number of shares issued so that at least 45% of the value of the merger consideration consists of DI Common Stock. For pro forma presentation, it was assumed that there would be no adjustment to the purchase price based upon changes in DI's stock price. An escrow account will be established for certain post-closing contingencies with $5.0 million of the cash consideration. The Merger is subject to obtaining regulatory and Grey Wolf shareholders' approval and certain other conditions.

  For pro forma presentation, it has been assumed that DI will fund the cash portion of the Grey Wolf acquisition by issuing $125.0 million of senior unsecured debt in the public market. Based upon current market conditions, an interest rate of 9.75% was assumed with interest payments only required until maturity which is expected to be in ten years. It was also assumed that the costs of issuing the debt would approximate $3.9 million. The remainder of the proceeds in excess of the cash portion of the Grey Wolf purchase price was assumed to be used to pay down DI's existing debt.

  On January 31, 1997, DI completed the acquisition of the operating assets of Flournoy Drilling Company ("Flournoy") and elected Mr. Lucien Flournoy, the founder of Flournoy, to DI's Board of Directors. This acquisition was pursuant to a definitive asset purchase agreement based on arm's-length negotiations among the parties. The assets were acquired for 12,426,000 shares of DI Common Stock and cash of approximately $800,000 which was utilized to repay certain of Flournoy's debt. The assets acquired include 13 land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. DI agreed to issue additional shares of DI Common Stock to Flournoy's shareholders if, and to the extent that, on January 31, 1998, the aggregate market value of one-half of the shares received by the Flournoy shareholders plus the gross proceeds from any sales of DI Common Stock by the Flournoy shareholders prior to January 31, 1998, is, in total, less than $12.4 million.

  On December 31, 1996, DI completed the acquisition of the South Texas operating assets of Diamond M Onshore, Inc. ("Diamond M"), a wholly owned subsidiary of Diamond Offshore Drilling, Inc., pursuant to a definitive asset purchase agreement. DI acquired the assets (which include ten land drilling rigs, all of which were operating when purchased, 19 rig hauling trucks, a yard and office facility in Alice, Texas and various other drill pipe and equipment) for approximately $26.0 million in cash.

  DI entered into a loan facility dated as of December 31, 1996, with Bankers Trust Company, ING (US) Capital Corporation and NordlandsBanken AS which provided the funds to acquire the assets of Diamond M (the "1996 Credit Facility"). In April 1997, the 1996 Credit Facility was amended and restated. See "Information Concerning DI--Recent Developments--Bank Credit Facility." The 1996 Credit Facility provided for an initial $35.0 million reducing revolving line of credit which reduced by $5.0 million on each anniversary date until maturity on December 31, 1999. The 1996 Credit Facility was, and the Bank Credit Facility continues to be, secured by substantially all of DI's assets and calls for quarterly interest payments on the outstanding balance at a variable interest rate. Prior to and as a condition of closing the 1996 Credit Facility, DI paid off its existing credit facility with NordlandsBanken AS in the amount of approximately $9.5 million.

  In connection with closing the 1996 Credit Facility, DI also completed a private placement of 1.75 million shares of DI Common Stock for approximately $4.12 million to four funds managed by Wexford Management LLC. These proceeds were utilized to repay a $4.0 million note plus accrued interest of $132,000. DI also agreed to issue more shares of DI Common Stock to the extent the Wexford funds hold value less than $4.12 million on December 30, 1997.

  On October 3, 1996, DI acquired all of the South Texas operating assets of Mesa Drilling, Inc. ("Mesa") in exchange for 5,500,000 shares of DI Common Stock. The assets acquired consist of six diesel electric SCR drilling rigs, three of which are currently operating in South Texas. The other three rigs are currently stacked.

  On August 29, 1996, DI closed two separate transactions (collectively, the "August Mergers") resulting in a $25.0 million equity infusion and the acquisition of deep drilling equipment.

  In the first transaction, R. T. Oliver, Inc. ("RTO") and Land Rig Acquisition Corporation ("LRAC") merged into a new subsidiary of DI with the capital stock of RTO and LRAC being exchanged for 39,423,978 shares of DI Common Stock. In addition, warrants were issued to acquire up to 1,720,000 additional shares of DI common stock, the exercise of which is contingent upon the occurrence of certain events. Subsequently, warrants representing 1,108,000 shares have been canceled. This transaction resulted in the acquisition of 18 inactive, deep capacity land drilling rigs which include five 3,000 horsepower and nine 2,000 horsepower land rigs which are rated for depths of 25,000 feet or greater.


  In the second transaction, Somerset Investment Corp. ("Somerset") was merged into DI. The stock of Somerset was exchanged for 39,423,978 shares of DI common stock and warrants to acquire up to 1,720,000 shares of DI common stock, the exercise of which is contingent upon the occurrence of certain events. Subsequently, warrants representing 1,383,400 shares have been canceled. This merger transaction resulted in a $25.0 million equity infusion into DI.

  On June 24, 1996, DI closed a transaction whereby it sold all of the operational assets of Western Oil Well Service Co. ("Western"), a wholly-owned subsidiary of DI, for $3.95 million in cash. Western provided oil and gas well workover services principally in Montana, Utah and North Dakota. Pursuant to the sale, the buyer assumed all of Western's existing leases, primarily for vehicles, which totaled $251,000 at closing. DI recorded a gain of $2.8 million in the second quarter of 1996 as a result of the sale. This gain is not reflected in the attached unaudited pro forma consolidated financial data as the gain was non-recurring in nature.

  The unaudited pro forma consolidated balance sheet assumes the Grey Wolf acquisition occurred on March 31, 1997. The other events noted above occurred prior to March 31, 1997, and are included in DI's historical balance sheet as of March 31, 1997. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 1997, assumes the Flournoy acquisition and the Grey Wolf acquisition occurred on January 1, 1996, while all the other events noted above are included in historical results for the period. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 assumes all of the above transactions occurred on January 1, 1996.

  The unaudited pro forma consolidated financial data should be read in conjunction with (i) the consolidated financial statements of DI included in DI's Quarterly Report on Form 10-Q as of and for the three months ended March 31, 1997, and DI's Annual Report on Form 10-K as of and for the year ended December 31, 1996 and (ii) the financial statements of Grey Wolf as of and for the year ended October 31, 1996, included elsewhere herein. Pro forma financial data is not necessarily indicative of future operations of DI due to numerous factors, including changes in utilization rates for drilling rigs, changes in the rates received for drilling services and future equipment sales and acquisitions.

                             DI  INDUSTRIES,  INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN THOUSANDS)


                            ASSETS
                                                                          HISTORICAL
                                                                    ----------------------
                                                                                              PRO FORMA
                                                                       D I       GREY WOLF   ADJUSTMENTS      PRO FORMA
                                                                    ---------    ---------   -----------      ---------
Current assets:
    Cash and cash equivalents ...................................   $   3,693    $     899    $ 121,062 (a)   $  29,462
                                                                                                (61,600)(b)
                                                                                                (34,292)(a)
                                                                                                   (300)(b)
    Restricted cash-insurance deposits ..........................         250           --                          250
    Accounts receivable, net of
    allowance ...................................................      25,395        7,852                       33,247
    Rig inventory and supplies ..................................         428           --                          428
    Assets held for sale ........................................         557           --                          557
    Prepaids and other current assets ...........................       4,054        1,524                        5,578
                                                                    ---------    ---------    ---------       ---------
      Total current assets ......................................      34,377       10,275       24,870          69,522
                                                                    ---------    ---------    ---------       ---------
Property and equipment:
    Land, buildings and improvements ............................       5,042          815                        5,857
    Drilling and well service equipment .........................     141,916       54,502       81,867 (b)     278,285
    Furniture and fixtures ......................................       1,208          409                        1,617
    Accumulated depreciation and
    amortization ................................................     (14,159)     (37,300)      37,300 (b)     (14,159)
                                                                    ---------    ---------    ---------       ---------
      Net Property and equipment ................................     134,007       18,426      119,167         271,600
                                                                    ---------    ---------    ---------       ---------
Other noncurrent assets .........................................       1,044          345         (177)(b)       5,150
                                                                                                  3,938 (a)
                                                                    ---------    ---------    ---------       ---------
                                                                    $ 169,428    $  29,046    $ 147,798       $ 346,272
                                                                    =========    =========    =========       =========

                    LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
    Current maturities of long-term debt ........................   $   1,997    $       8    $  (1,508)(a)   $     497
    Accounts payable--trade .....................................      14,050        8,483                       22,533
    Accrued workers' compensation ...............................       2,164           --                        2,164
    Payroll and related employee costs ..........................       4,422           --                        4,422
    Customer advances ...........................................         777           --                          777
    Taxes payable ...............................................       1,083           --                        1,083
    Other accrued liabilities ...................................         810           --                          810
                                                                    ---------    ---------    ---------       ---------
      Total current liabilities .................................      25,303        8,491       (1,508)         32,286
                                                                    ---------    ---------    ---------       ---------

Senior unsecured debt ...........................................          --           --      125,000 (a)     125,000
Long-term debt net of current
maturities ......................................................      32,071        1,484      (32,784)(a)         771
Other long-term liabilities and
minority interest ...............................................       3,177          381                        3,558
Deferred income taxes ...........................................      10,109        2,933       30,847 (b)      43,889
Series A preferred stock-mandatory redeemable....................         726           --                          726
Shareholders' equity:
    Common stock, $.10 par value ................................      13,752        6,553       (5,153)(b)      15,152
    Additional paid-in capital ..................................     129,135           --       40,600 (b)     169,735
    Cumulative translation adjustments, deferred
      compensation and treasury stock ...........................        (404)         (33)          33 (b)        (404)
    Retained earnings (deficit) .................................     (44,441)       9,237       (9,237)(b)     (44,441)
                                                                    ---------    ---------    ---------       ---------
      Total shareholders' equity ................................      98,042       15,757       26,243         140,042
                                                                    ---------    ---------    ---------       ---------
                                                                    $ 169,428    $  29,046    $ 147,798       $ 346,272
                                                                    =========    =========    =========       =========




   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                             DI  INDUSTRIES,  INC.
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                             HISTORICAL
                                            --------------------------------------------     PRO FORMA
                                                D I           FLOURNOY       GREY WOLF      ADJUSTMENTS            PRO FORMA
                                            ------------    ------------    ------------    ------------          ------------
Revenues:
    Contract drilling ...................   $     35,975    $      3,871    $     15,863              --          $     55,709
Costs and expenses:
    Drilling operations .................         28,792           3,098          12,260             656 (c)            44,806
    Depreciation and amortization .......          2,207             138             626           2,455 (d)             5,426
    General and administrative ..........          1,654             250             974            (780)(c)(e)          2,098
                                            ------------    ------------    ------------    ------------          ------------
      Total costs and expenses ..........         32,653           3,486          13,860           2,331                52,330
                                            ------------    ------------    ------------    ------------          ------------
Operating income (loss) .................          3,322             385           2,003          (2,331)                3,379
                                            ------------    ------------    ------------    ------------          ------------
Other income(expense):
    Interest income .....................             92              --               8              --                   100
    Gain on sale of assets ..............             30              --             235              --                   265
    Interest expense ....................           (672)             (7)            (42)         (2,228)(f)            (2,949)
    Minority interest and other .........            204              --              66              --                   270
                                            ------------    ------------    ------------    ------------          ------------
      Other income (expense),net ........           (346)             (7)            267          (2,228)               (2,314)
                                            ------------    ------------    ------------    ------------          ------------
Income (loss) before income taxes .......          2,976             378           2,270          (4,559)                1,065
Income taxes ............................            662              --             908          (1,329)(g)               241
                                            ------------    ------------    ------------    ------------          ------------
Net income (loss) .......................          2,314             378           1,362          (3,230)                  824
Series A preferred stock redemption
    premium .............................            (22)             --              --              --                   (22)
                                            ------------    ------------    ------------    ------------          ------------
Net income (loss) applicable to common
    stock ...............................   $      2,292    $        378    $      1,362    $     (3,230)         $        802
                                            ============    ============    ============    ============          ============
Net income per common share .............   $        .02                                                          $        .01
                                            ============                                                          ============
Weighted average common shares
    outstanding .........................        133,334                                                               151,469
                                            ============                                                          ============




   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                              DI INDUSTRIES, INC.
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 1996
                      (In thousands except per share data)



                                                                         PRO FORMA ADJUSTMENTS               HISTORICAL
                                                                       -------------------------       ---------------------
                                                        HISTORICAL      WESTERN         AUGUST
                                                            DI           SALE           MERGERS          MESA       DIAMOND
                                                       ------------    ---------       ---------       ---------   ---------
Revenues:
    Contract drilling ..............................   $     81,767    $  (3,206)(h)          --       $   4,693   $  22,675
Costs and expenses
    Drilling operations ............................         80,388       (3,029)(h)          84 (i)       3,428      19,405
    Depreciation  and amortization .................          4,689         (117)(h)          --              --         759
    General and administrative .....................          4,274         (254)(h)          --              --         476
    Non recurring charges ..........................          6,131           --              --              --          --
                                                       ------------    ---------       ---------       ---------   ---------
    Total costs and expenses .......................         95,482       (3,400)             84           3,428      20,640
                                                       ------------    ---------       ---------       ---------   ---------
Operating income (loss) ............................        (13,715)         194             (84)          1,265       2,035
                                                       ------------    ---------       ---------       ---------   ---------
Other income (expense):
    Interest income ................................            505           --              --              --          --
    Interest expense ...............................         (1,220)           4 (h)          --              --          --
    Gain (loss) on sale of assets ..................          3,078       (2,775)(h)          --              --          --
    Minority interest and other ....................            475           --              --              --          --
                                                       ------------    ---------       ---------       ---------   ---------
        Other income (expense), net ................          2,838       (2,771)             --              --          --
                                                       ------------    ---------       ---------       ---------   ---------
Income (loss) before income taxes ..................        (10,877)      (2,577)            (84)          1,265       2,035
Income taxes .......................................            845           --              --              --          --
                                                       ------------    ---------       ---------       ---------   ---------
Net income (loss) ..................................        (11,722)      (2,577)            (84)          1,265       2,035
Series A preferred stock redemption premium ........            (13)          --              --              --          --
Series B preferred stock subscription dividend
    requirement ....................................           (402)          --             402 (j)          --          --
                                                       ------------    ---------       ---------       ---------   ---------
    Net income (loss) applicable to common stock ...   $    (12,137)   $  (2,577)      $     318       $   1,265   $   2,035
                                                       ============    =========       =========       =========   =========

Net loss per common share ..........................   $      (0.18)
                                                       ============
Weighted average common shares outstanding .........         67,495
                                                       ============

                                                             HISTORICAL
                                                       ----------------------
                                                                                  PRO FORMA
                                                        FLOURNOY    GREY WOLF    ADJUSTMENTS          PRO FORMA
                                                       ---------    ---------    -----------          ---------
Revenues:
    Contract drilling ..............................   $  42,850    $  56,537             --          $ 205,316
Costs and expenses
    Drilling operations ............................      33,970       44,735          2,624 (c)        181,605
    Depreciation  and amortization .................       1,655        2,163         15,362 (d)         24,511
    General and administrative .....................       2,994        4,036         (3,867)(c)(e)       7,659
    Non recurring charges ..........................          --           --             --              6,131
                                                       ---------    ---------    -----------          ---------
    Total costs and expenses .......................      38,619       50,934         14,119            219,906
                                                       ---------    ---------    -----------          ---------
Operating income (loss) ............................       4,231        5,603        (14,119)           (14,590)
                                                       ---------    ---------    -----------          ---------
Other income (expense):
    Interest income ................................          --            2             --                507
    Interest expense ...............................         (87)        (394)       (10,885)(f)        (12,582)
    Gain (loss) on sale of assets ..................          --          368             --                671
    Minority interest and other ....................          --           66             --                541
                                                       ---------    ---------    -----------          ---------
        Other income (expense), net ................         (87)          42        (10,885)           (10,863)
                                                       ---------    ---------    -----------          ---------
Income (loss) before income taxes ..................       4,144        5,645        (25,004)           (25,453)
Income taxes .......................................          --        2,265         (2,265)(g)            845
                                                       ---------    ---------    -----------          ---------
Net income (loss) ..................................       4,144        3,380        (22,739)           (26,298)
Series A preferred stock redemption premium ........          --           --             --                (13)
Series B preferred stock subscription dividend
    requirement ....................................          --           --             --                 --
                                                       ---------    ---------    -----------          ---------
    Net income (loss) applicable to common stock ...   $   4,144    $   3,380    $   (22,739)         $ (26,311)
                                                       =========    =========    ===========          =========
Net loss per common share ..........................                                                  $   (0.17)
                                                                                                      =========
Weighted average common shares outstanding .........                                                    151,469
                                                                                                      =========




   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                              DI INDUSTRIES, INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


(1)  Basis of Presentation


         The following sets forth the explanations and assumptions used in preparing DI's unaudited pro forma consolidated balance sheet of DI as of March 31, 1997, and the unaudited pro forma consolidated statements of operations for the three months ended March 31, 1997, and for the year ended December 31, 1996.

         The unaudited pro forma consolidated financial data should be read in conjunction with (i) the consolidated financial statements of DI included in DI's Quarterly Report on Form 10-Q as of and for the three months ended March 31, 1997, and DI's Annual Report on Form 10-K as of and for the year ended December 31, 1996, and (ii) the financial statements of Grey Wolf as of and for the three months ended January 31, 1997, and as of and for the year ended October 31, 1996, and the notes thereto included elsewhere herein. Pro forma financial data is not necessarily indicative of future operations of DI due to numerous factors, including changes in utilization rates for drilling rigs, changes in the rates received for drilling services and future equipment sales and acquisitions.


(2)  Adjustment to the Historical Financial Statements


         The unaudited pro forma consolidated balance sheet assumes the Grey Wolf acquisition occurred on March 31, 1997. The other events noted occurred prior to March 31, 1997, and are included in DI's historical balance sheet as of March 31, 1997. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 1997 assumes the Flournoy acquisition and the Grey Wolf acquisition occurred on January 1, 1996, while all the other events noted above are included in historical results for the period. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1996 assumes all of the above transactions occurred on January 1, 1996.


         The following assumptions and pro forma adjustments have been made with respect to the historical balance sheet of DI:


         (a) To reflect the issuance of $125.0 million of senior unsecured ten year notes and related issuance costs and the repayment of substantially all of DI's existing long-term debt.


         (b) To reflect the purchase of Grey Wolf for $61.6 million in cash and the issuance of 14,000,000 shares of DI Common Stock.
                 Also assumes the payment of approximately $300,000 in transaction costs which were capitalized as part of the cost of the acquisition. For pro forma presentation, it was assumed that there would be no adjustment to the purchase price for changes in the price of DI Common Stock.

         The following assumptions and pro forma adjustments have been made to the historical statements of operations of DI:


         (c) To reclassify $656,000 for the three months ended March 31, 1997 and approximately $2.6 million for the year ended December 31, 1996 to Grey Wolf's general and administrative expenses to operating costs to conform to DI's presentation of expenses.

         (d) To reflect the additional depreciation expense for the three months ended March 31, 1997 for the assets acquired in the Flournoy acquisition ($221,000) and the Grey Wolf acquisition (approximately $2.2 million) and the additional depreciation expense for the year ended December 31, 1996 associated with the assets acquired in the Mesa acquisition ($648,000), the Diamond M acquisition (approximately $2.7 million), the Flournoy acquisition (approximately $2.7 million) and the Grey Wolf acquisition (approximately $9.4 million). Pro forma depreciation was calculated on a straight line basis over the estimated useful lives of the assets.

         (e) To reflect, for the three months ended March 31, 1997, the elimination of $67,000 of general and administrative expenses of Flournoy for the cost of the founder and present of Flournoy and one other employee who did not join DI and the reclassification of $656,000 of general and administrative expenses of Grey Wolf to drilling operations costs (see note
                 (c) above) and the elimination of general and administrative expense for the cost of the president and other employees of Grey Wolf who will not be joining DI ($57,000) and to reflect, for the year ended December 31, 1996, (i) the elimination of $217,000 of general and administrative expenses of Diamond M allocated by its parent, less the additional general and administrative expenses estimated by DI for an additional employee (ii) the elimination of $800,000 of general and administrative expenses of Flournoy for the cost of the founder and president of Flournoy and one other employee who did not join DI; and (iii) the reclassification of approximately $2.6 million of general and administrative expenses of Grey Wolf to drilling operations costs (see note
                 (c) above) and the elimination of general and administrative expenses for the cost of the president and other employees of Grey Wolf who will be joining DI ($226,000).

         (f) To reflect, for the three months ended March 31, 1997, the additional interest expense associated with the issuance of the $125.0 million of unsecured senior debt and the reduction of interest expense associated with the retirement of the majority of DI's long term debt and to reflect, for the year ended December 31, 1996, (i) the elimination of $87,000 interest expense on the debt that was repaid by DI at the closing of the Flournoy acquisition, (ii) the additional interest expense associated with the Senior Notes, and (iii) the reduction of interest expense associated with the retirement of the majority of DI's outstanding long term debt. The effect of a 0.25% change in the annual interest rate of the unsecured senior debt would change pro forma interest expense by $78,125 for the three months ended March 31, 1997, and $312,500 for the year ended December 31, 1996.

         (g) To eliminate the income tax expense of Grey Wolf in order to conform to DI's income tax position.

         (h) To reflect the sale of the operational assets of Western Division on the revenues and expenses of DI.

         (i) To adjust operating expense for the estimated cost to store the rigs acquired in the August Mergers.

         (j) To provide for the liquidation of the Series B preferred stock subscription and related dividend requirement in connection with the August Mergers.

                           INFORMATION CONCERNING DI

GENERAL

         DI Industries, Inc., a Texas corporation formed in 1980, is engaged primarily in the business of providing onshore contract drilling services to the oil and gas industry. Domestic operations are conducted by DI in Texas, Louisiana, Arkansas, Oklahoma, Ohio, Pennsylvania, New York, Michigan and other states. DI's foreign operations are currently conducted only in Venezuela. In 1996, DI elected a substantially new Board of Directors (except for its Chairman), installed new senior management and completed several transactions that significantly improved its financial condition and added drilling rigs to its existing fleet. The combined effect of these changes materially changed DI's principal shareholders, management, capital structure, and business strategy. DI's principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and its telephone number is (713) 435-6100.


         Additional information concerning DI is contained in its Current Report on Form 8-K filed May 16, 1997, its Annual Report on Form 10-K for 1996, and other filings under the Exchange Act, which are incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."


RECENT DEVELOPMENTS

         Flournoy Acquisition. In January 1997, DI acquired the operating assets of Flournoy Drilling Company, a land drilling company operating primarily in South Texas, for approximately 12.4 million shares of DI Common Stock and cash of approximately $800,000 which was utilized to repay certain of Flournoy's debt. The assets acquired include 13 land drilling rigs, 17 rig hauling trucks, a yard and office facility in Alice, Texas and various other equipment and drill pipe. With respect to one-half of the shares issued in the Flournoy transaction, DI has agreed to issue additional shares if the shareholders of Flournoy hold value of less than $2.00 per share of DI Common Stock on January 31, 1998. See DI's Current Report on Form 8-K filed January 31, 1997, as amended by its Report on Form 8-K/A filed April 11, 1997, for additional information concerning the Flournoy transaction.


         Bank Credit Facility. On December 31, 1996, DI and the Purchaser entered into a senior secured reducing revolving credit facility (the "Bank Credit Facility") as co-borrowers. This facility was amended and restated on April 30, 1997. DI's wholly-owned subsidiary, DI International, Inc., a Texas corporation ("International"), guaranteed the obligations of the borrowers under the Bank Credit Facility. The Bank Credit Facility, which replaced the Purchaser's 1994 credit facility, provides DI and the Purchaser with the ability to borrow up to $50.0 million from time to time prior to April 30, 2000, subject to certain reductions, with up to $5.0 million of such amount available for letters of credit. Interest under the Bank Credit Facility accrues at a variable rate, using (at the borrowers' election) either the agent's base rate plus a margin ranging from 0.75% to 1.50%, depending upon DI's trailing 12-month debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, or a rate based on the interbank Eurodollar market plus a margin ranging from 1.75% to 2.50%, depending upon DI's trailing 12-month debt to EBITDA ratio. Letters of credit accrue a letter of credit fee equal to the margin described above for the interbank Eurodollar market interest rate plus a facing fee of 0.25% per annum. The borrowers pay a commitment fee of 0.5% per annum on the average unused portion of the lenders' commitments. The borrowers' indebtedness under the Bank Credit Facility is secured by a security interest in (i) all domestic drilling rigs and related equipment owned by the Purchaser or its subsidiaries, (ii) the stock of DI's subsidiaries, (iii) the member interest of the Purchaser in INDRILLERS and (iv) substantially all other assets of DI and its subsidiaries, wherever located (other than stock of other subsidiaries). The Purchaser is a co-borrower with DI under the Bank Credit Facility and International has guaranteed DI's obligations under the Bank Credit Facility. Additional information concerning the Bank Credit Facility is contained in DI's Current Report on Form 8-K filed May 16, 1997.


SOURCE OF DI FUNDS


         DI intends to finance the cash portion of the Merger consideration from the proceeds of a proposed underwritten public offering by DI of "high-yield," unsecured debt securities. Accordingly, DI filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission covering the offering by DI of $125.0 million of its Senior Notes (the "Senior Notes Offering"). If the Senior Notes Offering is successfully concluded, the net proceeds to DI from the Senior Notes Offering are estimated to be approximately $121.1 million, after deducting underwriting discounts, commissions and fees and expenses of the Senior Notes Offering payable by DI. DI intends to use the net proceeds of the Senior Notes Offering to pay the cash portion of the consideration for the Grey Wolf acquisition of up to $61.6 million and associated transaction costs estimated at $300,000 and repay all indebtedness then outstanding under the Bank Credit Facility. The balance of the net proceeds will be used for working capital and for general corporate purposes, including the refurbishment of rigs. The amount of proceeds used for refurbishing rigs will depend on a number of factors, including market conditions, management's assessment of existing and anticipated demand and day rates for land drilling rigs in DI's domestic and Venezuelan markets and DI's success in bidding for drilling contracts. For additional information concerning the proposed Senior Notes, see DI's Current Report on Form 8-K filed May 16, 1997.

         DI therefore anticipates that upon closing of the Merger and Senior Notes Offering, DI will have credit availability under the Bank Credit Facility of approximately $50.0 million. Of DI's indebtedness under the Bank Credit Facility, which was approximately $42.0 million as of May 16, 1997, $24.0 million in principal amount was borrowed in December 1996 to finance the Diamond M acquisition, approximately $4.0 million in principal amount was borrowed to purchase a 4,000 horsepower rig and approximately $14.0 million in principal amount was for general corporate purposes, including rig refurbishments and increased working capital requirements resulting from the Diamond M acquisition and the Flournoy acquisition.

         DI's ability to consummate the Merger will depend upon, among other things, the successful closing of the proposed Senior Notes Offering. It is anticipated that closing of the Senior Notes Offering will be conditioned upon the simultaneous closing of the Merger. Upon closing of the Senior Notes Offering, DI will be subject to substantial indebtedness. This indebtedness and other aspects of the Merger and DI's business pose certain risks to Grey Wolf shareholders, all of whom will receive DI Common Stock in the Merger. See "Risk Factors." Additional information concerning the Senior Notes Offering is contained in the unaudited pro forma consolidated financial data contained in the Senior Notes Prospectus, which pro forma consolidated financial statements are incorporated herein by reference. See "Available Information."

         A Registration Statement relating to the Senior Notes has been filed with the Securities and Exchange Commission but has not yet become effective. The Senior Notes may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus/Proxy Statement shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes.

                        INFORMATION CONCERNING GREY WOLF


INTRODUCTION

         Grey Wolf provides onshore contract drilling services for third parties using its own drilling rigs and equipment. Grey Wolf's predecessor was founded in 1919 for the purposes of drilling and exploring for oil and gas in East Texas. Grey Wolf was most recently incorporated under the laws of the State of Texas in 1978. In 1978, Grey Wolf was purchased by its present owners, including James K. B. Nelson, Tamarack Oil Co. and Lubar & Co. and their affiliates.


         In 1978, Grey Wolf owned six land drilling rigs, which were primarily used for drilling deep wells in Louisiana. Grey Wolf has since grown to 18 land rigs. Grey Wolf's headquarters are located at 1980 Post Oak Blvd., Suite 1150, Houston, Texas. In addition, Grey Wolf has an operational yard in Duson, Louisiana.


BUSINESS STRATEGY


         Grey Wolf's management believes that its operating strategy, developed over the course of its 77-year history of oil and gas well drilling, gives it a competitive advantage over other land contractors. Because of the numerous unquantifiable and unpredictable problems that can occur while drilling a well, especially in the Gulf Coast region, a drilling contractor must rely on the experience level of its personnel. Grey Wolf's operating strategy objectives are to (i) recruit, train and retain the best drilling personnel in the industry, (ii) maintain a quality, standardized and efficient rig fleet, (iii) apply conservative risk management techniques, (iv) focus on drilling operations in the Gulf Coast region and (v) maintain an effective cost control system. Besides developing a competitive advantage through its extensive knowledge of the geology and local drilling conditions in the Gulf Coast region, Grey Wolf has also established long-term relationships with most of the oil and gas operators in the region. Grey Wolf believes that its competitive advantage derives primarily from its experienced management team and work force and its fleet of large rigs. Grey Wolf provides training and safety programs to help retain a quality work force.

         Management of Grey Wolf believes that its ability to increase its share of the Gulf Coast drilling business will depend on its ability to acquire additional drilling rigs at reasonable cost, but that Grey Wolf's access to funds to make such acquisitions is basically limited to funds generated from its operations unless it were to obtain funds from an offering of its equity securities. With the assistance of Jefferies, Grey Wolf has explored several strategic alternatives. Management has concluded that the Merger affords Grey Wolf the best means of realizing shareholder value and positioning Grey Wolf to respond to changing conditions in the drilling industry. See "The Merger--Grey Wolf's Reasons for the Merger."


DRILLING RIG FLEET

         Grey Wolf's principal operating assets are its fleet of 18 deep capacity land drilling rigs, related equipment and vehicles. Each of Grey Wolf's 18 operational rigs is currently working in either South Louisiana or in the Texas Gulf Coast. Certain information concerning Grey Wolf's rig fleet is set forth in the table below:

                           GREY WOLF DRILLING COMPANY
                                   RIG FLEET



                                                                                   Rated
                                                                                  Drilling
   Rig                                                                             Depth
  Number              Drawworks                 Drive System        Horsepower      Feet       Status
  ------  ----------------------------  ------------------------   -------------  ---------  ----------
    1     Continental-Emsco C-II           Diesel electric            2,000        25,000      Working
    2     National 1320 UE                 Diesel electric            2,000        25,000      Working
    3     National 110 M                   Mechanical                 1,500        18,000      Working
    4     National 1320 UE                 Diesel electric            2,000        25,000      Working
    5     Continental-Emsco C-II           Diesel electric            2,000        25,000      Working
    6     Continental-Emsco C-II           Diesel electric            2,000        25,000      Working
    7     Continental-Emsco C-II           Diesel electric            2,000        25,000      Working
    8     Continental-Emsco C-II           Diesel electric            2,000        25,000      Working
    9     Continental-Emsco C-I            Mechanical                 1,500        25,000      Working
    10    National 110 M                   Mechanical                 1,500        20,000      Working
    11    National 110 UE                  Diesel electric SCR        1,500        16,000      Working
    12    Oilwell 760 E                    Diesel electric SCR        1,000        14,000      Working
    13    Oilwell 760 E                    Diesel electric SCR        1,000        14,000      Working
    14    Oilwell 860 M                    Mechanical                 1,000        20,000      Working
    15    Continental-Emsco C-I-II         Diesel electric            1,500        20,000      Working
    16    Continental-Emsco C-I-II         Diesel electric            1,500        20,000      Working
    17    Oilwell 840 E                    Diesel electric SCR        1,500        20,000      Working
    18    National 1320 UE                 Diesel electric            2,000        25,000      Working


BUSINESS AND OPERATIONS

         Grey Wolf provides onshore contract drilling services for independent oil and gas operators and major oil companies. It provides its services primarily in the Gulf Coast region of the United States, where it has operated for approximately 30 years. Grey Wolf owns and operates a fleet of 18 onshore drilling rigs capable of drilling to depths of 14,000 to 25,000 feet. As of April 15, 1997, Grey Wolf was operating eight rigs in South Louisiana and 10 rigs in Texas.

         The following table provides data on Grey Wolf's rig operations during the five-year period ending October 31, 1996:


                 Number of          Average Annual       Number of Wells
  Year         Operating Rigs        % Utilization           Drilled
-------        --------------      ----------------      ---------------
  1992               16                   90.0%                 107
  1993               16                   90.9                  112
  1994               16                   95.6                   93
  1995               17                   91.2                   96
  1996               17                   95.1                  113

         Grey Wolf provides its contract drilling services to independent operators as well as major oil companies. Such services are generally offered based on contracts that are charged for by the day ("daywork") or by the foot ("footage"), with the rate of billing dependent on the complexity of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Grey Wolf also works on a turnkey basis whereby Grey Wolf assumes the risks of drilling a well to an agreed-upon depth and is paid a fixed fee for the completion of the well to such depth. Turnkey contracts involve greater risk of potential drilling problems in completing the contract, but afford an opportunity to earn a higher return than would be available normally on a straight daywork or footage basis if the contract can be completed successfully without complications. During the fiscal year ended October 31, 1996, approximately 48% of Grey Wolf's gross income from drilling operations was generated from daywork contracts, 10% from footage contracts and 42% from turnkey contracts.

         As of April 15, 1997, all of Grey Wolf's rigs were working at an average dayrate in excess of $7,500 per day. In addition, Grey Wolf's rigs are currently committed to work 60 additional jobs. Grey Wolf's rigs are currently committed further ahead, and at increasingly higher dayrates, than at any time since 1981.


         From time to time in the past, industry-wide shortages of supplies, services, skilled personnel and equipment necessary to conduct Grey Wolf's business (including drill pipe) have occurred, and such shortages could recur, although currently Grey Wolf is not experiencing such shortages.


         Drilling operations are supervised from Grey Wolf's corporate office located in Houston, Texas and its operational yard in Duson, Louisiana.

CUSTOMERS

         Contracts for drilling services are usually obtained as a result of direct negotiation or through competitive bidding by Grey Wolf with its customers. Such contracts are generally terminable on short notice prior to commencement of operations and obligate Grey Wolf, after commencement of the contract, to advance certain costs such as wages, materials and supplies, tubular goods and incidental purchases of drilling rig equipment. Except to the extent that Grey Wolf is required to advance these costs, however, it does not generally assume any of the usual capital risks associated with oil and gas exploration unless it undertakes to perform services under a turnkey drilling arrangement.

         During the fiscal year ended October 31, 1996, Texas Meridian Resources Exploration, Inc. and Union Pacific Resources Company accounted for approximately 12% and 11%, respectively, of Grey Wolf's operating revenue. During fiscal 1996, Grey Wolf's 10 largest customers accounted for approximately 53% of its operating revenue.

COMPETITION

         The drilling industry in the Gulf Coast region of the United States is highly competitive. Generally, competition involves numerous factors including price, the experience of the work force, customer service, equipment availability and suitability, efficiency, operating integrity, reputation, industry standing and customer relations, with price being the most significant factor with most customers. Competition is primarily on a regional basis and may vary significantly from one region to the next. Demand for drilling services is also dependent on the exploration and development programs of oil and gas companies, which are in turn influenced by the financial condition of the companies, by general economic conditions, including prices of natural gas and crude oil, and from time to time by world politics and internal policies (such as tax laws).

         Grey Wolf faces competition from many other drilling contractors both larger and smaller than itself, many of which are companies with greater financial resources than those of Grey Wolf. Although a large portion of the total available drilling business in the Gulf Coast region is currently awarded on a bid basis, Grey Wolf believes that it has obtained contracts with some of its major customers based on Grey Wolf's quality of service, rather than solely based on price. Although historically depressed conditions in the industry have resulted in consolidation, management of Grey Wolf believes that competition will continue to be intense.

EMPLOYEES AND EMPLOYEE RELATIONS

         Grey Wolf employs approximately 425 individuals. The majority of Grey Wolf's employees are compensated on an hourly basis. The following table categorizes Grey Wolf's employees by function and compensation basis.



                                                Number of
                 Function                       Employees     Salaried/Contract
               ------------                     ---------     -----------------
Officers and managers . . . . . . . . . .          10              Salaried
Administrative and clerical . . . . . . .          10              Salaried
Mechanics . . . . . . . . . . . . . . . .          21               Hourly
Truck drivers and swampers  . . . . . . .           4               Hourly
Toolpushers . . . . . . . . . . . . . . .          40              Salaried
Rig hands . . . . . . . . . . . . . . . .         340               Hourly
                                                  ---
   Total  . . . . . . . . . . . . . . . .         425
                                                  ===


         None of Grey Wolf's employees are subject to collective bargaining agreements, and management believes that its employee relations are good. Grey Wolf has not experienced a high turnover rate relative to other companies in its industry. Many of its employees have more than ten years of service with Grey Wolf, and several have more than twenty years of service.

         Grey Wolf provides a paid life and health insurance program for all employees. Grey Wolf pays for substantially all of the employee's coverage and part of the cost for dependents. Grey Wolf also provides standard vacation, sick pay and holiday benefits for salaried employees.

LEGAL PROCEEDINGS


         Grey Wolf is a party to a lawsuit styled TEPCO, Inc. vs. Grey Wolf Drilling Company, Cause No. 96-49194, in the 164th Judicial District Court of Harris County, Texas. In its petition filed in September 1996, the plaintiff alleges that Grey Wolf breached contractual obligations it owed to TEPCO, Inc. by failing to drill an oil and gas well or wells for TEPCO in the Treasure Isle Field, located in Galveston, Texas. The plaintiff also alleges that it lost rights under an oil and gas lease it had under an alleged agreement with Mobil Producing Texas and New Mexico, Inc., causing plaintiff to suffer money damages, which it values in its petition as "many tens of millions of dollars." On April 11, 1997, TEPCO served Plaintiff's First Amended Petition in this case, in which, in addition to continuing to assert the breach of contract action previously asserted in its original petition, TEPCO asserts it was fraudulently induced to enter into the drilling contract it contends Grey Wolf breached and was fraudulently induced to release the drilling rig used to drill the State of Texas No. 2 well. TEPCO also asserts a claim for spoliation of evidence. The damages it claims with respect to these new allegations are the same damages it alleges it sustained as a result of Grey Wolf's alleged breach of contract. TEPCO also asserts it is entitled to recovery of punitive damages. As an alternative claim, TEPCO contends it is entitled to restitution of all amounts paid to Grey Wolf under the contracts between the parties, a sum of approximately $3.0 million. Grey Wolf believes that TEPCO's claims are entirely without merit and intends to vigorously defend this action. Grey Wolf has filed a counterclaim in the lawsuit for approximately $250,000 for recovery of unpaid statements, and interest, for services rendered or materials provided by Grey Wolf in connection with the drilling of two wells for TEPCO, Inc., which were completed before Grey Wolf ceased performing work for TEPCO, Inc. This case is set for trial September 9, 1997.

MANAGEMENT OF GREY WOLF

         Set forth below is certain information with respect to the executive officers and directors of Grey Wolf.

NAME                              AGE    OCCUPATION
----                              ---    ----------
J. K. B. Nelson . . . . . .       69     President and a Director of Grey Wolf
B. Emanis . . . . . . . . .       64     Vice President-Operations of Grey Wolf
T. Ferguson . . . . . . . .       50     Vice President-Marketing of Grey Wolf
B. Brannon  . . . . . . . .       61     Vice President-Engineering of Grey Wolf
J. Peterson . . . . . . . .       42     Principal Accounting Officer of Grey Wolf
Sheldon Lubar . . . . . . .       67     Director of Grey Wolf; Chairman of Lubar & Co.; Director of
                                         Christiana Companies, Inc., Ameritech Corporation, Massachusetts
                                         Mutual Life Insurance Company, Firstar Corporation, MGIC Investment Corp.
                                         and Energy Ventures, Inc.
Robert Probst . . . . . . .       53     Director of Grey Wolf; Executive Vice President and Director
                                         of Tamarack Petroleum Company, Inc.; Director of Active
                                         Investor Management, Inc. and Seistech Development
Uriel Dutton  . . . . . . .       66     Director of Grey Wolf; Partner, Fulbright & Jaworski L.L.P.

         Each of the directors of Grey Wolf has served in such capacity for more than the past five years. Each of the persons named in the foregoing table has engaged in the occupation set forth therein for more than the past five years.

         Mr. Nelson joined Grey Wolf in 1960 and has served as President and Chief Executive Officer of Grey Wolf since 1978. He began his career in the oil field drilling industry as a roughneck in 1946. Mr. Nelson holds B.S. Degrees in Mechanical and Petroleum Engineering from Texas A&M University.

         For the calendar year ended December 31, 1996, Mr. Nelson's compensation from Grey Wolf was $176,126, of which $138,773 was salary and the balance was the value of personal benefits.

         William T. Donovan, together with Mr. Nelson, will be appointed to DI's board of directors if the Merger is consummated. Since 1980, Mr. Donovan has been a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Mr. Donovan also serves as Executive Vice President and Chief Financial Officer of Christiana Companies, Inc. and as a director of various private industrial companies. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust from 1976 to 1980, where he specialized in merger and acquisition financing. Mr. Donovan holds B.S. and M.B.A. degrees from the University of Notre Dame.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF GREY WOLF

         Directors and Management. The following table sets forth the number of shares of GW Common Stock beneficially owned on March 31, 1997 by each director of Grey Wolf, by Mr. Donovan and by all directors and Mr. Donovan as a group. Unless otherwise noted, each individual has sole voting and investment power over all shares indicated as beneficially owned by him.



                                                      Shares of GW Common Stock       Percent of DI
                                                         Beneficially Owned            Common Stock
                                                      -------------------------       Owned After the
               Name of Beneficial Owner                 Number         Percent           Merger(1)
          ---------------------------------           -----------     ---------       ----------------
          Sheldon Lubar . . . . . . . . . .             347,477(2)      11.6%               1.1%
          Robert Probst . . . . . . . . . .             430,985(3)      14.4%               1.3%
          Uriel Dutton  . . . . . . . . . .                 --           --                  *
          J. K. B. Nelson . . . . . . . . .           1,000,371(4)      33.5%               3.1%
          William T. Donovan  . . . . . . .              73,342(5)       2.5%                *
          All directors and Mr. Donovan as a
             group (five persons) . . . . .           1,852,175(5)      62.0%               5.7%

---------


*    Less than 1%.

(1)  Assumes that the stock portion of the Merger consideration consists of
     14.0 million shares of DI Common Stock, and that the total number of shares of DI Common Stock outstanding at April 3, 1996, 137,524,034 shares, remains unchanged until the Merger. See "The Merger Agreement and Related Contracts--Conversion of Shares of GW Common Stock."
(2) Consists of 254,549 shares held by Mr. Lubar and his wife, and 92,928 shares held by trusts for the benefit of Mr. Lubar's descendants of which Mr. Lubar is the trustee.

(3) Consists of 113,173 shares held by Tamarack Petroleum Co., Inc., of which Mr. Probst is Executive Vice President and 317,812 shares held by associates of Mr. Probst. Tamarack Petroleum Co., Inc. and Mr. Probst disclaim beneficial ownership of the shares held by such associates.
(4) Includes 667,000 shares held by Felicity Ventures, Ltd., a limited partnership comprised of Mr. Nelson and members of his family.
(5) Information is included for Mr. Donovan because, if the Merger is consummated, he, together with Mr. Nelson, will be appointed to the Board of Directors of DI. Includes 5,726 shares held by a limited partnership comprised of Mr. Donovan and members of his family.

         Except as indicated in the foregoing table, no person owns of record or, to the knowledge of Grey Wolf, beneficially, more than five percent of the outstanding GW Common Stock.


         See "The Merger--Interest of Certain Persons in the Merger; Possible Conflicts of Interest."

DIVIDENDS AND MARKET FOR GW COMMON STOCK

         There is no public market for the GW Common Stock. Grey Wolf has not paid any dividends on GW Common Stock.

                GREY WOLF'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the financial statements of Grey Wolf included elsewhere in this Prospectus/Proxy Statement.

INDUSTRY OVERVIEW

         Grey Wolf is a contract land drilling company, operating primarily in south Louisiana and the upper Texas Gulf Coast, and accordingly is subject to substantially the same industry conditions and risks with respect to operations in the United States as DI.

FINANCIAL CONDITION AND LIQUIDITY

         Grey Wolf primarily funds its activities through a combination of cash generated from operations and borrowings under credit facilities with a bank. Grey Wolf's primary uses of cash are cash used in operations, capital and maintenance expenditures related to drill pipe and drilling rigs and debt service on facilities with a bank and under a capital lease obligation.

         The following table summarizes Grey Wolf's Financial Position at January 31, 1997, and October 31, 1996 and 1995.

                                          January 31, 1997     October 31, 1996        October 31, 1995
                                          ----------------     -------------------     ------------------
                                              Amount     %          Amount      %         Amount       %
                                          ------------- ---     -------------- ---     -------------- ---
                                          (in thousands)        (in thousands)         (in thousands)
Working capital . . . . . . . . . . . .   $      1,784    9        $   1,435     7         $   1,712   10
Property and equipment, net . . . . . .         18,426   90           17,836    91            15,127   89
Other noncurrent assets . . . . . . . .            345    1              345     2               129    1
                                          ------------- ---     -------------- ---     -------------- ---
         Total  . . . . . . . . . . . .   $     20,555  100        $  19,616   100         $  16,968  100
                                          ============= ===     ============== ===     ============== ===
Long-term debt  . . . . . . . . . . . .   $      1,484    7        $   1,971    10         $   4,815   28
Other long-term liabilities . . . . . .          3,314   16            3,259    17             1,181    7
Shareholders' equity  . . . . . . . . .         15,757   77           14,386    73            10,972   65
                                          ------------- ---     -------------- ---     -------------- ---
        Total   . . . . . . . . . . . .    $    20,555  100        $  19,616   100         $  16,968  100
                                          ============= ===     ============== ===     ============== ===


        The most significant changes in Grey Wolf's financial position from October 31, 1995 to October 31, 1996 are the increases in property and equipment, other long-term obligations and shareholders' equity and the decrease in long-term debt. The increase in property and equipment is primarily the result of normal capital improvements to drilling rigs and the acquisition of drill pipe for use in operations. Other long-term obligations are related to increased deferred income taxes and obligations of approximately $0.4 million under certain post-retirement contracts with two employees. The increase in shareholders' equity is primarily related to net income for 1996. The decrease in long-term debt reflects repayments made from increased cash flows from operations. As of October 31, 1996, Grey Wolf had $4.2 million available under a $4.5 million revolving credit facility due in March 1998 and $3.0 million available under a capital credit facility which terminates in June 1998 and is due in March 2001.


        Grey Wolf's liquidity at any time and the amount of cash available for operations and reinvestment is affected by a number of factors including: (i) demand for and utilization of Grey Wolf's operating drilling rigs; (ii) prices received for daywork, footage and turnkey contracts; (iii) costs to maintain existing drilling rigs and maintenance and replacement of drill pipe and (iv) the amount of bank borrowings and the extent of repayment of existing indebtedness.


        Grey Wolf has not paid any cash dividend on GW Common Stock for the last five years. Furthermore, Grey Wolf's credit agreements with a bank prohibit the payment of dividends without the consent of the bank.

RESULTS OF OPERATIONS


        The following tables highlight rig days worked, revenues and operating expenses for Grey Wolf's operations.


                                        For the Three Months
                                          Ended January 31,              For the Years Ended October 31,
                                      -------------------------      ---------------------------------------
                                         1997          1996            1996           1995          1994
                                      ----------     ----------      ----------     ----------    ----------
                                                (dollars in thousands except per day information)
Rig days worked . . . . . . . . .          1,526          1,428           5,915          5,452         5,585
Rig utilization . . . . . . . . .            98%            91%             95%            91%           96%
Average revenue per day . . . . .     $   10,395     $    9,637      $    9,558     $    8,522    $    9,085
Contract drilling revenues  . . .     $   15,863     $   13,761      $   56,537     $   46,463    $   50,740
Drilling operations expenses  . .         12,219         10,960          44,518         38,395        42,914
                                      ----------     ----------      ----------     ----------    ----------
Gross profit  . . . . . . . . . .     $    3,644     $    2,801      $   12,019     $    8,068    $    7,826
                                      ==========     ==========      ==========     ==========    ==========
Gross profit percentage . . . . .            23%            20%             21%            17%           15%
                                      ==========     ==========      ==========     ==========    ==========

        Grey Wolf is primarily engaged in the contract drilling industry in south Louisiana and the Texas Gulf Coast. Grey Wolf's operations are conducted through daywork and turnkey and to a lesser extent footage based drilling contracts. For each of the three years ended October 31, 1996, approximately one-third of its contract drilling revenues were generated from turnkey drilling arrangements. To limit the exposure on turnkey contracts, Grey Wolf has a policy to accept only turnkey contracts that meet certain criteria, including the existence of a sufficient number of reference wells. However, even with such a conservative acceptance policy, turnkey contracts entail significantly more risk to profitability than day rate contracts due to the limit on ultimate revenue to be received and the risk of inability to complete the well as required to receive payment.

        Comparison of the three month period ended January 31, 1997 and 1996

        Contract drilling revenues increased approximately $2.1 million to $15.9 million for the three-month period ended January 31, 1997, compared to $13.8 million for the three-month period ended January 31, 1996. The increase is primarily related to an overall increase of approximately 7% in rig utilization (98% in 1997 and 91% in 1996) and a 10% increase in average day rates received during 1997 versus 1996 due to an improvement in the domestic contract drilling market.

        Drilling expenses increased approximately $1.2 million to $12.2 million for the three-month period ended January 31, 1997, compared to $11.0 million for the three-month period ended January 31, 1996. The increase is primarily related to the overall increase in rig utilization and an increase in direct labor costs due to pay rate adjustments which took effect during April 1996.


        Gains on sales of assets primarily relate to recoveries from contractors or contractors' insurance carriers for drill pipe and collars which are damaged or lost in performing drilling operations, net of the costs to purchase or repair damaged or lost drill pipe or collars. The recoveries in any year are dependent upon the level of drill pipe and collars damaged or lost and resulting recoveries thereon.


        Income taxes increased approximately $0.3 million to $0.9 million for the three-month period ended January 31, 1997, compared to $0.6 million for the three-month period ended January 31, 1996. The increase primarily relates to the increase in income before income taxes.

        Comparison of fiscal year October 31, 1996 and 1995

        Contract drilling revenues increased approximately $10.0 million to $56.5 million for the year ended October 31, 1996, compared to $46.5 million for the year ended October 31, 1995. The increase is primarily related to: (i) an overall increase of approximately 4% in rig utilization (95% in 1996 and 91% in 1995) due to an improvement in the domestic contract drilling market, (ii) an increase in overall turnkey operations and revenues, (iii) a slight increase in the average day rate received during 1996 versus 1995 due to an improvement in the domestic contract drilling market and (iv) the placement in service of a drilling rig in June of 1995, which was operating for the entire year of 1996.

        Drilling expenses increased approximately $6.1 million to $44.5 million for the year ended October 31, 1996, compared to $38.4 for the year ended October 31, 1995. The increase is primarily related to the overall increase in rig utilization, the increase in turnkey operations and the placement in service of a drilling rig in June 1995 discussed above and an increase in direct labor costs due to pay rate adjustments which took effect during April 1996. Additionally in 1995, there was approximately $0.6 million of gross margin elimination related to the recoupment of restoration costs on certain drilling rigs under an operating lease arrangement which were acquired under a capital lease in March 1995. See Note 8 to the Grey Wolf financial statements included elsewhere in this Prospectus/Proxy Statement.

        Depreciation and amortization expense increased approximately $0.8 million to $2.2 million for the year ended October 31, 1996, compared to $1.4 million for the year ended October 31, 1995. The increase is primarily related to capital additions during 1996 and 1995, including the acquisition of certain rigs under a capital lease in March 1995 for $3.0 million.


        General and administrative expenses increased approximately $1.2 million to $4.0 million for the year ended October 31, 1996, compared to $2.8 million for the year ended October 31, 1995. During 1996, Grey Wolf recorded nonrecurring charges of $0.4 million related to retirement contracts with two employees. The remainder of the increase relates to various less significant increases including; professional and legal services related to proposed offering activities and the resulting definitive agreement with DI and a lawsuit filed against an insurance carrier which was subsequently settled, operations of real estate acquired in south Texas during 1996, increases in various insurance costs and claims under a self-insured medical plan and office related pay rate adjustments which took effect during April 1996.


        Interest expense increased approximately $0.2 million to $0.4 million for the year ended October 31, 1996, compared to $0.2 million for the year ended October 31, 1995. The increase is related to a $0.2 million increase related to a capital lease obligation to acquire certain drilling rigs, partially offset by lower average monthly indebtedness on a revolving credit facility and certain notes and shareholder loans which were repaid in February 1996.


        Gains on disposition of assets primarily relate to recoveries from contractors or contractors' insurance carriers for drill pipe and collars which are damaged or lost in performing drilling operations, net of the costs to purchase or repair damaged or lost drill pipe or collars. The recoveries in any year are dependent upon the level of drill pipe and collars damaged or lost and resulting recoveries thereon. In 1995, the amount includes $0.5 million related to insurance recoveries, under a Grey Wolf policy, related to property damage to one of Grey Wolf's rigs.


        Income taxes increased $0.6 million to $2.3 million for the year ended October 31, 1996, compared to $1.7 million for the year ended October 31, 1995. The increase is primarily related to the $1.0 million increase in income before income taxes.

        Comparison of fiscal year October 31, 1995 and 1994


        Contract drilling revenues decreased approximately $4.2 million to $46.5 million for the year ended October 31, 1995, compared to $50.7 million for the year ended October 31, 1994. The decrease is primarily related to: (i) an overall decrease of approximately 5% in rig utilization (91% in 1995 and 96% in 1994) and (ii) a decrease in overall turnkey operations and in average turnkey revenues received per day, partially offset by a slight increase in the average day rate received during 1995 versus 1994 due to an improvement in the domestic contract drilling market.

        Drilling expenses decreased approximately $4.5 million to $38.4 million for the year ended October 31, 1995, compared to $42.9 million for the year ended October 31, 1994. The decrease is primarily related to the overall decrease in rig utilization and turnkey operations discussed above. Additionally, the gross margin elimination related to the recoupment of restoration costs on certain drilling rigs under an operating lease arrangement was $0.6 million in 1995 as compared to $1.3 million for the year ended October 31, 1994. See Note 8 to the Grey Wolf financial statements included elsewhere in this Prospectus/Proxy Statement.

        Depreciation and amortization expense increase approximately $0.7 million to $1.4 million for the year ended October 31, 1995, compared to $0.7 million for the year ended October 31, 1994. The increase is primarily related to capital additions during 1995 and 1994, including the acquisition of certain rigs under a capital lease in March 1995 for $3.0 million.

        Interest expense decreased approximately $0.2 million to $0.2 million for the year ended October 31, 1995, compared to $0.4 million for the year ended October 31, 1994. The decrease is primarily related to retirement of certain notes payable and shareholder loans and a lower average monthly indebtedness on revolving credit facilities.


        Gains on sales of assets primarily relate to recoveries from contractors or contractors' insurance carriers for drill pipe and collars which are damaged or lost in performing under drilling operations, net of the costs to purchase or repair damaged or lost drill pipe or collars. The recoveries in any year are dependent upon the level of drill pipe and collars damaged or lost and resulting recoveries thereon. In 1995, the amount includes $0.5 million related to insurance recoveries, under a Grey Wolf policy, related to property damage to one of Grey Wolf's rigs.


        Other income (expense) - other, net for the year ended October 31, 1994, primarily relates to a refund of insurance premiums expensed in prior periods and fees for services rendered in the organizing and rigging up of a rig owned and to be used by a third party.

        Income taxes increased $1.0 million to $1.7 million for the year ended October 31, 1995, compared to $0.7 million for the year ended October 31, 1994. The increase is primarily related to a smaller reversal of the deferred tax valuation allowance in 1995 compared to 1994, and the $0.7 million increase in income before income taxes.

                        COMPARISON OF SHAREHOLDER RIGHTS

        If the Merger is consummated, Grey Wolf shareholders will receive shares of DI Common Stock, and the rights of such shareholders will be governed by DI's Articles of Incorporation, as amended (the "DI Articles"), and its Bylaws, as amended (the "DI Bylaws"). The following is a summary of material differences between the rights of holders of DI Common Stock and the rights of holders of GW Common Stock. As each of DI and Grey Wolf is organized under the laws of Texas, these differences arise primarily from various provisions of the DI Articles and DI Bylaws and the Articles of Incorporation and Bylaws of Grey Wolf. This summary does not purport to be a complete statement of the rights of holders of DI Common Stock and GW Common Stock under, and is qualified in its entirety by reference to, the TBCA and the respective Articles of Incorporation and Bylaws of DI and Grey Wolf.

AUTHORIZED CAPITAL


        Grey Wolf. The authorized capital stock of Grey Wolf consists of 11,000,000 shares, 10,000,000 of which are shares of GW Common Stock, no par value, and 1,000,000 of which are shares of Grey Wolf preferred stock, par value $1.00 per share (the "GW Preferred Stock"). The Grey Wolf Articles of Incorporation, as amended (the "GW Articles"), grant specific authority to the Board of Directors to designate the preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, restrictions thereof of one or more series of GW Preferred Stock. As of the Record Date, 2,983,579 shares of GW Common Stock were outstanding and no shares of GW Preferred Stock were outstanding. The holders of GW Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of Grey Wolf available for distribution to such holders.


        DI. The authorized capital stock of DI consists of 301,000,000 shares, 300,000,000 of which are shares of DI Common Stock, par value $.10 per share, and 1,000,000 of which are shares of DI Preferred Stock, par value $1.00 per share. Of the 1,000,000 shares of DI Preferred Stock, 200,000 have been designated as "Series A Preferred Stock." For a description of the DI capital stock, see "Description of Capital Stock of DI" contained in DI's definitive proxy statement for its 1996 Annual Meeting of Shareholders held August 27, 1996, incorporated herein by reference.

VOTING REQUIREMENTS AND QUORUMS OF SHAREHOLDER MEETINGS

        Grey Wolf. The GW Articles provide that at any meeting of shareholders, the holders of two-thirds of the outstanding shares of stock then issued, outstanding and entitled to vote will constitute a quorum for the transaction of any business. In addition, the GW Articles provide that when a quorum is present, the affirmative vote of the holders of two-thirds of the stock present, in person or by proxy, will be required for the acts of the shareholders, except for the election of directors, which require the affirmative vote of a plurality of the votes cast.

        DI. The DI Bylaws provide that holders of a majority of the shares entitled to vote, present in person or by proxy, will constitute a quorum and further specify that the affirmative vote of a majority of the shares present at a meeting of shareholders will decide any matter submitted to such meeting, unless the matter is one upon which the vote of a greater number is required by law or express provision of the DI Articles or Bylaws.

ELECTION OF DIRECTORS

        Grey Wolf. The GW Articles permit the shareholders to cumulate their votes in the election of directors. Under cumulative voting, a shareholder may multiply the number of shares owned by the number of directors to be elected, and cast that total number of votes in any proportion among as many nominees as the shareholder desires.

        DI. Cumulative voting by shareholders in the election of directors is expressly denied by the DI Articles.

VACANCIES ON THE BOARD OF DIRECTORS


        Grey Wolf. The GW Articles provide that the shareholders may fill vacancies which arise on the board of directors, but if not filled within sixty days after such vacancy is created, the Grey Wolf Bylaws, as amended (the "GW Bylaws"), provide that the remaining members of the board of directors may fill any vacancy by unanimous written consent.

        DI. The DI Bylaws provide that a majority of the remaining directors may fill vacancies occurring on the board of directors. Because the DI Articles and the DI Bylaws are silent as to the right of shareholders to fill vacancies arising on the board of directors, the TBCA permits the shareholders of DI to fill such vacancies.


NUMBER OF DIRECTORS


        The GW Bylaws provide that the number of directors may be fixed from time to time by vote of the shareholders, whereas the DI Bylaws provide that the number of directors may be increased or decreased by resolution of the board of directors.


APPROVAL OF CERTAIN ACTIONS

        Grey Wolf. The GW Articles give shareholders the exclusive right to decide the following issues: (i) the sale, lease or exchange of a major portion of the property or assets of the corporation and (ii) the alteration, amendment or appeal of the bylaws or adoption of new bylaws.

        DI.  The DI Articles do not contain any comparable provisions.
However, unless otherwise provided by articles of incorporation, the TBCA allows a corporation's board of directors to: (i) authorize the sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation without the authorization or consent of the shareholders, provided that such transaction is in the usual and regular course of the business of the corporation and (ii) amend or repeal the corporation's bylaws or adopt new bylaws.

AMENDMENT OF BYLAWS


        Grey Wolf. The GW Bylaws vest in the shareholders the exclusive ability to amend or repeal the GW Bylaws, or adopt new bylaws, and require such action to be approved by two-thirds of the outstanding stock of the corporation entitled to vote thereon.

        DI. The DI Bylaws expressly provide the board of directors with the ability to amend or repeal the DI Bylaws, or adopt new bylaws and, since not otherwise disclaimed in the DI Articles or DI Bylaws, the shareholders also are provided such rights pursuant to the TBCA.


ACTION BY WRITTEN CONSENT OF SHAREHOLDERS


        Grey Wolf. The GW Bylaws provide that action may be taken by written consent of the shareholders but specify that the consent or consents, setting forth in writing the action to be taken, must be signed by all the shareholders entitled to vote on the subject matter thereof.


        DI. The DI Articles provide that any action to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Grey Wolf. The GW Bylaws provide that Grey Wolf will indemnify its directors and officers against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which such persons are a party by reason of having been a director or officer of Grey Wolf or, at its request, any corporation in which Grey Wolf owns shares of capital stock or of which it is a creditor, except that no such indemnification will be awarded to a director or officer found liable for negligence or misconduct in the performance of such person's duty to the corporation. Grey Wolf will also reimburse its directors and officers for the reasonable cost of settlement of any such action, suit or proceeding if a majority of the directors not involved in the matter find that it is in the best interest of the corporation to make such settlement and that such director or officer was not guilty of negligence or misconduct. The GW Bylaws contain no provision regarding the payment of directors' or officers' expenses in advance of the final disposition of an action or proceeding regarding service as a director or officer of Grey Wolf.

        DI. The DI Bylaws provide that DI will, to the fullest extent permitted by law, indemnify each of its directors or officers against reasonable expenses, damages, fines, penalties, judgments, amounts paid in settlement, and other liabilities actually and reasonably incurred by such person in connection with any proceeding to which such person is or may be a party by reason of having served in the capacity of director or officer of DI or, at its request, any other corporation or other entity or employee benefit plan. However, no indemnification will be made in respect of any matter as to which such director or officer is found liable for gross negligence, recklessness or willful misconduct in the performance of such person's duty to the corporation. The determination that indemnification is proper under the circumstances is to be made by (i) the members of the board of directors not involved in the proceeding, (ii) a committee designated by the board of directors, (iii) special legal counsel or (iv) the shareholders. In certain cases, expenses incurred by a director or officer in connection with participation in any proceeding concerning such person's service as a director or officer shall be paid by DI in advance of the final disposition of such proceeding.



                                 LEGAL MATTERS

        The legality of the shares of DI Common Stock being offered hereby will be passed upon by Porter & Hedges, L.L.P., of Houston, Texas. Certain legal matters pertaining to the Merger will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas. Neither Porter & Hedges, L.L.P. nor Fulbright & Jaworski L.L.P. has passed upon the federal or state income tax consequences of the Merger.


                                    EXPERTS

        The opinion regarding the federal income tax consequences of the Merger referred to in this Prospectus/Proxy Statement and elsewhere in the Registration Statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.


        The consolidated financial statements of DI as of December 31, 1996, and for the year then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements incorporated by reference in this Prospectus/Proxy Statement from DI's Annual Report on Form 10-K as of and for the year ended December 31, 1995 and the nine month period ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


        The audited financial statements of Grey Wolf Drilling Company included in this Prospectus/Proxy Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The fairness opinion of Jefferies & Company, Inc. included in this Prospectus/Proxy Statement has been so included in reliance upon the authority of Jefferies & Company, Inc. as experts in investment banking.

                             INDEX OF DEFINED TERMS






Term                                       Page                    Term                                    Page
----                                       ----                    ----                                    ----
1996 Credit Facility  . . . . . . . . . . . 55                      GW Articles . . . . . . . . . . . . . .  74
Acquisition Proposal  . . . . . . . . . . . 50                      GW Bylaws . . . . . . . . . . . . . . .  75
Additional Amount . . . . . . . . . . . . . 46                      GW Common Stock . . . . . . . . . . . . . 1
Additional Closing Cash Consideration . 43, 45                      GW Letter of Transmittal  . . . . . . .  46
Aggregate Contingent Cash Consideration 43, 44                      GW Preferred Stock  . . . . . . . . . .  74
Aggregate Stock Consideration . . . . . . . 43                      HSR Act . . . . . . . . . . . .  15, 39, 52
Allocation Factor . . . . . . . . . . . . . 48                      Indemnification Agreements  . . . . . .  51
AMEX  . . . . . . . . . . . . . . . . .  1, 16                      Indemnified Parties . . . . . . . . . .  51
August Mergers  . . . . . . . . . . . . . . 56                      IRS . . . . . . . . . . . . . . . .  24, 39
Bank Credit Agreement . . . . . . . . . . . 20                      Jefferies . . . . . . . . . . . . . . .  11
Bank Credit Facility  . . . . . . . . . . . 20                      Jefferies Opinion . . . . . . . . . . .  32
Bid Invitation  . . . . . . . . . . . . . . 29                      LRAC  . . . . . . . . . . . . . . . . .  56
boot  . . . . . . . . . . . . . . . . . . . 40                      Meeting . . . . . . . . . . . . . . . . . 1
Cash Consideration  . . . . . . . . . . . . 43                      Merger Agreement  . . . . . . . . . . . . 1
CFPS  . . . . . . . . . . . . . . . . . . . 33                      Merger Consideration  . . . . . . . . .  43
Claim . . . . . . . . . . . . . . . . . . . 51                      Mesa  . . . . . . . . . . . . . . . . .  56
Closing Cash Consideration  . . . . . . . . 43                      NOLs  . . . . . . . . . . . . . . . . .  24
Code  . . . . . . . . . . . . . . . 15, 39, 52                      Plan  . . . . . . . . . . . . . . . . .  48
Collar Adjustment . . . . . . . . . . . . . 10                      Purchaser . . . . . . . . . . . . . . . . 1
Commission  . . . . . . . . . . . . . . . .  2                      Record Date . . . . . . . . . . . .  10, 26
Comparable Companies  . . . . . . . . . . . 33                      Registration Statement  . . . . . . . 2, 47
Comparable Rig Acquisitions . . . . . . . . 34                      Required Ratio  . . . . . . . .  10, 45, 46
Comparable Transactions . . . . . . . . . . 34                      Required Ratio Adjustment . . . . . . .  11
Contingent Cash Consideration . . . . . 43, 44                      RTO . . . . . . . . . . . . . . . . . .  56
continuity of interest requirement  . . . . 41                      Section 382 Limitation  . . . . . . . .  24
Damages . . . . . . . . . . . . . . . . . . 51                      Securities Act  . . . . . . . . . . . . . 1
daywork . . . . . . . . . . . . . . . . . . 66                      Senior Note Offering  . . . . . . . . .  62
DI  . . . . . . . . . . . . . . . . . . . 1, 9                      Senior Notes  . . . . . . . . . . . . .  15
DI Common Stock . . . . . . . . . . . . . .  1                      Senior Notes Offering . . . . . . . . .  62
DI Common Stock Price . . . . . . . . . 10, 45                      Senior Notes Prospectus . . . . . . . 3, 16
Diamond M . . . . . . . . . . . . . . . . . 55                      Series A Preferred Stock  . . . . . . .  74
Dissenting Shareholders . . . . . . . . . . 11                      Settlement Payment  . . . . . . . . . .  45
Dissenting Shares . . . . . . . . . . . . . 54                      Share Fraction  . . . . . . . . . .  43, 44
EBITDA  . . . . . . . . . . . . . . . . . . 33                      Shelf Registration Statement  . . . . .  47
Effective Time  . . . . . . . . . . . . 10, 43                      Somerset  . . . . . . . . . . . . . . .  56
Employee Trust  . . . . . . . . . . . . 12, 48                      Stock Consideration . . . . . . . . . .  43
EPS . . . . . . . . . . . . . . . . . . . . 33                      Stock Value . . . . . . . . . . . . . .  46
Escrow Agent  . . . . . . . . . . . . . 11, 44                      Stockholder Representatives . . . . . .  44
Escrow Agreement  . . . . . . . . . . . . . 44                      Tax Counsel . . . . . . . . . . . . . . l39
Exchange Act  . . . . . . . . . . . . . . .  2                      TBCA  . . . . . . . . . . . . . . .  14, 37
Exchange Agent  . . . . . . . . . . . . 15, 46                      TEPCO Lawsuit . . . . . . . . . . . . .  44
Flournoy  . . . . . . . . . . . . . . . . . 55                      Trust Agreement . . . . . . . . . . . .  48
footage . . . . . . . . . . . . . . . . . . 66                      Trustee . . . . . . . . . . . . . .  12, 48
Grey Wolf . . . . . . . . . . . . . . . . .  1                      Voting and Support Agreements . . .  13, 49
Grey Wolf Drilling Company  . . . . . . 10, 43                      Western . . . . . . . . . . . . . . . .  56
Grey Wolf Employees . . . . . . . . . . . . 48

                    INDEX TO GREY WOLF FINANCIAL STATEMENTS





GREY WOLF DRILLING COMPANY

                                                                                                                   Page
                                                                                                                   ----
Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheets as of January 31, 1997 (unaudited) and October 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . F-3

Statements of Operations for the Three-Month Periods Ended January 31, 1997 and 1996 (unaudited)
     and the Years Ended October 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4


Statements of Shareholders' Investment for the Three-Month Period Ended January 31, 1997 (unaudited)
     and the Years Ended October 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5


Statements of Cash Flows for the Three-Month Periods Ended January 31, 1997 and 1996 (unaudited)
     and the Years Ended October 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6


Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Shareholders of
Grey Wolf Drilling Company:

We have audited the accompanying balance sheets of Grey Wolf Drilling Company (a Texas corporation) as of October 31, 1996 and 1995, and the related statements of operations, shareholders' investment and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grey Wolf Drilling Company as of October 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements, the Company has given retroactive effect to the change in accounting for turnkey and footage drilling contracts from the completed-contract method to the percentage-of-completion method.



                                       /s/ ARTHUR ANDERSEN LLP

                                       ARTHUR ANDERSEN LLP

Houston, Texas
January 13, 1997

                           GREY WOLF DRILLING COMPANY
                                 BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            January 31,       October 31,
                                                                                         --------------------
                                                                               1997        1996        1995
                                                                             --------    --------    --------
                                                                          (Unaudited)               (Restated)
                                 ASSETS
Current assets:
     Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    899    $    482    $     62
     Accounts receivable, net of allowance for uncollectible accounts
          of $63, $169, and $134, respectively  . . . . . . . . . . . .         7,334       7,639       7,371
Contracts in progress . . . . . . . . . . . . . . . . . . . . . . . . .           518       2,238         437
Prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,524       1,089         778
                                                                             --------    --------    --------
          Total current assets  . . . . . . . . . . . . . . . . . . . .        10,275      11,448       8,648
                                                                             --------    --------    --------
Property and equipment, at cost:
     Drilling rigs and equipment  . . . . . . . . . . . . . . . . . . .        47,316      46,256      43,558
     Drill pipe and collars . . . . . . . . . . . . . . . . . . . . . .         6,267       6,141       4,592
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,143       2,144       1,594
                                                                             --------    --------    --------
                                                                               55,726      54,541      49,744
Less: accumulated depreciation and amortization . . . . . . . . . . . .       (37,300)    (36,705)    (34,617)
                                                                             --------    --------    --------
          Net property and equipment  . . . . . . . . . . . . . . . . .        18,426      17,836      15,127
                                                                             --------    --------    --------
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           345         345         129
                                                                             --------    --------    --------
          Total assets  . . . . . . . . . . . . . . . . . . . . . . . .      $ 29,046    $ 29,629    $ 23,904
                                                                             ========    ========    ========


                LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
     Current maturities of long-term debt . . . . . . . . . . . . . . .      $      8    $      8    $    744
     Accounts payable and accrued liabilities . . . . . . . . . . . . .         8,483      10,005       6,192
                                                                             --------    --------    --------
          Total current liabilities . . . . . . . . . . . . . . . . . .         8,491      10,013       6,936
Post-retirement benefits obligation . . . . . . . . . . . . . . . . . .           381         385       -
Long-term debt, net of current maturities . . . . . . . . . . . . . . .         1,484       1,971       4,815
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . .         2,933       2,874       1,181
Commitments and contingencies (Note 7)
Shareholders' investment:
     Common stock, no par value; 10,000,000 shares authorized;
          2,987,379 shares issued; and 2,983,579 shares outstanding . .         6,553       6,553       6,553
     Deferred compensation  . . . . . . . . . . . . . . . . . . . . . .           (25)        (34)        (68)
     Treasury stock, 3,800 shares . . . . . . . . . . . . . . . . . . .            (8)         (8)         (8)
     Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . .         9,237       7,875       4,495
                                                                             --------    --------    --------
          Total shareholders' investment  . . . . . . . . . . . . . . .        15,757      14,386      10,972
                                                                             --------    --------    --------
          Total liabilities and shareholders' investment  . . . . . . .      $ 29,046    $ 29,629    $ 23,904
                                                                             ========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                           GREY WOLF DRILLING COMPANY
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                 Three Months Ended
                                                    January 31,                 Year Ended October 31,
                                               ----------------------     -----------------------------------
                                                 1997         1996          1996         1995         1994
                                               ---------     --------     ---------    ---------    ---------
                                                    (Unaudited)                       (Restated)   (Restated)
Revenues:
     Contract drilling  . . . . . . . . . .     $ 15,863      $ 13,761     $ 56,537     $ 46,463     $ 50,740
Costs and expenses:
     Drilling operations  . . . . . . . . .       12,219        10,960       44,518       38,395       42,914
     Depreciation and amortization  . . . .          626           453        2,163        1,425          745
     General and administrative . . . . . .          974           977        4,036        2,792        2,816
                                               ---------      --------    ---------    ---------    ---------
          Total costs and expenses  . . . .       13,819        12,390       50,717       42,612       46,475
                                               ---------      --------    ---------    ---------    ---------
Operating income  . . . . . . . . . . . . .        2,044         1,371        5,820        3,851        4,265
                                               ---------      --------    ---------    ---------    ---------
Other income (expense):
     Gain on disposition of assets  . . . .          235           133          368        1,223        --
     Interest income  . . . . . . . . . . .            8             1            2           43           44
     Interest expense . . . . . . . . . . .          (42)         (113)        (394)        (242)        (431)
     Provision for uncollectible accounts
        receivable  . . . . . . . . . . . .          (41)           (8)        (217)        (374)        (397)
     Other, net . . . . . . . . . . . . . .           66            49           66           54          397
                                               ---------      --------    ---------    ---------    ---------
                                                     226            62         (175)         704         (387)
                                               ---------      --------    ---------    ---------    ---------
Income before income taxes  . . . . . . . .        2,270         1,433        5,645        4,555        3,878
Provision for income taxes  . . . . . . . .          908           572        2,265        1,669          686
                                               ---------      --------    ---------    ---------    ---------
Net income  . . . . . . . . . . . . . . . .    $   1,362      $    861    $   3,380    $   2,886    $   3,192
                                               =========      ========    =========    =========    =========




   The accompanying notes are an integral part of these financial statements.

                           GREY WOLF DRILLING COMPANY
                     STATEMENTS OF SHAREHOLDERS' INVESTMENT
                             (AMOUNTS IN THOUSANDS)


                                                                              Deferred
                                                         Common    Retained    Compen-    Treasury
                                                         Stock     Earnings    sation      Stock       Total
                                                         ------     ------    --------   --------     -------
Balance, October 31, 1993, as previously reported .      $6,553    $(1,686)    $  (136) $      --    $  4,731
     Adjustment for the cumulative effect of
          retroactively applying the percentage-of-
          completion method of accounting for turnkey
          and footage contracts (Note 2)  . . . . .          --        103          --         --         103
                                                         ------     ------    --------   --------     -------

Balance, October 31, 1993, as restated  . . . . . .       6,553     (1,583)       (136)        --       4,834
   Net income, as restated  . . . . . . . . . . . .          --      3,192          --         --       3,192
   Acquisition of treasury shares . . . . . . . . .          --         --          --         (8)         (8)
   Deferred compensation earned . . . . . . . . . .          --         --          34         --          34
                                                         ------     ------    --------   --------     -------

Balance, October 31, 1994 . . . . . . . . . . . . .       6,553      1,609        (102)        (8)      8,052
   Net income, as restated  . . . . . . . . . . . .          --      2,886          --         --       2,886
   Deferred compensation earned . . . . . . . . . .          --         --          34         --          34
                                                         ------     ------    --------   --------     -------

Balance, October 31, 1995 . . . . . . . . . . . . .       6,553      4,495         (68)        (8)     10,972
   Net income . . . . . . . . . . . . . . . . . . .          --      3,380          --         --       3,380
   Deferred compensation earned . . . . . . . . . .          --         --          34         --          34
                                                         ------     ------    --------   --------     -------

Balance, October 31, 1996 . . . . . . . . . . . . .       6,553      7,875         (34)        (8)     14,386
   Net income . . . . . . . . . . . . . . . . . . .          --      1,362          --         --       1,362
   Deferred compensation earned . . . . . . . . . .          --         --           9         --           9
                                                         ------     ------    --------   --------     -------

Balance, January 31, 1997 (unaudited) . . . . . . .      $6,553     $9,237    $    (25)  $     (8)    $15,757
                                                         ======     ======    ========   ========     =======





   The accompanying notes are an integral part of these financial statements.

                           GREY WOLF DRILLING COMPANY
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                        Three Months Ended
                                                           January 31,               Year Ended October 31,
                                                        --------------------     -------------------------------
                                                         1997         1996        1996        1995         1994
                                                        -------     --------     ------    ---------   ---------
                                                           (Unaudited)                    (Restated)   (Restated)
Cash flows from operating activities:
   Net income . . . . . . . . . . . . . . . . . . .     $ 1,362     $    861     $3,380      $ 2,886     $ 3,192
   Adjustments to reconcile net income to net cash
     provided by operating activities:  . . . . . .
        Depreciation and amortization . . . . . . .         626          453      2,163        1,425         745
        Rig restoration costs recouped through
           operations . . . . . . . . . . . . . . .         --           --         --           633       1,303
        Restricted stock compensation earned  . . .           9            9         34           34          34
        Gains on dispositions of assets . . . . . .        (235)        (133)      (368)      (1,223)        --
        Deferred income taxes . . . . . . . . . . .          59          572      1,693        1,240         487
   Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable          305         (136)      (334)         181      (1,912)
        (Increase) decrease in contracts in progress      1,720       (2,497)    (1,801)       1,469        (738)
        (Increase) decrease in prepaid expenses . .        (435)         (82)      (311)       1,263          24
        Increase (decrease) in accounts payable and
           accrued liabilities  . . . . . . . . . .      (1,522)       3,445      3,813       (2,536)       (824)
        Increase (decrease) in post-retirement
        benefits obligation . . . . . . . . . . . .          (4)          98        345          --          --
        (Increase) decrease in long-term equipment
           lease collateral . . . . . . . . . . . .         --           --         --           151        (151)
                                                        -------     --------     ------    ---------   ---------
        Net cash provided by operating activities .       1,885        2,590      8,614        5,523       2,160
                                                        -------     --------     ------    ---------   ---------
Cash flows from investing activities:
   Proceeds from sales of property and equipment  .         242          213        467        1,288         --
   Property and equipment additions . . . . . . . .      (1,223)      (1,322)    (4,747)      (4,222)     (1,180)
   Advances for rig restoration . . . . . . . . . .         --           --         --          (183)       (634)
   Other  . . . . . . . . . . . . . . . . . . . . .         --           --        (111)         (60)        (58)
                                                        -------     --------     ------    ---------   ---------
        Net cash used in investing activities . . .        (981)      (1,109)    (4,391)      (3,177)     (1,872)
                                                        -------     --------     ------    ---------   ---------
Cash flows from financing activities:
   Repayment of debt  . . . . . . . . . . . . . . .        (487)      (1,244)    (3,945)      (2,599)        --
   Accrued interest on capital lease obligation . .         --            36        142          --          --
   Acquisition of treasury stock  . . . . . . . . .         --           --         --           --           (8)
                                                        -------     --------     ------    ---------   ---------
        Net cash used in financing activities . . .        (487)      (1,208)    (3,803)      (2,599)         (8)
                                                        -------     --------     ------    ---------   ---------
INCREASE (DECREASE) IN CASH . . . . . . . . . . . .         417          273        420         (253)        280
CASH, beginning of period . . . . . . . . . . . . .         482           62         62          315          35
                                                        -------     --------     ------    ---------   ---------
CASH, end of period . . . . . . . . . . . . . . . .     $   899      $   335     $  482    $      62   $     315
                                                        ========    =========    ======     ========   =========

Supplemental disclosure of cash flow information:
   Cash paid during the period for interest . . . .     $   182     $     61     $  245     $    249   $     487
                                                        ========    =========    ======     ========   =========
   Cash paid during the period for income taxes . .     $    --     $     --     $  430     $    479   $      79
                                                        ========    =========    ======     ========   =========


   The accompanying notes are an integral part of these financial statements.

                           GREY WOLF DRILLING COMPANY
                         NOTES TO FINANCIAL STATEMENTS


(1) ORGANIZATION AND NATURE OF OPERATIONS

    Grey Wolf Drilling Company (the Company) is a Texas corporation with offices in Houston, Texas, and Lafayette, Louisiana. The Company operates land drilling rigs which are used in contract drilling operations primarily in Louisiana and Texas.

    The Company's results of operations and its financial condition have historically been adversely affected by the depression in the domestic oil and gas exploration industry which commenced in 1982. This market condition resulted in depressed rates received for contract drilling services and reduced the number of active rigs in domestic drilling operations on an industry-wide basis. The Company had profitable results between 1990 and 1996 (excluding
1993), after a prolonged period of negative results (1982 - 1989).

    Demand for drilling equipment is dependent on the exploration and development programs of oil and gas companies, which are in turn influenced by the financial conditions of such companies, by general economic conditions, by prices of oil and gas and, from time to time, by political considerations and policies. The Company's business operations are subject to the risks associated with a business having a limited number of customers for which it can operate at any given time. A decrease in the drilling programs of customers in the areas where the Company is employed may adversely affect the Company's revenues. The contracts under which the Company operates its drilling rigs are obtained either through individual negotiations with the customer or by submitting proposals in competition with other drilling contractors and vary in their terms and conditions. The Company competes with several other drilling contractors, most of which are substantially larger than the Company and possess appreciably greater financial and other resources. Price competition is generally the most important factor in the drilling industry, but the technical capability of specialized drilling equipment and personnel at the time and place required by customers is also important. Other competitive factors include work force experience, rig suitability, efficiency, condition of equipment, reputation and customer relations. The Company believes that it competes favorably with respect to these factors.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Interim Data. The financial statements and related information as of January 31, 1997, and for the three-month periods ended January 31, 1997 and 1996, have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Such statements reflect all adjustments (consisting only of normal recurring entries) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, cash flows and changes in shareholders' investment at and for such periods. Interim period results are not necessarily indicative of the results to be achieved for an entire year.

    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Property and Equipment. The costs of drilling rigs and equipment, drill pipe and collars, other property and equipment and major replacements which extend the useful lives of property and equipment are capitalized. Replaced units are retired by removing the cost and related accumulated depreciation. Maintenance and repairs and minor replacements are expensed as incurred. Gains or losses resulting from sales, dispositions or retirements are included in other income.

    Depreciation is provided for financial reporting purposes using the straight-line method over estimated useful lives of seven years for drilling rigs and equipment, three years for drill pipe and collars and from five to 30 years for other property and equipment.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

    Prepaid Expenses. Prepaid expenses primarily consist of insurance deposits which are held by the carrier and are released at the expiration of the applicable policy and prepaid premiums which are amortized over the life of the applicable policy.


    Recognition of Operating Revenues and Expenses. Operating revenues and expenses are recognized on the basis of contract terms as follows:

    Turnkey and Footage Contracts--In 1996, the Company changed its method of accounting for turnkey and footage contracts from the completed-contract method to the percentage-of-completion method. The percentage-of-completion method of accounting, which is generally the preferred accounting, was adopted to more closely approximate the concept of accrual-based recognition of revenues and profit as earned. Under the percentage-of-completion method, revenues, costs and estimated profits for turnkey and footage contracts are recognized based upon the percentage of completion of the individual contracts in progress at year-end. All information available through the date of the financial statements is considered in determining the estimated costs and profits upon completion of an in-progress contract. The percentage of completion for an in-progress contract is based upon the days worked compared to total expected days under the performance of the contract. Any estimated contract losses are charged to earnings when identified.

         As required for a change in the method of recognizing contract revenues, all prior years have been restated to reflect the change. The effect of the accounting change on net income for 1996 and on net income previously reported in 1995 and 1994 was approximately $600,000, $(199,000) and $169,000, respectively. The balance of retained earnings as of October 31, 1993, has been adjusted for the effect (net of income taxes) of applying retroactively the new method of accounting.


         Day Work Contracts--Revenues and expenses are recognized as the work progresses.


         Combination Contracts--Revenues and expenses are recognized in accordance with the turnkey, footage or daywork terms of the contracts as described above.

         Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," whereby deferred income taxes are provided at the balance sheet date, based upon enacted tax laws, for all differences between the tax basis of assets and liabilities and their respective carrying amounts for financial statement purposes. See Note 4 for additional discussion.

         Earnings Per Share. The Company is a closely held private company, thus earnings per share amounts are not meaningful and, accordingly, not presented.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(3)      LONG-TERM DEBT

         The long-term debt of the Company is as follows (amounts in thousands):

                                                                            January 31,        October 31
                                                                               1997          1996       1995
                                                                           -------------    -------    -------
                                                                            (Unaudited)
Bank debt, due March 31, 1998, interest at prime plus 1-1/4%  . . . . . .  $       1,275   $    300    $ 2,100
Capital lease obligation, including accrued interest  . . . . . . . . . .        --           1,460      2,715
Property mortgage, due monthly through February 21, 2006, interest
     at 8-1/2%  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            217        219      --
Notes payable, due February 1, 1996, interest at 10%  . . . . . . . . . .        --          --            718
Notes payable to shareholders, due February 1, 1996, interest at 10%  . .        --          ---            26
                                                                           -------------    -------    -------
                                                                                   1,492      1,979      5,559
Less- Current maturities  . . . . . . . . . . . . . . . . . . . . . . . .              8          8        744
                                                                           -------------    -------    -------
         Total long-term debt . . . . . . . . . . . . . . . . . . . . . .  $       1,484    $ 1,971    $ 4,815
                                                                           =============    =======    =======

         Bank Debt. During 1991, the Company secured a $3.0 million revolving credit facility with a bank (the Bank) which was increased to $4.5 million effective February 28, 1995. On May 31, 1996, the Company entered into an amended and restated loan agreement (the Agreement) with the Bank which combined the existing $4.5 million revolving credit facility and a new $3.0 million capital credit facility (the Facilities). Under the revolving credit facility, the maximum amount of borrowings is subject to a borrowing base limitation of up to 75 percent of eligible accounts receivable, as defined. At October 31, 1996, the borrowing base limitation amount exceeded the $4.5 million maximum line of credit. The revolving credit facility provides for a maturity date of March 31, 1998. The capital credit facility terminates June 15, 1998, with the entire principal balance due on March 15, 2001. The Company is required to pay a commitment fee of 1/2 percent on the unfunded portion of the Facilities. The outstanding portion of the Facilities bears interest at 1-1/4 percent above the Bank's prime rate (8.25 percent at October 31, 1996), payable monthly. As any borrowings under the Facilities bear interest at market-responsive rates, the carrying value of borrowings outstanding approximates fair value. All of the Company's property and equipment and accounts receivable are pledged as security on the loan.

         The Agreement contains certain restrictive covenants regarding future borrowings, capital expenditures and payment of cash dividends. In addition, the Company must meet certain reporting requirements and maintain the following financial covenants, as defined by the agreement: (a) a current ratio (as defined) of 1.0:1.0, (b) a minimum net worth of $10.0 million at the end of any quarter commencing with the quarter ended October 31, 1995, increasing by the sum of 50 percent of quarterly net income thereafter, which resulted in a minimum net worth requirement of approximately $11.7 million at November 1, 1996, and (c) a cash flow (as defined) of $2.5 million for the year ended October 31, 1995, and $2.5 million for the 12 months ended at each subsequent fiscal quarter thereafter. As of October 31, 1996, the Company was not in compliance with certain of these restrictive covenants, for which waivers were obtained.

         Capital Lease Obligation. On March 1, 1995, the Company entered into a lease agreement with L&GW, Inc., to lease a 50 percent interest in six rigs, a 25 percent interest in a seventh rig and certain other assets. The Company presently owns the remaining interest in these assets. Reference is made to
Note 8 for further discussion of this agreement. The lease payments are contingent based upon cash flows from the rigs, as defined, and equal from 50 percent to 75 percent of such cash flows. The agreement provides the Company a purchase option through April 2000. The purchase option at the date of the lease agreement, March 1, 1995, is $3.0 million, which increases over time based upon a defined interest factor (12.7 percent per annum which generally accrues in full beginning April 30, 1997, and defined lesser amounts prior to such time), and decreases over time by the lease payments made by the Company. The Company intends to acquire the leased assets through the exercise of the purchase option.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


         Property and equipment includes $3.0 million of costs capitalized relating to the capital lease obligation.

         During 1996 and 1995, interest expense accrued on the option price was $142,000 and $--, and lease payments totaling $1,397,000 and $285,000 were made, thereby reducing the purchase option amount to $1,460,000 at October 31, 1996.

         Property Mortgage. During 1996, the Company acquired certain real estate property in Texas for a purchase price of approximately $300,000. The Company entered into a note payable with a bank to finance $224,000 of the purchase price. The note payable bears interest at 8-1/2 percent and is repayable in equal monthly installments through February 21, 2006. The note is secured by the real estate purchased. The $224,000 mortgage financing has been excluded from the statement of cash flows as it is a noncash transaction. As the interest rate on this note payable approximates the effective market-responsive rate for borrowings under the Facilities, the carrying value of this note payable approximates fair value.

         Notes Payable and Notes Payable to Shareholders. Notes payable originated in the purchase of the common stock of a predecessor company in 1978 with interest at 10 percent. During 1991, a group of shareholders purchased $552,000 of the above-described notes payable from the original noteholders. Under the amended terms of the notes payable, the Company was required to make annual repayments of principal equal to 35 percent of excess cash flow (as defined). Repayments were required to be made 83 percent to the original noteholder and 17 percent to the shareholders. At October 31, 1996, all amounts outstanding under the notes payable have been repaid.

(4)      INCOME TAXES

         The components of the Company's income tax provision are as follows (amounts in thousands):

                                                              1996              1995             1994
                                                             --------          -------          ------
Current . . . . . . . . . . . . . . . . . . . . . . . .      $    572          $   429          $  199
Deferred  . . . . . . . . . . . . . . . . . . . . . . .         1,693            1,240             487
                                                             --------          -------          ------
         Total  . . . . . . . . . . . . . . . . . . . .      $  2,265          $ 1,669          $  686
                                                             ========          =======          ======

         The difference between taxes computed at the U.S. federal statutory rate and the Company's reported income tax expense is as follows (amounts in thousands):

                                                                1996            1995            1994
                                                               ------         --------         -------
Federal income tax at the statutory rate of 34% . . . . .      $1,919         $  1,549          $1,318
Nondeductible costs . . . . . . . . . . . . . . . . . . .         207              174             208
State income tax, less federal benefit  . . . . . . . . .         107               75              69
Change in valuation allowance . . . . . . . . . . . . . .     --                 (279)           (834)
Other, net  . . . . . . . . . . . . . . . . . . . . . . .          32              150            (75)
                                                               ------         --------         -------
         Total income tax provision . . . . . . . . . . .      $2,265         $  1,669         $   686
                                                               ======         ========         =======

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


         The Company's deferred tax position is comprised of the following as of October 31, 1996 and 1995 (amounts in thousands):

                                                                               1996            1995
                                                                             --------         -------
Deferred tax assets-
         Investment tax credit carryforwards  . . . . . . . . . . . . .    $      101       $     595
         Alternative minimum tax credits  . . . . . . . . . . . . . . .            87             296
         Accrued liabilities  . . . . . . . . . . . . . . . . . . . . .           225             137
         Post-retirement benefits obligation  . . . . . . . . . . . . .           131              --
         Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            89              75
                                                                             --------         -------
                                                                                  633           1,103
                                                                             --------         -------
Deferred tax liabilities-
         Depreciation of property and equipment . . . . . . . . . . . .        (3,044)         (2,168)
         Contracts in progress  . . . . . . . . . . . . . . . . . . . .          (348)            (38)
         State taxes, net of loss carryforwards . . . . . . . . . . . .          (115)            (78)
                                                                             --------         -------
                                                                               (3,507)         (2,284)
                                                                             --------         -------
Valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . . .           --              --
                                                                             --------         -------
Deferred income tax asset (liability) . . . . . . . . . . . . . . . . .      $ (2,874)        $(1,181)
                                                                             ========         =======


         The Company has federal investment tax credit (ITC) carryforwards totaling $101,000 which expire as follows (amounts in thousands):



                1999  . . . . . . . . . . . . . . . .      $88
                2000  . . . . . . . . . . . . . . . .        7
                2001  . . . . . . . . . . . . . . . .        6
                                                          ----
                                                          $101
                                                          ====



         The alternative minimum tax credits may be carried forward indefinitely. No valuation allowance has been provided for the ITC carryforwards as management believes that it is more likely than not that such carryforwards will be utilized prior to their respective expiration dates.

(5)      PROFIT-SHARING PLAN

         The Company's profit-sharing plan for the benefit of employees provides for Company contributions from net income and accumulated retained earnings as determined by the Company's board of directors, limited to 15 percent of the participants' annual compensation. No contributions have been made to the plan since fiscal 1982. Effective October 1, 1996, the Company adopted a 401(k) plan in which certain Company employees have been named as trustee. As a result of adopting the 401(k) plan, management currently does not intend to make any future contributions to the profit-sharing plan.

         Under the 401(k) plan, participating employees may elect to contribute up to $9,500, with the Company matching 50 percent of the employee contributions up to 6 percent of their salaries for a maximum contribution by the Company of up to 3 percent of each employee's salary for the year ended December 31, 1996. Participating employees vest in the Company's contributions over a period of seven years. Total expense recognized for the Company's contributions to the 401(k) plan in 1996 was approximately $8,000.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(6)      GREY WOLF DRILLING COMPANY EMPLOYEE HEALTH PLAN AND TRUST

         The Grey Wolf Drilling Company Employee Health Plan and Trust (the
Plan) is a defined contribution plan that provides certain health care benefits to its active employees. Effective July 15, 1996, the Company amended the Plan allowing retired employees to continue health care coverage for themselves and their spouses from the age of 60 to 65. To be eligible for this health care benefit, the employee must be under the age of 65, but at least age 60, with at least 25 years of service as a full-time employee.

         As of October 31, 1996, the accumulated post-retirement benefit obligation (APBO) totals approximately $40,000, which relates to prior service costs. The Company has recognized the APBO as of October 31, 1996, and will amortize the prior service cost over the estimated service life of the remaining active employees along with the annual benefit costs. Actuarial assumptions include a 6 percent health care cost trend and a 7-1/2 percent discount rate. The Company does not currently intend to pre-fund these obligations.

(7)      COMMITMENTS AND CONTINGENCIES

         Minimum Lease Payments. Aggregate minimum rental payments required under noncancelable operating leases having lease terms greater than one year are as follows as of October 31, 1996 (amounts in thousands):

              1997  . . . . . .  $320
              1998  . . . . . .   154
              1999  . . . . . .    72
              2000  . . . . . .    21
              2001  . . . . . .     -

         Rent expense for 1996, 1995 and 1994 was approximately $339,000, $340,000 and $289,000, respectively.


         Insurance. The Company has commercial insurance coverage for workers' compensation which contains a deductible of $100,000 per claim ($50,000 per claim in 1995 and 1994). The Company also provides certain group medical benefits to its employees for which it is self-insured under a plan in which certain Company employees have been named as trustee; however, the Company has acquired a stop-loss policy limiting its exposure to $100,000 per claim ($50,000 per claim in 1995 and 1994) and $783,000 in the aggregate ($699,000 and $687,000 in 1995 and 1994, respectively). See Note 6 for additional discussion of the plan. As of October 31, 1996, the Company had executed a letter of credit in the amount of $500,000 to an insurance carrier as security for its obligations under the insurance fund.


         Pending Litigation. The Company is named as defendant in a lawsuit styled TEPCO, Inc. v. Grey Wolf Drilling Company, Cause No. 96-49194, in the 164th Judicial District Court of Harris County, Texas. In its petition filed on September 26, 1996, the plaintiff alleged that the Company breached alleged contractual obligations to TEPCO, Inc. (TEPCO), by failing to drill an oil or gas well or wells for TEPCO in the Treasure Isle Field, located in Galveston County, Texas. The plaintiff also alleges that it lost alleged rights under an oil and gas lease as a consequence of failure to drill such well or wells, allegedly causing the plaintiff to suffer money damages asserted in the plaintiff's petition to amount to "many tens of millions of dollars." The Company believes that the claims asserted by the plaintiff are unfounded.
Prior to filing of TEPCO's suit, the Company had filed lien claims against two wells which the Company had drilled for TEPCO, for unpaid statements for services or materials provided prior to the time when the Company ceased further work for TEPCO, and the Company has filed a counterclaim in the TEPCO suit seeking recovery of approximately $250,000 with respect to such statements and interest and attorneys' fees. Discovery is in progress in the TEPCO suit, and the Company is vigorously defending the action. It is the opinion of the management that the ultimate resolution of the suit will not have a material adverse effect on the Company's financial position.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


         In the normal course of business, the Company becomes involved in litigation incident to operations. Management is of the opinion that ultimate resolution of all matters of litigation and dispute will not have a material adverse effect on the Company's financial position.

(8)      DISSOLUTION OF L&GW VENTURE AND LEASE AGREEMENT

         In May 1987, the Company entered into the L&GW Venture (the Venture) with an entity controlled by a major shareholder. The Company's interest in the Venture was 1 percent until payout, as defined in the Venture agreement. The entity controlled by this shareholder contributed drilling equipment to the Venture. The Company acted as co-manager of the Venture and was reimbursed by the Joint Venture for costs and expenses incurred on behalf of the Joint Venture (approximately $45,000 was invoiced for the year ended October 31, 1994).

         In 1990, an agreement was reached whereby the Company would restore six drilling rigs owned by the Venture to operating condition and subsequently would operate the rigs. Pursuant to the agreement, the Company and its joint venture partner were each entitled to one-half of the net cash receipts from the rigs, generally defined as cash receipts in excess of operating costs, after the Company recouped the total cost paid to restore the rigs to production, including interest. The costs incurred to restore the rigs were deferred and, prior to recoupment, the Company was entitled to 100 percent of the net cash flow. The Company's operating revenues and expenses, therefore, included 100 percent of the activity related to these six rigs, and profit was eliminated until recoupment of restoration costs. As of February 28, 1995, unrecovered advances for rig restoration totaled $1,995,000, and the gross revenues from the six rigs recognized by the Company (100 percent) for the four months of 1995 and for 1994 totaled approximately $4,477,000 and $14,304,000, respectively.

         On March 1, 1995, the Venture, owner of 100 percent interest in six rigs and a 50 percent interest in one rig, was dissolved. As a result of the dissolution, the Company and L&GW, Inc., each acquired 50 percent of the Venture's interest in the subject rigs and the Company acquired the Venture's 100 percent interest in certain other assets with no further obligations with respect thereto. Upon completion of the dissolution, Grey Wolf converted its advances for rig restoration and settled payables to the Venture into its basis for the acquired interests ($1,641,000). Such basis is classified as property and equipment.

         Additionally, on March 1, 1995, the Company entered into a lease agreement with L&GW, Inc., to lease from L&GW, Inc., its interest in the subject rigs. The lease of the subject rig interests from L&GW, Inc., is being accounted for as a capital lease (see Note 3). Property and equipment was recorded in the amount of $3.0 million based on the present purchase option in the lease agreement with an assumption of $3.0 million of long-term debt to finance such acquisition. The purchase option at the date of the lease agreement, March 1, 1995, was $3.0 million. Such purchase option increases over time based upon a defined interest factor (12.7 percent per annum which generally accrues in full beginning April 30, 1997, and defined lesser amounts prior to such time) and decreases over time by the amounts of any lease payments made by the Company.

         The combination of the Venture dissolution and capital lease arrangement resulted in the Company acquiring a 100 percent interest in the Venture's assets (seven rigs and certain other related assets). The costs assigned and consideration given is shown as follows (amounts in thousands):


Costs assigned to Venture assets  . . . . . . . . .   $    4,641
Capital lease obligation  . . . . . . . . . . . . .       (3,000)
Unrecovered rig restoration costs . . . . . . . . .       (1,995)
Payable to Venture settled  . . . . . . . . . . . .          354
                                                      ----------
         Cash paid  . . . . . . . . . . . . . . . .   $     -
                                                      ==========


         The above transaction has been excluded from the statement of cash flows because it is a noncash transaction.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(9)      COMPENSATION ARRANGEMENTS

         On March 17, 1992, the board of directors passed a resolution to grant Mr. James K. B. Nelson, president and a shareholder of the Company, 130,769 shares of restricted common stock. The restricted stock agreement, in general, prohibits the transfer of these shares to anyone for a period of five years. This transfer restriction terminates as to 20 percent of the shares (26,153) at the end of each year on March 17, 1993, through March 17, 1997. The agreement also provides that, if Mr. Nelson ceases to be employed by the Company within such five-year period (other than by reason of death or disability or discharge without good cause), remaining stock subject to such transfer restriction will be reassigned to the Company.

         The deferred compensation related to the restricted stock is deducted from shareholders' investment and is charged to compensation expense over the vesting period.

         In 1994, the Company entered into a split-dollar life insurance arrangement with the trustee of the James K. B. Nelson Family Trust (the Trust). Under the terms of the arrangement, the Company pays the annual premiums on two whole-life insurance policies owned by the Trust and receives the equivalent premium of comparable term policies for the year. Under certain events, the Company would be reimbursed for aggregate premiums paid and, in other events, the cash surrender value of the policies. Premium payments are recorded in other assets, limited to the cash surrender value of the policies ($157,000 and $63,000 at October 31, 1996 and 1995, respectively), or compensation expense ($-, $21,000 and $21,000 for the years ended October 31, 1996, 1995 and 1994, respectively), as appropriate. As of October 31, 1996 and 1995, a receivable of $8,000 and $14,000, respectively, is due from the Trust for reimbursement of equivalent term rates.

         During 1996, the Company entered into retirement agreements with two employees. Under the retirement agreements, the Company will pay a fixed amount per month for up to 10 years. Additionally, the Company will continue to fund life insurance policies with benefits payable to the employees. The Company has accrued the obligation for the estimated net present value of these payments of approximately $384,000 and has included the related expense in general and administrative expense.

(10)     SIGNIFICANT CUSTOMERS

         During the year ended October 31, 1996, Texas Meridian Resources Exploration, Inc. and Union Pacific Resources Company accounted for approximately 12 percent and 11 percent, respectively, of the Company's contract drilling revenues. During the year ended October 31, 1995, Black Stone Oil Company and Union Pacific Resources Company accounted for approximately 14 percent and 12 percent, respectively, of the Company's contract drilling revenues. During the year ended October 31, 1994, there were no customers that accounted for more than 10% of the Company's contract drilling revenues.

                           GREY WOLF DRILLING COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(11)     EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

         On March 7, 1997, the Company entered into a definitive agreement to be acquired by DI Industries, Inc. (DI), for up to $61.6 million in cash and approximately 14.0 million shares of DI common stock. The terms of the agreement call for the Company to merge with and into Drillers, Inc., a subsidiary of DI, subject to obtaining regulatory and Company shareholder approval and certain other conditions. The number of shares of DI common stock to be issued in the merger is subject to decrease or increase if the average trading price of DI common stock in the 10 trading days prior to the merger is greater than $4.00 or less than $3.00 per share. Additionally, the merger agreement calls for the decrease of cash consideration and a corresponding increase in the number of shares issued so that at least 45 percent of the value of the merger consideration consists of DI common stock. An escrow will be established for contingencies relating to the TEPCO litigation with $5.0 million of the cash consideration. In certain events, if the merger is terminated by the Company, a $2.0 million termination fee is payable to DI, and if the merger is terminated by DI, a $2.0 million termination fee is payable to the Company.


         The merger agreement provides that prior to closing, the Company will establish an irrevocable trust (the Employee Trust) for the benefit of certain of the Company's employees. The Company will contribute $2.4 million to the Employee Trust and Mr. James K. B. Nelson, president of the Company and a Company shareholder, will contribute $1.65 million to the Employee Trust. The employees vest in Employee Trust amounts one year from the establishment of the Employee Trust and earlier in certain events.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 7, 1997, by and among DI INDUSTRIES, INC., a Texas corporation ("Parent"), DRILLERS, INC., a Texas corporation (the "Purchaser") and a wholly-owned subsidiary of Parent, and GREY WOLF DRILLING COMPANY, a Texas corporation (the "Company").

         Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Texas Business Corporation Act (the "TBCA"), the Company will be merged with and into the Purchaser (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article 5 hereof. Following the Merger, the Purchaser will continue as the surviving corporation (the "Surviving Corporation") under the name "GREY WOLF DRILLING COMPANY" and will continue its existence under the laws of the State of Texas, and the separate corporate existence of the Company will cease.

         Section 1.2. Effective Time. The Merger will be consummated by filing with the Texas Secretary of State articles of merger executed in accordance with the relevant provisions of the TBCA. The Merger will become effective upon the issuance of a certificate of merger by the Texas Secretary of State (the time the Merger becomes effective being the "Effective Time").

         Section 1.3. Effects of the Merger. The Merger will have the effects set forth in the TBCA.

         Section 1.4. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Purchaser will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         Section 1.5. Directors and Officers. The directors and the officers of the Purchaser immediately before the Effective Time will be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         Section 1.6.  Conversion of Shares of Company Common Stock.

                 (a) (i) Subject to Sections 1.6(c), 1.6(d), 1.6(e) and 1.6(f), at the Effective Time each issued and outstanding share of common stock without par value of the Company ("Company Common Stock") will be converted into the right to receive the "Share Fraction" (defined below) of:

         (x) an amount in cash (the "Cash Consideration") equal to the "Closing Cash Consideration" (defined below), plus

         (y) a number of shares (the "Stock Consideration") of the common stock, $0.10 par value, of Parent ("Parent Common Stock") equal to the "Aggregate Stock Consideration" (defined below), plus (if applicable under the provisions of Section 1.6(a)(vi))

         (z)     an amount, if any, in cash (the "Contingent Cash
                 Consideration") equal to the "Aggregate Contingent Cash Consideration" (defined below).

The Cash Consideration, the Stock Consideration, and, if applicable, Contingent Cash Consideration are collectively referred to herein as the "Merger Consideration."

                          (ii)  The "Closing Cash Consideration" means
$56,600,000, less such amount, if any, as shall be deducted from the Closing Cash Consideration pursuant to Section 1.6(f), and plus the amount, if any, of the "Additional Closing Cash Consideration" which shall be added thereto pursuant to Section 1.6(a)(vi).

                          (iii)  The "Aggregate Stock Consideration" means
14,000,000 shares of Parent Common Stock, plus or minus such number, if any, of shares of Parent Common Stock by which the Aggregate Stock Consideration shall be increased or decreased pursuant to Section 1.6(e), and plus such number, if any, of shares of Parent Common Stock as shall be added to the Aggregate Stock Consideration pursuant to Section 1.6(f).

                          (iv)  The "Aggregate Contingent Cash Consideration"
means an amount, if any, equal to the sum of the "Contingent Cash
Consideration" of all "Stockholders" as such terms are defined in the Escrow Agreement described in Section 1.6(a)(vi) determined as of the "Distribution Date" as provided for in said Escrow Agreement.

                          (v)  The "Share Fraction" means a fraction having "1"
as its numerator and having as its denominator the number of shares of the Company Common Stock outstanding at the Effective Time (except and excluding any shares of Company Common Stock issued and held in the Company's treasury immediately before the Effective Time).

                          (vi)  Promptly after designation by the Company and
approval by Parent of the Designated Bank pursuant to Section 1.7(a), the Company, Parent, the Purchaser, Messrs. James K. B. Nelson and Sheldon B. Lubar, as "Stockholder Representatives," and the Designated Bank as escrow agent (in said capacity being herein called "Escrow Agent") shall enter into an Escrow Agreement in substantially the form attached hereto and incorporated herein as Schedule 1.6 (the "Escrow Agreement"). Unless otherwise stated herein, terms defined in the Escrow Agreement shall have the meaning therein stated when used in this Agreement. Unless the Escrow Agreement terminates prior to the Effective Time pursuant to Section 4 of the Escrow Agreement, Parent or Purchaser shall deposit with the Escrow Agent for inclusion in the Escrow Fund the sum of $5,000,000 at or immediately after the Effective Time. Further, if the Escrow Agreement is not thus terminated prior to the Effective Time and the Merger occurs, Parent and the Surviving Corporation shall be jointly and severally obligated to pay or cause to be paid and agree to pay or cause to be paid to each Stockholder on the Distribution Date the Contingent Cash Consideration, if any, owing to such Stockholder as described in clause
(z) of Section 1.6(a)(i) of this Agreement, unless the Termination Date occurs pursuant to Section 5 of the Escrow Agreement. Said agreement of Parent and the Surviving Corporation to pay or cause to be paid the Contingent Cash Consideration, if any, to each Stockholder shall be secured by the security interest and common law pledge, assignment and lien on the Escrow Fund granted in Section 14 of the Escrow Agreement. If, however, the Escrow Agreement is terminated prior to the Effective Time pursuant to clause (i) or clause (ii) of
Section 4 of the Escrow Agreement, no amount of Contingent Cash Consideration shall be payable to the holders of Company Common Stock or included in the Merger Consideration pursuant to Section 1.6(a)(i) above, and the Closing Cash Consideration shall be increased by adding thereto an amount (the "Additional Closing Cash Consideration") equal to $5,000,000, less the amount, if any, of any "Settlement Payment" (defined below). If, in the discretion of the Company, the Company shall settle the Lawsuit and Subject Claims and obtain an agreement for a full release of the Subject Claims by TEPCO prior to the Effective Time, the amount, if any, of money paid or payable by the Company to TEPCO in consideration for such release of the Subject Claims is herein called the "Settlement Payment." The Company shall be entitled, in its discretion, to effect such a settlement at any time prior to the Effective Time; provided only that the Company shall not, without the consent of Parent (which consent shall not unreasonably be withheld or delayed), make or agree to make a Settlement Payment in excess of $5,000,000 to effect such a settlement (which the Company has no intention whatsoever of doing) or undertake any affirmative obligation to TEPCO or any other person in consideration for a release of the Subject Claims other than to make a Settlement Payment (if any) in money and, if and to the extent the Company should so elect, to release (in whole or in part) claims of the Company against TEPCO and indemnify TEPCO against such claims (to the extent thus released) and to effect a dismissal of the Lawsuit. By approving this Agreement, the shareholders of the Company shall adopt and approve, and consent to and join in the terms of, the Escrow Agreement, and shall agree to the appointment of the Stockholder Representatives and confirm the authority of the Stockholder Representatives to enter into the Escrow Agreement and to exercise the rights and authority and discretion as the representatives of the shareholders of the Company and have and be entitled to the benefit of the rights and releases therein granted to them.

                 (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time all shares of Company Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of shares of Company Common Stock will thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration (including cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.7(d)) upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate").

                 (c) Notwithstanding anything contained in this Section 1.6 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately before the Effective Time will, by virtue of the Merger, cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

                 (d) Notwithstanding anything in this Section 1.6 to the contrary, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the TBCA (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares will thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

                 (e) As provided in Section 1.6(a), the number of shares of Parent Common Stock included in the Aggregate Stock Consideration has initially been agreed to be 14,000,000 shares. It is, however, agreed and stipulated that if the "Parent Common Stock Price" (as defined below) shall be less than $3.00 or more than $4.00, the number of shares of Parent Common Stock included in the Aggregate Stock Consideration shall be increased or decreased above or below 14,000,000 shares (before giving effect to any increase in the number of shares of Parent Common Stock included in the Aggregate Stock Consideration pursuant to Section 1.6(f), if applicable) as provided hereinafter in this Section. If the Parent Common Stock Price is less than $3.00, the number of shares of Parent Common Stock included in the Aggregate Stock Consideration shall be increased pursuant to this Section 1.6(e) to a number of shares equal to $42,000,000 divided by the Parent Common Stock Price. If the Parent Common Stock Price is more than $4.00, the number of shares of Parent Common Stock included in the Aggregate Stock Consideration shall be decreased pursuant to this Section 1.6(e) to the greater of (x) 11,666,667 shares, or (y) a number of shares equal to $56,000,000 divided by the Parent Common Stock Price. The "Parent Common Stock Price" means an amount equal to the average of the closing sales price of Parent Common Stock on the American Stock Exchange Consolidated Tape as reported by the Wall Street Journal (Southwest Addition) on each of the ten consecutive trading days immediately preceding the third trading day before the Effective Time of the Merger. The Company agrees that it will not, and agrees that it will request each of its officers and directors to agree that they will not, engage in trading in Parent Common Stock during the twenty consecutive days immediately preceding the Effective Time of the Merger.

                 (f) If the number of shares of Parent Common Stock included in the Aggregate Stock Consideration (after giving effect to any increase or decrease in such number of shares pursuant to Section 1.6(e), if applicable) is not sufficient to achieve the "Required Ratio" (hereinafter defined), then the number of shares of Parent Common Stock included in the Aggregate Stock Consideration (after giving effect to any increase or decrease in such number of shares pursuant to Section 1.6(e), if applicable) shall be increased by such additional number of shares of Parent Common Stock as shall be required to achieve the "Required Ratio" (hereinafter defined). If the number of shares of Parent Common Stock included in the Aggregate Stock Consideration is increased pursuant to this Section 1.6(f), then the amount of the Closing Cash Consideration shall be reduced by deducting from the Closing Cash Consideration an amount equal to the product of (x) the number of additional shares of Parent Common Stock by which the Aggregate Stock Consideration has been increased pursuant to this Section 1.6(f), multiplied by (y) the Parent Common Stock Price. The "Required Ratio", for purposes hereof, shall mean that the number of shares of Parent Common Stock included in the Aggregate Stock Consideration, after the adjustments thereof, if any, made pursuant to Section 1.6(e) and this
Section 1.6(f), multiplied by the Parent Common Stock Price (the product being called the "Stock Value"), is equal to forty-five percent (45%) of the sum of the Stock Value and an amount (the "Additional Amount") determined as follows:

                          (i)  If the Escrow Agreement is terminated prior to
the Effective Time pursuant to clause (i) or clause (ii) of Section 4 of the Escrow Agreement, the "Additional Amount" shall be equal to the Closing Cash Consideration (as adjusted pursuant to Section 1.6(a)(vi) and this Section 1.6(f)); or

                          (ii)  If the Escrow Agreement is not terminated prior
to the Effective Time pursuant to Section 4 of the Escrow Agreement, the "Additional Amount" shall be equal to the sum of the Closing Cash Consideration (as adjusted pursuant to this Section 1.6(f)) and $5,000,000.

         Section 1.7.  Exchange Procedures; Fractional Shares.

                 (a) Promptly after the Effective Time, (i) Parent or the Purchaser shall deposit (or cause to be deposited) with a National Bank (the "Designated Bank") doing business in Houston, Texas, to be designated by the Company within twenty (20) days after the date of this Agreement subject to approval of Parent (which approval shall not unreasonably be withheld or delayed) as exchange agent (in said capacity being herein called the "Exchange Agent"), for the benefit of the holders of record of shares of Company Common Stock immediately before the Effective Time (excluding any shares of Company Common Stock that will be canceled pursuant to Section 1.6(c)), for exchange in accordance with this Article 1, cash in the amount of the Closing Cash Consideration, and (ii) Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of record of shares of Company Common Stock immediately before the Effective Time (excluding any shares of Company Common Stock that will be canceled pursuant to Section 1.6(c)), certificates representing the Aggregate Stock Consideration ("Parent Certificates") issued in the names of such respective holders for the Stock Consideration to be received by such respective holders, for exchange in accordance with this Article 1 (the cash and shares deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Deposit"). Parent Common Stock into which Company Common Stock shall be converted pursuant to the transactions contemplated hereby will be deemed to have been issued at the Effective Time.

                 (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock immediately before the Effective Time (excluding any shares of Company Common Stock that will be canceled pursuant to Section 1.6(c) or Dissenting Shares) (A) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall be in such form and have such other provisions as the Purchaser shall reasonably specify, including without limitation provisions designed to comply with any necessary tax withholding obligations required by applicable law (if any there be) and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                 (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as the Purchaser or the Exchange Agent shall reasonably request, with signatures thereon guaranteed, the holder of such Company Certificate will be entitled to receive in exchange therefor (A) a bank check in the amount equal to the Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article 1 (plus any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.7(d) and less any required tax withholding, if any there be), and (B) a Parent Certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to this Article 1 as the Stock Consideration, and the Company Certificate so surrendered will forthwith be canceled. Certificates representing shares of Parent Company Stock issued to affiliates of the Company (as defined for purposes of Rule 145 under the Securities Act) shall bear a restrictive legend in a form reasonably required by the Parent. Until surrendered as contemplated by this Section 1.7, each Company Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                 (d) No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Parent Common Stock Price.

                 (e) Any portion of the Exchange Deposit (including the proceeds of any investments thereof) that remains unclaimed by the holders of Company Common Stock six months after the Effective Time will be returned to the Surviving Corporation. Any holders of Company Certificates who have not theretofore surrendered such Company Certificates as set forth in Section 1.7(c) hereof shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration provided in Section 1.6 hereof, without any interest thereon, or for payment of the fair value of their Dissenting Shares. If any Company Certificates shall not have been surrendered before seven years after the Effective Time (or immediately before such earlier date on which any payment in respect thereof would otherwise escheat or become the property of a governmental authority pursuant to applicable law), the Merger Consideration in respect of such Company Certificates will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to any such Merger Consideration.

                 (f) If the Escrow Agreement is not terminated prior to the Effective Time pursuant to clause (i) or clause (ii) of Section 4 of the Escrow Agreement, and if the Termination Date does not occur pursuant to Section 5 of the Escrow Agreement, the Aggregate Contingent Cash Consideration shall be paid and distributed from the Escrow Fund by the Escrow Agent to itself in its capacity as the Exchange Agent on the Distribution Date. Upon payment of the Aggregate Contingent Cash Consideration to the Exchange Agent, the Aggregate Contingent Cash Consideration shall be the property of the Stockholders in proportion to the respective amounts of the Contingent Cash Consideration payable to the Stockholders pursuant to clause (z) of Section 1.6(a)(i) and shall be received and held by the Exchange Agent as bailee for said Stockholders; and as promptly as practicable after the Distribution Date the Exchange Agent shall distribute and pay the applicable Contingent Cash Consideration to each Stockholder by bank check issued and mailed to such Stockholder at the Stockholder's address provided pursuant to the Company Letter of Transmittal.

         Section 1.8. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and which are held by shareholders who have not voted such shares of Company Common Stock in favor of the Merger and shall have delivered a written objection to the Merger in the manner provided in the TBCA (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration provided in Section 1.6 hereof, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock will thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration provided in Section
1.6 hereof, without any interest thereon.

         Section 1.9. Conversion of Purchaser's Common Stock. Each share of common stock, par value $0.10 per share, of the Purchaser issued and outstanding immediately before the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will be converted into one issued and outstanding share of common stock of the Surviving Corporation.

         Section 1.10.  Registration Statements.

                 (a) The Company and Parent will prepare and file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") as promptly as practicable, and will use all reasonable efforts to have declared effective by the Commission, a prospectus/proxy statement with respect to the approval of the Merger, including a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the Parent Common Stock to be issued to the holders of the Company Common Stock as the Stock Consideration. As promptly as practicable after the Registration Statement has been declared effective by the Commission, the Company will mail the prospectus/proxy statement contained therein to its stockholders.

                 (b) (i) If the Merger occurs, as promptly as practicable after the receipt of a written demand therefor (a "Registration Demand") from a "Holder" or "Holders" (as hereinafter defined) who holds or hold, in the aggregate, in excess of 1% of the Parent Common Stock then outstanding, Parent will, on one occasion only, prepare and file with the Commission under the Securities Act a registration statement on Form S-3 (the "Shelf Registration





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
Statement") for the purpose of registering the resale in the market from time to time of "Subject Securities" (as below defined) by Holders or by potential assignees of such Holders to which all or a portion of such Holders' Subject Securities may be transferred in a No-Sale Transaction (as hereinafter defined). As used herein, (i) "Subject Securities" means shares of Parent Common Stock issued incident to the Merger to Holders and any common stock or other security issued or issuable as a dividend or other distribution with respect to, or in exchange for, or upon conversion or in replacement of, any of such Parent Common Stock, (ii) "Holders" means holders of Company Common Stock at the Effective Time or any person who becomes a holder of Subject Securities after the Effective Time as a result of a No- Sale Transaction and (iii) "No-Sale Transaction" means a transfer from a Holder of Subject Securities that does not constitute a "sale" (as such term is understood and defined under the Securities Act), including without limitation a distribution from a Holder that is a corporation, partnership, joint venture, limited liability company, association or trust to the owner of a beneficial interest in such Holder. Notwithstanding the foregoing, no Holder shall be entitled to include Subject Securities in a Shelf Registration Statement unless such Holder is identified in a written notice (a "Seller Designation Notice," whether one or more) to Parent prior to or within five days after receipt by Parent of the first Registration Demand received by Parent, specifying (i) the address to which notices may be given by Parent to such Holder pursuant to this Section 1.10 until such address is changed by written notice given by such Holder to Parent and (ii) the number of shares of Subject Securities owned by such Holder and the number of such shares to be included in the Shelf Registration Statement; provided that Parent agrees that Parent will include in such Shelf Registration Statement potential sales of Subject Securities by potential assignees in No-Sale Transactions of all or a part of a Holder's Subject Securities if such potential assignees and the number, if any, of shares of Parent Common Stock then owned by such potential assignees are identified in a Seller Designation Notice.

                          (ii)   Parent will use its best efforts to have the
Shelf Registration Statement promptly declared effective by the Commission and thereafter to maintain the effectiveness of the Shelf Registration Statement and to maintain such Shelf Registration Statement "current" (as below defined) at all times until the "Registration Termination Date" (as below defined). Parent shall promptly give written notice to the Holders when the Registration Statement has been declared effective by the Commission and is available for use by Holders for the resale of Subject Securities. The "Registration Termination Date" means the second anniversary of the date (the "Effective Registration Date") when the Shelf Registration Statement is first declared effective by the Commission; provided that the Registration Termination Date shall be extended for a period of time after the second anniversary of the Effective Registration Date corresponding to the sum of (A) all periods of time after the expiration of 45 days after the date of receipt by Parent of a Registration Demand and prior to the Registration Termination Date (as theretofore extended pursuant to this provision, if applicable) during which Holders are unable to use the Shelf Registration Statement for resale of Subject Securities because the Shelf Registration Statement has not been declared effective by the Commission or is otherwise not effective or current, and (B) all periods of time prior to the Registration Termination Date (as theretofore extended pursuant to this provision, if applicable) during which Holders are prohibited from using the Shelf Registration Statement for resale of Subject Securities by reason of giving of a notice from Parent pursuant to
Section 1.10(b)(iv).

                          (iii)  The Shelf Registration Statement shall not be
considered to be "current" at any time when, by reason of occurrence of any event or by reason of the passage of time, such Shelf Registration Statement does not meet the requirements of Section 10, Section 12(2) or Section 17 of the Securities Act, or such Shelf Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Shelf Registration Statement shall disclose that Holders may elect to resell Subject Securities without registration of such sales under the Shelf Registration Statement, by making such sales under and as permitted by Rules 144 or 145, as applicable, of the Commission under the Securities Act.

                          (iv)  If at any time or times after the Shelf
Registration Statement is declared effective by the Commission, the Parent determines that the offering of Parent Shares under the Shelf Registration Statement would be significantly disadvantageous to the Parent because of, or improper in view of (or improper without disclosure in the prospectus included in the Shelf Registration Statement of), the existence or anticipation of a material financing, merger, acquisition or other material transaction involving the Parent or its subsidiaries that has not been publicly disclosed, the unavailability of any required financial statements for reasons substantially beyond the control of the Parent, or other similar events or conditions involving the Parent or its subsidiaries that have not been publicly disclosed (a "Disadvantageous Condition"), the Parent shall be entitled to either suspend the effectiveness of the Shelf Registration Statement with the Commission or suspend the availability of the Shelf Registration for resales of Subject Securities





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
by Holders, or may take both such actions, and shall promptly notify all Holders thereof by delivery of written notice (a "Suspension Notice"); provided, however, that Parent's obligation to maintain the Shelf Registration Statement current under this Section 1.10(b) shall not be suspended by reason of Parent's failure to disclose information at a time when public disclosure of such information is required by law. Upon receipt of a Suspension Notice, Holders shall immediately discontinue the use of the Shelf Registration Statement for any purpose until notified by the Parent that the Shelf Registration Statement is current and available for use by Holders for sales of Subject Securities. The Parent shall not be entitled to suspend the effectiveness of the Shelf Registration Statement or its availability for resales for more than (A) 60 consecutive days, or (B) 180 days within any twelve month period. As promptly as practicable after the Disadvantageous Condition has been publicly disclosed or the Parent determines that the Disadvantageous Condition no longer exists, the Company shall amend or supplement the Shelf Registration Statement to the extent necessary to make the Shelf Registration Statement current, and shall give prompt written notice to all Holders when the Shelf Registration Statement is again available for resales of Subject Securities.

                          (v)  Parent shall promptly notify all Holders of
Subject Securities of, and confirm in writing, the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose. Parent shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible time.

                 (c) (i) If at any time during the "Registration Period" (as hereinafter defined) Parent proposes to file a registration statement under the Securities Act with respect to an underwritten public offering by the Parent for its own account or for the account of any other person, including any security convertible into or exchangeable for any equity securities (other than (A) a registration statement on Form S-4 or S-8 (or any substitute form for comparable purposes that may be adopted by the Commission), (B) a registration statement filed in connection with an exchange offer or an offering of securities solely to the Parent's existing security holders, (C) a registration statement that is on a form pursuant to which an offering of the Subject Securities cannot be registered, or (D) a registration statement only for debt securities or convertible or exchangeable securities under which no Parent Common Stock other than Parent Common Stock issuable upon conversion or exchange is to be registered), then Parent shall in each case give written notice of such proposed filing to the Holders of Subject Securities (limited to Holders theretofore identified in any Holder Designation Notice theretofore received by Parent) at least 20 days before the anticipated filing date, and such notice shall offer such Holders the opportunity to register such number of Subject Securities as each such Holder may request. Upon the written request of any Holder received by Parent within ten days after the date of Parent's delivery of its notice to the Holder of its intention to file such a registration statement, Parent shall, subject to the conditions and in accordance with the procedures set forth herein, use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Subject Securities requested by the Holder to be included in the registration statement for such offering on the same terms and conditions as any similar securities of Parent included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering indicates in writing to the Parent its reasonable belief that the inclusion of the Subject Securities requested to be included might reasonably be expected to jeopardize the success of the offering of the securities of Parent to be offered and sold by Parent for its own account, then the amount of securities to be offered for the account of the Holders shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters (which recommendation may be that no securities to be sold by Holders be included in such registration statement), and selected in the following order of priority: (A) first, all of the securities that Parent proposes to sell for its own account, if any; (B) second, any securities held by persons who, as of the date of this Agreement, are contractually entitled to priority over Holders in the inclusion of their securities in such registration; (C) third, the Subject Securities requested to be included in such registration by the Holders that have requested their Subject Securities to be included therein and any securities proposed to be included by other persons who, as of the date of this Agreement, are contractually entitled to include a portion of their securities in such registration on a pro rata basis with Holders (i.e., such shares to be allocated between Holders and non-Holders based on the amount of securities that each proposes to offer in relation to the total amount of securities proposed to be offered by all such selling shareholders); and (D) fourth, any other securities to be offered and sold by other holders of Parent's securities. The "Registration Period" as such term is used in this Section shall commence on the date of receipt by Parent of a Registration Demand; and the Registration Period shall continue until the Registration Termination Date.





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
                          (ii)  Parent may, without the consent of any selling
Holder, withdraw any registration statement and abandon any proposed offering initiated by Parent, notwithstanding the request of a Holder to participate therein in accordance with this Section 1.10(c) if Parent determines that such action is in the best interests of Parent.

                 (d) Parent will indemnify and hold harmless each Holder, each of such Holder's officers, directors, partners, or members, as the case may be, and each person controlling such Holder, with respect to which registration or qualification of Subject Securities has been effected pursuant to Section 1.10 against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act applicable to Parent and relating to action or inaction required of Parent in connection with any such registration or qualification, and will promptly reimburse each such Holder, each of such Holder's officers, directors, partners, or members, as the case may be, and each person controlling such Holder, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; provided, however, that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to Parent by such Holder specifically for inclusion in any such registration statement, prospectus or offering circular. The obligations of Parent under the foregoing indemnity agreement shall survive the completion of the offering of Subject Securities under any registration statement provided for in this Section 1.10.

                 (e) Each Holder with respect to which registration or qualification of Subject Securities has been effected pursuant to this Section
1.10 will indemnify and hold harmless Parent, each of Parent's officers, directors, and each person controlling Parent, against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration or qualification, and will promptly reimburse Parent, each of Parent's officers, directors, and each person controlling Parent, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; provided, however, that such Holder will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense does not arise out of or is not based upon any untrue statement or omission based upon written information furnished by such Holder specifically for inclusion in any such registration statement, prospectus or offering circular. The obligations of Holders under the foregoing indemnity agreement shall survive the completion of the offering of Subject Securities under any registration statement provided for in this Section 1.10.

                 (f) All expenses incident to Parent's performance of or compliance with this Section 1.10, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Subject Securities), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered on the American Stock Exchange and all securities exchanges on which similar securities issued by Parent are then quoted or listed, the fees and disbursements of counsel for Parent and its independent certified public accountants (including the expenses of any special audit or comfort letters required by or incident to such performance), securities act liability insurance (if Parent elects to obtain such insurance), the fees and expenses of any special experts retained by Parent in connection with such registration, and fees and expenses of other persons retained by Parent, in connection with each registration hereunder (but not including discounts, commissions, fees or expenses payable to underwriters that are attributable to the sale of Subject Securities or the fees and expenses of counsel for any selling Holder) (collectively, the "Registration Expenses") will be borne by Parent.





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
                 (g) Parent will also take such action as may be required to be taken under applicable blue sky laws in connection with issuance of the Parent Common Stock pursuant to this Agreement and in connection with resale of Subject Securities by Holders pursuant to the Shelf Registration Statement or pursuant to Section 1.10(c)(i); provided that Parent will not be required to become qualified as a foreign corporation in any jurisdiction.

         Section 1.11. Shareholders' Meeting; Proxy Statement. The Company, acting through its Board of Directors, will, in accordance with applicable law, the Company's Articles of Incorporation and its Bylaws:

                 (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement; and

                 (ii) subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, include in the Registration Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of approval and adoption of this Agreement.

         Section 1.12. Closing. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1 hereof, and in any event within ten days thereafter, the Company and the Purchaser will execute and file articles of merger in the manner required by the TBCA and the parties will take all such other and further actions as may be required by law to make the Merger effective.

         Section 1.13. Employee Trust. After the satisfaction or waiver of the conditions set forth in Section 5.1 hereof, and on the date (the "Trust Establishment Date") which is one day prior to the Effective Time, if:

                 (i)  the conditions precedent set forth in Sections 5.2 and
5.3 hereof would be satisfied if the Trust Effective Date were the Effective Time, or, if applicable, the party or parties entitled to do so have irrevocably agreed to waive satisfaction of any such condition precedent which would not thus be satisfied; and

                 (ii) none of the conditions or circumstances authorizing termination of this Agreement under Section 6.1 hereof have occurred or exist as of the Trust Establishment Date, or if applicable, the Company, Parent and the Purchaser have all agreed to waive any right to terminate this Agreement pursuant to Section 6.1 by reason of the occurrence or existence of any such condition or circumstance which has occurred or exists as of the Trust Establishment Date, the Company shall establish an irrevocable trust (the "Employee Trust") by execution of a Trust Agreement (the "Trust Agreement") with the Designated Bank as trustee (in such capacity being herein called the "Trustee") in the form of
Schedule 1.13 attached hereto and incorporated herein, and will contribute and pay to the Trustee for inclusion in the principal of the Employee Trust the sum of $2,400,000 in cash. As more fully set forth in and subject to the provisions of the Trust Agreement, the Employee Trust shall be for the benefit of those employees of the Company identified in Exhibit A to the Grey Wolf Drilling Company Deferred Compensation Plan (the "Plan") attached to the Trust Agreement who remain employed by the Company on the date of establishment of the Employee Trust (the "Grey Wolf Employees").


         Section 1.14. Contribution by Nelson. If the Merger occurs, then promptly after the Effective Time, James K. B. Nelson (the President of the Company and one of the major holders of the Company Common Stock, herein called "Nelson") shall be required to, and by his joinder in this Agreement Nelson hereby agrees that he will, contribute and pay to the Trustee the sum of $1,650,000 in cash to be added to the principal of the Employee Trust and held and distributed by the Trustee to Grey Wolf Employees pursuant to the Trust Agreement and Plan. Nelson, individually, is executing this Agreement solely to evidence his agreement to the terms and provisions of this Section 1.14, as consideration for and to induce the Company, Parent and the Purchaser to enter into and perform this Agreement.


         Section 1.15. Appointment of Parent Directors; Change of Name. Promptly after the Effective Time, the Board of Directors of Parent shall elect James K. B. Nelson and William T. Donovan to serve as members of the Board of Directors of Parent, to serve until the next regularly scheduled election of members of the Board of Directors of Parent. At the next annual shareholder meeting after the Effective Time, the Parent shall, if it has not previously done





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
so, circulate a proxy statement to its shareholders soliciting their approval to the change of Parent's name so that it includes the words "Grey Wolf."

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to Parent and the Purchaser that, except as otherwise disclosed to Parent and the Purchaser before the execution hereof on a schedule making reference to this Article 2:

         Section 2.1. Organization and Qualification. The Company is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own its properties and conduct its business as it is now being conducted, except where the failure to be in good standing would not have a Material Adverse Effect (as hereinafter defined). The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has no direct or indirect subsidiaries. The Company has heretofore made available to Parent and the Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws of the Company as currently in effect.

         Section 2.2. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date hereof, (a) 2,987,379 shares of Company Common Stock are issued and outstanding and (b) an additional 3,800 shares of Company Common Stock are held in the treasury of the Company. Except as set forth in Schedule
2.2 hereto, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character by which the Company is bound requiring it to issue or sell (i) any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (ii) any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. To the knowledge of the Company, there are no voting or other stockholder agreements to which any Company Common Stock is subject.

         Section 2.3. Authority Concerning This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to approval and adoption of this Agreement by the shareholders of the Company in accordance with applicable law). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval and adoption of this Agreement by the shareholders of the Company in accordance with applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of each of Parent and the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy or principles applicable to creditors' rights generally or governing the availability of equitable relief. The Company's Board of Directors has, subject to its continuing duties to the shareholders of the Company, (i) resolved that the Merger is fair to the Company's shareholders, and (ii) resolved to recommend authorization of the Merger and adoption of the Agreement by the Company's shareholders. The Company represents that it has received the opinion of Jefferies & Company, Inc. that the proposed consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

         Section 2.4. Reports; Financial Statements. The audited and unaudited consolidated balance sheets of the Company and the related statements of earnings, stockholders' equity and changes in financial position set forth in

Schedule 2.4 hereto present fairly the financial position of the Company as of their respective dates, and the results of its operations and the changes in its financial position, as the case may be, for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Since October 31, 1996, there has not been any change in the assets, liabilities, financial condition, or operations of the Company from that reflected in such financial statements, other than changes in the ordinary course of business and other than the exercise by the Company in January 1997 of the option to purchase interests in seven drilling rigs under the March 1, 1995, lease agreement with L&GW, Inc. described in the Notes to Financial Statements of the Company's Financial Statements as of October 31, 1996, set forth in Schedule 2.4 and payment of the option purchase price of approximately $1,480,000 for the interests of L&GW, Inc. in said seven drilling rigs, none of which individually or in the aggregate have had or will have a Material Adverse Effect.

         Section 2.5. The Registration Statement. None of the information relating to the Company supplied in writing by the Company specifically for inclusion in the Registration Statement (and any amendments thereof), at the time the Registration Statement becomes effective or at the time that the prospectus/proxy statement contained therein is first published, sent or given to the Company's shareholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.6. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or other similar governing documents) of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (i) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the Securities Act, (iii) the filing and recordation of articles of merger as required by the TBCA, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger; (c) except as set forth in Schedule 2.6 hereto, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations that in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger. Notwithstanding the foregoing provisions of this Section 2.6, it is expressly stipulated that it is intended that at or immediately prior to the Effective Time the May 31, 1996, amended and restated loan agreement ("Loan Agreement") between the Company and Bank One, Texas, N.A. will be terminated; and Parent and the Purchaser acknowledge that some of the actions herein provided to be taken by the Company may violate or fail to comply with requirements of the Loan Agreement and agree that any violation of or failure to comply with requirements of the Loan Agreement resulting from Company's compliance with or performance of its agreements under this Agreement shall not be deemed to violate or breach the representations or warranties of Company under this Agreement.

         Section 2.7. Brokerage Fees and Commissions. Except for the fees and expenses payable to Jefferies & Company, Inc. pursuant to a letter agreement dated July 18, 1996, a copy of which has previously been delivered to Parent, no person or entity is entitled to receive from the Company any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

         Section 2.8.  Employment Agreements.  Except as set forth in Schedule
2.8 hereto, there exist no employment, consulting, severance or indemnification agreements between the Company and any current or former director, officer or employee of the Company.

         Section 2.9. Taxes. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax, withholding obligation, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Effective Time by or





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
with respect to the Company have been or will be duly and timely filed, and all Taxes, including, without limitation, interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by the Company, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. There is no material claim against the Company with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of the Company that has not been adequately provided for in reserves established by the Company.

         Section 2.10. Environmental. The Company is in substantial compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. For purposes of this Section 2.10, "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have a Material Adverse Effect. The term "Hazardous Materials" means material, substances, waste or by-products defined as "hazardous substances, "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Responses, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601-9657 and any amendments thereto, or the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6987 and any amendments thereto.

         The Company is not subject to any order or decree nor has it received, within the past three years, any notice from any governmental agency with respect to any alleged violation by the Company of, or the incurrence of any remedial obligation by the Company under, any applicable federal, state or local environmental or health and safety statutes and regulations.

         Section 2.11. Litigation, Etc. As of the date hereof, except as set forth in Schedule 2.11 hereto, there is no action or proceeding pending or, to the knowledge of the Company, threatened to which the Company is or would be a party before any court or governmental authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination that would have a Material Adverse Effect. The Company is not subject to any outstanding order, writ, injunction or decree that would have a Material Adverse Effect. The Company is in compliance with all laws, rules or regulations applicable to it, except where failure to be in compliance would not have a Material Adverse Effect. To the knowledge of the Company, as of the date hereof it has not received any threats of litigation from any party seeking to restrain or set aside the execution of this Agreement or the consummation of the Merger, and no shareholder of the Company has informed any officer or director of the Company of an intention or possible intent of such shareholder to exercise dissenter's rights with respect to the Merger.

         Section 2.12. Employee Benefit Plans and Arrangements. Schedule 2.8 and Schedule 2.12 hereto list all written employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument), and whether or not legally enforceable, to which the Company is a party or by which the Company is bound or has continuing liability thereunder, including (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (each, a "Benefit Plan"). Each Benefit Plan has been maintained and contributed to in compliance with the requirements of applicable law, except for such failures to maintain or contribute that would not, in the aggregate, have a Material Adverse Effect, and each such Benefit Plan can, except as set forth in Schedule 2.12 hereto, be terminated by the Company within a period of 30 days without the payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.





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
                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

         Parent and the Purchaser each represents and warrants to the Company as follows:

         Section 3.1. Organization and Qualification. Each of the Parent and the Purchaser is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own its properties and conduct its business as it is now being conducted, except where the failure to be in good standing would not have an adverse effect on the financial condition, business or operations of Parent and its subsidiaries taken as a whole that is material to Parent and its subsidiaries taken as a whole. Each of Parent and the Purchaser is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have an adverse effect on the financial condition, business or operations of Parent and its subsidiaries taken as a whole that is material to Parent and its subsidiaries taken as a whole. The only direct or indirect subsidiaries of Parent are those set forth in Exhibit 22 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 or in Schedule 3.1 hereto.

         Section 3.2. Authority Concerning this Agreement. Parent and the Purchaser each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and the Purchaser and by Parent as the sole shareholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy or principles applicable to creditors' rights generally or governing the availability of equitable relief.

         Section 3.3.  Reports; Financial Statements.

                 (a) Since September 30, 1993, Parent has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) The audited or unaudited consolidated balance sheets of Parent and subsidiaries and the related consolidated statements of earnings, stockholders' equity and changes in financial position (including the related notes thereto) included in Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1994, and 1993, or in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, present fairly the financial position of Parent and its subsidiaries as of their respective dates, and the results of their operations and the changes in their financial position, as the case may be, for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.





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
         Section 3.4. The Registration Statement. None of the information relating to the Parent and its subsidiaries, at the time the Registration Statement becomes effective or at the time that the prospectus/proxy statement contained therein is first published, sent or given to the Company's shareholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.5. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of Parent or the Purchaser; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (i) in connection with the HSR Act, (ii) pursuant to the Securities Act or the Exchange Act, (iii) the filing and recordation of articles of merger as required by the TBCA, or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, in the aggregate would not have any adverse effect on the financial condition, business or operations of Parent and its subsidiaries that is material to Parent and its subsidiaries taken as a whole or materially adversely affect the ability of Parent and the Purchaser to consummate the Merger; (c) except as set forth in Schedule 3.5 hereto, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent, the Purchaser or any of Parent's other subsidiaries is a party or by which Parent, the Purchaser or any of Parent's other subsidiaries or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which in the aggregate would not have any adverse effect on the financial condition, business or operations of Parent and its subsidiaries which is material to Parent and its subsidiaries taken as a whole or materially adversely affect the ability of Parent and the Purchaser to consummate the Merger, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, the Purchaser, any of Parent's other subsidiaries or any of their assets, except for violations which in the aggregate would not have any adverse effect on the financial condition, business or operations of Parent and its subsidiaries which is material to Parent and its subsidiaries taken as a whole or materially adversely affect the ability of Parent and the Purchaser to consummate the Merger. Notwithstanding the foregoing provisions of this Section 3.5, the Company acknowledges that some of the actions herein provided to be taken by the Parent and the Purchaser may violate or fail to comply with the requirements of the Senior Secured Reducing Revolving Credit Agreement among the Parent, the Purchaser, Bankers Trust Company, and certain other parties dated as of December 31, 1996 (the "Credit Agreement"), and agree that any violation or failure to comply with the requirements of the Credit Agreement resulting from the Parent's or the Purchaser's compliance with or performance of its agreements under this Agreement shall not be deemed to violate or breach the representations or warranties of the Parent or the Purchaser under this Agreement if at the Effective Time such Credit Agreement is either no longer in effect or any such violation or failure to comply has been waived thereunder.

         Section 3.6. Brokerage Fees and Commissions. No person or entity is entitled to receive from Parent or any of its subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

         Section 3.7. Financing. Prior to July 1, 1997, and at the Effective Time, Parent and the Purchaser shall have funds available, or shall have written commitments from reputable financial institutions (copies of which shall have been delivered to the Company) for funds, sufficient to consummate the Merger on the terms contemplated hereby, and at the Effective Time, Parent and the Purchaser will have available all of the funds necessary for the consummation of the Merger and to make all payments or deposits of funds provided to be made pursuant to Section 1.6(a)(vi) and Section 1.7(a).

                                   ARTICLE 4

                                   COVENANTS

         Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement (including matters referred to on the Schedules hereto), during the period from the date hereof to the Effective Time, unless otherwise agreed to in writing by Parent, the Company will conduct its business in the ordinary course consistent with past practice and will use best efforts to preserve intact the business organization of the Company, to keep available as a group the services of its current officers and key employees, and to preserve the good will of its material customers. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as otherwise agreed to in writing by Parent, prior to the Effective Time, the Company will not (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of capital stock of the Company or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company, or any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of the Company or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock, or grant or accelerate any right to convert or exchange any securities of the Company for shares of Company Common Stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof; (b) redeem or otherwise acquire, or propose to redeem or otherwise acquire, any of the outstanding equity securities of the Company (including shares of Company Common Stock); (c) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company; (d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities; (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; (h) propose or adopt any amendments to the Articles of Incorporation or Bylaws of the Company;
(i) enter into any new employment, consulting, severance or indemnification agreement with any officer, director or key management employee; or (j) agree in writing or otherwise to take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of the Company herein untrue or incorrect in any material respect. Without limiting the foregoing, the Company shall not be permitted to pay bonuses and grant salary increases without the prior written consent of Purchaser.

         Section 4.2. Acquisition Proposals. From and after the date hereof, the Company will not, directly or indirectly, and will instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company (any such proposal or offer being referred to herein as an "Acquisition Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any such Acquisition Proposal; provided, however, that the Company may furnish information and may engage in discussions or negotiations with any person if, following the receipt of an unsolicited bona fide written Acquisition Proposal from any such person (i) counsel advises the Company's directors that failure to furnish such information or engage in such discussions or negotiations could involve the Company's directors in a breach of their fiduciary duties and (ii) the Company's directors believe, in good faith, after consultation with the Company's financial advisors, that such person may make a bona fide proposal for a transaction more favorable to the Company's shareholders than the transactions contemplated by the Merger; provided further, however, that nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law. The Company will promptly notify Parent of the receipt of any Acquisition Proposal and, subject to the fiduciary duties of the Company's board of directors, keep Parent informed of the status thereof.

         Section 4.3.  Access to Information.

                 (a) Between the date hereof and the Effective Time, the Company shall (i) give Parent, the Purchaser and their authorized representatives such access during regular business hours to the Company's books, records, properties, personnel and to such other information as Parent and the Purchaser reasonably request and shall instruct the Company's independent public accountants to provide access to their work papers and such other information as Parent and the Purchaser may reasonably request, and (ii) cause its officers to furnish Parent and the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Parent and the Purchaser may reasonably request.

                 (b) Information obtained by Parent and the Purchaser and their representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement between Parent and the Company dated September 16, 1996, which agreement remains in full force and effect.

         Section 4.4. Best Efforts. Upon the terms and subject to the conditions hereof, and to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by counsel, all of the parties hereto agree to use their best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using best efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications including, but not limited to, filings under the HSR Act and prompt submissions of information requested by governmental authorities. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent on behalf of the Company and the Purchaser shall take all such action.

         Section 4.5. Compliance with Antitrust Laws. Each of Parent, the Purchaser and the Company will use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under the antitrust laws. In the event a suit is instituted challenging the Merger as violative of the antitrust laws, each of Parent, the Purchaser and the Company will use its best efforts to resist or resolve such suit. Each of Parent, the Purchaser and the Company will use its best efforts to take such action as may be required
(a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the antitrust laws or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger; provided, however, that the best efforts of Parent and the Purchaser shall not include (a) proffering Parent and the Purchaser's willingness to accept an order providing for the divestiture of such of the properties, assets, operations, or business of the Company (or, in lieu thereof, such properties, assets, operations, or business of Parent and the Purchaser or any of Parent and the Purchaser's affiliates) as are necessary to permit the consummation of the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture, or (b) proffering Parent and the Purchaser's willingness to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of the Company's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by this Agreement.

         Section 4.6.  Indemnification and Insurance.

                 (a) It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, each present and former employee, agent, officer or director of the Company (the "Indemnified Parties") to the fullest extent permitted under applicable law against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement ("Damages") in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or at the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation which arises out of or relates to the transactions contemplated hereby) (a "Claim") without regard to the form of action whether in law or in equity and including but not limited to claims based on NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY or any other theory of recovery. These rights to indemnification and the obligations set forth in this Section 4.6(a) shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. In the event any Indemnified Party asserts in writing that he is entitled to be indemnified and held harmless against any potential Damages arising out of or pertaining to any Claim prior to the end of such six-year period, all rights to indemnification in respect of any such Damages shall continue until disposition of any such Claim. Without limiting the foregoing, the Company and Parent, and, after the Effective Time, the Surviving Corporation and Parent, to the fullest extent permitted under applicable law, will periodically advance expenses as incurred with respect to any Claim or potential Claim; provided that the person to whom expenses are advanced, if required by applicable law, provides a written affirmation of his good faith belief that he has met the standard of conduct prescribed by law as being necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to this Section 4.6(a).

                 (b) In the event any Claim is brought against any Indemnified Party (whether before or after the Effective Time) in connection with which such Indemnified Party asserts that he is entitled to be indemnified and held harmless pursuant to Section 4.6(a) hereof, the Company (or, after the Effective Time, the Surviving Corporation) shall have the right to assume the defense thereof and shall not be liable to any Indemnified Party for any legal expenses of other counsel or other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if such counsel for the Indemnified Parties advises that there are issues which raise conflicts between the Surviving Corporation and the Indemnified Parties, (i) the Indemnified Parties may retain counsel reasonably satisfactory to the Company (or the Surviving Corporation and Parent after the Effective Time), (ii) the Company (or, after the Effective Time, the Surviving Corporation and Parent) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, so long as the Indemnified Party has delivered the written items set forth in the last sentence of Section 4.6(a) to the extent required by applicable law and (iii) the Company (or, after the Effective Time, the Surviving Corporation and Parent) will use their best efforts to assist in the vigorous defense of any such matter. Neither the Company, the Surviving Corporation nor Parent shall be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under Section 4.6(a) hereof, upon learning of any such Claim, shall notify the Company or the Surviving Corporation thereof but any failure to so notify the Company or the Surviving Corporation shall not relieve either of them or Parent of its obligations under this Section 4.6 unless it has been actually prejudiced by such lack of notice. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any such matter unless there is, under applicable standards of professional conduct (based on the advice of counsel to the Indemnified Parties), a conflict of interest on any significant issue between the positions of any two or more Indemnified Parties.

                 (c) Parent and the Surviving Corporation shall use their best efforts to cause to be maintained in effect for six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to all matters, including the transactions contemplated hereby, occurring prior to or at the Effective Time; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution; and provided further, that the Parent and the Surviving Corporation shall be entitled to reduce the coverage provided by such directors' and officers' liability insurance if and to the extent required to cause the total annual premium for such directors' and officers' liability insurance not to exceed a total annual premium of $150,000. Upon request of any former officer or director of the Company, Parent will provide to such former officer or director a certificate from the insurer under the directors' and officers' liability insurance policy provided for in this Section 4.6(c) as to the nature and amount of the insurance coverage provided by such policy and stating that such policy will not be canceled, terminated or amended without prior written notice being mailed to such former officer or director. If Parent or the Surviving Corporation fail at any time to maintain in effect directors' and officers' liability insurance provided for in this Section 4.6(c) at a time when such insurance is required under this Section 4.6(c), any former officer or director of the Company may procure and maintain a directors' and officers' liability insurance policy providing such insurance for the benefit of the former officers and directors of the Company for such period of time as is required under this Section 4.6(c), and Parent and the Surviving Corporation shall be jointly and severally obligated to reimburse such former officer or director, upon demand from time to time, for all premiums paid for such insurance up to a maximum of $150,000 per annum in the aggregate for all such former officers and directors, less all premium amounts actually paid by the Company for such directors' and officers' liability insurance policy.

                 (d) The Bylaws of Parent will contain the provisions with respect to indemnification and insurance set forth in Article IX of the Parent's Bylaws, as in effect on the date hereof, which provisions will not be amended for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, except if such amendment is required by law.

         Section 4.7. 401(k) Plan; Executive Office. The Surviving Corporation will replace the Grey Wolf Drilling Co. Employees' 401(k) and Profit Sharing Plan with another plan or plans providing, in the aggregate, for a substantially equivalent or greater level of compensation, funding, and benefits for employees of the Company who remain employed by the Surviving Corporation after the Effective Time. The Surviving Corporation shall maintain its executive headquarters in the Houston area for a period of not less than one year from the Effective Time.

         Section 4.8. Security Interest and Lien. Parent and Purchaser covenant, warrant and represent that the security interest and common law pledge, assignment and lien in and to the Escrow Fund granted to the Stockholders and Stockholder Representatives pursuant to Section 14 of the Escrow Agreement will be and remain a first and prior security interest and common law pledge, assignment and lien in and to said Escrow Fund at the Effective Time and at all times thereafter until completion of disbursement of the Escrow Fund by the Escrow Agent pursuant to the Escrow Agreement.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 5.1. Conditions to Each Party's Obligation to Effect the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or waiver, if permissible, at or prior to the Effective Time, of the following conditions:

                 (a) this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the TBCA and the Company's Articles of Incorporation;

                 (b) no statute, rule, regulation, order, decree, ruling or injunction shall have been promulgated, enacted, or issued by any court or governmental authority of competent jurisdiction which is in effect and has the effect of prohibiting the consummation of the Merger;

                 (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                 (d) the Parent Common Stock Price shall not be less than $2.20 or more than $4.80;

                 (e) Parent and the Purchaser shall have obtained and have in hand sufficient funds, or binding written commitments from responsible and reputable financial institutions reasonably satisfactory to the Company to provide such funds, to enable Parent and the Purchaser to pay the Closing Cash Consideration as required in Section 1.7 and to make the deposit (if any) provided to be made pursuant to Section 1.6(a)(vi) without resulting in a breach or violation of the representations and warranties set forth in Section 3.5; and

                 (f) the Escrow Agreement shall have been executed and delivered by the Parent, the Company, the Stockholder Representatives, and Designated Bank as provided for in Section 1.6(a)(vi).

         Section 5.2. Conditions Precedent to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser under this Agreement are subject to the satisfaction (or waiver by Parent and the Purchaser), at or prior to the Effective Time, of each of the following conditions:

                 (a) All representations and warranties of the Company contained herein or in any certificate or document delivered to Parent and the Purchaser pursuant hereto shall be true and correct on and as of the date made, and the Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Effective Time.

                 (b) There shall have been no Material Adverse Change from the date of this Agreement until the Effective Time.

                 (c) The Parent shall have received a favorable opinion of Arthur Andersen LLP or of KPMG Peat Marwick, L.L.P., addressed to Parent and in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                 (d) The number of shares of Company Common Stock held by persons who have evidenced an intent to exercise dissenters' rights of appraisal shall not be in excess of five percent of the outstanding Company Common Stock.

                 (e) The holders of shares of Company Common Stock who will receive, in the aggregate, ninety percent of the Stock Consideration shall have executed letters stating that they have no plan or intent to sell, exchange, transfer, distribute or otherwise reduce their risk of ownership of the Parent Common Stock they will receive in the Merger; provided that no such holder shall have liability to Parent or the Surviving Corporation by reason of execution or delivery of any such letter or any representation made therein.

         Section 5.3. Conditions Precedent to the Obligations of the Company. The obligations of Company under this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Effective Time, of the following conditions:

                 (a) All representations and warranties of Parent and the Purchaser contained herein or in any certificate or document delivered to the Company pursuant hereto shall be true and correct on and as of the date made, and Parent and the Purchaser shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Effective Time.

                 (b) The Company shall have received a favorable opinion of Arthur Andersen LLP or of KPMG Peat Marwick, L.L.P., addressed to the Company and its stockholders and in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

         Section 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption of this Agreement by the shareholders of the Company:

                 (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and the Purchaser;

                 (b) by the Purchaser and Parent or the Company if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action, permanently enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (c) by the Company if, prior to the Effective Time, the Company is not in breach of its obligations under Section 4.2 and a person other than the Purchaser shall have made an unsolicited bona fide proposal for a transaction, which the Company's Board of Directors believes, in good faith, after consultation with the Company's financial advisors, is more favorable to the Company's shareholders than the transactions contemplated by the Merger;

                 (d) by the Parent if neither the Parent nor the Purchaser is in material breach of this Agreement and the Company's Board of Directors shall have (i) withdrawn its recommendation that the shareholders of the Company vote in favor of approval and adoption of this Agreement, or (ii) recommended or approved the acceptance or approval by stockholders of the Company of any Acquisition Proposal (other than one by Parent or its affiliates);

                 (e) by the Company, if the Company is not in material breach of this Agreement and the Effective Time shall not have occurred on or prior to July 1, 1997; or

                 (f) by Parent, if neither Parent nor the Purchaser is in material breach of this Agreement and the Effective Time shall not have occurred on or prior to July 1, 1997.

         Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1 hereof, this Agreement, except for Section 4.3(b) hereof and Section 7.9 hereof, shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers, employees, agents or shareholders. Nothing in this Section 6.2 shall relieve any party hereto of any liability for a breach of this Agreement.

         Section 6.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and the Purchaser at any time before or after approval and adoption of this Agreement by the shareholders of the Company but, after any such shareholder approval and adoption, no amendment shall be made which decreases the consideration provided for in Section 1.6 or changes the form thereof or which adversely affects the rights of the Company's shareholders hereunder, without the approval of a the holders of at least two-thirds of the outstanding shares of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         Section 6.4. Extension; Waiver. At any time prior to the Effective Time, the Company on the one hand and the Parent and the Purchaser on the other, by action taken by or on behalf of the Board of Directors of the Company, Parent and the Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 7

                                 MISCELLANEOUS

         Section 7.1. Survival. The representations and warranties made in Articles 2 and 3 hereof shall not survive the Effective Time. Except for those covenants and agreements which by their terms contemplate performance after the Effective Time, all covenants and agreements set forth herein shall not survive the Merger. This Section 7.1 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.

         Section 7.2. Entire Agreement; Assignment. This Agreement, including the exhibits and schedules hereto and the documents and instruments referred to herein, and the Confidentiality Agreement between Parent and the Company, dated September 16, 1996, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that the Purchaser may assign any of its rights and obligations to any other wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations hereunder.

         Section 7.3. Validity. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect in such jurisdiction, or the validity or enforceability of such provision in any other jurisdiction.

         Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex, or five business days after delivery if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to Parent and the Purchaser:

                 DI Industries, Inc.
                 625 Paragon Center One
                 450 Gears Road
                 Houston, Texas 77067
                 Attention:  T. P. Richards, President

                 With a copy to:

                          Gardere Wynne Sewell & Riggs, L.L.P.
                          333 Clay Avenue, Suite 800
                          Houston, Texas 77002
                          Attention:  Frank M. Putman

         If to the Company:

                 Grey Wolf Drilling Company
                 1980 Post Oak Boulevard, Suite 1150
                 Houston, Texas 77056-3808
                 Attention:  J. K. B. Nelson, President

                 With a copy to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney, Suite 5100
                          Houston, Texas 77010-3095
                          Attention:  Uriel E. Dutton

or to such other address as the person to whom notice is to be given shall have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflicts of laws applicable hereto.

         Section 7.6.  Descriptive Headings; Schedules.

                 (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 (b) The reference to any matter on any Schedule hereto shall not be deemed an admission that such matter is material.

         Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except pursuant to Sections 1.6, 1.7, 1.10, 4.6 and 4.7 hereof (which are intended to be for the benefit of the persons described therein and may be enforced by such persons).

         Section 7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         Section 7.9.  Expenses.

                 (a) Except as otherwise provided in this Section 7.9, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions shall be consummated.

                 (b) If this Agreement is terminated by the Company pursuant to Section 6.1(c), or by the Parent pursuant to Section 6.1(d), then Company shall pay to Parent, on demand, as the sole remedy of Parent and the

Purchaser under this Agreement, a fee of $2,000,000 in full reimbursement and compensation for Parent's time and effort in negotiating and entering into this Agreement and taking actions pursuant thereto.

                 (c) If closing of the Merger under this Agreement does not occur because the condition set forth in Section 5.1(e) is not satisfied, then Parent shall pay to Company on demand, as Company's sole remedy under this Agreement, $2,000,000 as liquidated damages in full reimbursement and compensation to Company and its shareholders.

         Section 7.10.  Certain Definitions.  As used herein:

                 (a) "subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                 (b) "Material Adverse Effect" shall mean any adverse change in the financial condition, business or operations of the Company which is material to the Company.

                 (c) "best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense or the initiation or continuation of any litigation.

                 (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 (e) "person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, or government or any agency or department thereof.

         Section 7.11. Press Releases. Parent and the Company will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

         Section 7.12. Sales Taxes. Any sales or use tax imposed by any domestic or foreign taxing authority with respect to the property of the Company due with respect to the Merger shall be borne by the Parent or Surviving Corporation and expressly shall not be a liability of the shareholders of the Company.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                        PARENT:

                                        DI INDUSTRIES, INC.

                                        By /s/ T. P. RICHARDS
                                           ------------------------------------
                                           T. P. Richards, President

                                        PURCHASER:

                                        DRILLERS, INC.

                                        By /s/ T. P. RICHARDS
                                           ------------------------------------
                                           T. P. Richards, President

                                        COMPANY:

                                        GREY WOLF DRILLING COMPANY

                                        By /s/ J. K. B. NELSON
                                           ------------------------------------
                                           J. K. B. Nelson, President

                                        /s/ JAMES K. B. NELSON
                                        ---------------------------------------
                                        JAMES K. B. NELSON, INDIVIDUALLY

                                                                 SCHEDULE 1.6 TO
                                                                MERGER AGREEMENT

                                ESCROW AGREEMENT


                 This ESCROW AGREEMENT ("Agreement"), dated as of ____________, 1997, between DI INDUSTRIES, INC., a Texas corporation ("Parent"), DRILLERS, INC., a Texas corporation and wholly owned subsidiary of Parent ("Purchaser"), GREY WOLF DRILLING COMPANY, a Texas corporation ("Company"), JAMES K. B. NELSON ("Nelson"), SHELDON B. LUBAR ("Lubar") (Nelson and Lubar being herein sometimes individually referred to as a "Stockholder Representative" or collectively referred to as the "Stockholder Representatives"), and _______________________, a national banking association ("Escrow Agent"),

                             W I T N E S S E T H :

                 WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger dated March ___, 1997 (as amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Company into and with Purchaser, with the Purchaser being the surviving corporation (the "Surviving Corporation") with the result that the Surviving Corporation will be a wholly owned subsidiary of Parent; and

                 WHEREAS, the parties to this Agreement desire, pursuant to
Section 1.6(a)(vi) of the Merger Agreement, to provide for the deposit, investment and reinvestment and distribution of an Escrow Fund as hereinafter provided, for the purpose of providing for payment of any Final Judgment Amount or Approved Settlement Amount for which the Surviving Corporation may become liable in connection with the Lawsuit, and to provide for the payment of Contingent Cash Consideration (if any) to the Stockholders of Company on the Distribution Date pursuant to the Merger Agreement if the Escrow Fund has not theretofore been fully distributed or expended pursuant to Section 5 of this Agreement.

                 NOW, THEREFORE, in consideration of the premises and as required pursuant to the Merger Agreement, the parties hereto hereby agree as follows:

                 1. Definitions. Unless otherwise stated herein, terms defined in the Merger Agreement shall have the meaning therein stated when used in this Agreement, and the following terms shall have the following meanings:

                 (a) "Approved Settlement" shall mean a settlement agreement approved by the Stockholder Representatives (subject to Section 15 hereof) pursuant to which the Subject Claims shall be fully and finally released by TEPCO.

                 (b) "Approved Settlement Amount" shall mean the amount of money required to be paid to TEPCO by the Surviving Corporation pursuant to an Approved Settlement in consideration for a full and final release of the Subject Claims, minus any amounts payable to TEPCO from the Surviving Corporation pursuant to such Approved Settlement which are paid, or reimbursed to the Surviving Corporation or Parent, pursuant to insurance policies of the Company (if any) covering the Subject Claims.

                 (c) "Contingent Cash Consideration" shall mean, as to each Stockholder, an amount, if any, equal to (i) the Escrow Account Balance, (ii) divided by the number of shares of the Company Common Stock outstanding at the Effective Time (except and excluding any shares of Company Common Stock issued and held in the Company's treasury immediately before the Effective Time), and (iii) multiplied by the number of shares of Company Common Stock held by such Stockholder at the Effective Time (except and excluding any Dissenting Shares as to which such Stockholder shall not have failed to perfect, or effectively withdrawn or lost, his right to appraisal and payment with respect thereto prior to the Distribution Date).

                 (d) "Designated Attorneys" shall mean the law firm of Fulbright & Jaworski L.L.P. or such other attorney or law firm as shall from time to time hereafter be designated by Stockholder Representatives (with the consent of the Surviving Corporation, which consent shall not unreasonably be withheld or delayed) to represent the Company, Surviving Corporation and Parent (and any of them) in the Lawsuit.

                 (e) "Distribution Date" means the date which is the first business day (excluding Saturdays, Sundays and holidays on which National Banks in Houston, Texas are authorized to close) ensuing after the expiration of 20 days after the first to occur of (i) receipt of notice by the Escrow Agent from the Stockholder Representatives and the Surviving Corporation that the Subject Claims have been disposed of by final judgment in the Lawsuit not subject to further appeal denying the Subject Claims, (ii) the date of distribution from the Escrow Fund and payment by the Escrow Agent to the Surviving Corporation of the Final Judgment Amount pursuant to paragraph 5(a) of this Agreement (without causing the Termination Date to occur), or (iii) the date of distribution from the Escrow Fund and payment by the Escrow Agent to the Surviving Corporation of the Approved Settlement Amount pursuant to paragraph 5(b) of this Agreement (without causing the Termination Date to occur). When and if a judgment denying the Subject Claims has been entered in the Lawsuit and has become final and not subject to further appeal, the Surviving Corporation shall join with the Stockholder Representatives in giving notice of such fact to the Escrow Agent pursuant to clause
         (i) of the last preceding sentence, promptly upon request by the Stockholder Representatives.

                 (f) "Effective Time" shall mean the effective time of the Merger as provided in the Merger Agreement.

                 (f) "Escrow Account Balance" shall mean the amount, if any, held in the Escrow Fund by the Escrow Agent pursuant to this Agreement on the Distribution Date, including the initial escrow deposit of $5,000,000 made pursuant to Section 2 of this Agreement and all income and interest earned on and profits realized from and proceeds of investments of the Escrow Fund, less, however, any losses incurred from investments of the Escrow Fund and any amounts paid or owing from the Escrow Fund on or prior to the Distribution Date pursuant to
         Section 5 hereof to pay expenses or fees of the Escrow Agent, to pay amounts payable to the Surviving Corporation for Reimbursable Expenses and certain taxes payable by the Surviving Corporation pursuant to
         Section 8 hereof, to pay expenses of the Stockholder Representatives, or to pay a Final Judgment Amount or Approved Settlement Amount to the Surviving Corporation.

                 (g) "Escrow Fund" shall mean the initial deposit of $5,000,000 made by Purchaser with the Escrow Agent pursuant to Section 3 of this Agreement and all investments of the Escrow Fund and income and interest earned on and profits realized from investments of the Escrow Fund prior to the Distribution Date, subject to the provisions of Section 7 hereof.

                 (h) "Final Judgment" shall mean a final judgment rendered in the Lawsuit which is not subject to further appeal, pursuant to which TEPCO is awarded the right to receive payment of any amount from the Surviving Corporation based upon the Subject Claims.

                 (i) "Final Judgment Amount" shall mean the net amount of money (after deduction of any offsetting amounts awarded the Surviving Corporation pursuant to the Final Judgment) which TEPCO is entitled to recover from the Surviving Corporation based upon the Subject Claims pursuant to a Final Judgment, minus any amounts payable to TEPCO from the Surviving Corporation pursuant to such Final Judgment which are paid, or reimbursed to the Surviving Corporation or Parent, pursuant to insurance policies of the Company (if any) covering the Subject Claims.

                 (j) "Lawsuit" shall mean Cause No. 96-49194, styled TEPCO, Inc. v. Grey Wolf Drilling Company, now pending in the 164th Judicial District Court of Harris County, Texas, and any other lawsuits arising during the term of this Agreement in which the Subject Claims are asserted by TEPCO against the Company or Surviving Corporation.

                 (k)  "Lawsuit Expenses" shall have the meaning specified in
         Section 13 of this Agreement.

                 (l) "Reimbursable Expenses" shall have the meaning specified in Section 13 of this Agreement.

                 (m) "Stockholder" means a holder of Company Common Stock at the Effective Time, and any person who shall have succeeded to the right of such holder to receive payment of the Contingent Cash Consideration prior to the Distribution Date by will or intestate succession or by operation of law.

                 (n) "Subject Claims" shall mean the claims asserted by TEPCO against the Company in the Lawsuit as set forth in the Plaintiff's Original Petition heretofore filed in the Lawsuit or which may be asserted by TEPCO against the Company or Surviving Corporation in the Lawsuit based upon the facts, events or circumstances described or referred to in the Plaintiff's Original Petition heretofore filed in the Lawsuit.

                 (o) "TEPCO" shall mean TEPCO, Inc., the plaintiff in the Lawsuit, and any successor to the claims against the Company (or Successor Corporation following the Merger) asserted by the plaintiff in the Lawsuit.

                 (p) "Termination Date" means the date (if such date occurs) when all amounts remaining in the Escrow Fund are disbursed and distributed pursuant to Section 5 of this Agreement.

                 2. Appointment of Escrow Agent; Fees and Expenses. Parent, Purchaser and Company hereby appoint ____________________, as Escrow Agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment on the terms herein provided. From and after the execution of this Agreement, the Escrow Agent shall be entitled to be paid or reimbursed for the Escrow Agent's fees for services under this Agreement in accordance with the Escrow Agent's fee schedule in effect from time to time, and for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred by the Escrow Agent in connection with the performance of its services as Escrow Agent pursuant to this Agreement, which fees and expenses may be withdrawn from the Escrow Fund by the Escrow Agent and paid to itself from time to time upon giving of written notice by the Escrow Agent to the Surviving Corporation and the Stockholder Representatives of the amount and nature of such fees and expenses. If the Escrow Fund is insufficient to pay the fees and expenses of the Escrow Agent, the Surviving Corporation agrees to pay such fees and expenses to the extent not paid from the Escrow Fund.

                 3. Deposit of Escrow Fund. For the purposes herein set forth, unless this Agreement is terminated pursuant to Section 4 hereof prior to the Effective Time, Parent or Purchaser (who shall be jointly and severally liable to do so) shall, at or immediately after the Effective Time of the Merger, deposit with the Escrow Agent the sum of $5,000,000, which shall be included in the Escrow Fund hereunder. The Escrow Fund will be held, invested, reinvested and disbursed by the Escrow Agent in accordance with the terms hereof.

                 4. Termination Prior to Effective Time. If (i) the Subject Claims are fully and finally released prior to the Effective Time, (ii) a judgment denying the Subject Claims in their entirety is entered in the Lawsuit and becomes final and not subject to further appeal prior to the Effective Time, or (iii) the Merger Agreement is terminated pursuant to the provisions of the Merger Agreement prior to the Effective Time, then in any such event this Agreement shall terminate and be of no further force or effect; and neither Parent nor Purchaser shall be obligated to deposit any amount with the Escrow Agent pursuant to Section 3 of this Agreement.

                 5. Application of Escrow Fund Before Distribution Date; Termination Date. At all times before the close of business on the Distribution Date, the Escrow Fund will be retained by the Escrow Agent and shall be distributed or expended at any time or from time to time to the extent required to effect payment of the following:


                 (a) If at any time the Escrow Agent shall receive notice from the Stockholder Representatives and the Surviving Corporation that a Final Judgment exists, specifying the Final Judgment Amount payable to TEPCO pursuant to such Final Judgment, the Escrow Agent shall, as promptly as practicable, liquidate investments of the Escrow Fund (to the extent required) and distribute from the Escrow Fund (up to all amounts then remaining in the Escrow Fund) and pay to the Surviving Corporation such Final Judgment Amount or such lesser total amount as shall then remain in the Escrow Fund after payment of any amounts then authorized to be disbursed from the Escrow Fund pursuant to paragraph 5(c), 5(d), or 5(e) of this Agreement. When and if a Final Judgment exists the Surviving Corporation shall join with the Stockholder Representatives in giving notice to the Escrow Agent that such Final Judgment exists, promptly upon request after determination of the amount of the Final Judgment Amount.


                 (b) If at any time the Escrow Agent shall receive notice from the Stockholder Representatives that an Approved Settlement exists, specifying the amount of the Approved Settlement Amount payable to TEPCO pursuant to such Approved Settlement, the Escrow Agent shall, as promptly as practicable, liquidate investments of the Escrow Fund (to the extent required) and distribute from the Escrow Fund (up to all amounts then remaining in the Escrow Fund) and pay to the Surviving Corporation such Approved Settlement Amount or such lesser total amount as shall then remain in the Escrow Fund after payment of any amounts then authorized to be disbursed from the Escrow Fund pursuant to paragraph 5(c), 5(d) or 5(e) of this Agreement.

                 (c)  From time to time when and as authorized pursuant to
         Section 2 of this Agreement, the Escrow Agent shall liquidate investments of the Escrow Fund (to the extent required) and disburse funds from the Escrow Fund to pay or reimburse the Escrow Agent for fees of the Escrow Agent for its service hereunder and for expenses reasonably incurred by Escrow Agent in connection with this Agreement, to the extent that such fees or expenses can be paid or reimbursed from amounts then remaining in the Escrow Fund.

                 (d)  From time to time when and as authorized pursuant to
         Section 8 of this Agreement, the Escrow Agent shall liquidate investments of the Escrow Fund (to the extent required) and disburse funds from the Escrow Fund to reimburse the Surviving Corporation for Reimbursable Expenses and certain taxes paid or payable by the Surviving Corporation as described in said Section 8, to the extent that such Reimbursable Expenses and taxes can be reimbursed from amounts then remaining in the Escrow Fund.

                 (e)  From time to time when and as authorized pursuant to
         Section 11 of this Agreement, the Escrow Agent shall liquidate investments of the Escrow Fund (to the extent required) and disburse funds from the Escrow Fund to pay or reimburse the Stockholder Representatives, and either of them, for expenses reasonably incurred by the Stockholder Representatives in connection with this Agreement, to the extent that such expenses can be paid or reimbursed from amounts then remaining in the Escrow Fund.

If at any time the entirety of the then remaining Escrow Fund shall be required to be distributed and disbursed pursuant to this Section 5, the date of final disbursement and distribution of the remaining funds in the Escrow Fund by the Escrow Agent pursuant to this Section 5 shall be the Termination Date. If the Termination Date occurs, the Distribution Date will not occur, and no amount of the Escrow Fund will be disbursed or distributed by the Escrow Agent pursuant to Section 6 of this Agreement.

                 6. Application of Escrow Fund on the Distribution Date. If the Termination Date does not occur and an event which will cause the Distribution Date to occur after the expiration of 20 days pursuant to paragraph 1(e) shall have occurred, then at least five days prior to the Distribution Date the Escrow Agent shall liquidate all investments of the Escrow Fund. On the Distribution Date, the Escrow Agent shall distribute and pay to itself in its capacity as the Exchange Agent pursuant to the Merger Agreement, as bailee for the Stockholders for distribution to the Stockholders pursuant to the Merger Agreement, an amount of the Escrow Account Balance equal to the sum of the Contingent Cash Consideration of all Stockholders. Payment by Escrow Agent of the sum of the Contingent Cash Consideration of all Stockholders to itself in its capacity as the Exchange Agent under the Merger Agreement as bailee for the Stockholders as provided for herein shall be deemed to constitute payment to each Stockholder of the Contingent Cash Consideration owing by Parent and the Surviving Corporation to such Stockholder for all purposes including Section 14 of this Agreement. Any amount of the Escrow Account Balance in excess of the sum of the Contingent Cash Consideration of all Stockholders (consisting of the amount, if any, of the Escrow Account Balance which would be payable as Contingent Cash Consideration with reference to Dissenting Shares if all Stockholders who owned such Dissenting Shares at the Effective Time had effectively withdrawn their right to appraisal and payment with respect thereto) shall be distributed and paid by the Escrow Agent to the Surviving Corporation on the Distribution Date. The right of a Stockholder to receive payment through the Exchange Agent of any amount of the Escrow Account Balance pursuant to this Section 6 may not be transferred or otherwise assigned by the Stockholder to any person, unless such transfer occurs by will or intestate succession or by operation of law. Parent shall provide a statement to the Stockholder Representatives and the Escrow Agent no later than five days prior to the Distribution Date setting forth the aggregate percentage of the Escrow Account Balance to be distributed to the Exchange Agent on the Distribution Date as the sum of the Contingent Cash Consideration of all Stockholders.

                 7. Investment of the Escrow Fund. The Escrow Agent shall invest and reinvest the Escrow Fund in readily marketable securities of the United States of America or its lawful agencies or in securities guaranteed by the full faith and credit of the United States, which securities, in each case, shall have maturities of one year or less after purchase thereof by the Escrow Agent. It is expressly agreed and stipulated that none of the Escrow Agent, the Parent, the Surviving Corporation or the Stockholder Representatives shall in any way whatsoever be liable for losses on any





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investment of the Escrow Fund, including, but not limited to, losses from market risks, due to premature liquidation or resulting from other actions taken pursuant to this Agreement. The Escrow Agent shall provide written reports to the Surviving Corporation and the Stockholder Representatives (i) prior to the fifteenth day of each month until the Distribution Date or Termination Date occurs, and (ii) if the Termination Date does not occur, prior to the fifteenth day of the month next succeeding the month during which the Distribution Date occurs, or (iii) if the Termination Date occurs, prior to the fifteenth day of the month next succeeding the month during which the Termination Date occurs, in each case showing investments and reinvestments made of the Escrow Fund, income or interest received on investments of the Escrow Fund, proceeds received and profits or losses realized on sales of investments of the Escrow Fund, and disbursements, if any, from the Escrow Fund through the end of the last preceding calendar month. Additionally, at any time upon request from the Surviving Corporation or the Stockholder Representatives the Escrow Agent shall provide them with a special report reflecting such of the information specified in the last preceding sentence as they shall request with respect to the period since the end of the period covered by the last report provided pursuant to the last preceding sentence down to the date of such special report. All income and profits realized on investment and reinvestment and sale or liquidation of investments of the Escrow Fund shall become a part of the Escrow Fund, and all losses and expenses suffered or incurred on investment and reinvestment and sale or liquidation of investments of the Escrow Fund shall be deducted from and shall no longer constitute part of the Escrow Fund.

                 8. Taxes on Income and Profits of Escrow Fund; Reimbursable Expenses. Any income or profits realized from investment or reinvestment or sale or liquidation of investments of the Escrow Fund by the Escrow Agent which are taxable for federal income tax purposes ("Taxable Income or Profits"), and any expenses or losses incurred in connection with the Escrow Fund and this Agreement and the investment or reinvestment or sale or liquidation of the Escrow Fund which are payable or deducted from the Escrow Fund and are deductible for federal income tax purposes ("Deductible Expenses or Losses") shall be deemed for federal income tax purposes to be income, profits, expenses or losses, as applicable, of the Surviving Corporation and not the Escrow Fund or Stockholders. The Surviving Corporation or Parent, as applicable, shall report and pay any federal income taxes attributable to the amount, if any, of such Taxable Income or Profits in excess of such Deductible Expenses or Losses, as applicable. Upon payment of any such taxes, the Surviving Corporation shall certify in writing to the Escrow Agent and the Stockholder Representatives that it has paid such taxes, specifying the amount thereof and the amounts of the Taxable Income or Profits and Deductible Expenses or Losses (as applicable) taken into account in determining the amount of such taxes. Additionally, on or prior to the Distribution Date, the Surviving Corporation shall certify in writing to the Escrow Agent and the Stockholder Representatives the amount, if any, of any additional federal income taxes not theretofore paid by the Surviving Corporation or Parent which the Surviving Corporation or Parent will be required to pay on account of the amount, if any, of Taxable Income or Profits in excess of Deductible Expenses or Losses. In each instance, the amount of the federal income taxes paid or payable by the Surviving Corporation or Parent with respect to the excess, if any, of Taxable Income or Profits above Deductible Expenses or Losses shall be calculated at the Parent's marginal federal corporate income tax rate actually applicable to the Parent's taxable income, if any, for the tax year of the Parent during which the applicable Taxable Income or Profits accrued; and if for any tax year of the Surviving Corporation or Parent the Deductible Losses or Expenses available for deduction from Taxable Income or Profits for such tax year shall exceed such Taxable Income or Profits, the excess shall be carried forward to the succeeding tax year or years and deducted from Taxable Income or Profits in such succeeding tax year or years for purposes of calculating the amount, if any, of the federal income tax paid or payable by the Surviving Corporation or Parent with respect to Taxable Income or Profits for such succeeding tax year or years. The amounts of federal income taxes paid or payable by the Surviving Corporation or Parent on account of an excess of Taxable Income or Profits above Deductible Expenses or Losses which shall be certified by the Surviving Corporation to the Escrow Agent and Stockholder Representatives from time to time as provided for above in this section shall be distributed and paid by the Escrow Agent from the Escrow Fund to the Surviving Corporation (or Parent if directed by the Surviving Corporation) within five days after receipt of each such certification. Additionally, upon payment by the Surviving Corporation from time to time of any Lawsuit Expenses (as defined in Section 13 below) incurred after the Effective Time, the Surviving Corporation shall certify in writing to the Escrow Agent and the Stockholder Representatives that it has paid such Lawsuit Expenses, specifying in reasonable detail the nature and amounts thereof and the amount of the Reimbursable Expenses (as defined, and calculated as provided, in said Section 13) for which the Surviving Corporation is entitled to reimbursement from the Escrow Fund by reason of payment of such Lawsuit Expenses. Additionally, on or prior to the Distribution Date, the Surviving Corporation shall certify in writing to the Escrow Agent and the Stockholder Representatives the amount, if any, of any additional Lawsuit Expenses which have been incurred by the Surviving Corporation after the Effective Time and which it will be required to pay but which have not theretofore been paid by it, specifying in reasonable detail the nature and





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amounts of such Lawsuit Expenses and the amount of the Reimbursable Expenses
(as defined, and calculated as provided, in said Section 13) for which the Surviving Corporation is entitled to reimbursement from the Escrow Fund by reason of being required to pay such Lawsuit Expenses. The amounts of Reimbursable Expenses for which the Surviving Corporation is entitled to reimbursement from the Escrow Fund by reason of Lawsuit Expenses paid or payable by the Surviving Corporation which shall be certified by the Surviving Corporation to the Escrow Agent and Stockholder Representatives from time to time as provided for above in this section shall be distributed and paid by the Escrow Agent from the Escrow Fund to the Surviving Corporation within five days after receipt of each such certification. If requested by Escrow Agent, Parent and the Surviving Corporation shall provide the Escrow Agent with taxpayer identification numbers for Parent and the Surviving Corporation promptly after receipt of such request.

                 9. Liability of Escrow Agent. The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement; and all parties acknowledge and agree that the Escrow Agent is acting solely and exclusively as a depository hereunder. The Escrow Agent will not be subject to, or be obligated to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth or provided for herein. The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine and in conformity with the requirements of this Agreement. The Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of counsel. Without limiting the foregoing, the Escrow Agent will not be liable for any error of judgment or any act done or omitted to be done or any step taken by it in good faith or for any mistake of fact or law or for anything that it might do or refrain from doing in connection with this Agreement, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF ESCROW AGENT, except to the extent such actions or omissions shall be proved to constitute gross negligence or willful misconduct on the part of the Escrow Agent.

                 10. Indemnification of Escrow Agent. PARENT AND THE SURVIVING CORPORATION, JOINTLY AND SEVERALLY, WILL INDEMNIFY AND HOLD THE ESCROW AGENT HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES) IT MAY SUSTAIN BY REASON OF ITS SERVICES AS ESCROW AGENT HEREUNDER, BUT ONLY TO THE EXTENT SUCH LOSSES, COSTS, DAMAGES OR EXPENSES EXCEED THE AMOUNT OF THE FUNDS AVAILABLE IN THE ESCROW FUND TO PAY OR REIMBURSE SAME, AND EXCEPT SUCH LOSSES, COSTS, DAMAGES OR EXPENSES INCURRED BY REASON OF ACTS OR OMISSIONS FOR WHICH THE ESCROW AGENT IS LIABLE OR RESPONSIBLE UNDER THE PROVISIONS OF THE LAST SENTENCE OF SECTION 9 OF THIS AGREEMENT. THE FOREGOING INDEMNITY AGREEMENT SHALL SURVIVE THE RESIGNATION OF THE ESCROW AGENT OR THE TERMINATION OF THIS ESCROW AGREEMENT.

                 11. Stockholder Representatives. Company hereby appoints James K. B. Nelson and Sheldon B. Lubar as Stockholder Representatives to act hereunder on behalf of all Stockholders as herein provided. In consideration of James K. B. Nelson and Sheldon B. Lubar (and any successor Stockholder Representative) acting as the Stockholder Representatives hereunder on behalf of all Stockholders, each such Stockholder, by accepting the Merger Consideration in respect of such Stockholder's shares of Company Common Stock pursuant to the Merger Agreement and becoming a beneficiary of this Agreement, consents to and affirms the appointment of the Stockholder Representatives to act hereunder on behalf of all Stockholders as herein provided, authorizes the Stockholder Representatives to act on behalf of such Stockholder pursuant to the terms of this Agreement, and releases each Stockholder Representative from liability for any error of judgment or action taken or not taken by such Stockholder Representative in connection with this Agreement, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF SUCH STOCKHOLDER REPRESENTATIVE, except only for such Stockholder Representative's gross negligence or willful misconduct, and further agrees, without limiting the foregoing, that each Stockholder Representative shall be fully protected and shall have no liability if acting in good faith in conformity with the opinion of counsel. The Stockholder Representatives shall not be deemed to be trustees and shall not be held to a standard of conduct applicable to a trustee or other fiduciary. Any action taken by any one of the Stockholder Representatives shall be deemed for all purposes as an action taken by both Stockholder Representatives and shall bind the Stockholders accordingly; but no Stockholder Representative shall be liable
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the former Stockholder Representative did not participate.  In each instance, in case of the resignation, death or inability to act of a Stockholder Representative, a successor Stockholder Representative shall be designated by Stockholders formerly holding a majority of the outstanding shares of Company Common Stock at the Effective Time of the Merger, any such designation to be evidenced by a writing signed by such Stockholders and to take effect when executed copies thereof have been delivered to the Escrow Agent and the Surviving Corporation. The remaining Stockholder Representative shall continue to serve and act on behalf of the Stockholder Representatives under this Agreement pending designation of any such successor Stockholder Representative. Each successor Stockholder Representative shall have all the power, authority, rights, and privileges hereby conferred upon an original Stockholder Representative hereunder, and the term Stockholder Representative as used herein shall be deemed to include each such successor Stockholder Representative. Each Stockholder Representative shall be entitled to be reimbursed from the Escrow Fund, as provided in paragraph 5(e) of this Agreement, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with the performance of services as Stockholder Representative pursuant to this Agreement, upon presentation to the Escrow Agent and the Surviving Corporation of a statement and reasonable supporting evidence of payment by such Stockholder Representative of such expenses.

                 12. Resignation of Escrow Agent. The Escrow Agent may resign from its duties hereunder by giving written notice of such resignation to Parent, the Surviving Corporation, and the Stockholder Representatives at least 30 days prior to the effective date of such resignation. A successor Escrow Agent shall be appointed by agreement of Parent and the Stockholder Representatives, which appointment shall be evidenced by a written agreement signed by Parent and the Stockholder Representatives, copies of which shall be delivered to the Escrow Agent. Upon the effective date of resignation by the Escrow Agent, the Escrow Agent shall deliver the Escrow Fund to the successor Escrow Agent appointed as aforesaid. If a successor Escrow Agent has not been appointed prior to the effective date of resignation by the Escrow Agent, the Escrow Agent's sole responsibility after the effective date of such resignation shall be, at the election of the Escrow Agent:

                 (a) to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated successor Escrow Agent, if any, thereafter appointed by Parent and the Stockholder Representatives as above provided, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, or

                 (b) to institute a petition for interpleader in a court of competent jurisdiction and pay and deliver the Escrow Fund into the registry of such court,

in either which event the Escrow Agent's obligations hereunder shall cease and terminate upon payment or delivery of the Escrow Fund as provided in paragraph
(a) or (b), as applicable, of this section.

                 13. Control of Lawsuit. The Company believes that the Subject Claims asserted by TEPCO in the Lawsuit are entirely without merit and believes that if the Lawsuit is tried the Subject Claims will be denied in their entirety and the Company will recover judgment against TEPCO on its counterclaim which has been asserted in the Lawsuit. The Company has agreed to enter into this Escrow Agreement incident to execution of the Merger Agreement solely to avoid potential delay in or interference with closing of the Merger which might otherwise result from the pendency of the nebulous and unquantified claims for alleged "damages" which have been asserted by TEPCO in its petition filed in the Lawsuit. The Designated Attorneys shall be engaged to represent the Company and, after the Effective Time, the Surviving Corporation (and Parent, if it is made a party to the Lawsuit) in connection with the investigation, preparation for trial, trial and any appeal of any judgment entered in the Lawsuit and in connection with any mediation or other settlement negotiations in connection with the Subject Claims and the Lawsuit. The fees (calculated at the customary hourly rates charged by the Designated Attorneys from time to time) and charges for expenses of the Designated Attorneys for such services and all other costs and expenses and court costs in connection with the Lawsuit and any appeal of any judgment entered therein, except only amounts of a Final Judgment Amount or Approved Settlement Amount which are to be paid out of the Escrow Fund as provided for in Section 5 of this Agreement, are herein collectively called "Lawsuit Expenses." The Company and, after the Effective Time, the Surviving Corporation shall bear and pay the Lawsuit Expenses; provided that the Surviving Corporation shall be entitled to receive reimbursement from the Escrow Fund from time to time (to the extent of the funds available in the Escrow Fund to effect such reimbursement) as provided in
Section 8 of this Agreement for amounts (herein called "Reimbursable Expenses") equal to one-half ( 1/2) of all Lawsuit Expenses incurred after the Effective Time which are





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paid or incurred by the Surviving Corporation from time to time and which have not theretofore been taken into account in certificates of Lawsuit Expenses and Reimbursable Expenses theretofore provided by the Surviving Corporation to the Escrow Agent and Stockholder Representatives pursuant to said Section 8. From and after the Effective Time, the Stockholder Representatives shall be authorized and empowered to control and direct and shall control and direct the handling of the Lawsuit by the Designated Attorneys; and the Surviving Corporation and Parent shall provide such assistance and cooperation as shall be reasonably requested by the Designated Attorneys, including production of documents and records, provision of depositions or testimony of employees as witnesses, and provision of such information as shall be available to the Company, Surviving Corporation or Parent. After the Effective Time, the Surviving Corporation shall be entitled to participate in (but not control) the defense of the Lawsuit through attorneys of its choice at its sole cost and expense (which shall not constitute "Lawsuit Expenses") and shall be entitled to updates of the status of the Lawsuit from the Designated Attorneys from time to time upon request. After the Effective Time, the Stockholder Representatives shall be entitled, if they so elect in the exercise of their discretion, to approve and to require that the Surviving Corporation and Parent (and either of them, as applicable) enter into a settlement agreement with TEPCO providing for a full and final release of the Subject Claims and dismissal of the Lawsuit; provided that the Stockholder Representatives shall not be authorized, without consent of the Surviving Corporation and Parent, to approve a settlement which will require the Surviving Corporation or Parent to pay any amount of money in excess of funds available to be paid and which are paid out of the Escrow Fund pursuant to this Agreement or are paid or reimbursed pursuant to insurance policies (if any) maintained by the Company covering the Subject Claims, or which will require the Surviving Corporation or Parent to undertake any affirmative obligation (other than customary agreements to indemnify TEPCO with respect to claims of the Company, Parent or Surviving Corporation against TEPCO which are released pursuant to a settlement) to TEPCO or any other person other than for the payment of amounts of money which are available to be paid and are paid out of the Escrow Fund pursuant to this Agreement or are paid or reimbursed pursuant to insurance policies (if any) maintained by the Company covering the Subject Claims; provided that the Stockholder Representatives shall be entitled and authorized, if they so elect in the exercise of their discretion, to approve and require the Surviving Corporation and Parent to enter into a settlement which will require that the Surviving Corporation or Parent release (in whole or in part) any counterclaim or counterclaims against TEPCO which have been or are asserted in the Lawsuit on behalf of the Company, Surviving Corporation or Parent as full or partial consideration for the full and final release of the Subject Claims. Parent and Purchaser recognize and acknowledge that a conflict of interest may exist as between Parent and the Surviving Corporation, on the one hand, and the Stockholders and Stockholder Representatives, on the other hand, concerning negotiation or approval of any proposed or possible settlement of the Lawsuit and Subject Claims; and Company, Parent and Purchaser expressly agree and stipulate (subject to and without waiving the rights of Parent and the Surviving Corporation under Section 15 of this Agreement) that:

                 (a) The Designated Attorneys shall be authorized and directed to, and shall, render and provide advice, assistance and recommendations concerning any proposed or possible settlement of the Lawsuit and Subject Claims based solely on the opinion of the Designated Attorneys, in the exercise of their professional judgment and discretion, as to whether any such settlement would be in the best interest of the Stockholders, and without regard to whether any such settlement would be in the best interest of the Surviving Corporation or Parent. Specifically, and without limiting the foregoing, the Designated Attorneys shall have no duty or obligation whatsoever to the Surviving Corporation or Parent to recommend or to attempt to negotiate or obtain a settlement of the Lawsuit or Subject Claims unless the Designated Attorneys conclude, in the exercise of their professional judgment and discretion, that such settlement would be in the best interest of the Stockholders (determined without regard for the interests of the Surviving Corporation or Parent). The Surviving Corporation and Parent shall consult with and shall rely upon counsel other than the Designated Attorneys with reference to any proposed or possible settlement of the Lawsuit and Subject Claims; and the Designated Attorneys shall have no liability or responsibility whatsoever to the Surviving Corporation or Parent for any decision, advice or recommendation of the Designated Attorneys concerning whether to approve or disapprove or to seek to obtain or negotiate any possible or proposed settlement of the Lawsuit or Subject Claims or any action or omission of the Designated Attorneys in connection with negotiating or attempting to negotiate any such settlement.

                 (b) The Stockholder Representatives shall be authorized and empowered to, and shall, make decisions whether to seek to settle, or to approve any proposed or possible settlement providing for a full release of, the Subject Claims based solely on the opinion of the Stockholder Representatives, in the exercise of their





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         discretion, as to whether any such settlement would be in the best interest of the Stockholders, and without regard to whether any such settlement would be in the best interest of the Surviving Corporation or Parent. Specifically, and without limiting the foregoing, the Stockholder Representatives shall have no duty or obligation whatsoever to the Surviving Corporation or Parent to approve or to attempt to negotiate or obtain a settlement of the Lawsuit or Subject Claims unless the Stockholder Representatives conclude, in the exercise of their discretion, that such settlement would be in the best interest of the Stockholders (determined without regard for the interests of the Surviving Corporation or Parent); and the Stockholder Representatives shall have no liability or responsibility whatsoever to the Surviving Corporation or Parent for any decision of the Stockholder Representatives concerning whether to approve or disapprove or to seek to obtain or negotiate any possible or proposed settlement of the Lawsuit or Subject Claims or any action or omission of the Stockholder Representatives in connection with negotiating or attempting to negotiate any such settlement.

                 14. Security Interest and Pledge. Under the provisions of the Merger Agreement, unless the Termination Date occurs, Parent and the Surviving Corporation are jointly and severally liable and responsible to pay or cause to be paid, and have agreed to pay or cause to be paid, the Contingent Cash Consideration to the respective Stockholders on the Distribution Date. To secure such obligation of Parent and the Surviving Corporation to pay such Contingent Cash Consideration to the respective Stockholders as provided in the Merger Agreement, Parent and Purchaser (as the corporate entity which will be the Surviving Corporation upon the Merger) hereby pledge and collaterally assign to the Stockholders and the Stockholder Representatives for the use and benefit of and as representatives of the Stockholders, and grant to the Stockholders and the Stockholder Representatives for the use and benefit of and as representatives of the Stockholders a lien on and a continuing security interest in and to, the Escrow Fund (including, without limitation, all bank accounts in which the Escrow Agent may at any time deposit funds in the Escrow Fund, all securities in which the Escrow Fund may at any time or times be invested or reinvested by the Escrow Agent, all income from and proceeds of securities in which the Escrow Fund is at any time or times invested or reinvested by the Escrow Agent, all money at any time held by the Escrow Agent as a part of the Escrow Fund, and all accounts, documents, instruments and general intangibles at any time owing to or held by the Escrow Agent and constituting a part of the Escrow Fund). If the Distribution Date occurs, failure of the Parent and Surviving Corporation to pay or cause to be paid the Contingent Cash Consideration to any Stockholder on the Distribution Date shall constitute a default. Upon any such default, the pledge and collateral assignment and lien and security interest in and to the Escrow Fund herein granted to the Stockholders and to the Stockholder Representatives for the use and benefit of and as representatives of the Stockholders may be enforced or foreclosed by the Stockholder Representatives for the use and benefit of the Stockholders in any manner authorized by applicable law, including, without limitation, in accordance with the provisions of Subchapter E of Chapter 9 of the Uniform Commercial Code of Texas (including, without limitation, exercise of the rights and powers and in accordance with the provisions and procedures provided for or described in any or all of Sections 9.502, 9.503 and 9.504 of the Uniform Commercial Code of Texas), with the proceeds of the Escrow Fund, after deduction of expenses of enforcement or foreclosure, to be applied toward payment of the Contingent Cash Consideration owing to the respective Stockholders, in proportion to the respective amounts of the Contingent Cash Consideration owing to such respective Stockholders. Prior to the Effective Time, Parent and the Purchaser will execute and file financing statements under the Uniform Commercial Code in favor of the Stockholder Representatives as secured parties to evidence and perfect the security interest in the Escrow Fund hereinabove granted by Parent and the Purchaser (to the extent, if any, that filing of a financing statement is required to perfect such security interest), and immediately after the Effective Time the Surviving Corporation shall execute and file a financing statement (in the same form as the financing statement executed and filed by the Purchaser of even date herewith) in the name of the Surviving Corporation as debtor in favor of the Stockholder Representatives as secured parties to further evidence and perfect such security interest. Parent and Surviving Corporation will timely execute and file continuation statements as and when required under Section 4.403 of the Uniform Commercial Code of Texas to maintain the effectiveness of such financing statements at all times until the Contingent Cash Consideration has been paid to the Stockholders or the Termination Date has occurred. Upon payment of the Contingent Cash Consideration to the Stockholders or upon occurrence of the Termination Date, the Stockholder Representatives shall, upon request, execute and deliver to Parent and the Surviving Corporation termination statements with respect to the financing statements and continuation statements (if any) executed and filed by Parent, the Purchaser and the Surviving Corporation pursuant to this Section, as provided for in
Section 9.404 of the Uniform Commercial Code of Texas. Escrow Agent acknowledges and agrees that Escrow Agent shall receive, hold and maintain possession and control of the Escrow Fund as bailee of and for the Stockholder Representatives and Stockholders as secured parties and as holders of the common law pledge and assignment and lien herein granted in and to the Escrow Fund (including, without limitation, all bank accounts in





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which the Escrow Agent may at any time deposit funds in the Escrow Fund, all securities in which the Escrow Fund may at any time or times be invested or reinvested by the Escrow Agent, all income from and proceeds of securities in which the Escrow Fund is at any time or times invested or reinvested by the Escrow Agent, all money at any time held by the Escrow Agent as a part of the Escrow Fund, and all accounts, documents, instruments and general intangibles at any time owing to or held by the Escrow Agent and constituting a part of the Escrow Fund) at all times until distribution of the Escrow Fund by the Escrow Agent on the Distribution Date pursuant to Section 6 of this Agreement or occurrence of the Termination Date (whichever first occurs); provided, of course, that Escrow Agent may disburse or distribute amounts from the Escrow Fund from time to time as and when required under the provisions of Section 5 or Section 6 of this Agreement, and amounts thus disbursed or distributed from the Escrow Fund pursuant to and as authorized in Section 5 of this Agreement shall not thereafter be subject to the security interest and common law pledge and assignment and lien herein granted to the Stockholders and Stockholder Representatives.

                 15. Arbitration Regarding Proposed Settlement Agreements. Notwithstanding the provisions of Section 13 of this Agreement, if at any time or times during the term of this Agreement TEPCO shall make an offer ("TEPCO Settlement Offer") to settle and release the Subject Claims which would require payment of an Approved Settlement Amount from the Escrow Fund if such offer were accepted and approved by the Stockholder Representatives, and if the Stockholder Representatives do not approve or accept such TEPCO Settlement Offer but the Surviving Corporation believes that such TEPCO Settlement Offer is fair and reasonable and should be accepted, the Surviving Corporation shall have the right to require that the decision ("Disputed Decision") whether to accept or reject the TEPCO Settlement Offer be determined by arbitration as hereinafter provided, by giving written notice (an "Arbitration Demand Notice") to the Stockholder Representatives. If the Surviving Corporation gives an Arbitration Demand Notice to the Stockholder Representatives with respect to a TEPCO Settlement Offer, the Surviving Corporation and Stockholder Representatives shall endeavor in good faith to agree upon a "Qualified Arbitrator" (as hereinafter defined) to whom the Disputed Decision shall be submitted for resolution. If a Qualified Arbitrator has not been selected by agreement within ten days after giving of an Arbitration Demand Notice to the Stockholder Representatives, either the Surviving Corporation or the Stockholder Representatives shall have the right to request that a Qualified Arbitrator be appointed by the Judge of the United States District Court for the Southern District of Texas, Houston Division, who is senior in service. A "Qualified Arbitrator" shall be a neutral, licensed, well-regarded attorney practicing in Houston, Texas, who has significant experience in, and who regularly engages in, the defense of commercial litigation and who does not represent and has not represented the Company or Parent or any of Parent's subsidiaries or either of the Stockholder Representatives (and who is not and has not within the preceding five years been associated with a law firm which represents or has within the preceding five years represented the Company or Parent or any of Parent's subsidiaries or either of the Stockholder Representatives). Upon the selection or appointment of a Qualified Arbitrator, the Qualified Arbitrator shall be provided access to all available information and files concerning the Lawsuit and Subject Claims and the TEPCO Settlement Offer, subject only to such restrictions as shall be necessary to preserve the attorney-client privilege and work-product privilege with respect to privileged communications between the Designated Attorneys and the Company, Surviving Corporation (and Parent, if applicable) and Stockholder Representatives and the work-product of the Designated Attorneys; and the Surviving Corporation and Stockholder Representatives shall each be afforded the right to present their views and arguments to the Qualified Arbitrator as to whether the TEPCO Settlement Offer is fair and reasonable and should be accepted or rejected.
The Qualified Arbitrator shall render a decision, in the exercise of his professional judgment and discretion, whether the TEPCO Settlement Offer is fair and reasonable and should be accepted or rejected, based upon the assumptions and standards hereinafter specified. In making such decision, the Qualified Arbitrator shall assume that this Escrow Agreement does not exist and that any obligation of the Surviving Corporation or Parent to pay any amount of Contingent Cash Consideration to the Stockholders is wholly independent of and would not be affected in any manner by the Lawsuit or Subject Claims or any settlement of the Subject Claims or final judgment, either favorable or adverse, entered in the Lawsuit, and shall further assume that the Surviving Corporation and Parent and Parent's shareholders would be required to bear the entire cost, expense and burden of the settlement proposed in the TEPCO Settlement Offer and would likewise be required to bear the entire cost, expense and burden of continuing to defend the Subject Claims and of appeal and, if required, payment of any adverse judgment which might be entered in the Lawsuit (without either increasing or diminishing any obligations to or rights with respect to the Stockholders); and such decision shall be based upon the opinion of the Qualified Arbitrator, in the exercise of his professional judgment and discretion, whether acceptance or rejection of the TEPCO Settlement Offer would be advisable or inadvisable and in or not in the best interest of the Surviving Corporation and Parent based upon the aforesaid assumptions. The decision of the Qualified Arbitrator with reference to a Disputed Decision shall be signed by the Qualified Arbitrator and provided in writing to the Stockholder

Representatives and the Surviving Corporation and shall be final and binding upon the Stockholder Representatives, Stockholders, Parent and the Surviving Corporation. The decision shall not state reasons for the conclusions of the Qualified Arbitrator, but shall simply state the decision of the Qualified Arbitrator whether the TEPCO Settlement Offer should be accepted or rejected based upon the assumptions and standards prescribed herein. All hearings and proceedings in connection with arbitration of any Disputed Decision and any decision of the Qualified Arbitrator shall be maintained confidential to the maximum extent allowed by law, except that the decision of the Qualified Arbitrator may be disclosed if and to the extent required to enforce compliance with such decision by the Stockholder Representatives, if necessary. If the Qualified Arbitrator renders a decision that a TEPCO Settlement Offer should be accepted, such decision shall specify the Approved Settlement Amount which would be required to be paid to TEPCO pursuant to an Approved Settlement in accordance with such TEPCO Settlement Offer; and the Stockholder Representatives shall be required to approve the acceptance by the Surviving Corporation (and Parent, if applicable) of such TEPCO Settlement Offer, and, if TEPCO agrees, the Surviving Corporation (and Parent, if applicable) shall enter into an Approved Settlement in accordance with such TEPCO Settlement Offer providing for payment of the Approved Settlement Amount specified in the Qualified Arbitrator's decision, in which event the Stockholder Representatives shall promptly give notice of such Approved Settlement and the Approved Settlement Amount payable to TEPCO pursuant to such Approved Settlement as provided for in paragraph 5(b) of this Agreement. The Designated Attorneys shall represent the Stockholder Representatives in connection with any arbitration of a Disputed Decision; and the fees and expense charges of the Designated Attorneys in connection such arbitration shall be paid by the Surviving Corporation and shall be deemed and considered to be "Lawsuit Expenses" as hereinabove defined (so that the Surviving Corporation may certify such Lawsuit Expenses to the Escrow Agent to request reimbursement from the Escrow Fund of one-half thereof as Reimbursable Expenses as provided for in
Section 8 of this Agreement). The Surviving Corporation shall also bear and pay all fees and expenses of the Qualified Arbitrator and any fees or expenses of attorneys or other representatives of the Surviving Corporation in connection with any arbitration of a Disputed Decision; and such fees and expenses shall likewise be deemed to be "Lawsuit Expenses" as hereinabove defined (so that the Surviving Corporation may certify such Lawsuit Expenses to the Escrow Agent to request reimbursement from the Escrow Fund of one-half thereof as Reimbursable Expenses as provided for in Section 8 of this Agreement) A Qualified Arbitrator to whom a Disputed Decision is submitted for decision by arbitration pursuant to this section shall not have an attorney-client relationship with, or have or be subject to the duties or responsibility of an attorney representing, any of the Stockholders, the Stockholder Representatives, the Surviving Corporation or Parent; and such Qualified Arbitrator shall have no liability to any of the Stockholders, Stockholder Representatives, Surviving Corporation or Parent for any decision with respect to a Disputed Decision rendered by such Qualified Arbitrator in good faith in the exercise of such Qualified Arbitrator's professional judgment and discretion. The arbitration agreement set forth in this section is made pursuant to the Federal Arbitration Act, 9 U.S.C. sections 1, et seq. ("Arbitration Act"); and, pursuant to section 9 of the Arbitration Act, a judgment of the United States District Court for the Southern District of Texas, Houston Division, shall be entered to enforce any decision of a Qualified Arbitrator requiring approval of a TEPCO Settlement Offer pursuant to an arbitration hereunder, upon the request of the Surviving Corporation if the Stockholder Representatives shall fail or refuse to comply with their agreements with respect to compliance with such decision set forth herein.

                 16. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, in the United States mail, or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

         If to the Escrow Agent:



         If to Parent or the Purchaser or the Surviving Corporation:


                 DI Industries, Inc.
                 625 Paragon Center One
                 450 Gears Road
                 Houston, Texas 77067
                 Attention:  T. P. Richards, President
                 Fax No.:  (713) 874-0194

                          With a copy to:

                                  Gardere Wynne Sewell & Riggs, L.L.P.
                                  333 Clay Avenue, Suite 800
                                  Houston, Texas 77002
                                  Attention:  Frank M. Putman, Esq.
                                  Fax No.:  (713) 308-5555

         If to the Company:

                 Grey Wolf Drilling Company
                 1980 Post Oak Boulevard, Suite 1150
                 Houston, Texas 77056-3808
                 Attention:  J. K. B. Nelson, President
                 Fax No.:  (713) 626-9653

                          With a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas 77010
                                  Attention:  Uriel E. Dutton, Esq.
                                  Fax No.:  (713) 651-5246

         If to the Stockholder Representatives:

                 James K. B. Nelson
                 1980 Post Oak Boulevard, Suite 1150
                 Houston, Texas 77056-3808
                 Fax No.:  (713) 626-9653

                 and

                 Sheldon B. Lubar
                 777 E. Wisconsin Avenue, Suite 3380
                 Milwaukee, Wisconsin 53202-5302
                 Fax No.:  (414) 291-9061

                          With a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas 77010-3095
                                  Attention:  Uriel E. Dutton, Esq.
                                  Fax No.:  (713) 651-5246

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Agreement may change the address to which communications to such party hereunder are to be directed by giving notice to the other parties hereto in the manner provided in this section. Any notice delivered to the Escrow Agent with respect to any payment requested to be made from the Escrow Fund shall specifically reference the governing Section of this Agreement pursuant to which such payment request is being made.

                 17. Further Rights of Escrow Agent. In the event of any conflicting or inconsistent claims or demands being made against the Escrow Agent in connection with the subject matter of this Agreement, or in the event the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been settled and all doubt resolved by agreement among all of the interested parties, and the Escrow Agent shall have been notified thereof in writing signed by all such parties. In addition to the foregoing rights, in the event the Escrow Agent has any doubt as to the course of action it should take under this Agreement, the Escrow Agent is hereby authorized to petition any District Court of Harris County, Texas, or the United States District Court for the Southern District of Texas, Houston Division, for instructions or to interplead the funds or assets so held (including the Escrow Fund) into such court. The parties agree to the jurisdiction of either of said courts over their persons as well as the Escrow Fund. The Purchaser and Parent hereby agree to indemnify and hold the Escrow Agent harmless from any liability or losses occasioned thereby and to pay any and all of its fees, costs, expenses, and counsel fees and expenses incurred in any such action to the extent that any such fees, costs, expenses, or counsel fees and expenses are not paid out of the Escrow Fund and agree that upon the deposit of the Escrow Fund in the registry of the court in any such interpleader action the Escrow Agent and its servants, agents, employees or officers will be relieved of further liability under this Agreement.

                 18. Amendment; Waiver. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by any party from the provisions hereof shall be effective in any event unless the same shall be in writing and signed by all parties to this Agreement, and then any such waiver or consent shall be effective only in the specific instance and purpose for which given.

                 19. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devises, executors, administrators, personal representatives, legal representatives, trustees, receivers and assigns and shall also inure to the benefit of the Stockholders and Designated Attorneys; provided that (a) the Escrow Agent may not assign its duties or rights hereunder without prior consent of the Parent and Stockholder Representatives, and (b) the right of the Surviving Corporation to receive payment of any amount of the Escrow Account Balance on the Distribution Date pursuant to Section 6 of this Agreement may not be assigned or transferred except incident to the merger or consolidation of the Surviving Corporation into or with another corporation or entity, the sale of all or substantially all the assets of the Surviving Corporation, or otherwise by operation of law; and provided, further, that except as otherwise hereinabove expressly provided in this section, this Agreement shall be for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

                 20. Severability. If one or more of the provisions hereof shall for any reason be held invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

                 21. Choice of Laws and Forum. This Agreement shall be construed under and governed by the laws of the State of Texas, excluding, however, its conflicts of laws rules which might result in giving application to the laws of any other jurisdiction. The parties hereto agree and stipulate that the forum for resolution of any dispute arising under this Agreement shall be Harris County, Texas, and each party hereto hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

                 22. General. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

                 WITNESS the execution hereof to be effective as of the date first above written.

                                         PARENT:

                                         DI INDUSTRIES, INC.


                                         By
                                            -----------------------------------
                                            T. P. Richards, President

                                         PURCHASER:

                                         DRILLERS, INC.


                                         By
                                            -----------------------------------
                                            T. P. Richards, President

                                         COMPANY:

                                         GREY WOLF DRILLING COMPANY


                                         By
                                            -----------------------------------
                                            J. K. B. Nelson, President

                                         STOCKHOLDER REPRESENTATIVES:




                                         --------------------------------------
                                         JAMES K. B. NELSON



                                         --------------------------------------
                                         SHELDON B. LUBAR

                                         ESCROW AGENT:


                                         --------------------------------------


                                         By
                                           ------------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------

                                                                SCHEDULE 1.13 TO
                                                                MERGER AGREEMENT

                     TRUST UNDER GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN


     (a) This Trust Agreement made on the effective date of this Trust Agreement set out hereinafter, by and between GREY WOLF DRILLING COMPANY ("Company") and ______________________________ ("Trustee");

     (b) WHEREAS, Company has adopted the deferred compensation plan ("Plan") attached hereto and incorporated herein as Appendix A;

     (c) WHEREAS, Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan;

     (d) WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

     (e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and plan for the purpose of providing deferred compensation for a designated group of employees of the Company identified in the Plan;

     (f) WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.  ESTABLISHMENT OF TRUST

     (a) Company hereby deposits with Trustee in trust Two Million, Four Hundred Thousand Dollars ($2,400,000), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     (b)  The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.
Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) Pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of _____________, 1997, between and among Company, DI Industries, Inc. and Drillers, Inc. ("Purchaser"), joined by James K. B. Nelson ("Nelson"), it is contemplated that Company will be merged into and with Purchaser (the "Merger"). Under the Merger Agreement, Company has required Nelson to agree that, if the Merger occurs, Nelson will make an irrevocable contribution ("Additional Contribution") of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) to the Trust. If the Merger occurs, Company expects that Nelson will make such Additional Contribution to the Trust and Trustee shall be entitled (but shall not be obligated) to exercise any right of Company under the Merger Agreement to require making of such Additional Contribution by Nelson; but Company shall have no liability whatsoever to Trustee or any Plan participant or beneficiary for failure or refusal of Nelson to make such Additional Contribution or any part thereof, nor shall Trustee have any liability whatsoever to any Plan participant or beneficiary for failure or refusal of Nelson to make such Additional Contribution or any part thereof.

SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

     (a) Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with and subject to the terms and conditions of the Plan. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

     (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

     (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

     (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b)  At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

          (1) The Board of Directors and the President of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

          (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

          (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

          (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan during the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4. PAYMENTS TO COMPANY. Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

SECTION 5.  INVESTMENT AUTHORITY.

     (a) In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests.
All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

     (b) Trustee shall invest the assets of the Trust only in (i) interest-bearing accounts or short-term certificates of deposit in banks in which deposits are insured by the Federal Deposit Insurance Corporation, in such amounts and in such manner that the entire amount of the Trust assets deposited or invested with or in each such bank shall at all times be fully insured by the Federal Deposit Insurance Corporation, (ii) overnight government cash funds invested in debt instruments issued by the United States government or a lawful agency thereof or guaranteed by the full faith and credit of the United States, or (iii) short-term debt instruments issued by the United States government or a lawful agency thereof or guaranteed by the full faith and credit of the United States. "Short-term" shall mean instruments which by their terms mature not more than one year from the date of their purchase; and the Trustee shall endeavor to limit the term of any instruments in which Trust assets are invested with a view to insuring availability of cash when required to make distributions from the Trust while minimizing penalties or losses incident to sale or liquidation of such instruments.

SECTION 6. DISPOSITION OF INCOME. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. ACCOUNTING BY TRUSTEE. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within sixty days following the close of each calendar year and within thirty days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8.  RESPONSIBILITY OF TRUSTEE.

          (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Trustee shall be entitled to obtain payment from the Trust of Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto.

          (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder. Trustee shall be entitled to obtain payment from the Trust of fees and expenses of such legal counsel; and Trustee shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of counsel.

          (d) Trustee may hire accountants or other professionals to assist it in performing any of its duties or obligations hereunder. Trustee shall be entitled to obtain payment from the Trust of fees and expenses of such professionals.

          (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

          (f) The duties of Trustee hereunder will be limited to the observance of the express provisions of this Trust Agreement and the Plan. Trustee will not be subject to, or be obligated to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth or provided for herein or in the Plan. Trustee may rely upon and act upon any instrument received by it pursuant to the provisions of this Trust Agreement or the Plan that it reasonably believes to be genuine and in conformity with the requirements of this Trust Agreement or the Plan. Trustee shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. Without limiting the foregoing, Trustee will not be liable for any error of judgment or any act done or omitted to be done or any step taken by it in good faith or for any mistake of fact or law or for anything that it might do or refrain from doing in connection with this Agreement, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF TRUSTEE, except to the extent such actions or omissions shall be proved to constitute gross negligence or willful misconduct on the part of Trustee.

          (g) Company will indemnify and hold Trustee harmless from and against any and all losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) it may sustain by reason of its services as Trustee hereunder, but only to the extent such losses, costs, damages or expenses exceed the amount of the funds available in the Trust to pay or reimburse same, and except such losses, costs, damages or expenses incurred by reason of acts or omissions for which Trustee is liable or responsible under the provisions of the last sentence of Section 8(f) of this Trust Agreement. The foregoing indemnity agreement shall survive the resignation of Trustee or the termination of this Trust Agreement.

          (h) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE. All expenses and fees of Trustee in connection with the administration of the Trust shall be paid from
the Trust.   If there are insufficient assets remaining in the Trust to pay any such expenses or fees of Trustee, Company shall be obligated to pay or reimburse Trustee for all such expenses or fees not paid from the Trust.

SECTION 10.  RESIGNATION AND REMOVAL OF TRUSTEE.

     (a) Trustee may resign at any time by written notice to Company, which shall be effective thirty days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by Company on thirty days notice or upon shorter notice accepted by Trustee.

     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.  APPOINTMENT OF SUCCESSOR.

     (a) If Trustee resigns or is removed in accordance with Section 10(a) or 10(b) hereof, Company may appoint any bank trust department or other party that may be granted corporate trust powers under state law, as a successor to replace Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 5, 7 and 8 hereof. The successor Trustee shall not be responsible for any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12.  AMENDMENT OR TERMINATION.

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

     (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

SECTION 13. NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given under this Trust Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, in the United States mail, or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

     If to Trustee:


          ------------------------------------

          ------------------------------------

          ------------------------------------
          Attention:
                   ---------------------------
          Fax No.:
                  ----------------------------

     If to Company:

          Grey Wolf Drilling Company
          1980 Post Oak Boulevard, Suite 1150
          Houston, Texas 77056-3808
          Attention:  J. K. B. Nelson, President
          Fax No.:  (713) 626-9653





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
SECTION 14.  MISCELLANEOUS.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 15. EFFECTIVE DATE. The effective date of this Trust Agreement shall be __________________, 1997.


                                        COMPANY

                                        GREY WOLF DRILLING COMPANY



                                        By
                                           ------------------------------------
                                           J. K. B. Nelson, President

                                        TRUSTEE


                                        ---------------------------------------



                                        By
                                          -------------------------------------
                                        Name:
                                               --------------------------------
                                        Title:
                                                -------------------------------

                                   APPENDIX A


                           GREY WOLF DRILLING COMPANY

                           DEFERRED COMPENSATION PLAN

                           GREY WOLF DRILLING COMPANY

                           DEFERRED COMPENSATION PLAN


                 WHEREAS, GREY WOLF DRILLING COMPANY desires to establish the Grey Wolf Drilling Company Deferred Compensation Plan, to provide a deferred compensation plan for a designated group of employees in recognition and appreciation of, and as compensation for, their many years of valuable and faithful service and so as to retain their loyalty and to offer a further incentive to them to maintain their standard of performance and refrain from voluntarily terminating their employment by the Corporation for at least the one year term of the Plan as hereinafter provided;

                 NOW, THEREFORE, GREY WOLF DRILLING COMPANY adopts the Grey Wolf Drilling Company Deferred Compensation Plan as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 1.1. ALLOCATION FACTOR. "Allocation Factor" means the "Allocation Factor" number set out opposite a Participant's name in Exhibit A hereto.

                 1.2. BENEFICIARY. "Beneficiary" means a person or entity designated by a Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant prior to the Termination Date.

                 1.3. BOARD OF DIRECTORS. "Board of Directors" means the Board of Directors of the Corporation.

                 1.4. CAUSE. "Cause" means the commission by a Participant of an act constituting fraud, embezzlement, theft, dishonesty in the course of employment by the Corporation, or other act of material misconduct or constituting a felony under the laws of any state or of the United States to which the Corporation or the Participant is subject, and which act results (or is intended to result directly or indirectly) in the Participant's material gain or personal enrichment or in causing material detriment to the Corporation.

                 1.5. CORPORATION. "Corporation" means Grey Wolf Drilling Company and its successors, including, without limitation, the surviving corporation following the anticipated merger of Grey Wolf Drilling Company into and with Drillers, Inc. (if such merger occurs), as provided for in that certain Agreement and Plan of Merger dated March __, 1997, between and among Grey Wolf Drilling Company, DI Industries, Inc., and Drillers, Inc., joined by James K. B. Nelson.

                 1.6. CORPORATION REPRESENTATIVE. "Corporation Representative" means the President or any other officer of the Corporation who has been authorized by the Board of Directors of the Corporation as of any particular relevant time to make determinations of eligibility of Participants (or their Beneficiaries) to receive payment of the Participant's Plan Benefit Amount and to make determinations as to the forfeiture by Participants of their entitlement to receive payment of any deferred compensation pursuant to the Plan.

                 1.7. DISABILITY. "Disability" means an injury or any other physical or mental condition that results in the inability of a Participant to perform such Participant's regular duties as an employee of the Corporation, incapacitating such Participant for a continuous period exceeding sixty days, excluding any leaves of absence approved by the Corporation. If the employment of a Participant by the Corporation shall be terminated either by withdrawal or resignation by the Participant from such employment or the discharge by the Corporation of such Participant from such employment while a Disability of such Participant continues after expiration of a continuous period of Disability exceeding sixty days, it shall be deemed that the employment of such Participant has been terminated by reason of "Disability" for purposes of this Plan.

                 1.8. FORMER PARTICIPANT. "Former Participant" means a person named in Exhibit A who has forfeited such person's entitlement to participate in the Plan or receive payment of any deferred compensation from the Plan pursuant to Section 2.2 of this Plan or whose employment by the Corporation has been terminated for any reason prior to the Termination Date (including, without limitation, termination of employment by reason of death, Disability, voluntary withdrawal or resignation by the Participant, or discharge of the Participant from employment by the Corporation). As to a Former Participant who dies after the Interim Termination Date of such Former Participant, the terms "Former Participant" or "Participant" shall also include the estate of such deceased Former Participant where appropriate.

                 1.9. GOOD CAUSE EVENT. "Good Cause Event" means, as to any Participant, the occurrence of any of the following events:

                 (a) the assignment by the Corporation to the Participant, without the Participant's consent, of duties that are materially inconsistent with the Participant's duties to the Corporation or position as an employee of the Corporation at the time of such assignment, or the removal by the Corporation from the Participant, without the Participant's consent, of a material portion of those duties usually appertaining to the Participant's position with the Corporation at the time of such removal, or a material change by the Corporation, without the Participant's consent, in the Participant's responsibilities to the Corporation; or

                 (b) a reduction by the Corporation in the amount of the Participant's base salary or wages (including any entitlement to overtime compensation) as of the date of this Agreement (or as subsequently increased), or the failure of the Corporation to pay such base salary or wages to the Participant at or prior to the times when such base salary or wages have heretofore been customarily paid to the Participant by the Corporation, in each case without the consent of the Participant; or

                 (c) the discontinuance (without comparable replacement) or material reduction by the Corporation of the Participant's participation in any bonus or other employee benefit arrangement (including, without limitation, any thrift, life insurance, medical, dental, hospitalization, stock option or retirement plan or arrangement) in which the Participant is a participant as of the date of this Plan, as in effect on the date hereof or as may be improved from time to time hereafter, in each case without the consent of the Participant; or

                 (d) insofar only as to a Participant who is primarily assigned to and regularly performs services in the Corporation's principal operating offices, the moving by the Corporation of the Participant's principal office space (other than a move to another location in Houston, Texas), related facilities, or support personnel, from the Corporation's principal operating offices, or the Corporation's requiring the Participant to perform a majority of his duties outside the Corporation's principal operating offices for a period of more than 30 consecutive days, or the Corporation's requiring that the Participant travel in connection with the Corporation's business to an extent and in a manner which is substantially inconsistent with the Participant's current business travel obligations, in each case without the consent of the Participant; or

                 (e) insofar only as to a Participant who is primarily assigned to and regularly performs services in the Corporation's principal operating offices in the Houston, Texas, area, the relocation, without the Participant's consent, of the Corporation's principal operating offices to a location outside the Houston, Texas, area; or

                 (f) insofar only as to a Participant who is primarily assigned to and regularly performs services in the Corporation's principal operating offices, the Corporation's requiring the Participant, without the Participant's consent, to reside at a location more than 25 miles from the Corporation's principal operating offices, except for occasional travel in connection with the Corporation's business to an extent and in a manner which is substantially consistent with the Participant's current business travel obligations; or

                 (g) as to a Participant who has heretofore been engaged primarily in working on or in the vicinity of drilling rigs operated by the Corporation, the Corporation's requiring that such Participant regularly perform services, without the Participant's consent, at locations outside the historic area of drilling operations of the

         Corporation in the Gulf Coast region in Texas and Louisiana, other than occasional work of reasonably limited duration in connection with drilling operations in other jurisdictions; or

                 (h) insofar only as to a Participant who is primarily assigned to and regularly performs services in the Corporation's principal operating offices, the failure of the Corporation, without the consent of the Participant, to continue to provide the Participant with office space or other facilities or support personnel (including, without limitation, any applicable administrative or secretarial assistance) that are commensurate with the Participant's responsibilities to and position with the Corporation; or

                 (i) insofar only as to a Participant who is primarily assigned to and regularly performs services in the Corporation's principal operating offices in Houston, Texas, in the event the Participant consents to a relocation of the Corporation's principal operating offices to a location outside Houston, Texas, the failure of the Corporation to (A) pay or reimburse the Participant on an after-tax basis for all reasonable moving expenses incurred by the Participant in connection with such relocation or (B) indemnify the Participant on an after-tax basis against any loss realized by the Participant on the sale of his principal residence in connection with such relocation; or

                 (j) the failure by the Corporation to promptly reimburse the Participant for the reasonable business expenses incurred by the Participant in the performance of duties for the Corporation, of the nature of expenses for which the Participant is entitled to reimbursement in accordance with the policy of the Corporation, unless the Participant shall have consented to waive the right to receive reimbursement for such expenses.

                 1.10. INTERIM TERMINATION DATE. "Interim Termination Date" as to any Participant means the date prior to the Termination Date as of which the employment of such Participant as an employee of the Corporation terminates by reason of Disability, death, withdrawal or resignation by such Participant from such employment, or discharge by the Corporation of such Participant from such employment.

                 1.11. NET PLAN VALUE. "Net Plan Value" means, as of the Termination Date or any Interim Termination Date, an amount equal to:

                 (a) the net book value of all assets held in the Rabbi Trust on such date as reflected in the records of the Trustee (including, without limitation, any "Additional Contribution" made to the Rabbi Trust by James K. B. Nelson pursuant to the "Merger Agreement" as described in Section 1(e) of the Trust Agreement, and the income therefrom), determined on an accrual basis in accordance with generally accepted accounting principles consistently applied, including the principal and accrued interest of securities and other investments held in the Rabbi Trust and determined after deducting fees and expenses theretofore paid or accrued to the date of determination of Net Plan Value; provided that in determining the Net Plan Value as of the Termination Date, fees and expenses accrued to or incurred by the Trustee after the Termination Date and prior to final distribution of the Rabbi Trust assets shall also be deducted in determining the Net Plan Value; plus

                 (b) an amount, if any, equal to all money and the principal and accrued interest owing (as of the date of removal from the Rabbi Trust) on all certificates of deposit and other debt instruments theretofore removed from the assets of the Rabbi Trust to pay general creditors of the Corporation after the Corporation has become "Insolvent" as provided in Section 3 of the Trust Agreement (not including distributions made from the Rabbi Trust to pay Plan Benefit Amounts to Former Participants or their Beneficiaries pursuant to
         Article IV of this Plan).

                 1.12. PARTICIPANT. "Participant" means an employee of the Corporation named in Exhibit A attached hereto and incorporated herein, each of whom has been designated by the Corporation as participating in the Plan.

                 1.13. PARTICIPANT'S SHARE. "Participant's Share" means, as to any particular Participant as of any date, a fraction having as its numerator that Participant's Allocation Factor, and having as its denominator the sum of the Allocation Factors of that Participant and all other Participants (except and excluding Former Participants) as of such date.

                 1.14. PLAN. "Plan" means the Grey Wolf Drilling Company Deferred Compensation Plan set forth in this document.

                 1.15. PLAN BENEFIT AMOUNT. "Plan Benefit Amount" means, as to each Participant who does not forfeit his right to receive payment of any amount of deferred compensation under the Plan pursuant to Section 2.2 of this Plan, an amount calculated with respect to such Participant as follows:

                 (a) As to a Participant whose Initial Termination Date occurs prior to the Termination Date, his Plan Benefit Amount shall be an amount equal to his Participant's Share of the Net Plan Value determined as of his Interim Termination Date; and

                 (b) As to a Participant who does not become a Former Participant prior to the Termination Date, his Plan Benefit Amount shall be an amount equal to his Participant's Share of the Net Plan Value determined as of the Termination Date (subject to Section 1.11).

                 1.16. RABBI TRUST. "Rabbi Trust" means the rabbi trust being created by the Corporation contemporaneously with adoption of this Plan, to which the Corporation has contributed cash to fund the obligations of the Corporation under this Plan.

                 1.17. TERMINATION DATE. "Termination Date" means the first anniversary of the date of this Plan, on ________________, 1998.

                 1.18. TRUST AGREEMENT. "Trust Agreement" means the Agreement of even date with this Plan between the Corporation and _________________________, Trustee, pursuant to which the Rabbi Trust is being created and to which this Plan is attached as Appendix A.

                 1.19. TRUSTEE. "Trustee" means the Trustee of the Rabbi Trust, including any successor Trustee of such Rabbi Trust serving as such at any relevant time.

                                   ARTICLE II

                            ELIGIBILITY; FORFEITURE

                 2.1. The individuals who shall be eligible to participate in the Plan shall be those Participants named in Exhibit A attached hereto and incorporated herein, subject, however, to the provisions of Section 2.2.

                 2.2. If (a) a Participant shall be discharged by the Corporation from employment by the Corporation for Cause at any time prior to the Termination Date, or (b) a Participant shall voluntarily withdraw or resign from employment by the Corporation other than by reason of the occurrence of a Good Cause Event with respect to such Participant at any time prior to the Termination Date (not including termination of employment of a Participant by reason of death or Disability of such Participant), then in either such event said Participant shall immediately cease to be eligible or entitled to participate in the Plan and shall immediately forfeit all rights of such Participant to receive payment of any amount of deferred compensation under the Plan.

                                  ARTICLE III

                                    VESTING

                 Except for the events of forfeiture described in Section 2.2, a Participant shall have a fully nonforfeitable interest in such Participant's Plan Benefit Amount determined as provided in this Plan upon the earliest to occur of the following: (a) the Participant dies, (b) the Participant's employment by the Corporation is terminated by reason of Disability of such Participant, (c) the Participant withdraws or resigns from employment by the Corporation by reason of the occurrence of a Good Cause Event with respect to such Participant, (d) the Participant's employment is terminated by the Corporation without Cause, or (e) the Termination Date occurs.

                                   ARTICLE IV

                                 DISTRIBUTIONS

                 4.1. DEATH. Upon the death of a Participant (not including a Former Participant) prior to the Termination Date, the Participant's Beneficiary or Beneficiaries shall receive the Participant's Plan Benefit Amount, which shall be paid by the Trustee from the Rabbi Trust in a lump sum payment within 30 days after the Participant's death, or as soon thereafter as is administratively practicable (subject to Sections 4.7 and 5.1). Each Participant shall file with the Corporation Representative a designation of one or more Beneficiaries to whom distributions shall be made pursuant to this
Section 4.1 in the event of such Participant's death prior to the Termination Date (and prior to otherwise becoming a Former Participant). The designation will be effective upon receipt by the Corporation Representative of a properly executed form which the Corporation Representative has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Corporation Representative. If there is no valid designation of Beneficiary on file with the Corporation Representative at the time of the Participant's death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary shall be the Participant's spouse, if the spouse survives the Participant, or otherwise the Participant's estate. As to any married Participant, any Beneficiary designation which designates any person or entity other than such Participant's spouse must be consented to in writing by the spouse in a form acceptable to the Corporation Representative to be effective.

                 4.2. DISABILITY. Upon the termination of employment of a Participant (not including a Former Participant) prior to the Termination Date by reason of Disability of such Participant, the Participant shall receive the Participant's Plan Benefit Amount, which shall be paid by the Trustee from the Rabbi Trust in a lump sum payment within 30 days after the Interim Termination Date of such Participant, or as soon thereafter as is administratively practicable (subject to Sections 4.7 and 5.1).

                 4.3. WITHDRAWAL FOR GOOD CAUSE. Upon the withdrawal or resignation by a Participant (not including a Former Participant) from employment by the Corporation prior to the Termination Date by reason of the occurrence of a Good Cause Event as to such Participant, the Participant shall receive the Participant's Plan Benefit Amount, which shall be paid by the Trustee from the Rabbi Trust in a lump sum payment within 30 days after the Interim Termination Date of such Participant, or as soon thereafter as is administratively practicable (subject to Sections 4.7 and 5.1).

                 4.4. DISCHARGE WITHOUT CAUSE. Upon the discharge of a Participant (not including a Former Participant) from employment by the Corporation other than for Cause (and other than by reason of Disability) prior to the Termination Date, the Participant shall receive the Participant's Plan Benefit Amount, which shall be paid by the Trustee from the Rabbi Trust in a lump sum payment within 30 days after the Interim Termination Date of such Participant, or as soon thereafter as is administratively practicable (subject to Sections 4.7 and 5.1).

                 4.5. TERMINATION DATE. Each Participant who does not become a Former Participant prior to the Termination Date shall receive such Participant's Plan Benefit Amount, which shall be paid by the Trustee from the Rabbi Trust in a lump sum payment within 30 days after the Termination Date, or as soon thereafter as is administratively practicable (subject to Section 4.7 and 5.1).

                 4.6. RESPONSIBILITY FOR DISTRIBUTIONS AND WITHHOLDING OF TAXES. The Corporation will calculate the amount, if any, of deductions from the amount of the benefit to be paid under the Plan to any Former Participant or Beneficiary for any taxes required to be withheld by federal, state or local government laws or regulations and shall provide such information to the Trustee prior to the date when payment of such benefit from the Rabbi Trust is due; and the Trustee shall cause such taxes to be withheld from any distribution from the Rabbi Trust pursuant to Article IV of this Plan and remitted to the appropriate governmental tax agency or department.

                 4.7 DISPUTED AMOUNTS. If at any time when the Trustee is required to pay a Former Participant's Plan Benefit Amount to such Former Participant (or his Beneficiary or Beneficiaries) pursuant to any of the foregoing Sections of this Article IV a dispute ("Subject Dispute") shall exist between the Corporation Representative and another Former Participant (a "Disputing Participant") as to whether such Disputing Participant is entitled to payment of his Plan

Benefit Amount (the "Disputed Plan Benefit Amount") under the Plan, and if such Disputed Plan Benefit Amount has not been distributed from the Rabbi Trust as a consequence of the Subject Dispute, the Trustee shall deduct the Disputed Plan Benefit Amount from the Net Plan Value for purposes of calculating the Plan Benefit Amount (the "Preliminary Plan Benefit Amount") to be distributed to any Former Participant (or Beneficiary) from the Rabbi Trust prior to resolution of the Subject Dispute and shall distribute such Preliminary Plan Benefit Amount within the time provided above in this Article IV. If, at any time after distribution of a Preliminary Plan Benefit Amount from the Rabbi Trust pursuant to this Section, it shall be finally determined that the Disputing Participant was not entitled to receive payment of the Disputed Plan Benefit Amount under the Plan, the Trustee shall, as promptly as practicable, distribute from the Rabbi Trust to each Former Participant who has received (or to the Beneficiary or Beneficiaries of each Former Participant who have received) payment of a Preliminary Plan Benefit Amount by reason of the Subject Dispute, an additional amount equal to the Participant's Share of such Former Participant of the Disputed Plan Benefit Amount involved in the Subject Dispute.

                                   ARTICLE V

                                  ARBITRATION

                 5.1. CORPORATION REPRESENTATIVE DECISIONS. In each instance prior to the Termination Date when the employment of a Participant by the Corporation terminates for any reason, the Corporation Representative will promptly make a determination, in the good faith judgment of the Corporation Representative, as to whether the Participant has forfeited the right to receive any payment of deferred compensation from the Plan pursuant to Section
2.2 or has become entitled to receive payment to such Participant (or such Participant's Beneficiaries) of the Participant's Plan Benefit Amount. The Corporation Representative will promptly give written notice of such decision to the Trustee and to such Participant (or to the Beneficiary or Beneficiaries or guardian of a deceased or disabled Participant, if applicable). If the Corporation Representative gives notice that the Participant (or Participant's Beneficiaries) are entitled to receive payment of the Participant's Plan Benefit Amount under the Plan, the Trustee will make payment from the Rabbi Trust to the Participant (or Participant's Beneficiary or Beneficiaries) pursuant to Article IV. The decision of the Corporation Representative that a Former Participant (or his Beneficiary or Beneficiaries) is entitled to receive payment of his Plan Benefit Amount under the Plan shall be final and conclusive and binding on all parties; and no Participant or Former Participant shall ever have any right to question or dispute or require change of such a decision.
If, however, the Corporation Representative gives notice that a Participant has forfeited the right to receive any payment of deferred compensation under the Plan pursuant to Section 2.2, the Trustee shall not make payment of any amount from the Rabbi Trust to the Participant unless and until directed in writing by the Corporation Representative to do so or upon receipt of a final decision of arbitrators pursuant to Section 5.2 that such Participant is entitled to receive payment of the Participant's Plan Benefit Amount pursuant to the Plan. If the Participant disputes a determination by the Corporation Representative that such Participant has forfeited the right to receive any payment of deferred compensation under the Plan pursuant to Section 2.2, the dispute shall be resolved by arbitration as provided in Section 5.2.

                 5.2. ARBITRATION. Any dispute between the Corporation Representative and a Former Participant as to whether such Former Participant has forfeited any right to receive any payment of deferred compensation from the Plan pursuant to Section 2.2 shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Arbitration under this section must be initiated within 60 days of the receipt by a Former Participant of notice of a determination by the Corporation Representative that such Former Participant has forfeited any right to receive any payment of deferred compensation under the Plan pursuant to Section 2.2. To initiate arbitration under this section, the Former Participant must give written notice to the Corporation Representative. Within ten days of the receipt of such notice, each of the Former Participant and the Corporation Representative shall designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. The decision of the arbitrators selected hereunder will be final and binding on both the Former Participant and the Corporation; and if the arbitrators decide that the Former Participant is entitled to receive payment of the Plan Benefit Amount of such Former Participant under this Plan, the Trustee shall promptly make payment thereof out of the Rabbi Trust. The Corporation shall bear all arbitrators' fees and expenses of the arbitration except attorneys' fees and expenses incurred by the Former Participant; provided that if the arbitrators in an arbitration proceeding pursuant to this Section 5.2 shall determine that the Former Participant is entitled to receive payment of his Plan Benefit Amount under this Plan, the Corporation shall reimburse the Former Participant for all reasonable legal fees and expenses, if any, incurred by the Former Participant in connection with the arbitration and, additionally, shall pay such Former Participant an amount equal to interest on the amount of the Plan Benefit Amount of such Former Participant calculated at the prime interest rate per annum as reported in the Wall Street Journal from time to time, but in no event higher than the maximum legal rate permissible under applicable law, for the period from the thirtieth day after the Interim Termination Date of such Former Participant until the date of payment of the Plan Benefit Amount to such Former Participant. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. sections 1-14. Pursuant to section 9 of that Act, a judgment of the United States District Court for the Southern District of Texas shall be entered upon the award made pursuant to the arbitration.

                                   ARTICLE VI

                          AMENDMENT AND/OR TERMINATION

                 6.1. AMENDMENT OR TERMINATION OF THE PLAN. This Plan may not be amended or terminated (prior to termination thereof under Section 6.2) except by approval of the Board of Directors with the written consent of all Participants (excluding any Former Participants who have received payment of their Plan Benefit Amount or have forfeited any right to receive payment of any amount of deferred compensation under the Plan).

                 6.2. This Plan will terminate when all payments of deferred compensation which can become due to Participants (or their Beneficiaries) under the terms hereof have been paid in full.

                                  ARTICLE VII

                                    FUNDING

                 7.1. PAYMENTS UNDER THIS PLAN ARE THE OBLIGATION OF THE CORPORATION. The Trustee of the Rabbi Trust will pay the benefits due the Participants under this Plan; however, should it fail to do so when a benefit is due, the benefit shall be paid by the Corporation. If the Rabbi Trust fails to pay for any reason, the Corporation remains liable for the payment of all benefits provided by this Plan.

                 7.2. RABBI TRUST TO ENABLE CORPORATION TO MEET ITS OBLIGATIONS UNDER THE PLAN. The Corporation has contemporaneously contributed cash to the Rabbi Trust to fund part or all of the obligations of the Corporation under this Plan. However, under all circumstances, the Participants shall have no rights to any assets held in the Rabbi Trust other than those rights expressed in this Plan. Nothing contained in the Trust Agreement which creates the Rabbi Trust shall constitute a guarantee by the Corporation that assets of the Corporation transferred to the Rabbi Trust will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Corporation become insolvent or bankrupt. Any trust created by the Corporation to assist the Corporation in meeting its obligations under this Plan, and any assets held by the trust, must conform to the terms of the model trust described in Revenue Procedure 92-64 issued by the Internal Revenue Service.

                 7.3. PARTICIPANTS MUST RELY ONLY ON GENERAL CREDIT OF THE CORPORATION. This Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Corporation for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Corporation will be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Corporation that the assets of the Corporation will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Corporation; the Participants are only unsecured creditors of the Corporation with respect to their Plan benefits and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. Although the Corporation has established the Rabbi Trust, as indicated in Section 7.2, to accumulate assets to fulfill its obligations, the Plan and the Rabbi Trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Corporation, contributed to the Rabbi Trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No specific assets of the Corporation have been or shall be set aside, or shall in any way be transferred to the Rabbi Trust or shall be pledged in any way for the performance of the Corporation's obligations under this Plan which would remove such assets from being subject to the general creditors of the Corporation.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 8.1. LIMITATION OF RIGHTS. Nothing in this Plan shall be construed:

                 (a) to give a Participant any right with respect to contributions to the Rabbi Trust described in Section 7.2, and earnings thereon, except in accordance with the terms of this Plan;

                 (b) to limit in any way the right of the Corporation to terminate a Participant's employment with the Corporation at any time;

                 (c) to evidence any agreement or understanding, expressed or implied, that the Corporation will employ a Participant in any particular position or for any particular remuneration; or

                 (d) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of an unsecured general creditor of the Corporation.

                 8.2. DISTRIBUTIONS TO INCOMPETENTS OR MINORS. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Trustee of the Rabbi Trust is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Trustee determines in its sole discretion.

                 8.3. NONALIENATION OF BENEFITS. No right or benefit provided in this Plan shall be transferable by any Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of any Participant or any Participant's Beneficiary. Any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

                 8.4. SEVERABILITY. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 8.5. NOTICE. Any notice or filing required or permitted to be given to the Corporation Representative or a Participant or Former Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail, postage prepaid, to the principal office of the Corporation or to the residential mailing address of the Participant or Former Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark. Unless and until a Participant has received written notice from the Corporation designating a different Corporation Representative, the President of the Corporation shall be deemed to be the Corporation Representative for purposes of receiving notices and designations, and changes of designations, of Beneficiaries by the Participant. Each Corporation Representative appointed by the Corporation from time to time shall be deemed to have received and have on file all designations, or changes of designations, of Beneficiaries theretofore filed by Participants with preceding Corporation Representatives.

                 8.6. GENDER AND NUMBER. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.

                 8.7. GOVERNING LAW. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.

                 8.8. UNFUNDED ARRANGEMENT. It is intended that this Plan shall be unfunded for tax purposes.

                 8.9. EFFECTIVE DATE. This Plan will be operative and effective as of the date of execution of this document by the Corporation set out below.

                 IN WITNESS WHEREOF, the Corporation has executed this document on this _____ day of ____________________ 1997.

                                        GREY WOLF DRILLING COMPANY



                                        By
                                          -------------------------------------
                                          J. K. B. Nelson, President

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER dated as of May 20, 1997 (this "Amendment"), by and among DI INDUSTRIES, INC., a Texas corporation ("Parent"), DRILLERS, INC., a Texas corporation (the "Purchaser") and a wholly-owned subsidiary of Parent, and GREY WOLF DRILLING COMPANY, a Texas corporation (the "Company").

         WHEREAS, Parent, the Purchaser and the Company are parties to an Agreement and Plan of Merger dated as of March 7, 1997 (the "Agreement"), providing, subject to the terms and conditions thereof, and in accordance with the relevant provisions of the Texas Business Corporation Act, for the Company to be merged with and into the Purchaser (the "Merger"), with the Purchaser continuing as the surviving corporation following the Merger under the name "Grey Wolf Drilling Company";

         WHEREAS, the Company wishes to include two additional employees as beneficiaries under the Grey Wolf Drilling Company Deferred Compensation Plan referred to in Section 1.13 of the Agreement;

         WHEREAS, the execution and delivery of this Amendment have been duly authorized by the respective boards of directors of Parent, the Purchaser and the Company;

         NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees as follows:

         Exhibit A (participants in the Grey Wolf Drilling Company Deferred Compensation Plan) to Appendix A (Grey Wolf Drilling Company Deferred Compensation Plan) to Schedule 1.13 (Trust Under Grey Wolf Drilling Company Deferred Compensation Plan) of the Agreement is hereby amended and restated and, as so restated, is attached hereto as Annex A.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized as of the day and year first above written.


                                      PARENT:

                                      DI INDUSTRIES, INC.


                                      By /s/ T. SCOTT O'KEEFE
                                         ---------------------------------------
                                         T. Scott O'Keefe, Senior Vice President
                                                  and Chief Financial Officer



                                      PURCHASER:

                                      DRILLERS, INC.


                                      By /s/ T. SCOTT O'KEEFE
                                         ---------------------------------------
                                         T. Scott O'Keefe, Senior Vice President
                                         and Chief Financial Officer



                                      COMPANY:

                                      GREY WOLF DRILLING COMPANY


                                      By /s/ J. K. B. NELSON
                                         ---------------------------------------
                                         J. K. B. Nelson, President




                                      /s/ James K. B. NELSON
                                      ------------------------------------------
                                      JAMES K. B. NELSON, INDIVIDUALLY

                                   EXHIBIT A
                           GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN

                            (TOTAL PARTICIPANTS-198)


                                                                                                 ALLOCATION
                                       PARTICIPANT                                                 FACTOR
-----------------------------------------------------------------------------------------        ----------
HOUSTON MANAGEMENT (7)
----------------------
1.     Bill L. Brannan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             600
2.     Janet V. Campbell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
3.     Billy G. Emanis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,500
4.     Tom L. Ferguson  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,000
5.     John D. Peterson, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,000
6.     Jack D. Robinson   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             400
7.     Robert J. Urbanowski   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,000
LAFAYETTE MANAGEMENT (6)
------------------------
1.     Martin R. Bounds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             300
2.     Bobby G. Chandler  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             300
3.     Daniel J. Gary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             400
4.     Billy R. Poston  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             250
5.     Bernard R. Stakes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             300
6.     Anthony R. Stewart   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             400
HOUSTON OFFICE STAFF (6)
------------------------
1.     Linda M. Clay    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             120
2.     Ricky H. Espinoza  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              75
3.     Lynda C. Kelley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             120
4.     Shirley Payne  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             120
5.     James P. Poinsett  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
6.     Michele Ruth Whitt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             120
DUSON OFFICE STAFF (2)
----------------------
1.     Kerry Emanis   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             100
2.     Daniel D. Yates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             100
DRILLING SUPERINTENDENTS (4)
----------------------------
1.     Larry D. Daigle  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             500
2.     David R. Kirkpatrick   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             500
3.     Dennis Lejeune   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             500
4.     Thomas F. Patin, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             500
RIG MANAGERS (36)
-----------------
1.     Joseph N. Arceneaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
2.     Ronald J. Beard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
3.     Kenneth J. Benoit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
4.     Kenneth R. Bergeron  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
5.     Terry W. Best  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
6.     George Royce Coats   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
7.     Jude Alter Cormier   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
8.     William Cullen   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
9.     Paul A. Daugereaux   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
10.    John B. David  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
11.    Andrew Warren Doise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
12.    Gerard Fall  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
13.    Allen G. Goolsby   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
14.    Larry J. Hanks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350

                                   EXHIBIT A
                           GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN

                            (TOTAL PARTICIPANTS-198)



                                                                                                 ALLOCATION
                                       PARTICIPANT                                                 FACTOR
-----------------------------------------------------------------------------------------        ----------
15.    Wilbur J. Harrington   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
16.    Harvey H. Hebert, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
17.    Marshall A. Hornsby  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
18.    Ronald K. Hornsby  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
19.    John G. Istre  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
20.    Toby J. Kershaw  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
21.    Casey R. Kirkpatrick   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
22.    Joel D. Kirkpatrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
23.    Michael R. Kirkpatrick   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
24.    Steven N. Kirkpatrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
25.    Michael G. McFarlain   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
26.    Todd H. Meaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
27.    Patrick Alfin Miller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
28.    Tom Tate Moncrief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
29.    Carl Murphy, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
30.    Dennis H. Pressnall  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
31.    John G. Quibodeaux, Sr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
32.    Robert J. Schexnider   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
33.    Gene A. Smith  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
34.    Preston R. Smith   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
35.    Paul Viator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
36.    Patrick Vidrine  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             350
DRILLERS (56)
-------------
1.     Richard W. Bolt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
2.     Anthony D. Breaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
3.     Daniel P. Brogden  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
4.     George Robert Burch  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
5.     Joseph H. Burleigh, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
6.     Mark Carriere  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
7.     James A. Cormier   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
8.     Joseph L. Credeur  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
9.     Steven W. Daigle   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
10.    Kenneth N. Daniel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
11.    Charles W. Deshotel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
12.    Hershel R. Doucet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
13.    James Rodney Forrestier  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
14.    Joel W. Franks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
15.    Roicy Fusilier   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
16.    Fred Bradford Gibson   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
17.    Ronald W. Guillotte  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
18.    Merlin J. Hebert, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
19.    Curtis J. Hoffpauir  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
20.    Carl D. Istre  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
21.    Malcolm L. Johnson   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
22.    Marvin J. Lantz  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150

                                   EXHIBIT A
                           GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN

                            (TOTAL PARTICIPANTS-198)



                                                                                                 ALLOCATION
                                       PARTICIPANT                                                 FACTOR
-----------------------------------------------------------------------------------------        ----------
23.    Tony James Lejeune   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
24.    Lawrence Julius Matthews, Sr.  . . . . . . . . . . . . . . . . . . . . . . . . . .             150
25.    Malcolm David Meaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
26.    Preston Maurice Menard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
27.    Terry J. Monceaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
28.    William R. Moore   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
29.    Wendell R. Murphy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
30.    Carl D. Nero   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
31.    Walter D. Puckett  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
32.    Richard Brian Quebodeaux   . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
33.    John Quibodeaux, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
34.    James G. Randall   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
35.    Harry J. Richard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
36.    Patrick J. Richard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
37.    Richard A. Richard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
38.    Ronald J. Richard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
39.    Fredrick Lynn Robinson   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
40.    Clarence Andrew Rousse   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
41.    Herman C. Russell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
42.    Michael Ray Schexnider   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
43.    Russell J. Schexnider  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
44.    Jon Martin Smith   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
45.    Sherman J. Smith Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
46.    Donald R. Soileau  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
47.    Curtis J. Sonnier  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
48.    Dennis L. Stoute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
49.    Randy Lane Theriot   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
50.    Joby Ernest Thibodeaux   . . . . . . . . . . . . . . . . . . . . . . . . . . . .               150
51.    Scott A. Thibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
52.    John Bradley Trahan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
53.    Jerry W. Walker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
54.    Henry R. West  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
55.    Johnnie Ray Willis   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
56.    Robert A. Ziegler  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
DERRICKMEN, MOTORMEN, FLOORMEN (71)
-----------------------------------
1.     Cecil Antie  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
2.     Jean Francois Arceneaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
3.     Danny P. Aube  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
4.     David J. Beard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
5.     Lonny K. Beard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
6.     John Bellard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
7.     Darryl Lynn Billiot  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
8.     Keith A. Billiot   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
9.     Jody Bourque   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
10.    Joey Joseph Brasseaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60

                                   EXHIBIT A
                           GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN

                            (TOTAL PARTICIPANTS-198)



                                                                                                 ALLOCATION
                                       PARTICIPANT                                                 FACTOR
-----------------------------------------------------------------------------------------        ----------
11.    David Elliot Breaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
12.    Alex J. Broussard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
13.    Lonnie L. Broussard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
14.    Stephen Bundick, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
15.    Jerry Burleigh   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
16.    Joseph W. Chauffepied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
17.    Billy Ray Coats  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
18.    Charles Ray Collins  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
19.    Junius R. Comeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
20.    Scott Anthony Comeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
21.    Troy Neal Comeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
22.    Michael Keith Cormier  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
23.    Thomas H. Cormier  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
24.    Billy J. Courville   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
25.    Gerald W. Cox  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
26.    Jackie W. Daniels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
27.    Derwin Paul Davy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
28.    David Wayne Duhon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
29.    Ray O. Duplechin   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
30.    Mark David Faul  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
31.    Don V. Garcia  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
32.    John Kenneth Gaspard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
33.    Corwin Hebert  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
34.    Joseph Floyd Hoffpauir   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
35.    Ricky Lee Istre  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
36.    Owen P. Johnson  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
37.    Melvin D. LeBlanc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
38.    Timothy J. LeBlanc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
39.    Leroy A. Lejeune   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
40.    Michael W. Leleu   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
41.    Curtis Leleux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
42.    Jeffery Mark Lormand   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
43.    Francis Ray Lormand, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
44.    Wilbur Ray Manuel, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
45.    Lonnie Charles Matthews  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
46.    Jesse Lynn Meche   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
47.    Carl J. Menard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
48.    Carroll L. Nero  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
49.    Kenneth J. Nolan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
50.    James T. Quibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
51.    Clayton Richard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
52.    Murphy H. Richard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
53.    Shannon Wayne Richard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
54.    Murphy H. Richard, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
55.    Paul D. Robinson   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60

                                   EXHIBIT A
                           GREY WOLF DRILLING COMPANY
                           DEFERRED COMPENSATION PLAN

                            (TOTAL PARTICIPANTS-198)


                                                                                                 ALLOCATION
                                       PARTICIPANT                                                 FACTOR
-----------------------------------------------------------------------------------------        ----------
56.    Russell Romero   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
57.    Harry Rose, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
58.    Joseph H. Schedxnider, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
59.    Harvey B. Shelton  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
60.    Burnice Shreve   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
61.    D. James Simon   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
62.    Travis Scott Simon   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
63.    Roy Allen Sittig   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
64.    Mark Smith   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
65.    Ricky Paul Sonnier   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
66.    Timson R. Terro  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
67.    Jimmy M. Thibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
68.    Louis C. Thibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
69.    Otis James Thibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
70.    Paul Julius Thibodeaux   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
71.    Jeffrey A. Toney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
YARD EMPLOYEES/DRIVERS (10)
---------------------------
1.     Byron L. Beard   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
2.     Randy J. Bourque   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
3.     Joe Ed Bunton  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
4.     Marshall L. Derrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             200
5.     Frank J. Marceaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
6.     David R. Monceaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
7.     Wilson J. Monceaux   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             150
8.     Darren G. Richard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
9.     Kernes Schexnayder, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              60
10.    James E. Thibodeaux  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             100
                                                                                                   ------
                                                                                   TOTAL:          42,635

NOTE: IF, PRIOR TO THE TRUST ESTABLISHMENT DATE, ANY OF THE ABOVE LISTED PARTICIPANTS CEASE TO BE EMPLOYED BY THE COMPANY, THIS EXHIBIT A WILL BE REVISED PRIOR TO EXECUTION OF THE FOREGOING DEFERRED COMPENSATION PLAN TO DELETE SUCH PARTICIPANT'S NAME AND TO MAKE APPROPRIATE CHANGES TO THE NUMBER OF PARTICIPANTS AND TOTAL OF THE ALLOCATION FACTORS SHOWN HEREIN.

                                                                      APPENDIX B



                      FORM OF VOTING AND SUPPORT AGREEMENT




                                 March 7, 1997



DI Industries, Inc.
450 Gears Road, Suite 625
Houston, Texas  77067

Dear Sirs:


       The undersigned understands that DI Industries, Inc. ("Parent"), Drillers, Inc. ("Purchaser") and Grey Wolf Drilling Company (the "Company") are entering into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will be merged with and into the Purchaser (the "Merger") and whereby each share of the Company's common stock, without par value (the "Company Common Stock") issued and outstanding immediately as of the effective date of the Merger will be converted into the right to receive cash and shares of the Parents common stock, par value $.10 per share ("Parent Common Stock").

       The undersigned is a stockholder of the Company (the "Shareholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby. Capitalized terms used herein without definition are used as they are defined in the Agreement.


       The Shareholder confirms his agreement with Parent as follows:


       1. The Shareholder represents, warrants and agrees that he is the record or beneficial owner of [number of shares] of Company Stock (collectively, the "Shares"), all free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind except as disclosed in writing on a schedule attached to this letter agreement and made a part hereof. The Shareholder does not own or hold any rights to acquire any shares of the capital stock of Parent or any interest therein or any voting rights with respect to any shares, except pursuant to the Agreement.

       2. The Shareholder agrees that, from the date hereof until the Agreement is terminated in accordance with its terms, he will not, and will not permit any entity controlled by the Shareholder to, (i) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than (x) pursuant to the Merger or (y) with Parent's prior written consent, (ii) consent to any amendment to the articles of incorporation of the Company or (iii) encumber any Shares.

       3. The Shareholder agrees that, from the date hereof until the Agreement is terminated in accordance with its terms, all of the Company Common Stock (including the Shares) beneficially owned by the Shareholder, or over which the Shareholder has voting power or control, directly or indirectly, will be voted by the Shareholder to approve the Agreement, the Merger, and the transactions contemplated by the Agreement and that such shares will not be voted in favor of any other Acquisition Proposal (as such term is defined in the Agreement) during such period.

       4. The Shareholder agrees to cooperate fully with Parent in connection with the Agreement and to support transactions contemplated thereby. The Shareholder agrees that he will not, and will not instruct his agents, employees or representatives or the officers, employees, agents or representatives of the Company to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action

DI Industries, Inc.
March 7, 1997
Page 2

to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.


       5. None of the information relating to the Shareholder to be supplied in writing by the Shareholder specifically for inclusion in the Registration Statement (and any amendments thereof), at the time the Registration Statement becomes effective or at the time that the prospectus/proxy statement contained therein is first published, sent or given to the Company's stockholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6. The Shareholder has been advised that the issuance of Parent Common Stock to him pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) the Shareholder may be deemed to be an affiliate of the Company, and (b) other than as set forth in the Agreement, the distribution by the Shareholder of the Parent Common Stock has not been registered under the Act, the Shareholder agrees that he will not sell, transfer or otherwise dispose of Parent Common Stock issued to him in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been made pursuant to an effective registration statement under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

       7. There does not exist any plan or intention by Shareholder to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition of any shares of Parent Common Stock to be received by him in the Merger.

       8. Notwithstanding anything to the contrary contained elsewhere in this letter agreement, it is expressly stipulated and provided that the agreements and undertakings of Shareholder under this letter agreement are subject to the provisions set forth in Section 4.2 of the Agreement concerning the duties of directors, acting in their capacity as a director, with respect to unsolicited bona fide written Acquisition Proposals received from any person; and Shareholder in his capacity as a director shall be entitled to take any action which the Company or its directors are authorized to take in response to or with respect to any such unsolicited Acquisition Proposal under the provisions of said Section 4.2.

       9. This letter agreement, together with the Agreement and the Escrow Agreement of even date therewith referred to therein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and shall not be assigned by operation of law or otherwise; provided that the Parent may assign any of its rights and obligations to any wholly owned subsidiary of Parent, but no such assignment shall relieve the Parent of its obligations hereunder.


       10. The invalidity or unenforceability of any provision of this letter agreement in any jurisdiction shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect in such jurisdiction, or the validity or enforceability of such provision in any other jurisdiction. The Shareholder acknowledges that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder contained herein. It is accordingly agreed that, in addition to any other remedies that may be available to Parent upon the breach by the Shareholder of such covenants and agreements, Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

DI Industries, Inc.
March 7, 1997
Page 3

       11. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflicts of laws applicable hereto. Any judicial proceeding brought against any party hereto with respect to this letter agreement, or any transaction contemplated hereby, may be brought in the Federal District Court for the Southern District of Texas and, by execution and delivery of this letter agreement, each of the parties hereto (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this letter agreement, subject, in each case, to all rights to appeal such decisions to the extent available to the parties and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Each party hereto hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified in the letter agreement, and service so made shall be deemed completed on the fifth business day after such service is deposited in the mail. Nothing herein shall affect the right to serve process in any other manner permitted by law. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

       12. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

       13. This letter agreement may be terminated at the option of any party at any time after termination of the Agreement in accordance with its terms.

       14. The undersigned agrees not to trade in Parent Common Stock during the twenty (20) consecutive days preceding the Effective Time of the Merger.

       Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                                        Very truly yours,


                                        /s/
                                        ------------------------------------
                                        [NAME OF SHAREHOLDER]

Confirmed on the date
first above written

DI INDUSTRIES, INC.



By: /s/ T. P. RICHARDS
    --------------------------------
    T. P. Richards, President

                                                                      APPENDIX C

                           JEFFERIES & COMPANY, INC.


                                 March 6, 1997



The Board of Directors
Grey Wolf Drilling Company
1980 Post Oak Blvd., Suite 1150
Houston, Texas 77056-3808


Members of the Board:

       You have advised us that DI Industries, Inc. ("DI" or the "Buyer") proposes to acquire (the "Acquisition") all of the common stock of Grey Wolf Drilling Company ("Grey Wolf" or the "Seller"). The Acquisition will be effected pursuant to a definitive agreement (the "Agreement") to be entered into between DI and Grey Wolf. Subject to the terms and conditions of the Agreement, upon consummation of the Acquisition, the Seller will receive at least $98.6 million (consisting of $56.6 million in cash, approximately 14.0 million shares of DI common stock and up to an additional $5.0 million in cash contingent upon resolution of certain litigation) in consideration for all of Grey Wolf's common stock. You have requested our opinion (the "Opinion") as to whether the Acquisition is fair, from a financial point of view, to the holders of shares of Grey Wolf common stock ("Grey Wolf Common Stock").

       Jefferies & Company, Inc. ("Jefferies") will receive a fee of $25,000 from Grey Wolf for services in preparation of this Opinion. In addition, Jefferies will receive a fee of 1% (less the fee for the Opinion) of the aggregate consideration paid upon completion of the Acquisition. Jefferies has not rendered any investment banking or financial advisory services to the Buyer.

       In our review and analysis and in rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by Grey Wolf and DI management, and have not assumed any responsibility for the independent verification of such information. With respect to the financial projections provided to and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. With respect to Grey Wolf financial projections supplied to us by Grey Wolf's management, you have informed us and we have assumed with your permission that such projections are reasonable and have been prepared in accordance with accepted practice and reasonably reflect the best currently available estimates and judgments of Grey Wolf's management as to the future financial performance of Grey Wolf. We have not conducted a physical inspection of any of the properties or facilities of Grey Wolf and DI, nor have we made or considered any independent evaluations or appraisals of any of such properties or facilities.

       In conducting our analysis and rendering this Opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others: (i) a draft of the Agreement dated March 4, 1997, (ii) the historical and current financial condition and results of operations of Grey Wolf and DI, including
(A) the audited financial statements of Grey Wolf for the years ended October 31, 1995, and October 31, 1996, (B) the unaudited financial statements of Grey Wolf for the quarters ended January 31, 1996, April 30, 1996, and July 30, 1996, (C) the Annual Reports on Form 10-K of DI for the years ended December 31, 1993, 1994 and 1995 and (D) the Quarterly Reports on Form 10-Q of DI for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) certain non-public financial and non-financial information, including financial projections, prepared by Grey Wolf and DI; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies that we deemed comparable; (v) publicly available information,





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The Board of Directors
March 6, 1997
Page 2



including research reports on companies we considered relevant to our inquiry;
(vi) recent transactions in the oil service industry; and (vii) the value of certain intangible benefits that will accrue to DI as a result of the Acquisition. We have met with certain officers and employees of Grey Wolf and DI to discuss the foregoing as well as other matters believed relevant to this Opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuations generally. This Opinion is based upon all of such conditions, including the level of oil and gas prices, as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable change and any such changes could impact this Opinion. This Opinion does not constitute a recommendation of the Acquisition over any alternative transactions which may be available to Grey Wolf and does not address Grey Wolf's underlying business decision to enter into the Acquisition. Finally, the amount of consideration to be paid in the Acquisition is based upon arms length negotiations between Grey Wolf and DI, and we are not opining as to the market value of the consideration to be received by Grey Wolf or the prices at which any of the securities of DI may trade following the consummation of the Acquisition.

       Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion that the Acquisition is fair, from a financial point of view, to the holders of Grey Wolf Common Stock.

       This letter is solely for the information of the Board of Directors of Grey Wolf and does not constitute a recommendation to any holder of Grey Wolf Common Stock. This Opinion, and any supporting analyses or other material prepared by us, are not to be quoted or referred to, in whole or in part, in any public filing or in any written document used in connection with the Acquisition, or used for any other purpose, without our prior written consent.

       It is understood and agreed that this Opinion is provided solely for the use of the Board of Directors of Grey Wolf as one element in the Board's consideration of the Acquisition and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this Opinion does not constitute a recommendation to any member of the Board of Directors of Grey Wolf as to how such person should vote with respect to the Acquisition.


                                         Very truly yours,


                                         /S/ JEFFERIES & COMPANY, INC.

                                         Jefferies & Company, Inc.





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                                                                      APPENDIX D

                EXCERPTS FROM THE TEXAS BUSINESS CORPORATION ACT


ART. 5.11.    RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN
CORPORATE ACTIONS

       A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

       (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

       (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

       (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

       B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

       A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

       (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten
(10) days from delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.





                                      D-1
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       (b)    With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

       (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

       (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

       B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty
(60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

       C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a





                                      D-2
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determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

       D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

       E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

       F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

       G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.


ART. 5.13.    PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

       A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

       B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

       C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to
Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.





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                                                                      APPENDIX E


                                  TAX OPINION

                                       OF
                              ARTHUR ANDERSEN LLP


May 19, 1997




Board of Directors
The Shareholders
    Grey Wolf Drilling Company
Board of Directors
    DI Industries, Inc.
1980 Post Oak Blvd., Suite 1150
Houston, Texas  77056

Gentlemen:


       This opinion is being furnished to you in connection with the proposed acquisition of Grey Wolf Drilling Company ("Grey Wolf") by DI Industries, Inc. ("DI"), which is expected to be completed on June 25, 1997 (the "Effective Date"). You have requested our opinion concerning the following:

       Whether the merger of Grey Wolf into Drillers, Inc. ("Drillers"), a wholly owned subsidiary of DI (the "Merger"), will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("the Code").

       Whether DI, Drillers and Grey Wolf will recognize any gain or loss as a result of the Merger.

       Whether the exchange of Grey Wolf common stock, to the extent exchanged for DI common stock, will give rise to gain or loss for federal income tax purposes to the holders of Grey Wolf common stock with respect to such exchange.


       You have asked for our opinion on the federal income tax consequences to DI, Drillers, Grey Wolf, and the stockholders of Grey Wolf. We have not considered any non-income tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the Merger by the applicable authorities on any non-income tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

       In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Merger dated as of March 7, 1997, as amended ("Plan of Merger"), including all exhibits attached thereto, the Registration Statement on Form S-4, and the representations included below. To the extent there are any changes to the Plan of Merger, the Registration Statement on Form S-4, or representations, our opinion may be affected accordingly.



       The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change. All section references are to the Code unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service ('IRS') rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re- evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the date of this letter.






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Board of Directors
Shareholders
Page 2
May 19, 1997



       This opinion is solely for the benefit of Grey Wolf, Grey Wolf's common stockholders, Drillers and DI and is not intended to be relied upon by anyone other than Grey Wolf, Grey Wolf's common stockholders, Drillers and DI. Although you do hereby have our express consent to inform DI's common stockholders of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement/Prospectus forming a part of the registration statement, we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.


Representations

       The following representations have been made to us by representatives of DI, Drillers, and Grey Wolf:


       a. DI, Drillers, Grey Wolf, and stockholders of Grey Wolf will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

       b. There is no intercorporate indebtedness existing between DI and Grey Wolf, or between Drillers and Grey Wolf, that was issued, acquired, or will be settled at a discount.

       c. Grey Wolf will be merged with and into Drillers pursuant to the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D).

       d. The ratio for the exchange of shares of Grey Wolf common stock for DI common stock and boot in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the DI common stock and boot to be received by Grey Wolf common stockholders in the transaction will be approximately equal to the fair market value of the Grey Wolf common stock surrendered by such stockholders in exchange therefor.

       e. Drillers will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Grey Wolf immediately prior to the transaction. For purposes of this representation, amounts paid by Grey Wolf to dissenters, amounts paid by Grey Wolf to shareholders who receive cash or other property, amounts used by Grey Wolf to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Grey Wolf immediately preceding the transfer, will be included as assets of Grey Wolf held immediately prior to the transaction.

       f. None of the compensation received by any stockholder-employees of Grey Wolf will be separate consideration for, or allocable to, any of their shares of Grey Wolf common stock; none of the shares of DI common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

       g. The Merger will qualify as a merger under the laws of the state of Texas. Drillers will be the acquiring and surviving corporation in the Merger.

Board of Directors
Shareholders
Page 3
May 19, 1997



              a) The following additional representations have been made to us by representatives of DI and Drillers:

       h. DI and Drillers do not own, directly or indirectly, nor have either owned during the past five years, directly or indirectly, any stock of Grey Wolf.

       i. The payment of cash in lieu of fractional shares of DI common stock is solely for the purpose of avoiding the expense and inconvenience to DI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Grey Wolf stockholders instead of issuing fractional shares of DI common stock will not exceed one percent of the total consideration that will be issued in the transaction to the Grey Wolf stockholders in exchange for their shares of Grey Wolf common stock. The fractional share interests of each Grey Wolf stockholder will be aggregated, and no Grey Wolf stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of DI common stock.

       j. DI has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

       k. The proposed transaction is being undertaken for reasons germane to the continuance of the business of DI and Drillers.

       l. Prior to the transaction, DI will be in control of Drillers within the meaning of Section 368(c) of the Code.

       m. DI has no plan or intention to sell or otherwise dispose of the stock of Drillers; and neither DI nor Drillers has a plan or intention to sell or otherwise dispose of any of the assets of Grey Wolf acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in
              Section 368(a)(2)(C) of the Code.

       n. DI has no plan or intention to liquidate Drillers or to merge Drillers with and into another corporation.

       o. DI and Drillers are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

       p. Drillers has no plan or intention to issue additional shares of its stock after the transaction that would result in DI losing control of Drillers within the meaning of Section 368(c) of the Code.

       q.     No stock of Drillers will be issued in the Merger.

       r. The assumption by Drillers of the liabilities of Grey Wolf pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Grey Wolf pursuant to the transaction.

Board of Directors
Shareholders
Page 4
May 19, 1997




       s. Following the transaction, Drillers will continue the historic business of Grey Wolf, or use a significant portion of these historic business assets in the operation of a trade or business.

       t. The Plan of Merger and the agreements provided for therein, copies of which are attached thereto as Schedules, and the agreements filed as exhibits or referred to in the Registration Statement represent the full and complete agreement between DI, Drillers and Grey Wolf relating to the Merger, and no other agreements relating to the Merger, whether written or oral, exist.

       u. The Merger has been duly adopted by the Board of Directors of each DI and Drillers. DI and Drillers will comply with Treasury Reg. Section 1.368-3 regarding records to be kept and information to be filed with the returns.

       v. To the best knowledge of DI and Drillers, the facts relating to the Merger as described in the Proxy Statement/Prospectus included as part of the Registration Statement, including attachments, exhibits and annexes thereto, are true, correct and complete in all material respects.

       w. There is no plan or intention to take any action inconsistent with any representation on the part of DI and Drillers.

              a) The following representations have been made to us by representatives of Grey Wolf:

       x. The holders of more than 97% of the outstanding common stock of Grey Wolf have made written representations to us that such stockholders have no plan or intention to sell, exchange, transfer, distribute, or otherwise reduce such stockholders' risk of ownership of the DI common shares to be received by such stockholders in the Merger. For purposes of this representation, shares of Grey Wolf common stock exchanged for cash in lieu of fractional shares of DI stock will be treated as outstanding Grey Wolf common stock on the Effective Date. Moreover, shares of Grey Wolf common stock and shares of DI common stock held by Grey Wolf stockholders and otherwise sold, redeemed, or disposed of prior to the transaction in contemplation thereof, or subsequent to the Merger in contemplation thereof, will be considered in making this representation.

       y. On the Effective Date, the fair market value of the assets of Grey Wolf transferred to Drillers will exceed the sum of its liabilities assumed by Drillers plus the amount of liabilities, if any, to which the assets are subject, within the meaning of
              Section 357(c).

       z. The proposed transaction is being undertaken for reasons germane to the continuance of the business of Grey Wolf.

       aa. Grey Wolf is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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Board of Directors
Shareholders
Page 5
May 19, 1997




       bb. Grey Wolf is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

       cc. The liabilities of Grey Wolf assumed by Drillers, and the liabilities to which the transferred assets of Grey Wolf are subject were incurred by Grey Wolf in the ordinary course of business.

       dd. Grey Wolf has no other outstanding shares of stock other than the common shares to be exchanged pursuant to the Merger and the 3,800 shares of common stock of Grey Wolf held as treasury stock which are to be canceled incident to the Merger.

       ee. At the time of the Merger, Grey Wolf will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Grey Wolf that, if exercised or converted, would affect DI's acquisition or retention of control of Grey Wolf as defined in
              Section 368(c) of the Code.

       ff.    No stock of Drillers will be issued in the Merger.

       gg. There are no fractional shares of Grey Wolf outstanding. No fractional shares of DI will be issued or redeemed in the Merger. The payment of cash in lieu of fractional shares of DI is solely for the purpose of avoiding the expense and inconvenience to DI of issuing fractional shares and does not represent separately bargained for consideration.

       hh. During the five years preceding the Effective Date of the Merger, neither DI nor Drillers owned any shares of Grey Wolf's stock.

       ii. The Plan of Merger, with the agreements provided for therein, copies of which are attached thereto as Schedules, represents the full and complete agreement between DI, Drillers and Grey Wolf regarding the Merger, other than the agreements filed as exhibits to the Registration Statement, no other agreements either written or oral exist.

       jj. The Plan of Merger, including schedules, has been duly adopted by Grey Wolf and shall be shown by acts of their duly constituted responsible officers and appear of their official records.

       kk. To the best knowledge of Grey Wolf the facts relating to the Merger as described in the joint Proxy Statement/Prospectus included as part of the Registration Statement, including attachments, exhibits and annexes thereto, are true, correct and complete in all material respects.

       ll. There is no plan or intention to take any action inconsistent with any representation on the part of Grey Wolf.

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Board of Directors
Shareholders
Page 6
May 19, 1997


Contingent Consideration

       The Merger of Grey Wolf into Drillers should qualify as a non-taxable transaction except for the fact that the shareholders of Grey Wolf will also receive cash and contingent consideration. The contingent consideration is held in the form of a deposit to an escrow account. The terms of the Escrow Agreement provide that any funds remaining in the escrow account after settlement by, or payment of a monetary judgment against, DI and Drillers in relation to the TEPCO Lawsuit will be paid out of the escrow to the Grey Wolf shareholders in proportion to their ownership of Grey Wolf common stock at the Effective Date. The proper tax treatment of the escrowed funds must be determined by DI, Drillers and the Grey Wolf shareholders.

       Installment sale reporting allows all or a portion of the gain from a disposition to be deferred if certain requirements are met. Under Section 453(b), an installment sale is a disposition of property where at least one payment is to be received after the close of the taxable year in which the disposition occurs. Section 453(f)(6) allows installment sale treatment for gain recognized under Section 356(a), that is not treated as a dividend. Therefore, if the shareholders of Grey Wolf receive at least one payment in the year following the disposition, the gain recognized on the disposition of stock in Grey Wolf may qualify for installment sale treatment. However, Treasury Reg. Section 15A.453-1(b)(3)(i) defines the term payment and states that the receipt of an evidence of indebtedness which is secured directly or indirectly by cash or a cash equivalent is treated as the receipt of payment. Under Treasury Reg. Section 15A.453-1(b)(3)(i), the Grey Wolf shareholders could be considered to have received payment of the escrowed funds in a year of the disposition because the payment obligation is secured directly by the escrow funds. Therefore, the transaction may not qualify as an installment sale.


       Subsequent to the publication of Treasury Reg. Section 15A.453-1(b)(3)(i), the IRS issued a private letter ruling that addresses the issue of escrow accounts in connection with installment sale reporting. In PLR 8629038, cash deposited in an escrow was not treated as payment although the buyer's obligation was secured by the escrow funds. Because the seller's right to receive the escrowed funds was considered to be subject to substantial restriction and not only the mere passage of time, the sellers were not considered to have received payment of the escrowed funds in the year of disposition and were permitted to use the installment method. The IRS denied installment reporting in TAM 9238005 where there was no substantial restriction other than the passage of time. If the Grey Wolf shareholders' receipt of the escrowed funds is considered to be subject to substantial restriction and not the mere passage of time, the Grey Wolf shareholders could take the position that escrowed funds are not payments received in the year of disposition. The transaction could therefore qualify as an installment sale. Proposed Reg.
Section 1.453-1(f) issued in 1984 addresses the treatment of installment sale reporting in a non-recognition transaction.

       If the transaction does not qualify as an installment sale, or if the Grey Wolf shareholders elect out of installment sale treatment under Treasury Reg. Section 1.453-1(d)(3), the amount of gain recognized by the Grey Wolf shareholders is determined under the provisions of Section 1001, discussed above. Treasury Reg. Section 1.1001- 1(g)(2)(ii) states that if a debt instrument subject to Treasury Reg. Section 1.1275-4(c) is issued in exchange for property, where the income from the exchange is not reported under the installment method, the amount realized attributable to the debt instrument is the issue price of the debt instrument as determined under Treasury Reg.
Section 1.1274-2(g), increased by the fair market value of the contingent payments payable on the debt instrument.

Board of Directors
Shareholders
Page 7
May 19, 1997


       If, however, the fair market value of the contingent payments is not reasonably ascertainable, Treasury Reg. Section 1.1001-1(g)(2)(ii) does not apply, and the transaction could qualify as an open transaction. This judicially created doctrine would permit the Grey Wolf shareholders to defer all or a part of the gain until the escrow funds are distributed to the shareholders.


       The payment deferred through the escrow arrangement does not include a stated interest rate. If a loan has a below market interest rate, the IRS requires interest to be imputed. Treasury Reg. Section 1.1275-4(c)(iii). Under the principles of Treasury Reg. Section 1.1275-4(c), each payment from the escrow will have an interest component.


       Each shareholder should consult their own tax advisors regarding the tax consequences of the deferred payment held under the Escrow Agreement.

Opinion

       Based upon the representations of management of DI and Drillers and certain shareholders, management and Board of Directors of Grey Wolf as set forth above, it is our opinion with respect to the Merger that:


       a. The acquisition by Drillers of substantially all of the assets of Grey Wolf in exchange for DI common stock and boot and the assumption by Drillers of the liabilities of Grey Wolf will qualify as a reorganization under the provisions of Section 368. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Grey Wolf held immediately prior to the proposed transaction.

       b. DI, Drillers, and Grey Wolf will each be a "party to a reorganization" (Section 368 (b)).

       c. No gain or loss will be recognized by DI or Drillers on the Merger of Grey Wolf into Drillers (Section 354(a)(1)).

       d. No gain or loss will be recognized by Grey Wolf on the transfer of all of its assets to Drillers pursuant to the Plan of Merger (Section 361).

       e. The tax basis of Grey Wolf's assets in the hands of Drillers will be the same as the basis of those assets in the hands of Grey Wolf immediately prior to the transaction (Section 362(b)). The tax basis of Grey Wolf's assets in the hands of Drillers will not be increased by any boot paid to shareholders, cash paid to dissenters or cash paid in lieu of fractional shares.

       f. The holding period of the assets of Grey Wolf in the hands of Drillers will include the period during which such assets were held by Grey Wolf (Section 1223(2)).

       g. No gain or loss will be recognized by Grey Wolf shareholders as a result of the exchange of Grey Wolf common stock for DI common stock pursuant to the Merger, except gain will be

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Board of Directors
Shareholders
Page 8
May 19, 1997



              recognized to the extent boot is received. Provided that such gain is properly characterized as gain from a sale or exchange and not as a dividend, the gain recognized will not exceed the gain realized on the transaction. (Section 354(a)(1) and Section 356(a)(1)). The gain recognized by the shareholders of Grey Wolf (as determined under Section 356(a)(1)) will be capital gain provided the Grey Wolf stock exchanged would constitute a capital asset in the hands of the exchanging shareholder and the hypothetical redemption of stock is either substantially disproportionate, or not essentially equivalent to a dividend. (Sections 302(b)(1) and 302(b)(2) and Clarke vs. Comm'r, 489 U.S.
              726).

       h. The payment of cash in lieu of fractional share interests of DI common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by DI. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the DI common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder and is not essentially equivalent to a dividend (Rev. Rul. 66-365 and Rev. Proc. 77-41).

       i. Each shareholder of Grey Wolf who elects to dissent from the Merger transaction involving Grey Wolf and DI, under the provisions of the Texas Business Corporation Act, and receives cash in exchange for his or her shares of Grey Wolf common stock, will be treated as receiving such payment in complete redemption of his or her shares of Grey Wolf, provided such shareholder does not actually or constructively own any Grey Wolf or DI common stock after the exchange under the provisions and limitations of
              Section 302 and the constructive ownership rules of Section 318.

       j. The tax basis of the DI common stock received by Grey Wolf shareholders will be the same as the basis of the Grey Wolf common stock surrendered in exchange therefor, decreased by boot received in the transaction (other than payments in lieu of fractional shares), increased by gain recognized in the transaction (other than gain recognized on the hypothetical redemption of fractional shares), and decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

       k. The holding period of the DI common stock received by Grey Wolf shareholders will include the period during which the Grey Wolf common stock surrendered in exchange therefor was held, provided that the Grey Wolf common stock is held as a capital asset in the hands of the Grey Wolf shareholders on the Effective Date (Section 1223(1)).

       l. In relation to the contingent consideration, the Grey Wolf shareholders may be able to use the installment method. If the Grey Wolf shareholders are not permitted to use the installment method, or if the Grey Wolf shareholders elect out of installment sale treatment, the Grey Wolf shareholders may be able to treat the transfer as an open transaction with contingent consideration, as discussed above. We express no opinion on this issue. Shareholders should consult their own tax advisors.

Board of Directors
Shareholders
Page 9
May 19, 1997


         We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 302 and Section 453, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

         In analyzing the authorities relevant to the potential tax issues outlined in this opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

         This opinion is based solely upon our interpretation of the Code and Treasury Regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to the opinion expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts. Further, Grey Wolf common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,


/S/ ARTHUR ANDERSEN LLP


ARTHUR ANDERSEN LLP

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XII of the Registrant's Articles of Incorporation, as amended, states that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

         In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 of the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under
Article 2.02-1 of the TBCA a corporation may (i) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors,
(ii) indemnify and advance expenses to directors and such other persons identified in (i) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (i) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

         The Bylaws of the Registrant set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA, described above.

         The Registrant maintains directors' and officers' insurance.

ITEM 21.  EXHIBITS

         (a)      EXHIBITS

         The exhibits listed in the Exhibit Index below are filed as part of the Registration Statement:

      EXHIBIT
      NUMBER          DESCRIPTION

        2.1       --  Agreement and Plan of Merger dated May 7, 1996, among
                      DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to Registration Statement No. 333-6077).

       2.1.1      --  Amendment to Agreement and Plan of Merger dated May 7,
                      1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy
                      T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.1 to Registration Statement No. 333-6077).

       2.1.2      --  Second Amendment to Agreement and Plan of Merger dated
                      July 26, 1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.2 to Amendment No. 1 to Registration Statement No. 333-6077).

        2.2       --  Agreement and Plan of Merger dated May 7, 1996, among
                      DI Industries, Inc. and Somerset Investment Corp. (incorporated herein by reference to Exhibit 2.2 to Registration Statement No. 333-6077).

       2.2.1      --  Amendment to Agreement and Plan of Merger dated May 7,
                      1996, among DI Industries, Inc. and Somerset Investment Corp. (incorporated herein by reference to Exhibit 2.2.1 to Registration Statement No. 333-6077).

       2.2.2      --  Second Amendment to Agreement and Plan of Merger dated
                      July 26, 1996, among DI Industries, Inc. and Somerset Investment Corp. (incorporated herein by reference to Exhibit 2.2.2 to Amendment No. 1 to Registration Statement No. 333-6077).

        2.3       --  Asset Purchase Agreement dated October 3, 1996, by and between the Registrant and Meritus, Inc., a Texas corporation, Mesa Rig 4 L.L.C., a Texas limited liability company, Mesa Venture, a Texas general partnership and Mesa Drilling, Inc., a Texas corporation (incorporated herein by reference to Exhibit 2.1 to Registration No. 333-14783).

       2.4.1      --  Asset Purchase Agreement dated November 12, 1996, between
                      Diamond M Onshore, Inc. and Drillers, Inc. (incorporated herein by reference to Exhibit 2.1 to Form 8-K dated December 30, 1996).

       2.4.2      --  Letter Agreement dated December 31, 1996, between Diamond
                      M Onshore and Drillers, Inc. amending the Asset Purchase Agreement (incorporated herein by reference to Exhibit
                      2.2 to Form 8-K dated December 30, 1996).

       2.5.1      --  Asset Purchase Agreement dated December 31, 1996, by and between Flournoy Drilling Company and Drillers, Inc. (incorporated herein by reference to Exhibit 2.1 to Form 8-K dated January 31, 1996).

       2.5.2      --  Form of Shareholder Agreement entered into January 31,
                      1997, by DI Industries, Inc., Drillers Inc., and Lucien Flournoy, Maxine E. Flournoy, Betty Louise Flournoy Fields, Helen Ruth Flournoy Pope, Mary Anne Flournoy Guthrie, F. C. West, Gregory M. Guthrie, Byron W. Fields, John B. Pope, the Flournoy First, Second and Third Fields Grandchild Trusts, the Flournoy First, Second and Third Pope Grandchild Trusts, and the Flournoy First, Second, Third, Fourth and Fifth Guthrie Grandchild Trusts (incorporated herein by reference to Exhibit 10.22 to Registration Statement No. 333-20423).


       2.6.1      --  Agreement and Plan of Merger dated March 7, 1997, by
                      and among DI Industries, Inc., Drillers Inc., and Grey Wolf Drilling Company including form of Escrow Agreement, form of Trust Under Grey Wolf Drilling Company Deferred Compensation Plan, and form of Grey Wolf Drilling Company Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Form 8-K dated March 10,
                      1997).

       2.6.2      --  Voting and Support Agreement dated March 7, 1997, of
                      Sheldon B. Lubar (incorporated herein by reference to Exhibit 10.2 to Form 8-K dated March 10, 1997).


       2.6.3*     --  Voting and Support Agreement dated March 7, 1997, of
                      Felicity Ventures, Ltd.


       2.6.4      --  Voting and Support Agreement dated March 7, 1997, of
                      James K. B. Nelson (incorporated herein by reference to
                      Exhibit 10.4 to Form 8-K dated March 10, 1997).

       2.6.5      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and James K. B. Nelson (incorporated herein by reference to Exhibit 10.5 to Form 8-K dated March 10, 1997).

       2.6.6      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Billy G. Emanis (incorporated herein by reference to Exhibit 10.6 to Form 8-K dated March 10, 1997).

       2.6.7      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Bill Brannon (incorporated herein by reference to Exhibit 10.7 to Form 8-K dated March 10, 1997).

       2.6.8      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Tom L. Ferguson (incorporated herein by reference to Exhibit
                      10.8 to Form 8-K dated March 10, 1997).

       2.6.9      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and John D. Peterson (incorporated herein by reference to Exhibit
                      10.9 to Form 8-K dated March 10, 1997).

       2.6.10     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Janet V. Campbell (incorporated herein by reference to Exhibit
                      10.10 to Form 8-K dated March 10, 1997).

       2.6.11     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Sheldon B. Lubar (incorporated herein by reference to Exhibit 10.11 to Form 8-K dated March 10, 1997).

       2.6.12     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Robert P. Probst (incorporated herein by reference to Exhibit 10.12 to Form 8-K dated March 10, 1997).

       2.6.13     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Uriel E. Dutton (incorporated herein by reference to Exhibit 10.13 to Form 8-K dated March 10, 1997).


       2.6.14*    --  Amendment No. 1 to Agreement and Plan of Merger by and
                      among DI Industries, Inc., Drillers Inc. and Grey Wolf
                      Drilling Company (included in the prospectus as Appendix
                      A).


       2.7        --  Agreement between Pool Company and Western Oil Well
                      Service Company dated May 31, 1996 (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 24,
                      1996).


       5.1*       --  Opinion of Porter & Hedges, L.L.P.


       8.1*       --  Form of Opinion of Arthur Andersen LLP concerning
                      federal income tax matters (included in the prospectus as Appendix E)


       10.1       --  Amended and Restated Senior Secured Revolving Credit
                      Agreement dated as of April 30, 1997, among DI Industries, Inc. and Drillers, Inc. (as borrowers), DI International, Inc. (as guarantor), Bankers Trust Company (as agent), ING (US) Capital Corporation (as co-agent) and various financial institutions (as lenders) (incorporated herein by reference to Exhibit 10.1 to Registration Statement No. 333-26519).

       23.1*      --  Consent of KPMG Peat Marwick LLP.

       23.2*      --  Consent of Deloitte & Touche LLP.


       23.3*      --  Consent of Arthur Andersen LLP with respect to report
                      on Grey Wolf Drilling Company financial statements.


       23.4*      --  Consent of Arthur Andersen LLP with respect to opinion regarding certain federal income tax matters.

       23.5*      --  Consent of Jefferies & Company, Inc.

       23.6*      --  Consent of James K. B. Nelson.

       23.7*      --  Consent of William T. Donovan.

       23.8*      --  Consent of Porter & Hedges, L.L.P. (included in their
                      opinion filed as Exhibit 5.1 hereto.)

        24        --  Power of Attorney (previously filed).

       99.1*      --  Proxy Card for Grey Wolf Meeting.


------
* Filed herewith.



ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an Employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and DI being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.




                            [Signature Page Follows]

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 21, 1997.


                                       DI INDUSTRIES, INC.


                                       By: /s/ T. SCOTT O'KEEFE
                                           -----------------------------------
                                           T. Scott O'Keefe,
                                           Senior Vice President and
                                           Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 21, 1997.



             SIGNATURE                                  TITLE


      /s/ THOMAS P. RICHARDS*                    President and Chief
------------------------------------              Executive Officer
        Thomas P. Richards

       /s/ T. SCOTT O'KEEFE                     Senior Vice President
------------------------------------         and Chief Financial Officer
        T. Scott O'Keefe

      /s/ DAVID W. WEHLMANN*                        Vice President
------------------------------------                and Controller
        David W. Wehlmann

      /s/ LUCIEN FLOURNOY*                             Director
------------------------------------
        Lucien Flournoy

       /s/ PETER M. HOLT*                              Director
------------------------------------
         Peter M. Holt

     /s/ ROY T. OLIVER, JR.*                           Director
------------------------------------
       Roy T. Oliver, Jr.

         /s/ IVAR SIEM*                                Director
------------------------------------
           Ivar Siem

    /s/ STEVEN A. WEBSTER*                             Director
------------------------------------
      Steven A. Webster


                                                       Director
------------------------------------
      William R. Ziegler




                             * /s/ T. SCOTT O'KEEFE
                     --------------------------------------
                                T. Scott O'Keefe
                     (Individually and as Attorney-in-Fact)

                                 EXHIBIT INDEX


      EXHIBIT
      NUMBER          DESCRIPTION
      -------         -----------
        2.1       --  Agreement and Plan of Merger dated May 7, 1996, among
                      DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver,
                      Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig
                      Acquisition Corp. (incorporated herein by reference to
                      Exhibit 2.1 to Registration Statement No. 333-6077).

       2.1.1      --  Amendment to Agreement and Plan of Merger dated May 7,
                      1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy
                      T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and
                      Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.1 to Registration Statement No.
                      333-6077).

       2.1.2      --  Second Amendment to Agreement and Plan of Merger dated
                      July 26, 1996, among DI Industries, Inc., DI Merger Sub,
                      Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver,
                      Inc. and Land Rig Acquisition Corp. (incorporated herein by reference to Exhibit 2.1.2 to Amendment No. 1 to Registration Statement No. 333-6077).

        2.2       --  Agreement and Plan of Merger dated May 7, 1996, among
                      DI Industries, Inc. and Somerset Investment Corp.
                      (incorporated herein by reference to Exhibit 2.2 to Registration Statement No. 333-6077).

       2.2.1      --  Amendment to Agreement and Plan of Merger dated May 7,
                      1996, among DI Industries, Inc. and Somerset Investment
                      Corp. (incorporated herein by reference to Exhibit 2.2.1 to Registration Statement No. 333-6077).

       2.2.2      --  Second Amendment to Agreement and Plan of Merger dated
                      July 26, 1996, among DI Industries, Inc. and Somerset
                      Investment Corp. (incorporated herein by reference to Exhibit 2.2.2 to Amendment No. 1 to Registration
                      Statement No. 333-6077).

        2.3       --  Asset Purchase Agreement dated October 3, 1996, by and between the Registrant and Meritus, Inc., a Texas corporation, Mesa Rig 4 L.L.C., a Texas limited liability company, Mesa Venture, a Texas general partnership and Mesa Drilling, Inc., a Texas corporation (incorporated herein by reference to Exhibit 2.1 to Registration No.
                      333-14783).

       2.4.1      --  Asset Purchase Agreement dated November 12, 1996, between
                      Diamond M Onshore, Inc. and Drillers, Inc. (incorporated herein by reference to Exhibit 2.1 to Form 8-K dated
                      December 30, 1996).

       2.4.2      --  Letter Agreement dated December 31, 1996, between Diamond
                      M Onshore and Drillers, Inc. amending the Asset Purchase
                      Agreement (incorporated herein by reference to Exhibit
                      2.2 to Form 8-K dated December 30, 1996).

       2.5.1      --  Asset Purchase Agreement dated December 31, 1996, by and between Flournoy Drilling Company and Drillers, Inc.
                      (incorporated herein by reference to Exhibit 2.1 to Form
                      8-K dated January 31, 1996).

       2.5.2      --  Form of Shareholder Agreement entered into January 31,
                      1997, by DI Industries, Inc., Drillers Inc., and Lucien
                      Flournoy, Maxine E. Flournoy, Betty Louise Flournoy
                      Fields, Helen Ruth Flournoy Pope, Mary Anne Flournoy
                      Guthrie, F. C. West, Gregory M. Guthrie, Byron W. Fields,
                      John B. Pope, the Flournoy First, Second and Third Fields
                      Grandchild Trusts, the Flournoy First, Second and Third
                      Pope Grandchild Trusts, and the Flournoy First, Second,
                      Third, Fourth and Fifth Guthrie Grandchild Trusts
                      (incorporated herein by reference to Exhibit 10.22 to Registration Statement No. 333-20423).

       2.6.1      --  Agreement and Plan of Merger dated March 7, 1997, by
                      and among DI Industries, Inc., Drillers Inc., and Grey
                      Wolf Drilling Company including form of Escrow Agreement, form of Trust Under Grey Wolf Drilling Company Deferred
                      Compensation Plan, and form of Grey Wolf Drilling Company
                      Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Form 8-K dated March 10,
                      1997).

       2.6.2      --  Voting and Support Agreement dated March 7, 1997, of
                      Sheldon B. Lubar (incorporated herein by reference to Exhibit 10.2 to Form 8-K dated March 10, 1997).

       2.6.3*     --  Voting and Support Agreement dated March 7, 1997, of
                      Felicity Ventures, Ltd.

       2.6.4      --  Voting and Support Agreement dated March 7, 1997, of
                      James K. B. Nelson (incorporated herein by reference to
                      Exhibit 10.4 to Form 8-K dated March 10, 1997).

       2.6.5      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and James K. B.
                      Nelson (incorporated herein by reference to Exhibit 10.5 to Form 8-K dated March 10, 1997).

       2.6.6      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Billy G.
                      Emanis (incorporated herein by reference to Exhibit 10.6 to Form 8-K dated March 10, 1997).

       2.6.7      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Bill
                      Brannon (incorporated herein by reference to Exhibit 10.7 to Form 8-K dated March 10, 1997).

       2.6.8      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Tom L.
                      Ferguson (incorporated herein by reference to Exhibit
                      10.8 to Form 8-K dated March 10, 1997).

       2.6.9      --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and John D.
                      Peterson (incorporated herein by reference to Exhibit
                      10.9 to Form 8-K dated March 10, 1997).

       2.6.10     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Janet V.
                      Campbell (incorporated herein by reference to Exhibit
                      10.10 to Form 8-K dated March 10, 1997).

       2.6.11     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Sheldon B.
                      Lubar (incorporated herein by reference to Exhibit 10.11 to Form 8-K dated March 10, 1997).


       2.6.12     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Robert P.
                      Probst (incorporated herein by reference to Exhibit 10.12 to Form 8-K dated March 10, 1997).

       2.6.13     --  Indemnification Agreement dated as of March 6, 1997,
                      by and between Grey Wolf Drilling Company and Uriel E.
                      Dutton (incorporated herein by reference to Exhibit 10.13 to Form 8-K dated March 10, 1997).

       2.6.14*    --  Amendment No. 1 to Agreement and Plan of Merger by and
                      among DI Industries, Inc., Drillers Inc. and Grey Wolf
                      Drilling Company (included in the prospectus as Appendix
                      A).

       2.7        --  Agreement between Pool Company and Western Oil Well
                      Service Company dated May 31, 1996 (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 24,
                      1996).

       5.1*       --  Opinion of Porter & Hedges, L.L.P.

       8.1*       --  Form of Opinion of Arthur Andersen LLP concerning
                      federal income tax matters (included in the prospectus as
                      Appendix E)

       10.1       --  Amended and Restated Senior Secured Revolving Credit
                      Agreement dated as of April 30, 1997, among DI
                      Industries, Inc. and Drillers, Inc. (as borrowers), DI
                      International, Inc. (as guarantor), Bankers Trust Company
                      (as agent), ING (US) Capital Corporation (as co-agent) and various financial institutions (as lenders)
                      (incorporated herein by reference to Exhibit 10.1 to Registration Statement No. 333-26519).

       23.1*      --  Consent of KPMG Peat Marwick LLP.

       23.2*      --  Consent of Deloitte & Touche LLP.

       23.3*      --  Consent of Arthur Andersen LLP with respect to report
                      on Grey Wolf Drilling Company financial statements.

       23.4*      --  Consent of Arthur Andersen LLP with respect to opinion regarding certain federal income tax matters.

       23.5*      --  Consent of Jefferies & Company, Inc.

       23.6*      --  Consent of James K. B. Nelson.

       23.7*      --  Consent of William T. Donovan.

       23.8*      --  Consent of Porter & Hedges, L.L.P. (included in their
                      opinion filed as Exhibit 5.1 hereto.)

        24        --  Power of Attorney (previously filed).

       99.1*      --  Proxy Card for Grey Wolf Meeting.


------
* Filed herewith.